Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-191109

PROSPECTUS

ADS WASTE HOLDINGS, INC.

Offer to Exchange

all outstanding unregistered 8 1⁄4% Senior Notes due 2020

(CUSIP# 00101LAA9; U0072LAA1)

that were issued on October 9, 2012

($550,000,000 principal amount)

for

8 1⁄4% Senior Notes due 2020

that have been registered under the Securities Act of 1933

($550,000,000 principal amount)

This prospectus and accompanying letter of transmittal relate to the proposed offer by ADS Waste Holdings, Inc., a Delaware corporation (the “Issuer”), to exchange up to $550,000,000 aggregate principal amount of its 8 1⁄4% Senior Notes due 2020 (the “exchange notes”), which are registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its unregistered 8 1⁄4% Senior Notes due 2020 (the “unregistered notes”) that were issued on October 9, 2012 (the “exchange offer”). The exchange notes are jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by all of our current and future U.S. subsidiaries that guarantee our senior secured credit facilities (collectively, the “guarantors”). The guarantees are subject to possible release as provided in the indenture in the circumstances described under “Description of Exchange Notes—Subsidiary Guarantees.” The unregistered notes have certain transfer restrictions. The exchange notes will be freely transferable.

•	THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 9, 2013, UNLESS WE EXTEND THE OFFER.

•	Tenders of outstanding unregistered notes may be withdrawn at any time before 12:00 midnight on the date the exchange offer expires.

•	All outstanding unregistered notes that are validly tendered and not validly withdrawn will be exchanged.

•	The terms of the exchange notes to be issued are substantially similar to the unregistered notes, except they are registered under the Securities Act and do not have transfer restrictions, registration rights or rights to additional interest.

•	The exchange of unregistered notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

•	The Issuer will not receive any proceeds from the exchange offer.

•	The exchange notes will not be listed on any exchange.

Each broker-dealer that receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal accompanying this prospectus states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as we may amend or supplement it in the future, for resales of exchange notes.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements.

Please see “Risk Factors” beginning on page 17 for a discussion of certain factors you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 8, 2013.

Each holder of an unregistered note wishing to accept the exchange offer must deliver the unregistered note to be exchanged, together with the letter of transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus. Alternatively, you may effect a tender of unregistered notes by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”). All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section called “The Exchange Offer” in this prospectus and in the accompanying letter of transmittal.

None of the Issuer or any guarantor has authorized anyone to provide you with any information or to make any representation other than as contained in this prospectus. None of the Issuer or any guarantor takes any responsibility for, or can provide any assurance as to the reliability of, any information others may give you. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered hereby.

Neither the Securities and Exchange Commission (the “SEC”), any state securities commission nor any other regulatory authority has approved or disapproved the securities offered hereby, nor have any of the foregoing authorities passed upon or endorsed the merits of this exchange offer or the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. We are not making an offer of these securities in any state where the offer is not permitted.

i

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the U.S. federal securities laws. All statements other than statements of historical facts in this prospectus, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects and objectives of management for future operations (including development plans and objectives relating to our activities), are forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend” and “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to:

•	risks relating to our ability to compete;

•	risks relating to our substantial indebtedness, our ability to service such debt and our ability to comply with debt covenants;

•	risks relating to our ability to meet liquidity needs;

•	risks relating to our ability to implement our growth strategy as and when planned;

•	risks associated with acquisitions;

•	risks relating to our ability to realize operating efficiencies in the integration of the Acquisition or other business combinations;

•	risks relating to the seasonality of our business and fluctuations in quarterly operating results;

•	risks relating to the timing, renewal and exclusivity of contracts;

•	risks relating to possible impairment of goodwill and other intangible assets;

•	risks relating to our dependence on senior, regional and local management;

•	risks associated with technology;

•	risks relating to litigation, regulatory investigations and tax examinations;

•	risks relating to weather conditions or natural disasters;

•	the risk that we will not be able to improve margins;

•	risks relating to the availability of qualified employees, particularly in new or more cost-effective locations;

•	risks relating to the supply and price of fuel;

•	risks relating to the pricing of commodities;

•	risks relating to the shifting view of traditional waste streams as renewable resources in our industry;

•	risks relating to the possible loss of key customers or loss of significant volumes from key customers;

•	risks relating to government regulations;

•	risks relating to the instability in the financial markets;

•	risks relating to adverse capital and credit market conditions; and

•	risks relating to the domestic and international economies.

The above examples are not exhaustive and new risks may emerge from time to time. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we will operate in the future. These forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based.

ii

EMERGING GROWTH COMPANY STATUS

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” See “Risk Factors—Risks Related to Our Business—As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.” Accordingly, we have included three, rather than five, years of selected financial data.

In addition, for so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes” votes; and

•	disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

Section 107 of the JOBS Act allows us to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We may remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement, (iii) the date on which we have, during the previous-3 year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed a “large accelerated filer,” as defined under the federal securities laws.

MARKET, INDUSTRY AND FINANCIAL DATA

This prospectus contains statistical data that we obtained from public industry publications, including the Waste Market Overview & Outlook 2012 (Waste Business Journal, San Diego, CA, www.wastebusinessjournal.com). These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, neither we nor the exchange agent has independently verified market industry data provided by third parties, and we and the exchange agent take no further responsibility for this data. Similarly, while we believe our management’s estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources, and neither we nor the exchange agent can assure you that they are accurate.

Some financial information in this prospectus has been rounded and, as a result, the numerical figures shown as totals in this prospectus may vary slightly from the exact arithmetic aggregation of the figures that precede them.

iii

PROSPECTUS SUMMARY

The following summary includes highlights of the more detailed information and consolidated financial statements included elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before participating in the exchange offer. The summary is qualified in its entirety by the more detailed information and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus. For a more complete understanding of us, our business and the notes, we urge you to read this prospectus carefully, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere this prospectus, before making a decision to participate in the exchange offer.

Unless otherwise noted, the terms “Company,” “ADS Holdings,” “we,” “us” and “our” refer to ADS Waste Holdings, Inc. and its consolidated subsidiaries. The term “guarantors” refers to our U.S. subsidiaries that guarantee our obligations under the unregistered notes and the exchange notes.

Our Company

We are the largest privately owned non-hazardous solid waste management company in the United States and the fourth-largest overall, as measured by revenue.* We are a leader in environmental services, providing non-hazardous solid waste collection, transfer, recycling and disposal services for residential, commercial and industrial customers across the Southeast, Midwest and Eastern regions of the United States as well as in the Commonwealth of the Bahamas. As of June 30, 2013, we serve our customers through an extensive network of 99 collection operations, 88 transfer stations, 25 recycling facilities and 46 landfills across 20 states and in the Bahamas. We operate as a vertically integrated company, which entails collecting waste from businesses and residences and disposing of that waste in our own landfills (referred to as internalization) or extracting those components of collected waste that can be beneficially re-used. Our focus on vertical integration (controlling the waste stream from inception to beneficial re-use or disposal) provides greater stability in the waste flow into our landfills and, therefore, greater cash flow stability in our business.

We strategically focus on markets where we own a principal private disposal option and typically compete with no more than one or two large national waste companies. Within the markets in which we operate, we have established a network of vertically integrated geographic hubs to provide our customers with the high-quality comprehensive environmental services they require. The waste collection and disposal business is a local business and, therefore, the characteristics and opportunities differ in each of our markets. We believe our vertically integrated geographic hubs and extensive network of transfer stations and landfills provide us with the most effective platform to capitalize on local growth opportunities and maximize the utilization of our assets and the efficiency of our operations.

ADS Waste Holdings, Inc. was formed to be the parent company of ADStar Waste Holdings Corp. (“Advanced Disposal”) and HW Star Holdings Corp (the parent company of Highstar Waste Holdings, Corp or “Interstate Waste”) and subsequently purchased all of the stock of Veolia ES Solid Waste, Inc. (“Veolia SW” or “Veolia”) from Veolia Environnment S.A. through the assignment of a share purchase agreement from Highstar Capital. The acquisition of Veolia SW closed on November 20, 2012 (the “Acquisition”). ADStar Waste Holdings Corp. was formed in November 2000 to build a vertically integrated environmental services business in the Southeastern United States. Following the acquisition of ADStar Waste Holdings Corp. and HW Star Holdings Corp by Highstar Capital in 2006, our management team, together with Highstar (as defined below), successfully implemented growth and operational strategies to establish Advanced Disposal and Interstate Waste among the largest waste management companies in their respective markets.

*	Source: Management’s analysis of market position based on information contained in the Waste Business Journal’s Waste Market Overview and Outlook 2012, giving effect to the Acquisition on a pro forma basis.

Our Industry

According to the Waste Business Journal’s Waste Market Overview & Outlook 2012, a third party industry publication, the U.S. solid waste management industry generated $55 billion in revenue in 2011 and is expected to reach $62 billion by 2016. The industry can be classified into the following asset categories: collection operations, transfer stations, landfills, recycling facilities and waste-to-energy plants. Owning and integrating these assets in a specific geographic market (vertical integration) typically drives greater efficiency and superior operating margins relative to non-integrated competitors. Leading waste companies attempt to create vertically integrated assets in an effort to enhance their return on capital, thus driving consolidation in a highly fragmented industry.

The solid waste management industry is relatively resistant to cyclical economic trends due to the essential nature of the services provided. Service providers benefit from a number of factors, including: (i) the essential nature of the service due to predictable waste generation on the part of residential and commercial customers; (ii) the absence of cost-effective substitutes to collection, beneficial re-use and landfill disposal; (iii) the favorable role of government regulation in the reduction of landfills that are not in compliance with the Resource Conservation and Recovery Act (“RCRA”) Subtitle D regulations; (iv) high barriers to entry created by the lengthy permitting process and significant capital costs of landfill development; (v) municipalities and local governments increasingly turning over management of public services, including waste services, to private firms; and (vi) the local nature of the business.

In general, growth in the solid waste management industry is tied to population growth and overall economic production, including commercial and industrial activity. Volumes in the commercial and industrial sectors typically are more exposed to economic cycles than residential revenues.

Source: Waste Market Overview & Outlook 2012, Third Edition, Waste Business Journal

Our Competitive Strengths

Vertically Integrated Solid Waste Services Platform. Our focus on vertical integration allows us to provide high-quality service to our customers while simultaneously increasing growth opportunities and profitability. Waste collected from the majority of our customers is internalized into our own transfer stations and landfills, allowing us to generate a steady, reliable stream of waste volume and capture the incremental disposal margin that otherwise would be paid to a third party.

Strategic Position in Attractive Markets. We have developed and implemented a disciplined market approach strategically focused on markets where we own or can build vertically integrated geographic hubs, including a primary private disposal option. We also operate in disposal-neutral markets, where the primary disposal option is controlled by a municipality or where numerous disposal options are available. We serve primary (densely populated) and secondary (less populated) markets that meet our selection criteria. While primary markets typically offer highly efficient route densities, secondary markets provide other important advantages, such as greater opportunities to gain market share through new business and consolidation, and generally higher and more stable pricing. We believe that this disciplined market selection approach, coupled with our dense network of collection routes, transfer station network and landfill disposal sites is a major driving force behind success.

Diversified and Stable Business with Long-Term Contracts. We serve over 2.5 million residential customers, approximately 266,000 commercial and industrial customers and 706 municipalities, with no single customer representing more than 1.8% of revenues in 2012. Our revenue base is distributed across various geographic markets and lines of business, which provides significant diversification and protection from cyclical or event-driven disruptions in any specific market. The advantage of these diverse revenue sources was demonstrated during the recent recession as construction and demolition volumes declined significantly, while our revenues from our recurring customers continued to grow. We also benefit from long-term contracts with municipalities and commercial collection customers. These long-term contracts, which range from three to five years or longer, provide stable and predictable future cash flows.

Strategically Located and Difficult to Replicate Network of Landfill Assets with Long Useful Lives. We seek to capitalize on our difficult to replicate network of vertically integrated geographic hubs, at the core of which lie strategically located transfer stations, recycling facilities and landfills. Due to the high cost of new landfill development and stringent environmental and community restrictions, existing landfills with significant disposal capacity are attractive and valuable assets. Our major landfills either enjoy substantial remaining capacities or are currently undergoing expansion initiatives that will ensure sufficient capacity for the foreseeable future. We have a strong track record of navigating regulatory approval processes, and are confident in our ability to successfully complete ongoing expansion initiatives on schedule.

Exceptional Management Team. The key members of our management team have an average of approximately 21 years experience in the waste industry, including operations, acquisitions and the development of disposal capacity. Under this leadership, we have successfully executed a differentiated growth strategy in a mature industry that, we believe, positions us for continued strong growth. Our senior management team is backed by an impressive group of regional, area, district and general managers who ensure that our goals are met on a day-to-day basis. Most managers have either been recruited from larger publicly traded environmental service companies or have started as entrepreneurs in the sector, and bring significant industry experience to our local operations.

Our Strategy

Capitalize on our Vertically Integrated Geographic Hubs. Across our markets, we have developed vertically integrated geographic hubs typically consisting of collection companies, transfer stations, recycling facilities and landfills. The fundamental objective of this business model is to control the waste stream from inception through disposal or beneficial re-use. This business model provides stable cash flows by reducing volume risk, maintaining high margins at our landfills in each hub and reducing the impact of competition within the local marketplace through increased density of operations. Our high internalization rate of 64% demonstrates the success of this strategy.

Each vertically integrated geographic hub is managed locally. Our focus on local execution enables our managers to pinpoint strategic growth opportunities and integrate new contract opportunities into our existing network of transfer stations and landfills, further increasing internalization and the profitability of our operations.

Generate Sustainable Long-Term Growth. We seek to achieve a sustainable rate of long-term profitable growth while efficiently operating and maintaining our assets. Our key growth strategies include: (i) growing volumes organically by training and employing a highly skilled sales force; (ii) pursuing municipal contracting opportunities; (iii) pursuing tuck-in collection acquisitions that can be merged with existing routes and provide volumes that can be internalized into existing landfills; (iv) leveraging our national waste brokerage platform to internalize waste; and (v) entering into volume swaps with other waste businesses that allow us to minimize waste transportation costs without reducing the daily volume intake at transfer stations and disposal sites.

In addition to growing the business organically in existing regions, we seek to grow by entering new markets where we can either build new vertically integrated geographic hubs or compete effectively in disposal-neutral marketplaces. We also seek to expand our service offerings in response to evolving customer needs. For example, our expansion into complementary business areas such as waste brokerage, landfill gas-to-energy and recycling enables us to better serve our customers while maintaining control of the waste stream.

Maintain Financial Discipline. We have a demonstrated history of strong financial performance and have achieved these results through strong execution of our growth strategy, while maintaining focus on prudent cost management and pricing discipline to drive profitability. This strategy is implemented by our district and area managers who continuously monitor their local markets and target profit maximization rather than throughput alone.

Our management team employs a diversified financial management approach and will focus on deleveraging through a combination of: (i) free cash flow from operations; (ii) asset swaps or accretive tuck-in acquisitions; and (iii) outright asset sales. We are committed to maintaining financial discipline by maintaining stable pricing as well as careful management of returns on equity and capital deployed.

Promote Operational Excellence Through Implementation of Best Practices. We have developed, and consistently implemented, best practices throughout our organization. We seek to increase operating margins and cash flow and drive higher returns on invested capital by implementing programs focused on areas such as sales productivity and pricing effectiveness, driver productivity, maintenance efficiency and effective purchasing. In addition, we are focused on the safety and well-being of the people impacted by our organization, along with controlling cost increases associated with our health and welfare programs. We have an exemplary record of environmental compliance due to our stringent compliance programs centered on training, risk management and auditing. We have implemented multiple training programs that have been internally developed across all of our operations. In addition, we have partnered with loss control vendors to provide supplemental training and risk management resources to our personnel.

Disciplined Acquisition Strategy. Since 2006, our management has successfully completed 87 acquisition and development projects. In assessing potential acquisitions, development projects and municipal contracts, we seek to maximize growth opportunities by leveraging our vertically integrated geographic hubs to create asset concentration in targeted regions and drive higher margins. We also examine opportunities when government entities privatize the operation of all or part of their solid waste systems. Our strategic flexibility maximizes the potential to continue to utilize selective acquisitions to enter attractive new markets and drive margin expansion.

Risk Factors

The Company faces a number of risks and challenges that may affect our ability to capitalize on our strengths and implement our business strategy. These risks include the following, among others:

•	Our history of net losses;

•	Our substantial indebtedness, our ability to service such debt and our ability to comply with debt covenants;

•	The highly competitive nature of our industry;

•	The potential loss of contracts through competitive bidding, early termination or government action;

•	The possible inability to renew landfill operating permits, obtain new landfills or expand existing ones;

•	The potential inability to fund capital expenditures; and

•	The impact of environmental laws and regulations governing the design, operation and closure of landfills.

This is not a comprehensive list of the risks we face, and you should carefully consider all the information in this prospectus before you exchange your notes. In particular, you should consider the information contained under “Risk Factors” and “Disclosure Regarding Forward-Looking Statements” elsewhere in this prospectus.

Organizational Structure

Our organizational structure as of June 30, 2013 was as follows:

*	Subsequent to June 30, 2013, we acquired the 0.8% minority interest of Advanced Disposal Services East, Inc., which is now 100% owned.

Our Sponsor

We are a 100% wholly-owned subsidiary of Advanced Disposal Waste Holdings, Corp. Star Atlantic Waste Holdings II, L.P. (Star Atlantic) and our senior management own 93.2% and 6.8% of our parent company’s common stock, respectively. Star Atlantic is a portfolio company of Highstar Capital (Highstar). Highstar is an independently owned and operated infrastructure investment firm with a long-term investment horizon. Since 2000, the Highstar Team has managed approximately $7.6 billion on behalf of their managed funds and co-investors, including investments in energy infrastructure, environmental services infrastructure and transportation infrastructure.

Corporate Information

ADS Waste Holdings, Inc. is a corporation organized under the laws of the State of Delaware on July 20, 2012.

ADS Waste Holdings, Inc.’s corporate headquarters is located at 90 Fort Wade Rd, Ponte Vedra, Florida 32081. Our telephone number is (904) 737-7900. Our website is www.advanceddispsoal.com. The information on our website is not part of this prospectus.

The Exchange Offer

On October 9, 2012, we completed a private offering of the unregistered notes. Concurrently with the private offering, we entered into a registration rights agreement (the “registration rights agreement”) pursuant to which we agreed, among other things, to file the registration statement of which this prospectus is a part. The following is a summary of the exchange offer. For more information please see “The Exchange Offer.”

General	The form and terms of the exchange notes are substantially identical to the form and terms of the unregistered notes except that:

•	the issuance and sale of the exchange notes have been registered pursuant to an effective registration statement under the Securities Act;

•	the exchange notes have no transfer restrictions;

•	the holders of the exchange notes will not have registration rights; and

•	the holders of the exchange notes will not have rights to additional interest. See “The Exchange Offer.”

The Exchange Offer	We are offering to exchange any and all of our $550,000,000 aggregate principal amount of 8 1⁄4% Senior Notes due 2020 that have been registered under the Securities Act for any and all of our outstanding unregistered 8 1⁄4% Senior Notes due 2020 that were issued on October 9, 2012.

Expiration of the Exchange Offer	The exchange offer will expire at 12:00 midnight, New York City time, on December 9, 2013, the “expiration date”, unless we decide to extend the exchange offer.

Conditions of the Exchange Offer	We will not be required to accept for exchange any unregistered notes, and may amend or terminate the exchange offer if any of the following conditions or events occurs:

•	the exchange offer or the making of any exchange by a holder of unregistered notes violates applicable law or any applicable interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•	any laws, rules or regulations or applicable interpretations of the staff of the SEC are issued or promulgated which, in our good faith determination, do not permit us to effect the exchange offer.

We will give written notice of any non-acceptance of unregistered notes or of any amendment to or termination of the exchange offer to the registered holders of the unregistered notes promptly. We reserve the right to waive any conditions of the exchange offer.

Resale	Based upon interpretations by the Staff of the SEC set forth in no-action letters issued to unrelated third-parties, we believe that the exchange notes and the related guarantees will be freely transferable without further registration under the Securities Act, provided that you:

•	will not acquire the exchange notes other than in the ordinary course of your business;

•	do not have an arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	are not an “affiliate” of us or any of the guarantors within the meaning of Rule 405 under the Securities Act;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the exchange notes; and

•	if you are a broker-dealer, you will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making or other trading activities and will deliver a prospectus in connection with any resale of such exchange notes.

However, we have not obtained a no-action letter, and there can be no assurance that the SEC will make a similar determination with respect to the exchange offer. Furthermore, in order to participate in the exchange offer, you must represent to us that these conditions have been met, as set forth in the letter of transmittal that we are sending you with this prospectus.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Unregistered Notes	To participate in the exchange offer:

•	You must properly complete and duly execute a letter of transmittal, which accompanies this prospectus, and transmit it, along with all other documents required by such letter of transmittal, to the exchange agent on or before the expiration date at the address provided on the cover page of the letter of transmittal; or

•

You can tender your unregistered notes by following the Automatic Tender Offer Program, or ATOP, procedures established by DTC, for tendering notes held in book-entry form, as described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you. If a holder of unregistered notes desires to tender such notes and the holder’s unregistered notes are not immediately available, or time will not permit the holder’s unregistered notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected pursuant to the guaranteed delivery procedures described in this prospectus. See “The Exchange Offer—Procedures for Tendering” and “The Exchange Offer—Book-Entry Transfer.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of unregistered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those unregistered notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those unregistered notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered notes, either make appropriate arrangements to register ownership of the unregistered notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender unregistered notes and such notes are not immediately available, or time will not permit such notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected pursuant to the guaranteed delivery procedures described in this prospectus. See “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw your tender of unregistered notes at any time prior to the expiration date of the exchange offer. See “The Exchange Offer—Withdrawal of Tenders.”

Acceptance of Unregistered Notes and Delivery of Exchange Notes	Subject to customary conditions, we will accept unregistered notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The exchange notes will be delivered promptly following the expiration date.

Consequences of Failure to Exchange	If you are eligible to participate in the exchange offer and you do not tender your unregistered notes as described in this prospectus, your unregistered notes will continue to be subject to transfer restrictions. As a result of the transfer restrictions and the availability of exchange notes, the market for the unregistered notes is likely to be much less liquid than before this exchange offer.

Interest on the Exchange Notes and the Unregistered Notes	The unregistered notes will, after the exchange offer, bear interest at the same rate as the exchange notes. The exchange notes will bear interest from the most recent interest payment date on which interest has been paid on the unregistered notes. Holders whose unregistered notes are accepted for exchange will be deemed to have waived the right to receive interest accrued on the unregistered notes.

Broker-Dealers	Each broker-dealer that receives exchange notes for its own account in exchange for unregistered notes, where such unregistered notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Material U.S. Federal Income Tax Considerations	The holder’s receipt of exchange notes in exchange for unregistered notes will not constitute a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Exchange Agent	Wells Fargo Bank, National Association

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer.

The Exchange Notes

Issuer	ADS Waste Holdings, Inc.

Exchange Notes Offered	$550,000,000 aggregate principal amount of 8 1⁄4% Senior Notes due 2020.

Maturity Date	The exchange notes will mature on October 1, 2020.

Interest Payment Dates	Interest will be paid on the exchange notes in cash semi-annually in arrears on April 1 and October 1 of each year. Interest on the exchange notes will accrue from the most recent date upon which interest has been paid on the unregistered notes.

Guarantees	The exchange notes will be unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of our current and future subsidiaries that guarantee our obligations under our senior secured credit facilities. The guarantee of a subsidiary guarantor will be released (i) if the subsidiary is sold or otherwise disposed of to a non-affiliated third party, (ii) upon the contemporaneous release or discharge of such guarantor under the Senior Secured Credit Facilities or certain other indebtedness; (iii) if the guarantor is designated as an Unrestricted Subsidiary or (iv) upon legal defeasance and discharge. See “Description of Exchange Notes—Subsidiary Guarantees.”

Ranking	The exchange notes will be general senior unsecured obligations of the Issuer and will:

•	rank equally in right of payment to all our existing and future senior debt;

•	rank senior in right of payment to our future debt that is expressly subordinated in right of payment to the notes;

•	be effectively subordinated to our secured indebtedness, including indebtedness under our senior secured credit facilities, to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated to all indebtedness and other liabilities (including trade payables) of any of our subsidiaries that do not guarantee the notes.

Similarly, the guarantees of the exchange notes will be general senior unsecured obligations of each guarantor and will:

•	rank equally in right of payment to all of each guarantor’s existing and future senior debt;

•	rank senior in right of payment to each guarantor’s future debt that is expressly subordinated in right of payment to the guarantees; and

•	be effectively subordinated to each guarantor’s secured indebtedness, including indebtedness under our senior secured credit facilities, to the extent of the value of the collateral securing such indebtedness.

At June 30, 2013, we and our subsidiaries had $2,341 million aggregate principal amount of indebtedness outstanding, of which $1,791 million was secured and effectively ranked senior to the exchange notes and the guarantees.

Optional Redemption	Except as set forth below, we cannot redeem the exchange notes prior to October 1, 2016. Thereafter, we may redeem some or all of the exchange notes at the redemption prices listed in “Description of the Exchange Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to (but excluding) the date of redemption.

Prior to October 1, 2016, we may redeem the exchange notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus a make-whole premium and accrued and unpaid interest to the date of redemption.

At any time prior to October 1, 2015, we may, from time to time, redeem up to 35% of the aggregate principal amount of all notes issued under the indenture with the net cash proceeds of certain equity offerings at the redemption price set forth under “Description of the Exchange Notes—Optional Redemption.”

Change of Control	If a change of control occurs, each holder of exchange notes may require us to repurchase all or a portion of its exchange notes at 101% of their face amount, plus accrued and unpaid interest, if any, to but not including the repurchase date. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Certain Covenants	The indenture governing the exchange notes contains covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional debt or issue certain preferred stock;

•	pay dividends or make certain redemptions, repurchases or distributions or make certain other restricted payments or investments;

•	create liens;

•	enter into transactions with affiliates;

•	merge, consolidate or sell, transfer or otherwise dispose of all or substantially all of our assets;

•	transfer and sell assets; and

•	create restrictions on dividends or other payments by our restricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions as described under “Description of the Exchange Notes—Certain Covenants.”

You should carefully consider the risks described in “Risk Factors” in addition to the other information contained in this prospectus.

Summary Unaudited Pro Forma Consolidated Statement of Operations Data

The Unaudited Pro Forma Consolidated Statement of Operations (the pro forma consolidated statement of operations) is based on the separate historical consolidated financial information of ADS Holdings and Veolia’s historical financial information for the period January 1 through November 19, 2012 prior to acquisition and then combined thereafter. The pro forma consolidated statement of operations assumes the acquisition occurred on January 1, 2012.

The historical consolidated statements of operations have been adjusted in the pro forma statement of operations to give effect to pro forma events that are (1) directly attributable to the acquisition of Veolia; (2) factually supportable; and (3) expected to have a continuing impact subsequent to the Acquisition. The pro forma financial statements do not reflect any cost saving or synergies that could result from the Acquisition.

The following table reflects the pro forma effect of the Veolia Acquisition on continuing operations as if it had occurred on January 1, 2012 and represents pro forma loss from continuing operations for the year ended December 31, 2012.

(in thousands, except shares)	ADS Waste Holdings, Inc.	Veolia (a)	Proforma Adjustments		Proforma Adjusted ADS Waste Holdings, Inc.
Service revenues	$542,362	$752,321	$—		$1,294,683

Operating costs and expenses
Operating expenses	337,247	465,539	(5,248	) (b)	797,538
Selling, general and administrative	104,626	68,265	(26,476	) (c)	146,415
Depreciation and amortization	104,798	102,496	31,968	(d)	239,262
Acquisition and development costs	1,243	—	—		1,243
Loss on disposal of assets	2,142	12,646	—		14,788
Asset impairment, including goodwill	43,710	—	—		43,710
Restructuring charges	9,901	—	—		9,901

Total operating costs and expenses	603,667	648,946	(244)		1,252,857

Operating (loss) income	(61,305)	103,375	244		41,826

Other income (expense)
Interest expense	(49,449)	(5,984)	(102,004	) (e)	(157,437)
Interest income	132	—	—		132
Debt conversion costs and early extinguishment of debt	(9,423)	—	9,423	(f)	—
Other, net	1,237	4,048	—		5,285

Total other expense	(57,503)	(1,936)	(92,581)		(152,020)

(Loss) income from continuing operations before income taxes	(118,808)	101,439	(92,825)		(110,194)
Income tax (benefit) provision	(13,480)	32,962	(24,674	) (g)	(5,192)

(Loss) income from continuing operations	$(105,328)	$68,477	$(68,151)		$(105,002)

Earnings per share:
Basic	N/A	N/A	N/A		$(105.0)
Diluted	N/A	N/A	N/A		$(105.0)
Average number of common shares outstanding:
Basic	N/A	N/A	N/A		1,000
Diluted	N/A	N/A	N/A		1,000

Note 1. Basis of Presentation

The unaudited pro forma statement of operations was prepared in accordance with the SEC Regulation S-X Article 11 and are based on the separate historical consolidated financial information of ADS Waste Holdings and Veolia’s historical financial information for the period January 1, 2012 through November 19, 2012. The pro forma consolidated statement of operations assumes the Acquisition occurred on January 1, 2012.

Note 2. Pro Forma Adjustments

(a)	Reflects historical amounts for Veolia for the period January 1, 2012 – November 19, 2012.
(b)	Reflects the removal of lease expense for certain vehicles that were leased by Veolia prior to the acquisition, but were purchased by the Company in connection with the Acquisition. The depreciation adjustment in Note (d) below reflects the full year of depreciation on these vehicles.
(c)	Reflects the proforma adjustment for the elimination of transaction costs of $26.5 million incurred in connection with the acquisition of Veolia.
(d)	Reflects pro forma adjustments related to the fair values of acquired property and equipment, landfills and intangible assets. Property and equipment and intangibles acquired are being amortized and depreciated over their estimated useful lives on a straight-line basis. Landfill assets are being amortized on a units of consumption basis. Management has assumed weighted average useful lives of 5 – 10 years for vehicles, 3 – 10 years for machinery and equipment, 5 – 15 years for containers, 5 – 7 years for furniture and fixtures, 5 – 39 years for building and improvements, 2 – 7 years for noncompete agreements, 1 – 25 years for tradenames, 3 – 40 years for customer lists and contracts; 18 years for operating permits and 8 – 14 years for above/below market leases.
(e)	Reflects the pro forma adjustment for the interest expense associated with the debt financing that was incurred in connection with the acquisition.
(f)	Adjustment represents the costs to extinguish the Company’s outstanding debt as a result of the acquisition. Repayment was required due to the additional borrowing required to fund the acquisition.
(g)	Reflects the change in the tax provision due to the acquisition and changes in interest expense.

Summary Historical Consolidated Financial Data

The following table presents the Company’s summary consolidated statement of operations, statement of cash flows and balance sheet data for the periods presented and should be read in conjunction with the Company’s audited consolidated financial statements and the unaudited condensed consolidated financial statements and the notes thereto, “Selected Historical Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere in this prospectus.

ADS Waste Holdings, Inc.

(in thousands)

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2013	2012	2012	2011	2010
Consolidated Statement of Operations Data:
Operating revenues	$645,813	$227,541	$542,362	$432,348	$377,491

Costs and expenses:
Operating	407,181	138,119	337,247	266,123	227,194
Selling, general and administrative (a)	86,368	31,317	104,626	61,640	61,162
Depreciation and amortization	137,353	41,400	104,798	77,107	64,238
Restructuring	1,930	—	9,901	—	—
(Income) expense from divestitures and asset impairments	(21)	679	47,095	17,564	103,878

	632,811	211,515	603,667	422,434	456,472

Income from operations	13,002	16,026	(61,305)	9,914	(78,981)
Interest expense	(83,610)	(11,381)	(49,449)	(24,497)	(35,504)
Other income/(expense), net	1,042	(101)	(8,054)	(4,270)	(308)

(Loss)/income before income taxes	(69,566)	4,544	(118,808)	(18,853)	(114,793)
(Benefit)/provision for income taxes	(25,180)	5,752	(13,480)	3,477	(657)

Net loss from continuing operations attributable to ADS Waste Holdings, Inc.	(44,386)	(1,208)	(105,328)	(22,330)	(114,136)
(loss)/income from discontinued operations, net of tax	(5,150)	(5,457)	(88,792)	279	(269)

Net loss from continuing operations attributable to ADS Waste Holdings, Inc.	(49,536)	(6,665)	(194,120)	(22,051)	(114,405)

Less: net loss attributable to non-controlling interest	(38)	(104)	(1,385)	(216)	(1,372)

Net loss attributable to ADS Waste Holdings, Inc.	$(49,498)	$(6,561)	$(192,735)	$(21,835)	$(113,033)

Consolidated Statement of Cash Flows Data:
Net cash provided by operating activities	$81,556	$51,897	$55,161	$86,740	$78,285
Net cash (used in) investing activities	(71,436)	(42,094)	(1,980,500)	(133,665)	(157,412)
Net cash (used in)/ provided by financing activities	(16,206)	(12,529)	1,937,227	40,752	79,207

Consolidated Balance Sheet Data:
Total assets	$3,736,373	$1,363,153	$3,785,222	$1,374,592	$1,338,870
Debt, including current portion (b)	2,361,510	443,851	2,366,150	439,401	513,532
Total ADS Waste Holdings, Inc. stockholders’ equity	618,815	694,445	662,556	721,468	614,208

(a)	Includes stock-based compensation expense. Stock based compensation expense for all fiscal years presented was determined using the fair value method set forth in ASC 718, “Compensation—Stock Compensation.”
(b)	Total debt includes capital lease obligations of $16.7 million at June 30, 2013 and $12.4 million at December 31, 2012.

The following table presents Veolia SW’s summary consolidated statement of operations, statement of cash flows and balance sheet data for the periods presented and should be read in conjunction with Veolia’s audited consolidated financial statements included elsewhere in this prospectus.

Veolia

(in thousands)

	For the Year Ended December 31,
	2011	2010	2009
Consolidated Statement of Operations Data:
Operating revenues	$812,472	$780,640	$751,155

Costs and expenses:
Operating	488,519	459,196	441,181
Selling, general and administrative	86,432	81,616	75,411
Depreciation and amortization	111,176	110,774	112,325

	686,127	651,586	628,917

Income from operations	126,345	129,054	122,238
Interest expense	(3,064)	(3,214)	(14,224)
Other expense, net	(15,735)	(15,190)	(14,636)

Income before income taxes	107,546	110,650	93,378
Provision for income taxes	39,624	44,110	33,968

Net income attributable to Veolia ES Solid Waste Inc.	$67,922	$66,540	$59,410

Consolidated Statement of Cash Flows Data:
Net cash provided by operating activities	$163,088	$172,115	$189,106
Net cash (used in) investing activities	(126,411)	(92,378)	(76,052)
Net cash (used in) financing activities	(35,137)	(79,847)	(112,001)

Consolidated Balance Sheet Data:
Working capital (deficit)	$(33,456)	$(40,994)	$(39,238)
Goodwill and other intangible assets, net	888,148	881,159	880,818
Total assets	1,804,251	1,769,836	1,765,292
Debt, including current portion (a)	384,012	419,149	501,667
Total Veolia ES Solid Waste Inc. stockholders’ equity	955,146	887,224	820,674

(a)	Debt is the Due to affiliates balance per the audited Balance Sheet for the respective period.

RISK FACTORS

You should carefully consider the risks described below as well as other information and data included in this prospectus before making an investment decision. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently deem immaterial may also become important factors that affect us. The actual occurrence of any of these risks could materially adversely affect our business, financial condition, results of operations, ability to meet our financial obligations and prospects, in which case you may lose part or all of your investment.

Risks Relating to the Exchange Notes

We have substantial indebtedness, which could materially adversely affect our ability to repay the exchange notes.

As of June 30, 2013, we had total consolidated indebtedness of $2.341 billion, and we had undrawn commitments of $300.0 million under the revolving portion of our senior secured credit facilities.

Our level of indebtedness could have important consequences to the holders of the exchange notes, including:

•	making it difficult to satisfy our financial obligations, including our obligation to make payments on the exchange notes;

•	requiring us to dedicate a substantial portion of our cash flow from operations to make payments on the exchange notes, which would reduce the amount of our cash flow available for working capital, capital expenditures and other general corporate purposes;

•	limiting our ability to obtain additional financing to operate our business;

•	limiting our financial flexibility in planning for and reacting to business and industry changes;

•	impacting the evaluation of our creditworthiness by counterparties to agreements;

•	placing us at a competitive disadvantage compared to our competitors, some of which may have lower debt service obligations and greater financial resources and access to capital than we do;

•	making it difficult or impossible for us to make acquisitions that would help our business or allow us to remain competitive;

•	increasing our vulnerability to general adverse economic and industry conditions, including changes in interest rates and volatility in commodity prices; and

•	making it difficult to innovate or develop new service offerings or breakthrough technologies in order to compete with other companies in our industry.

Furthermore, we may incur or assume additional debt in the future. If new debt is added to our current debt levels, the related risks that we face could increase significantly.

Despite our current level of indebtedness, we may still be able to incur substantially more indebtedness. This could exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture and our senior secured credit facilities limit, but do not prohibit, us or our subsidiaries from incurring additional indebtedness in addition to any capacity we have under our revolving credit facility. If we incur any additional indebtedness that ranks equally with the exchange notes and the guarantees, the holders of that indebtedness will be entitled to share ratably with the holders of the exchange notes and the guarantees in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Issuer. This may have the effect of reducing the amount of proceeds paid to holders of the exchange notes. If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

We are a holding company and may not have access to sufficient cash to satisfy our obligations under our indebtedness, including the exchange notes.

We are a holding company with no direct operations. Our principal assets are the equity interests we hold in our operating subsidiaries. As a result, we are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our outstanding debt service and other obligations. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the exchange notes. Payments to us by our subsidiaries will be contingent upon our subsidiaries’ future results of operations or cash flows, which will be subject to prevailing economic conditions and financial, business, competitive, regulatory, legislative and other factors, certain of which are beyond our control. Our subsidiaries are permitted under the terms of our indebtedness, including the indenture governing the exchange notes, to incur additional indebtedness that may restrict payments from those subsidiaries to us. We cannot assure you that agreements governing current and future indebtedness of our subsidiaries will permit those subsidiaries to provide us with sufficient cash to fund payments on the exchange notes when due. In addition, any payment of dividends, distributions, loans or advances to us by our subsidiaries could be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. Our subsidiaries are separate and distinct legal entities and, except for our existing and future subsidiaries that will be guarantors of the exchange notes, they will have no obligation, contingent or otherwise, to pay amounts due under the exchange notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment.

Your right to receive payments on the exchange notes is effectively subordinated to the rights of our existing and future secured creditors. In addition, the exchange notes and the guarantees will be effectively subordinated to the guarantors’ secured indebtedness and structurally subordinated to the claims of creditors of any of our subsidiaries that do not guarantee the exchange notes in the future.

Holders of our secured indebtedness, including indebtedness under our senior secured credit facilities, and holders of the secured indebtedness of any guarantors will have claims that are prior to your claims as holders of the exchange notes. Our senior secured credit facilities will be secured by a lien on substantially all of our assets and the assets of our current and future U.S. subsidiaries. The exchange notes and the guarantees of the exchange notes will be effectively subordinated to all such secured indebtedness to the extent of the value of the collateral securing such indebtedness. In the event of any distribution or payment of our assets or guarantors in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to the assets that constitute their collateral. Holders of the exchange notes will participate ratably in our remaining assets with all holders of our senior unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the exchange notes may receive less, ratably, than holders of secured indebtedness. All of our existing domestic subsidiaries are guarantors of the notes. Claims of holders of the exchange notes will be structurally subordinated to the claims of creditors (including trade creditors) of any non-guarantor subsidiaries. All obligations of any such non-guarantor subsidiaries will have to be satisfied before any of the assets of such future non-guarantor subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the exchange notes.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the exchange notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness, including our senior secured credit facilities and the exchange notes. In the event of such a default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder and cease making further loans and institute foreclosure proceedings against our assets and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness” and “Description of the Exchange Notes.”

The lenders under our senior secured credit facilities have the discretion to release the guarantors under our senior secured credit facilities in a variety of circumstances, which may cause those guarantors to be released from their guarantees of the exchange notes.

While any obligations under our senior secured credit facilities remain outstanding, any guarantee of the exchange notes may be released without action by, or consent of, any holder of the exchange notes or the trustee under the indenture governing the exchange notes, at the discretion of lenders under our senior secured credit facilities, if such guarantor is no longer a guarantor of obligations under our senior secured credit facilities. The lenders under our senior secured credit facilities have the discretion to release the guarantees under our senior secured credit facilities in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the exchange notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to claims of noteholders.

Funds affiliated with Highstar own the substantial majority of our equity and may have conflicts of interest with other holders of our securities, including the exchange notes.

Highstar owns the substantial majority of our fully diluted equity and is able to control all matters presented to our stockholders for approval, including election of our directors and change of control transactions. Highstar, some partners and employees of which are members of our board of directors, have significant influence on our overall operations and strategy. We cannot assure you that Highstar’s interests will coincide with the interests of the other holders of our securities. To the extent that conflicts of interest may arise, Highstar may resolve those conflicts in a manner adverse to us or to you or other holders of our securities.

We may not be able to repurchase the exchange notes upon a change of control.

Upon the occurrence of a “Change of Control,” we will be required to offer to repurchase all outstanding exchange notes at 101% of their principal amount, plus accrued and unpaid interest. We may not be able to repurchase the exchange notes upon a “Change of Control” because we may not have sufficient funds and may be restricted under the terms of our senior secured credit facilities or any other future indebtedness from repurchasing all of the exchange notes tendered by holders upon a “Change of Control.” We may not be able to satisfy our obligations to purchase your exchange notes unless we are able to refinance or obtain waivers under our senior secured credit facilities or any other future indebtedness or to obtain other third-party financing. Our failure to repurchase the exchange notes upon a change of control would cause a default under the indenture and a cross default under the agreement governing our senior secured credit facilities.

Holders of the exchange notes may not be able to determine when a change of control giving rise to their right to have the exchange notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of “Change of Control” in the indenture includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of exchange notes to require us to repurchase its exchange notes as a result of a sale of less than all of our assets to another person may be uncertain.

Our credit ratings may not reflect all of the risks of your investment in the exchange notes and a lowering or withdrawal of the ratings assigned to the exchange notes may increase our future borrowing costs and reduce our access to capital.

The credit ratings assigned to the exchange notes are limited in scope and do not address all material risks relating to an investment in the exchange notes, but rather reflect only the view of the respective rating agencies at the time the credit ratings are issued. Any rating assigned could be lowered, suspended or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating so warrant. Credit ratings are not recommendations to purchase, hold or sell the exchange notes. Any actual or anticipated changes in, or downgrades, suspensions or withdrawals of, our ratings could make it more difficult or more expensive for us to obtain additional debt financing and impair your ability to resell the exchange notes.

Federal and state fraudulent transfer laws permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the guarantees.

The guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will generally be a fraudulent conveyance if any of the guarantors received less than reasonably equivalent value or fair consideration in return for a guarantee and one of the following is also true:

•	any of the guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left any of the guarantors with an unreasonably small amount of capital to carry on its business; or

•	any of the guarantors intended to, or believed that it would, incur debts beyond its ability to pay those debts as they mature.

If a court were to find that a guarantee was a fraudulent conveyance, the court could void the payment obligations under such guarantee or subordinate such guarantee to presently existing and future indebtedness of such guarantor.

Generally, an entity would be considered insolvent if at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the guarantees would not be subordinated to any guarantor’s other debt. If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees or subordinate them to the applicable guarantor’s other debt.

Risks Relating to the Exchange Offer

If you do not properly tender your unregistered notes, your ability to transfer such outstanding unregistered notes will be adversely affected.

We will only issue exchange notes in exchange for unregistered notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the unregistered notes and you should carefully follow the instructions on how to tender your unregistered notes. None of us, the guarantors or the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the unregistered notes. If you do not tender your unregistered notes or if your tender of unregistered notes is not accepted because you did not tender your unregistered notes properly, then, after consummation of the exchange offer, you will continue to hold unregistered notes that are subject to the existing transfer restrictions. After the exchange offer is consummated, if you continue to hold any unregistered notes, you may have difficulty selling them because there will be fewer unregistered notes remaining and the market for such unregistered notes, if any, will be much more limited than it is currently. In particular, the trading market for unexchanged unregistered notes could become more limited than the existing trading market for the unregistered notes and could cease to exist altogether due to the reduction in the amount of the unregistered notes remaining upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of such untendered unregistered notes.

If you are a broker-dealer or participating in a distribution of the exchange notes, you may be required to deliver prospectuses and comply with other requirements.

If you tender your unregistered notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for unregistered notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes.

There may be no active trading market for the exchange notes, and, if one develops, it may not be liquid.

The exchange notes will constitute new issues of securities for which there is no established trading market. We do not intend to list the exchange notes on any national securities exchange. Although the initial purchasers advised us on the date the unregistered notes were issued that they intended to make a market in the exchange notes, they are not obligated to do so and may discontinue such market making activity at any time without notice. In addition, market making activity will be subject to the limits imposed by the Securities Act, and may be limited during the exchange offer. There can be no assurance as to the development or liquidity of any market for the exchange notes, the ability of the holders to sell their exchange notes or the price at which the holders would be able to sell their exchange notes. Future trading prices of the exchange notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the unregistered notes for the exchange notes;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment-grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes offered hereby. The market for the exchange notes may be subject to similar disruptions. Any such disruptions may adversely affect the value of your exchange notes.

Risks Relating to Our Business

Risk Factors

We have a history of losses and may not achieve or sustain profitability in the future.

We incurred net losses of $(194.1) million, $(22.1) million and $(114.4) million for the years ending December 31, 2012, 2011 and 2010, respectively and $(49.5) million and $(6.7) million for the six months ended June 30, 2013 and 2012, respectively. We may not achieve profitability in the foreseeable future, if at all. Although our revenue has increased significantly in recent periods, we may not be able to sustain this revenue growth. In addition, our operating expenses have increased with our revenue growth.

We operate in a highly competitive industry and may not be able to compete effectively with larger and better capitalized companies and governmental service providers.

Our industry is highly competitive and requires substantial labor and capital resources. Some of the markets in which we compete or plan to compete are served by one or more large, national companies, as well as by regional and local companies of varying sizes and resources, some of which may have accumulated substantial goodwill in their markets. Some of our competitors may also be better capitalized than we are, have greater name recognition than we do or be able to provide or be willing to bid their services at a lower price than we may be willing to offer. Our inability to compete effectively could hinder our growth or adversely impact our operating results.

We also compete with counties, municipalities and solid waste districts that maintain or could in the future choose to maintain their own waste collection and disposal operations, including through the implementation of flow control ordinances or similar legislation. These operators may have financial advantages over us because of their access to user fees and similar charges, tax revenues, tax-exempt financing or government subsidies.

We may lose contracts through competitive bidding, early termination or governmental action.

We derive a significant portion of our revenues from market areas where we have exclusive arrangements, including municipal contracts and franchise agreements. A portion of our municipal contracts and franchise agreements are for a specified term and are or will be subject to competitive bidding in the future. Although we intend to bid on additional municipal contracts and franchise agreements, we may not always, or ever, be the successful bidder. In addition, some or all of our customers, including municipalities, may terminate their contracts with us prior to their scheduled expiration dates. Similar risks may affect contracts that we are awarded to operate municipally owned assets, such as landfills.

Governmental action may also affect our exclusive arrangements. Municipalities may annex unincorporated areas within counties where we provide collection services. As a result, our customers in such annexed areas may be required to obtain services from competitors that have been franchised by the annexing municipalities to provide those services. In addition, municipalities in which we provide services on a competitive basis may elect to franchise those services. Unless we are awarded franchises by these municipalities, we will lose customers. Municipalities may also decide to directly provide services to their residents, on an optional or mandatory basis, which may cause us to lose customers. If we are not able to replace lost revenues resulting from unsuccessful competitive bidding, early termination or the renegotiation of existing contracts with other revenues within a reasonable time period, our results of operations and financial condition could be adversely affected.

Our financial and operating performance may be affected by the inability in some instances to renew landfill operating permits, obtain new landfills or expand existing ones. Further, the cost of operation and/or future construction of our existing landfills may become economically unfeasible causing us to abandon or cease operations.

We currently own or operate 46 landfills. Our ability to meet our financial and operating objectives may depend in part on our ability to acquire, lease or renew landfill operating permits, expand existing landfills and develop new landfill sites. It has become increasingly difficult and expensive to obtain required permits and approvals to build, operate and expand solid waste management facilities, including landfills and transfer stations. Operating permits for landfills in states where we operate generally must be renewed periodically (typically, every five to ten years). These operating permits often must be renewed several times during the permitted life of a landfill pursuant to a process that is often time-consuming, requires numerous hearings and compliance with zoning, environmental and other requirements, is frequently challenged by special interest and other groups and may result in the denial of a permit or renewal, the award of a permit or renewal for a shorter duration than we believed was otherwise required by law or the imposition of burdensome terms and conditions that may adversely affect our results of operations. We may not be able to obtain new landfill sites in order to expand into new, non-exclusive markets or expand existing landfill sites in order to support acquisitions and internal growth in our existing markets because increased volumes would further shorten the lives of these landfills. In December 2012, we were denied recertification of existing landfill space and an application for a permit of expansion at our Moretown landfill facility. Refer to “Management’s Discussion and Analysis—Critical Accounting Policies & Estimates—Landfill Accounting—Amortization of Landfill Assets” for further information related to the denial.

We could be precluded from entering into contracts or obtaining or maintaining permits or certain contracts if we are unable to obtain third-party financial assurance to secure our contractual obligations or insurance.

Public solid waste collection, recycling and disposal contracts, obligations associated with landfill closure and post-closure monitoring typically require us to obtain performance or surety bonds, letters of credit or other means of financial assurance to secure our contractual performance. We currently obtain performance and surety bonds from multiple sources. However, if we are unable to obtain financial assurance in the future in sufficient amounts from appropriately rated sureties or at acceptable rates, we could be precluded from entering into additional municipal contracts or from obtaining or retaining landfill management contracts or operating permits. Any future difficulty in obtaining insurance could also impair our ability to secure future contracts conditioned upon having adequate insurance coverage.

Our accruals for our landfill site closure and post-closure costs may be inadequate.

We are required to pay capping, closure and post-closure maintenance costs for our landfill sites. Our obligations to pay closure or post-closure costs may exceed the amount we have accrued and reserved and other amounts available from funds or reserves established to pay such costs. In addition, subsequent to the completion or closure of a landfill site, we may be liable for unforeseen environmental problems, which could result in our payment of substantial remediation costs that could adversely affect our financial condition or operating results.

Our business requires a high level of capital expenditures.

Our business is capital-intensive. We must use a substantial portion of our cash flows from operating activities toward capital expenditures, which reduces our flexibility to use such cash flows for other purposes, such as reducing our indebtedness. Our capital expenditures could increase if we make acquisitions or further expand our operations or as a result of factors beyond our control, such as changes in federal, state, local or non-U.S. governmental requirements. The amount that we spend on capital expenditures may exceed current expectations, which may require us to obtain additional funding for our operations or impair our ability to grow our business.

We may engage in strategic acquisitions in the future, which may pose significant risks and could have an adverse effect on our operations.

We may engage in acquisitions in order to acquire or develop additional disposal capacity or businesses that are complementary to our core business strategy. If we identify suitable acquisition candidates, we may be unable to negotiate successfully their acquisition at a price or on terms and conditions acceptable to us, including as a result of the limitations imposed by our debt obligations. We may have to borrow money or incur liabilities in order to finance any future obligations and we may not be able to do so on terms favorable to us or at all. In addition, we may be unable to obtain the necessary regulatory approvals to complete potential acquisitions. The integration of acquired businesses and other assets may require significant management time and resources that would otherwise be available for the ongoing management of our existing operations. Furthermore, acquired assets may be subject to liabilities and risks that were not identified at the time they were acquired.

Our business is and may be adversely affected by weather conditions.

Our operating results fluctuate seasonally, with revenues typically lowest in the first quarter, higher in the second and third quarters and lower in the fourth quarter than in the second and third quarters. This seasonality reflects the lower volume of solid waste generated during the late fall, winter and early spring because of decreased construction and demolition activities during the winter months in the United States. In addition, some of our operating costs may be higher in the winter months. Winter weather conditions can delay waste collection activities and result in higher labor and operational costs. Greater precipitation in the winter increases the weight of collected waste, resulting in higher disposal costs. Natural disasters, such as hurricanes and tornadoes, or periods of particularly inclement weather may force us to temporarily suspend some of our operations. Because of these factors, we expect operating income to be generally lower in the winter months.

We may be subject in the normal course of business to judicial, administrative or other third-party proceedings that could interrupt or limit our operations, result in adverse judgments, settlements or fines and create negative publicity.

Individuals, citizens groups, trade associations or environmental activists may bring actions against us in connection with our operations that could interrupt or limit the scope of our business. See “Business—Legal Proceedings.” Many of these matters raise difficult and complicated factual and legal issues and are subject to uncertainties and complexities. The timing of the final resolutions to lawsuits, regulatory inquiries, and governmental and other legal proceedings is uncertain. Additionally, the possible outcomes or resolutions to these matters could include adverse judgments or settlements, either of which could require substantial payments. Any adverse outcome in such proceedings could harm our operations and financial results and create negative publicity, which could damage our reputation and competitive position.

Fuel supply and prices may fluctuate significantly and we may not be able to pass on cost increases to our customers.

The price and supply of fuel can fluctuate significantly based on international, political and economic circumstances, as well as other factors outside our control, such as actions by the Organization of the Petroleum Exporting Countries, or OPEC, and other oil and gas producers, regional production patterns, weather conditions, political instability in oil and gas producing regions and environmental concerns. We rely on fuel to run our collection and transfer trucks and our equipment used in our transfer stations and landfill operations. Supply shortages could substantially increase our operating expenses. Additionally, as fuel prices increase, our direct operating expenses increase and many of our vendors raise their prices as a means to offset their own rising costs. We have in place a fuel surcharge program, designed to offset increased fuel expenses; however, we are not able to pass through all of our increased costs and some customers’ contracts prohibit any pass-through of the increased costs. Regardless of any offsetting surcharge programs, the increased operating costs will decrease our operating margins.

Over the last several years, regulations have been adopted mandating changes in the composition of fuels for motor vehicles. The renewable fuel standards that the Environmental Protection Agency (the “EPA”) sets annually affect the type of fuel our motor vehicle fleet uses. Pursuant to the Energy Independence and Security Act of 2007, EPA establishes annual renewable fuel volume requirements and separate volume requirements for four different categories of renewable fuels (renewable fuel, advanced biofuel, cellulosic biofuel and biomass-based diesel). These volume requirements set standards for the proportion of refiners’ or importers’ total fuel volume that must be renewable and must take into account the fuels’ impact on reducing greenhouse gas emissions. These regulations are one of many factors that may affect the cost of the fuel we use.

Our operations also require the use of products (such as liners at our landfills) the costs of which may vary with the price of petrochemicals. An increase in the price of petrochemicals could increase the cost of those products, which would increase our operating and capital costs. We are also susceptible to increases in indirect fuel recovery fees from our vendors.

Fluctuations in the prices of commodities may adversely affect our financial condition, results of operations and cash flows.

We collect and process recyclable materials such as paper, cardboard, plastics, aluminum and other metals for sale to third parties. Our results of operations may be affected by changing prices or market requirements for recyclable materials. The resale and purchase prices of, and market demand for, recyclable materials fluctuate due to changes in economic conditions and numerous other factors beyond our control. These fluctuations may affect our financial condition, results of operations and cash flows.

Increases in labor and disposal and related transportation costs could impact our financial results.

Our continued success will depend on our ability to attract and retain qualified personnel. We compete with other businesses in our markets for qualified employees. From time to time, the labor supply is tight in some of our markets. A shortage of qualified employees would require us to enhance our wage and benefits packages to compete more effectively for employees, to hire more expensive temporary employees or to contract for services with more expensive third-party vendors. Labor is one of our highest costs and relatively small increases in labor costs per employee could materially affect our cost structure. If we fail to attract and retain qualified employees, control our labor costs during periods of declining volumes or recover any increased labor costs through increased prices we charge for our services or otherwise offset such increases with cost savings in other areas, our operating margins could suffer. Disposal and related transportation costs are a significant cost category for us. If we incur increased disposal and related transportation costs to dispose of solid waste and if we are unable to pass these costs on to our customers, our operating results would suffer.

Efforts by labor unions could divert management attention and adversely affect operating results.

From time to time, labor unions attempt to organize our employees. Some groups of our employees are represented by unions, and we have negotiated collective bargaining agreements with most of these groups. We are currently engaged in negotiations with other groups of employees represented by unions. Additional groups of employees may seek union representation in the future. As a result of these activities, we are subject to unfair labor practice charges, complaints and other legal, administrative and arbitral proceedings initiated against us by unions, the National Labor Relations Board or employees, which could negatively impact our operating results. Negotiating collective bargaining agreements could divert management attention, which could also adversely affect operating results. If we are unable to negotiate acceptable collective bargaining agreements, we may be subject to labor disruptions, such as union-initiated work stoppages, including strikes. Depending on the type and duration of any labor disruptions, our operating expenses could increase significantly, which could adversely affect our financial condition, results of operations and cash flows.

We could face significant withdrawal liability if we withdraw either individually or as part of a mass withdrawal from participation in any underfunded multiemployer pension plans in which we participate.

We participate in a number of “multiemployer” pension plans administered by employer and employee trustees. We make periodic contributions to these plans pursuant to our various contractual obligations to do so. In the event that we withdraw from participation in or otherwise cease our contributions to one of these plans, then applicable law regarding withdrawal liability could require us to make additional contributions to the plan if it is underfunded, and we would have to reflect that as an expense in our consolidated statement of operations and as a liability on our consolidated balance sheet. Our withdrawal liability that would be paid to any multiemployer plan would depend on the extent of the plan’s funding of vested benefits. In the ordinary course of our renegotiation of collective bargaining agreements with labor unions that participate in these plans, we may decide to discontinue participation in a plan, and in that event, we could face a withdrawal liability. Some multiemployer plans in which we participate may from time to time have significant underfunded liabilities. Such underfunding could increase the size of our potential withdrawal liability.

Increases in insurance costs and the amount that we self-insure for various risks could reduce our operating margins and reported earnings.

We maintain high deductible insurance policies for automobile, general, employer’s, environmental, directors’ and officers’, employment practices and fiduciary liability as well as for employee group health insurance, property insurance and workers’ compensation. We carry umbrella policies for certain types of claims to provide excess coverage over the underlying policies and per incident deductibles. The amounts that we self-insure could cause significant volatility in our operating margins and reported earnings based on the occurrence and claim costs of incidents, accidents, injuries and adverse judgments. Our insurance accruals are based on claims filed and estimates of claims incurred but not reported and are developed by our management with assistance from our third-party actuary and our third-party claims administrator. To the extent these estimates are inaccurate, we may recognize substantial additional expenses in future periods that would reduce operating margins and reported earnings. From time to time, actions filed against us include claims for punitive damages, which are generally excluded from coverage under all of our liability insurance policies. A punitive damage award could have an adverse effect on our reported earnings in the period in which it occurs. In March 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 were enacted. This legislation expands health care coverage to many uninsured individuals and expands coverage to those already insured. We expect our healthcare costs to increase as a result of this legislation. If we are unable to limit future increases in the costs of our benefit plans, those costs could reduce our profitability and increase our funding commitments. Significant increases in premiums on insurance that we retain also could reduce our margins.

We depend significantly on the services of the members of our senior, regional and local management teams, and the departure of any of those persons could cause our operating results to suffer.

Our success depends significantly on the continued individual and collective contributions of our senior, regional and local management teams. The loss of the services of any member of our senior, regional or local management or the inability to hire and retain experienced management personnel could have a material adverse effect on us.

If we are not able to develop new service offerings and protect intellectual property or, if a competitor develops or obtains exclusive rights to a breakthrough technology, our financial results may suffer.

Our existing and proposed service offerings to customers may require that we invest in, develop or license, and protect, new technologies. Research and development of new technologies often requires significant spending that may divert capital investment away from our traditional business operations. We may experience difficulties or delays in the research, development, production or marketing of new products and services, which may negatively impact our operating results and prevent us from recouping or realizing a return on the investments required to bring new products and services to market. Further, protecting our intellectual property rights and combating unlicensed copying and use of intellectual property is difficult, and any inability to obtain or protect new technologies could impact our services to customers and development of new revenue sources. We and others in the industry are increasingly focusing on new technologies that provide alternatives to traditional disposal and maximize the resource value of waste. If a competitor develops or obtains exclusive rights to a breakthrough technology that provides a revolutionary change in traditional waste management, or if we have inferior intellectual property to our competitors, our financial results may suffer.

We are increasingly dependent on technology in our operations and, if our technology fails, our business could be adversely affected.

We may experience problems with the operation of our current information technology systems or the technology systems of third parties on which we rely, as well as the development and deployment of new information technology systems, that could adversely affect, or even temporarily disrupt, all or a portion of our operations until resolved. Inabilities and delays in implementing new systems can also affect our ability to realize projected or expected cost savings. Despite the implementation of network security measures, our information technology could be penetrated by outside parties (such as computer hackers or cyber terrorists) intent on extracting information, corrupting information or disrupting business processes. Such unauthorized access could disrupt our business and could result in a loss of assets or reputational damage. Additionally, any systems failures could impede our ability to timely collect and report financial results in accordance with applicable laws and regulations.

Our business is subject to operational and safety risks, including the risk of personal injury to employees and others.

Provision of environmental and waste management services involves risks, such as truck accidents, equipment defects, malfunctions and failures and natural disasters, which could potentially result in releases of hazardous materials, injury or death of employees and others or a need to shut down or reduce operation of our facilities while remedial actions are undertaken. These risks expose us to potential liability for pollution and other environmental damages, personal injury, loss of life, business interruption and property damage or destruction.

While we seek to minimize our exposure to such risks through comprehensive training and compliance programs, as well as vehicle and equipment maintenance programs, if we were to incur substantial liabilities in excess of any applicable insurance, our business, results of operations and financial condition could be adversely affected.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement, (iii) the date on which we have, during the previous-3 year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed “a large accelerated issuer” as defined under the federal securities laws. See “Emergency Growth Company Status.”

We intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies but not to emerging growth companies, which may make it more difficult for investors and securities analysts to evaluate our company. For example, we have included only three, rather than five, years of selected financial data.

We cannot predict if investors will find our notes less attractive as a result of our taking advantage of these exemptions. If some investors find our notes less attractive as a result of our choices, there may be a less active trading market for our notes and the trading price of our notes may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company.

Risks Relating to Our Industry

We are subject to substantial governmental regulation and failure to comply with these requirements, as well as enforcement actions and litigation arising from an actual or perceived breach of such requirements, could subject us to fines, penalties and judgments, and impose limits on our ability to operate and expand.

We are subject to potential liability and restrictions under environmental laws, including those relating to transportation, recycling, treatment, storage and disposal of wastes, discharges of pollutants to air and water, and the remediation of contaminated soil, surface water and groundwater. The waste management industry has been and will continue to be subject to regulation, including permitting and related financial assurance requirements, as well as attempts to further regulate the industry, including efforts to regulate the emission of greenhouse gases. Our solid waste operations are subject to a wide range of federal, state and, in some cases, local environmental, odor and noise and land use restrictions. If we are not able to comply with the requirements that apply to a particular facility or if we operate without the necessary approvals or permits, we could be subject to administrative or civil, and possibly criminal, fines and penalties, and we may be required to spend substantial capital to bring an operation into compliance, to temporarily or permanently discontinue activities and/or take corrective actions, possibly including removal of landfilled materials. We may be liable for any environmental damage that our current or former facilities cause, including damage to neighboring landowners or residents, particularly as a result of the contamination of soil, groundwater or surface water, and especially drinking water, or to natural resources. We may also be liable for any on-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal we or our predecessors arranged or conducted. Those costs or actions could be significant to us and impact our results of operations, cash flows and available capital. We may not have sufficient insurance coverage for our environmental liabilities, such coverage may not cover all of the potential liabilities to which we may be subject and we may not be able to obtain insurance coverage in the future at reasonable expense or at all.

We may make additional acquisitions from time to time in the future, and we have tried and will continue to try to evaluate and limit environmental risks and liabilities presented by businesses to be acquired prior to the acquisition. It is possible that some liabilities, including ones that may exist only because of the past operations of an acquired business, may prove to be more difficult or costly to address than we anticipate.

It is also possible that government officials responsible for enforcing environmental laws may believe an issue is more serious than we expect, or that we will fail to identify or fully appreciate an existing liability before we become legally responsible for addressing it. Some of the legal sanctions to which we could become subject could cause the suspension or revocation of a needed permit, prevent us from, or delay us in, obtaining or renewing permits to operate or expand our facilities, or harm our reputation. At June 30, 2013, we had recorded approximately $7.8 million in environmental remediation liabilities. There can be no assurance that the cost of such cleanup or that our share of the cost will not exceed our estimates.

Extensive regulations that govern the design, operation and closure of landfills may restrict our landfill operations or increase our costs of operating landfills.

Regulations that govern landfill design, operation, closure and financial assurances include the regulations that establish minimum federal requirements adopted by the EPA in October 1991 under Subtitle D of the RCRA. If we fail to comply with these regulations or their state counterparts, we could be required to undertake investigatory or remedial activities, curtail operations or close landfills temporarily or permanently. Future changes to these regulations may require us to modify, supplement or replace equipment or facilities at substantial costs. If regulatory agencies fail to enforce these regulations vigorously or consistently, our competitors whose facilities are not forced to comply with the Subtitle D regulations or their state counterparts may obtain an advantage over us. Our financial obligations arising from any failure to comply with these regulations could harm our business and operating results.

Future changes in laws or renewed enforcement of laws regulating the flow of solid waste in interstate commerce could adversely affect our operating results.

Various state and local governments have enacted, or are considering enacting, laws and regulations that restrict the disposal within the jurisdiction of solid waste generated outside the jurisdiction. In addition, some state and local governments have promulgated, or are considering promulgating, laws and regulations which govern the flow of waste generated within their respective jurisdictions. These “flow control” laws and regulations typically require that waste generated within the jurisdiction be directed to specified facilities for disposal or processing, which could limit or prohibit the disposal or processing of waste in our transfer stations and landfills. Such flow control laws and regulations could also require us to deliver waste collected by us within a particular jurisdiction to facilities not owned or controlled by us, which could increase our costs and reduce our revenues. In addition, such laws and regulations could require us to obtain additional costly licenses or authorizations to be deemed an authorized hauler or disposal facility.

Climate change regulations may adversely affect operating results.

Governmental authorities and various interest groups have promoted laws and regulations that would limit greenhouse gas, or GHG, emissions due to concerns that GHGs are contributing to climate change. The EPA made an endangerment finding in 2009 allowing certain GHGs to be regulated under the Clean Air Act. This finding allows the EPA to create regulations that will impact our operations—including imposing emission reporting, permitting, control technology installation and monitoring requirements. The EPA has already finalized its GHG “reporting rule,” which requires that municipal solid waste landfills monitor and report GHG emissions. The EPA has also finalized its “tailoring rule,” which imposes certain permitting and control technology requirements upon newly-constructed or modified facilities which emit GHGs over a certain threshold under the Clean Air Act New Source Review Prevention of Significant Deterioration, or NSR PSD, and Title V permitting programs. As a result, NSR PSD or Title V permits issued after January 2, 2011 for new or modified landfills may need to address GHG emissions, including by requiring the installation of Best Available Control Technology. Notably, landfills may become subject to such permitting requirements under the “tailoring rule” based on their GHG emissions even if their emission of other regulated pollutants would not otherwise trigger permitting requirements. In addition, the EPA and the National Highway Transportation Safety Administration promulgated in August 2011 standards to reduce GHG emissions from, and increase the fuel efficiency of, medium- and heavy-duty vehicles. We expect to incur additional costs to come into and remain in compliance with these rules. There can be no certainty that these increased costs can be passed through to our customers.

The waste management industry is undergoing fundamental change as traditional waste streams are increasingly viewed as renewable resources and changes in laws and environmental policies may limit the items that enter the waste stream, any of which may adversely impact volumes and tipping fees at our landfills. Alternatives to landfill disposal may cause our revenues and operating results to decline.

As we have continued to develop our landfill capacity, the waste management industry has increasingly recognized the value of the waste stream as a renewable resource and new alternatives to landfilling are being developed that seek to maximize the renewable energy and other resource benefits of waste. We are increasingly competing with companies that seek to use parts of the waste stream as feedstock for renewable energy supplies. In addition, environmental initiatives, such as product stewardship and extended producer responsibility, which hold manufacturers or other actors in the product life cycle responsible for the disposal of manufactured goods, may reduce the volume of products that enter the waste stream. Further, there may be changes in the laws that reclassify items in the waste stream as hazardous or otherwise not permitted to be disposed of in landfills. These alternatives and changes in laws may impact the demand for landfill space, which may affect our ability to operate our landfills at full capacity, as well as the tipping fees and prices that we can charge for utilization of landfill space. As a result, our revenues and operating margins could be adversely affected due to these disposal alternatives.

Additionally, counties and municipalities in which we operate landfills may be required to formulate and implement comprehensive plans to reduce the volume of solid waste deposited in landfills through waste planning, composting, recycling or other programs. Some state and local governments prohibit the disposal of certain types of wastes, such as yard waste, at landfills. Such actions have reduced and may in the future further reduce the volume of waste going to landfills in certain areas, which may affect our ability to operate our landfills at full capacity and could adversely affect our operating results.

The challenging economic environment in recent years may expose us to credit risk for amounts due from governmental agencies, large national accounts, industrial customers and others.

The challenging economic environment in recent years has reduced the amount of taxes collected by various governmental agencies. We provide services to a number of these agencies, including numerous municipalities. These governmental agencies may suffer financial difficulties resulting from a decrease in tax revenue and may ultimately be unable or unwilling to pay amounts owed to us. In addition, the weak economy may cause other customers, including our large national accounts or industrial clients, to suffer financial difficulties and ultimately to be unable or unwilling to pay amounts owed to us. The ability and willingness of consumers to pay their debts could continue to be adversely affected. This could have a negative impact on our financial condition, results of operations and cash flows.

RATIO OF EARNINGS TO FIXED CHARGES

	For the Six Months Ended June 30, 2013	For the Years Ended December 31,
		2012	2011	2010
Ratio of Earnings to Fixed Charges	(1)	(2)	(3)	(4)

(1)	For the six-month period ended June 30, 2013, our earnings were inadequate to cover fixed charges (refer to exhibit 12.1 for computation) by $70.3 million.
(2)	For the year ended December 31, 2012, our earnings were inadequate to cover fixed charges (refer to exhibit 12.1 for computation) by $119.4 million.
(3)	For the year ended December 31, 2011, our earnings were inadequate to cover fixed charges (refer to exhibit 12.1 for computation) by $19.9 million.
(4)	For the year ended December 31, 2010, our earnings were inadequate to cover fixed charges (refer to exhibit 12.1 for computation) by $116.2 million.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes contemplated by this prospectus, we will receive unregistered notes in like principal amount. The unregistered notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2013. You should read the data set forth in the table below in conjunction with our “Selected Historical Financial Information and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

As of June 30, 2013 (in millions)
Cash and cash equivalents	$12.7
Debt:
Term Loan	1,791.0
Revolving Credit Facility (1)	—
8 1⁄4% Senior Notes due 2020	550.0
Capital leases	16.7
Other obligations (2)	3.8

Total Debt	$2,361.5
Total stockholders’ equity	618.8

Total capitalization	$2,980.3

(1)	Our revolving credit facility provides for availability of $300 million and matures October 2017 or earlier under certain circumstances described under “Description of Other Indebtedness—Senior Secured Credit Facilities.” As of June 30, 2013, there were no outstanding borrowings under the revolving credit facility other than $48 million in outstanding letters of credit.
(2)	Other obligations consist primarily of seller financed note payables related to acquisitions.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

The Unaudited Pro Forma Consolidated Statement of Operations (the pro forma consolidated statement of operations) is based on the separate historical consolidated financial information of ADS Holdings and Veolia’s historical financial information for the period January 1 through November 19, 2012 prior to acquisition and then combined thereafter. The pro forma consolidated statement of operations assumes the acquisition occurred on January 1, 2012.

The historical consolidated statements of operations have been adjusted in the pro forma statement of operations to give effect to pro forma events that are (1) directly attributable to the acquisition of Veolia; (2) factually supportable; and (3) expected to have a continuing impact subsequent to the Acquisition. The pro forma financial statements do not reflect any cost savings or synergies that could result from the Acquisition.

The following table reflects the pro forma effect of the Veolia Acquisition on continuing operations as if it had occurred on January 1, 2012 and represents pro forma loss from continuing operations for the year ended December 31, 2012.

(in thousands, except shares)	ADS Waste Holdings, Inc.	Veolia (a)	Proforma Adjustments		Proforma Adjusted ADS Waste Holdings, Inc.
Service revenues	$542,362	$752,321	$—		$1,294,683

Operating costs and expenses
Operating expenses	337,247	465,539	(5,248	)(b)	797,538
Selling, general and administrative	104,626	68,265	(26,476	)(c)	146,415
Depreciation and amortization	104,798	102,496	31,968	(d)	239,262
Acquisition and development costs	1,243	—	—		1,243
Loss on disposal of assets	2,142	12,646	—		14,788
Asset impairment, including goodwill	43,710	—	—		43,710
Restructuring charges	9,901	—	—		9,901

Total operating costs and expenses	603,667	648,946	(244)		1,252,857

Operating (loss) income	(61,305)	103,375	244		41,826

Other income (expense)
Interest expense	(49,449)	(5,984)	(102,004	)(e)	(157,437)
Interest income	132	—	—		132
Debt conversion costs and early extinguishment of debt	(9,423)	—	9,423	(f)	—
Other, net	1,237	4,048	—		5,285

Total other expense	(57,503)	(1,936)	(92,581)		(152,020)

(Loss) income from continuing operations before income taxes	(118,808)	101,439	(92,825)		(110,194)
Income tax (benefit) provision	(13,480)	32,962	(24,674	)(g)	(5,192)

(Loss) income from continuing operations	$(105,328)	$68,477	$(68,151)		$(105,002)

Earnings per share:
Basic	N/A	N/A	N/A		$(105.0)
Diluted	N/A	N/A	N/A		$(105.0)
Average number of common shares outstanding:
Basic	N/A	N/A	N/A		1,000
Diluted	N/A	N/A	N/A		1,000

Note 1. Basis of Presentation

The unaudited pro forma statement of operations was prepared in accordance with SEC Regulation S-X Article 11 and are based on the separate historical consolidated financial information of ADS Waste Holdings and Veolia’s historical financial information for the period January 1, 2012 through November 19, 2012. The pro forma consolidated statement of operations assumes the Acquisition occurred on January 1, 2012.

Note 2. Pro Forma Adjustments

(a)	Reflects historical amounts for Veolia for the period January 1, 2012 – November 19, 2012.
(b)	Reflects the removal of lease expense for certain vehicles that were leased by Veolia prior to the acquisition, but purchased by the Company in connection with the acquisition. The depreciation adjustment in Note (d) below reflects the full year of depreciation on these vehicles.
(c)	Reflects the proforma adjustment for the elimination of transaction costs of $26.5 million incurred in connection with the acquisition of Veolia.
(d)	Reflects pro forma adjustments related to the fair values of acquired property and equipment, landfills and intangibles acquired. Property and equipment and intangibles acquired are being amortized and depreciated over their estimated useful lives on a straight-line basis. Landfill assets are being amortized on a units of consumption basis. Management has assumed weighted average useful lives of 5 – 10 years for vehicles, 3 – 10 years for machinery and equipment, 5 – 15 years for containers, 5 – 7 years for furniture and fixtures, 5 – 39 years for building and improvements, 2 – 7 years for noncompete agreements, 1 – 25 years for tradenames, 3 – 40 years for customer lists and contracts, 18 years for operating permits and 8 – 14 years for above/below market leases.
(e)	Reflects the pro forma adjustment for the interest expense associated with the debt financing that was incurred in connection with the acquisition.
(f)	Adjustment represents the costs to extinguish the Company’s outstanding debt as a result of the acquisition. Repayment was required due to the additional borrowing required to fund the acquisition
(g)	Reflects the change in the tax provision due to the acquisition and changes in interest expense.

SELECTED HISTORICAL FINANCIAL DATA

The following table presents the Company’s selected consolidated statement of operations, statement of cash flows and balance sheet data for the periods presented and should be read in conjunction with the Company’s audited consolidated financial statements and the unaudited condensed consolidated financial statements and the notes thereto, “Selected Historical Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere in this prospectus.

(in thousands of dollars)	For the Six Months Ended June 30,		For the Year Ended December 31,
	2013	2012	2012	2011	2010
Consolidated Statement of Operations Data:
Operating revenues	$645,813	$227,541	$542,362	$432,348	$377,491

Costs and expenses:
Operating	407,181	138,119	337,247	266,123	227,194
Selling, general and administrative (a)	86,368	31,317	104,626	61,640	61,162
Depreciation and amortization	137,353	41,400	104,798	77,107	64,238
Restructuring	1,930	—	9,901	—	—
(Income) expense from divestitures and asset impairments	(21)	679	47,095	17,564	103,878

	632,811	211,515	603,667	422,434	456,472

Income from operations	13,002	16,026	(61,305)	9,914	(78,981)
Interest expense	(83,610)	(11,381)	(49,449)	(24,497)	(35,504)
Other income/(expense), net	1,042	(101)	(8,054)	(4,270)	(308)

(Loss)/income before income taxes	(69,566)	4,544	(118,808)	(18,853)	(114,793)
(Benefit)/provision for income taxes	(25,180)	5,752	(13,480)	3,477	(657)

Net loss from continuing operations attributable to ADS Waste Holdings, Inc.	(44,386)	(1,208)	(105,328)	(22,330)	(114,136)
(loss)/income from discontinued operations, net of tax	(5,150)	(5,457)	(88,792)	279	(269)

Net loss from continuing operations attributable to ADS Waste Holdings, Inc.	(49,536)	(6,665)	(194,120)	(22,051)	(114,405)

Less: net loss attributable to non-controlling interest	(38)	(104)	(1,385)	(216)	(1,372)

Net loss attributable to ADS Waste Holdings, Inc.	$(49,498)	$(6,561)	$(192,735)	$(21,835)	$(113,033)

Consolidated Statement of Cash Flows Data:
Net cash provided by operating activities	$81,556	$51,897	$55,161	$86,740	$78,285
Net cash (used in) investing activities	(71,436)	(42,094)	(1,980,500)	(133,665)	(157,412)
Net cash (used in)/ provided by financing activities	(16,206)	(12,529)	1,937,227	40,752	79,207

Consolidated Balance Sheet Data:
Total assets	$3,736,373	$1,363,153	$3,785,222	$1,374,592	$1,338,870
Debt, including current portion (b)	2,361,510	443,851	2,366,150	439,401	513,532
Total ADS Waste Holdings, Inc. stockholders’ equity	618,815	694,445	662,556	721,468	614,208

(a)	Includes stock-based compensation expense. Stock based compensation expense for all fiscal years presented was determined using the fair value method set forth in ASC 718, “Compensation—Stock Compensation.”
(b)	Total debt includes capital lease obligations of $16.7 million at June 30, 2013 and $12.4 million at December 31, 2012.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

For purposes of this Management’s Discussion and Analysis of Financial Condition and Results of Operations, “we,” “us” and “our” refer to ADS Waste Holdings, Inc. and its subsidiaries on a consolidated basis. You should read the following discussion and analysis in conjunction with the “Selected Historical Financial Data” section of this prospectus and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The following management’s discussion and analysis relates to the six month periods ended June 30, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010. Any statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the “Risk Factors” section of this prospectus. Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Overview

We are the largest privately owned non-hazardous solid waste management company in the United States and the fourth-largest overall, as measured by revenue.* We are a leader in environmental services, providing non-hazardous solid waste collection, transfer, recycling and disposal services for residential, commercial and industrial customers across the Southeast, Midwest and Eastern regions of the United States as well as in the Commonwealth of the Bahamas. Our headquarters are located in Ponte Vedra, Florida and we service over 2.5 million residential customers, approximately 266,000 commercial and industrial (“C&I”) customers and 706 municipalities. We are vertically integrated with approximately 5,400 employees and we own or operate a network of 99 collection operations, 88 transfer stations, 25 recycling facilities and 46 landfills with a fleet of approximately 3,600 vehicles. ADS Waste Holdings, Inc. (the “Company” or “ADS Waste”) is a Delaware corporation that was formed to be the parent company for the purpose of reorganizing several holding companies and is ultimately controlled by Star Atlantic Waste Holdings II, L.P. On September 19, 2012, in a series of transactions (the “Reorganization”), Star Atlantic Waste Holdings II, L.P., which is indirectly majority owned by funds sponsored and managed by Highstar Capital, L.P., contributed to Advanced Disposal Waste Holdings Corp. (parent company of ADS Waste Holdings, Inc.) (i) all of the stock of HWStar Holdings Corp., the parent company of Highstar Waste Holding Corp. and Subsidiaries, doing business as Interstate Waste Services (“IWS”) and (ii) its rights under a Share Purchase Agreement, dated as of July 18, 2012, to purchase all of the stock of Veolia ES Solid Waste, Inc. from Veolia Environnment S.A. Advanced Disposal Waste Holdings Corp. contributed to ADS Waste all of the stock of ADStar Waste Holdings Corp. and of HWStar Holdings Corp., as well as the rights under the aforementioned Share Purchase Agreement to purchase the stock of Veolia ES Solid Waste, Inc. The Company is wholly owned by ADS Waste Holdings Corp. (the “Parent”).

The Company is the parent holding company of the historical businesses of ADStar Waste Holdings Corp. and HW Star Holdings Corp., which through their ownership include the operating businesses of ADStar Waste Holdings Corp. and IWS, and has combined the results of these businesses. The historical financial information is derived from the historical consolidated financial statements of ADStar Waste Holdings Corp and the consolidated financial statements of HW Star Holdings Corp. The Reorganization has been accounted for as a transaction between entities under common control as we have been and continue to be under common control of Highstar Capital, L.P. since 2006. The financial statements have been consolidated subsequent to the Reorganization date as described above.

On November 20, 2012, ADS Waste purchased Veolia ES Solid Waste, Inc. from Veolia Environnment S.A. for $1.9 billion and changed the name to MW Star Holdings Corp (“Veolia”). The consolidated company does business as ADS Waste Holdings, Inc. We currently manage and evaluate our principal operations through

*	Source: Management’s analysis of market position based on information contained in the Waste Business Journal’s Waste Market Overview and Outlook 2012, giving effect to the Acquisition on a pro forma basis.

three reportable operating segments on a regional basis. Those operating segments are the South, East and Midwest regions which provide collection, transfer, disposal (in both solid waste and non-hazardous waste landfills), recycling and billing services.

Results of Operations

The following table sets forth for the periods indicated our consolidated results of operations and the percentage relationship that certain items from our consolidated financial statements bear to revenue (in millions and as a percentage of our revenue).

	Six Months Ended June 30,
	2013		2012
Service revenues	$645.81		$227.54

Expenses
Operating	407.18	63%	138.12	61%
Selling, general and administrative	86.37	13%	31.32	14%
Depreciation and amortization	137.35	21%	41.40	18%
Acquisition and development charges	0.17	0%	0.24	0%
(Gain)/loss on disposal of assets	(0.20)	0%	0.44	0%
Restructuring charges	1.93	0%	—	0%

Total expenses	632.80	98%	211.52	93%

Operating Income	$13.01	2%	$16.02	7%

	Years Ended December 31,
	2012		2011		2010
Service revenues	$542.36		$432.35		$377.49

Expenses
Operating	337.25	62%	266.12	62%	227.19	60%
Selling, general and administrative	104.63	19%	61.64	14%	61.16	16%
Depreciation and amortization	104.80	19%	77.11	18%	64.24	17%
Acquisition and development costs	1.24	0%	3.48	1%	2.33	1%
Loss on disposal of assets	2.14	0%	14.08	3%	0.29	0%
Asset impairment, including goodwill	43.71	8%	—	0%	101.26	27%
Restructuring charges	9.90	2%	—	0%	—	0%

Total expenses	603.67	111%	422.43	98%	456.47	121%

Operating (Loss) Income	$(61.31)	-11%	$9.91	2%	$(78.98)	-21%

Components of Operating Expenses

	Six Months Ended June 30,
	2013		2012
Operating	$399.44	62%	$134.89	59%
Accretion of landfill retirement obligations	7.74	1%	3.23	1%

Operating Expenses	$407.18		$138.12

	Years Ended December 31,
	2012		2011		2010
Operating	$329.25	61%	$258.15	60%	$221.02	59%
Accretion of landfill retirement obligations	7.99	1%	7.97	2%	6.17	2%

Operating expenses	$337.25		$266.12		$227.19

Components of Depreciation and Amortization

	Six Months Ended June 30,
	2013		2012
Depreciation, amortization and depletion of property and equipment	$115.19	18%	$35.09	15%
Amortization of other intangible assets and other assets	22.16	3%	6.31	3%

Depreciation and amortization	$137.35		$41.40

	Years Ended December 31,
	2012		2011		2010
Depreciation, amortization and depletion of property and equipment	$89.27	16%	$62.30	14%	$51.09	14%
Amortization of other intangible assets and other assets	15.53	3%	14.81	3%	13.15	3%

Depreciation and amortization	$104.80		$77.11		$64.24

Revenue

Our revenue base is distributed across several markets and business lines, with the primary business lines being our solid waste collection, transfer and landfill disposal operations. Our remaining revenue is generated from recycling, fuel surcharges and environmental fees, landfill gas-to-energy operations and other ancillary revenue-generating activities. In general, we integrate our recycling operations with our collection operations and obtain revenue from the sale of recyclable materials.

Revenues from our collection operations consists of fees we receive from commercial, industrial, municipal and residential customers and are influenced by factors such as collection frequency, type of collection equipment furnished, type and volume or weight of the waste collected, distance to the recycling facilities, transfer station or disposal facility and our disposal costs. Our residential and commercial collection operations in some markets are based on long-term contracts with municipalities with terms typically of three to five years or longer. We provide front load and temporary and permanent roll-off service offerings to our customers. While the majority of our roll-off services are provided to customers under long-term contracts, we generally do not enter into contracts with our temporary roll-off customers due to the relatively short-term nature of most construction and demolition (“C&D”) projects.

Our transfer stations, landfills and, to a lesser extent, our recycling facilities generate revenue from disposal or tipping fees. Revenues from our landfill operations consist of fees, which are generally based on the type and weight or volume of waste being disposed of at our disposal facilities. Fees charged at transfer stations are generally based on the weight or volume of waste deposited, taking into account our cost of loading, transporting and disposing of the solid waste at a disposal site. Recycling revenue generally consists of fees and the sale of recyclable commodities to third parties.

The fees charged for collection, disposal, transfer, and recycling services may include fuel surcharges and environmental fees which are, intended to pass through the costs incurred by the Company related to changes in the market prices of fuel, which are indexed to current market costs for fuel, and expenses incurred for environmental compliance.

Other revenue is comprised of ancillary revenue-generating activities, such as landfill gas-to-energy operations at municipal solid waste landfills, management of three third-party owned landfills, customer service charges relating to overdue payments and customer administrative fees relating to customers who request paper copies of invoices rather than opting for electronic invoices and broker revenue, which is earned by managing waste services for our customers.

The following table sets forth our consolidated revenues for the periods indicated (in millions).

	Six Months Ended June 30,
	2013	2012
Collection	$442.65	$152.99
Disposal	150.53	87.67
Sale of recyclables	17.30	7.91
Fuel and environmental fees	37.90	10.20
Other	36.51	7.69
Intercompany elimination	(39.08)	(38.92)

Total	$645.81	$227.54

	Years Ended December 31,
	2012	2011	2010
Collection	$371.13	$298.11	$261.91
Disposal	172.65	145.77	129.94
Sale of recyclables	16.61	16.91	17.35
Fuel and environmental fees	25.31	19.88	14.43
Other	38.73	20.24	7.52
Intercompany elimination	(82.07)	(68.56)	(53.66)

Total	$542.36	$432.35	$377.49

Six Months Ended June 30, 2013 compared to Six Months Ended June 30, 2012

Revenue for the six months ended June 30, 2013 was $645.8 million, an increase of $418.3 million, or 183.8%, from revenue of $227.5 million for the six months ended June 30, 2012. The increase in revenue in the 2013 period compared to the 2012 period was due to the following:

•	Collection revenue increased by $289.7 million, or 189.3%, to $442.6 million, of which $289.3 million was attributable to the acquisition of Veolia in November 2012.

•	Disposal revenue increased by $62.9 million, or 71.7%, to $150.5 million, of which $65.0 million was attributable to the acquisition of Veolia. The increase from the acquisition of Veolia was partially offset by lower disposal revenue at our Moretown, Vermont landfill of $3.9 million due to the reduced volume capacity in 2013.

•	Sale of recyclables increased by $9.4 million, or 118.7%, due primarily to the acquisition of Veolia, which contributed $9.8 million. The decline in pricing during the first six months 2013 compared to the first six months of 2012 negatively impacted the comparable historical operating businesses as the six month average commodity price dropped 19.0% from the first six months of 2012 to the first six months of 2013.

•	Fuel surcharges and environmental fees increased by $27.7 million, or 271.6%. The acquisition of Veolia contributed $27.9 million in additional fuel surcharges and environmental fees. Without giving effect to the acquisition, fuel surcharges and environmental fees were relatively stable period over period.

•	Other revenue increased by $28.8 million, or 374.8%. The main driver of the increase was the acquisition of Veolia, which contributed $28.1 million in other revenue. Additionally, broker revenue increased for the same period year over year as a result of new business that was won at the end of 2012. The major components of other revenue are the revenues generated from the operation of three managed landfills, landfill gas-to-energy projects and broker revenue. Without giving effect to the acquisition, other revenues were relatively stable period over period.

Fiscal Year Ended December 31, 2012 compared to 2011

Revenue for 2012 was $542.4 million, an increase of $110.0 million, or 25.5%, from revenue of $432.4 million in 2011. The increase in revenue in 2012 compared to 2011 was due to the following:

•	Collection revenue increased by $73.0 million, or 19.7%, of which $63.9 million was attributable to the acquisition of Veolia. The remaining increase is due in large part to other acquisition activity.

•	Disposal revenue increased by $26.9 million, or 18.5%, of which $11.7 million was attributable to the acquisition of Veolia. Additionally, disposal revenue in the South Region increased by $10.3 million due to the full year impact of a buy/sell transaction in June 2011 and higher special waste volumes and an additional $1.1 million of revenue was generated as a result of the full year impact of acquisitions.

•	Sale of recyclables decreased by $0.3 million, or 1.8%, in 2012 due to a decrease in the market price of recycled commodities. The national average monthly published price for old corrugated cardboard (“OCC”) dropped by approximately 25% from 2011 to 2012. The decline in prices were partially offset by an increase in volumes processed due to a new recycling facility that began operations in January 2012 and the acquisition of Veolia, which contributed $2.2 million to the sale of recyclables.

•	Fuel surcharges and environmental fees increased by $5.4 million, or 27.4%. The acquisition of Veolia contributed $5.3 million in additional fuel surcharges and environmental fees. Without giving effect to the acquisition, fuel surcharges and environmental fees were relatively stable year over year.

•	Other revenue increased by $18.5 million, or 91.4%, in 2012. The main driver of the increase was the acquisition of Veolia which contributed $12.4 million in other revenue. The major components of Veolia other revenue are the revenues generated from the operation of two managed landfills in Florida and landfill gas-to-energy projects. The remaining increase relates to a $10.5 million increase in the South Region due primarily to the full year impact of the acquisition of a brokerage business.

Fiscal Year Ended December 31, 2011 compared to 2010

Revenue for 2011 was $432.4 million, an increase of $54.9 million, or 14.6%, from $377.5 million in 2010. The increase in revenue in 2011 compared to 2010 was due to the following:

•	Collection revenue increased by $36.2 million, or 13.9%, in 2011. The increase in collection revenue was largely attributable to the favorable revenue impact of a buy/sell transaction in mid-2011. Collection revenue of the assets acquired in this transaction contributed $22.3 million to 2011 revenues.

•	Disposal revenue increased by $15.8 million, or 12.2%. This increase was driven largely by acquisitions completed in mid-2011.

•	Sale of recyclables decreased by $0.4 million, or 0.3%.

•	Fuel surcharges and environmental fees increased by $5.5 million, or 37.8%. This increase was driven largely by increases in diesel fuel prices.

•	Other revenue increased by $12.7 million, or 169.2%, in 2011. The increase in other revenue relates in part to the impact of the acquisition of a brokerage business in mid-2011 which contributed revenues of $9.9 million.

Operating Expenses

Our operating expenses include the following:

•	Labor and related benefits consist of salaries and wages, health and welfare benefits, incentive compensation and payroll taxes.

•

Transfer and disposal costs include tipping fees paid to third-party disposal facilities and transfer stations and transportation and subcontractor costs (which include costs for independent haulers who transport waste from transfer stations to our disposal facilities and costs for local operators who provide waste handling services associated with our national accounts in markets outside our standard operating areas).

•	Maintenance and repairs expenses include maintenance and repairs to our vehicles, equipment and containers.

•	Fuel costs include the direct cost of fuel used by our vehicles, net of fuel credits and any ineffectiveness on our fuel hedges.

•	Franchise fees and taxes consist of municipal franchise fees, host community fees and royalties.

•	Risk management expenses include casualty insurance premiums and claims payments and estimates for claims incurred but not reported.

•	Other expenses include expenses such as facility operating costs, equipment rent, leachate treatment and disposal, and other landfill maintenance costs.

•	Accretion expense related to landfill capping, closure and post-closure is included in “Operating Expenses” in the Company’s audited and reviewed income statements, however, it is excluded from the table below.

The following table summarizes the major components of our operating expenses, excluding accretion expense (in millions and as a percentage of our revenue):

	Six Months Ended June 30,
	2013		2012
Labor and related benefits	$141.52	21.9%	$44.35	19.5%
Transfer and disposal costs	85.94	13.3%	41.89	18.4%
Maintenance and repairs	35.04	5.4%	12.13	5.3%
Fuel	49.44	7.7%	18.04	7.9%
Franchise fees and taxes	27.25	4.2%	3.75	1.6%
Risk management	9.40	1.5%	3.70	1.6%
Other	50.85	7.9%	11.03	4.8%

Total operating expenses	$399.44		$134.89

	Years Ended December 31,
	2012		2011		2010
Labor and related benefits	$111.92	21%	$87.70	20%	$79.14	21%
Transfer and disposal costs	87.86	16%	72.34	17%	62.91	17%
Maintenance and repairs	28.45	5%	22.94	5%	21.65	6%
Fuel	43.49	8%	36.28	8%	26.03	7%
Franchise fees and taxes	15.43	3%	6.63	2%	5.91	2%
Risk management	10.87	2%	8.44	2%	7.19	2%
Other	31.23	6%	23.82	6%	18.19	5%

Total operating expenses	$329.25		$258.15		$221.02

The cost categories shown above may not be comparable to similarly titled categories used by other companies. Thus, you should exercise caution when comparing our cost of operations by cost component to that of other companies.

Six Months Ended June 30, 2013 compared to Six Months Ended June 30, 2012

Total operating expenses, exclusive of accretion expense on landfill obligations, increased by $264.6 million, or 196.1%, to $399.44 million for the six months ended June 30, 2013 from $134.9 million for the six months ended June 30, 2012. Operating expenses, as a percentage of revenue, increased 2.6% for the six months ended June 30, 2013 from the six months ended June 30, 2012. Changes in operating expenses were primarily a result of the following:

•	Labor and related benefits increased by $97.2 million, or 219.1%, to $141.5 million, of which $96.4 million was attributable to the acquisition of Veolia. As a percentage of revenue, labor and related benefits were negatively impacted by the relative mix of higher collection revenue and lower landfill, transfer, commodity and subcontract revenue from the Veolia acquisition compared to the first six months of 2012 as collection revenues have higher associated variable labor costs.

•	Transfer and disposal costs increased by $44.1 million, or 105.2%, to $85.9 million, of which $50.7 million was attributable to the acquisition of Veolia. Additionally, disposal costs related to a number of small tuck-in acquisitions completed in the second quarter of 2013, as well as wet weather in the Midwest during the first half of the year, which increased the weight of waste being disposed of and thus further increased costs. Offsetting the increases were decreases in expenses as a result of the loss of a contract during the second half of 2012 which reduced 3rd party transportation and disposal expense by approximately $5.0 million for the six months ended June 30, 2013 compared to the six months ended June 30, 2012.

•	Maintenance and repairs expense increased by $22.9 million, or 188.9%, to $35.0 million, of which $22.8 million was attributable to the acquisition of Veolia. Without giving effect to the acquisition, maintenance and repairs expense was relatively stable period over period.

•	Our fuel costs increased by $31.4 million, or 174.1%, to $49.4 million from the first six months of 2012. The impact of the Veolia acquisition accounted for $31.6 million of the increase. Excluding the impact of the Veolia acquisition, our fuel costs were relatively stable period over period.

•	Franchise fees and taxes increased by $23.5 million, or 626.7%, to $27.3 million, of which $23.5 million was attributable to the acquisition of Veolia. Excluding the impact of the Veolia acquisition, franchise fees and taxes were relatively stable period over period.

•	Risk management expenses increased by $5.7 million or 154.1% to $9.4 million, primarily due to the acquisition of Veolia, which contributed $6.0 million.

•	Other operating costs increased by $39.8 million or 361.0% to $50.8 million, of which $31.6 million related to the acquisition of Veolia. The remaining increase was mainly driven by higher landfill maintenance and leachate costs due to wet weather during the period.

Fiscal Year Ended December 31, 2012 compared to 2011

Operating expenses increased by $71.1 million, or 27.5%, to $329.3 million for 2012 from $258.2 million for 2011. Operating expenses, as a percentage of revenue, increased by 1.0% in 2012 compared to 2011.

•	Labor and related benefits increased by $24.2 million or 27.6% to $111.9 million, of which $22.1 million of this increase is attributable to the acquisition of Veolia. The remainder is primarily due to other acquisition activity and merit-based wage increases in 2012 as well as increases in health care costs. As a percentage of revenue, labor and related benefits were negatively impacted by the relative mix of higher collection revenue and lower landfill, transfer, commodity and subcontract revenue compared to 2011 as these revenues have lower associated variable labor costs.

•	Transfer and disposal costs increased by $15.5 million or 21.5% to $87.9 million. The acquisition of Veolia division accounted for $7.2 million of the increase. The brokerage business contributed an additional $9.2 million of expenses in 2012 due to the timing of the acquisition in 2011. Offsetting these increase were the benefits of increased internalization of waste which reduces the cost base.

•	Maintenance and repairs expense increased by $5.5 million, or 24.0% to $28.5 million. The acquisition of Veolia accounted for $5.1 million of the increase. The remaining increase is due to costs associated with our fleet maintenance initiative as well as the increased cost of tires and container refurbishment expenses.

•	During 2012, our fuel costs increased $7.2 million, or 19.9% to $43.5 million. The impact of the Veolia acquisition accounted for $7.1 million of our 2012 fuel costs. Excluding the impact of the Veolia acquisition our fuel costs were relatively stable year over year.

•	Franchise fees and taxes increased $8.8 million or 132.7% to $15.4 million during 2012 primarily due to the acquisition of businesses in franchise markets.

•	Risk management expenses increased $2.4 million or 28.8% to $10.9 million during 2012 primarily due to the acquisition of Veolia and the unfavorable development of claims compared to the prior year.

•	Other operating costs increased $7.4 million or 31.1% to $31.2 million in 2012, of which $8.2 million relates to the acquisition of Veolia, partially offset by operational synergies achieved through consolidation of the companies.

Fiscal Year Ended December 31, 2011 compared to 2010

Operating expenses increased by $37.1 million, or 16.8%, to $258.15 million for 2011. Our operating expenses, as a percentage of revenue, increased by 1.1% percentage points in 2011 compared to 2010.

•	Labor and related benefits increased by $8.6 million or 10.8% to $87.7 million but decreased as a percentage of revenue by 1%. The increase in overall labor and benefits is due primarily to increases in overall wages and increases in our workforce due to acquisitions. As a percentage of revenue, labor and related benefits were positively impacted by the relative mix of higher landfill, transfer, commodity and subcontract revenue compared to 2010. This was driven in part by an asset swap with a competitor in 2011, which increased internalization rates year over year.

•	Transfer and disposal costs increased $9.4 million or 15.0% to $72.3 million but remained relatively flat as a percentage of revenue. The increase was driven largely by broker payments to third-party vendors.

•	Maintenance and repairs expense increased $1.3 million or 6.0% to $22.9 million primarily due to costs associated with our fleet maintenance initiative.

•	The increase in fuel expenses of $10.3 million, or 39.4% to $36.3 million was due to higher diesel fuel prices.

•	Risk management expenses increased $1.3 million or 17.4% to $8.4 million during 2011 primarily due to an unfavorable actuarial development compared to the prior year and acquisition activity.

•	Other operating costs increased $5.6 million or 31.0% to $23.8 million in 2011 primarily due to the acquisitions in the Eastern region.

Depreciation, Amortization and Depletion of Property and Equipment

Depreciation, amortization and depletion expense includes depreciation of fixed assets over the estimated useful life of the assets using the straight-line method, and amortization and depletion of landfill airspace assets under the units-of-consumption method. We depreciate all fixed assets to a zero net book value, and do not apply salvage values.

The following table summarizes depreciation, amortization and depletion of property and equipment for the periods indicated (in millions and as a percentage of our revenue):

	Six Months Ended June 30,
	2013		2012
Depreciation and amortization of property and equipment	$78.51	12%	$22.63	10%
Landfill depletion and amortization	36.68	6%	12.46	5%

Depreciation, amortization and depletion expense	$115.19		$35.09

	Years Ended December 31,
	2012		2011		2010
Depreciation and amortization of property and equipment	$59.33	11%	$42.99	10%	$33.76	9%
Landfill depletion and amortization	29.94	6%	19.31	4%	17.32	5%

Depreciation, amortization and depletion expense	$89.27		$62.30		$51.09

Depreciation and amortization of property and equipment increased by $55.9 million for the six months ended June 30, 2013 compared to the six months ended June 30, 2012, primarily due to the acquisition of Veolia, which accounted for $52.0 million of the increase and business acquisitions that were completed in the last six months of 2012. The increase in landfill depletion and amortization of $24.2 million for the six month period is due to the acquisition of Veolia, which contributed $25.1 million, offset by the impact of lower volumes at our Moretown landfill.

Depreciation and amortization of property and equipment increased by $16.3 million for 2012 compared to 2011, primarily due to the acquisition of Veolia division, which accounted for $11.4 million of the increase. The remaining increase is attributable to other acquisition activity and new investments in recycling facilities and equipment. Depreciation and amortization of property and equipment increased by $9.2 million for 2011 compared to 2010, primarily due to acquisitions. Landfill depletion and amortization increased by $10.6 million for 2012 compared to 2011 as result of the acquisition of Veolia. Unfavorable adjustment to landfill depletion resulting from reduction in deemed airspace and amortization of asset retirement obligations contributed $5.6 million and higher amortization rates which were impacted by increasing costs to cap landfills. Landfill depletion and amortization increased by $2.0 million for 2011 compared to 2010, primarily due to acquisition activity and higher costs to cap landfills.

Amortization of Other Intangible Assets and Other Assets

Amortization of intangibles and other assets was $22.2 million and $6.3 million for the six months ended June 30, 2013 and 2012, respectively, or, as a percentage of revenue, 3.4% for the 2013 period and 2.8% for the 2012 period. Our other intangible assets and other assets primarily relate to customer lists, municipal and customer contracts, operating permits and non-compete agreements. Amortization of intangible assets increased during the six months ended June 30, 2013 as compared to the six months ended June 30, 2012 primarily due to the acquisition of Veolia.

Amortization of intangibles and other assets was $15.5 million, $14.8 million and $13.2 million for 2012, 2011 and 2010, respectively, or, as a percentage of revenue, 3% for all years presented. Our other intangible assets and other assets primarily relate to customer lists, municipal and customer contracts, operating permits and non-compete agreements.

Accretion of landfill retirement obligations

Accretion expense was $7.7 million and $3.2 million for the six months ended June 30, 2013 and 2012, respectively, or, as a percentage of revenue, 1.2% and 1.4% for the six months ended June 30, 2013 and 2012, respectively. The increase is mainly due to the acquisition of Veolia which accounted for $5.3 million, partially offset by the settlement of liabilities.

Accretion expense was $8.0 million, $8.0 million and $6.2 million for 2012, 2011 and 2010, respectively. Veolia contributed approximately $1.2 million in 2012. Further, current year cost changes were discounted at a lower interest rate in 2012 compared to 2011 and obligations were settled in 2012 in the amount of $6.2 million as compared to $4.0 million in 2011. Increases in accretion expense from 2010 to 2011 were a result of the acquisition of one landfill and overall increases in the obligation related to waste in place that had not been capped.

Selling, General and Administrative

Selling, general and administrative expenses include salaries, legal and professional fees, rebranding and integration costs and other expenses. Salaries expenses include salaries and wages, health and welfare benefits and incentive compensation for corporate and field general management, field support functions, sales force, accounting and finance, legal, management information systems, and clerical and administrative departments. Rebranding and integration costs are those costs associated with renaming all of the acquired and merged businesses’ trucks and containers and those costs expended to align the corporate and strategic operations of the acquired and merged businesses. Other expenses include rent and office costs, fees for professional services provided by third parties, marketing, directors’ and officers’ insurance, general employee relocation, travel, entertainment and bank charges, but excludes any such amounts recorded as restructuring charges.

The following table provides the components of our selling, general and administrative expenses for the periods indicated (in millions and as a percentage of our revenue):

	Six Months Ended June 30,
	2013		2012
Salaries	$54.72	8%	$20.30	9%
Legal and professional	5.06	1%	2.67	1%
Rebranding and integration costs	7.41	1%	—	0%
Other	19.18	3%	8.35	4%

Total selling, general and administrative expenses	$86.37		$31.32

	Years Ended December 31,
	2012		2011		2010
Salaries	$46.05	8%	$37.66	9%	$36.71	10%
Legal and profession	6.42	1%	4.93	1%	5.10	1%
Rebranding and integration costs	31.36	6%	—	0%	—	0%
Other	20.80	4%	19.05	4%	19.35	5%

Total selling, general & administrative expenses	$104.63		$61.64		$61.16

The cost categories shown above may not be comparable to similarly titled categories used by other companies. Thus, you should take care when comparing our selling, general and administrative expenses by cost component to that of other companies.

Six Months Ended June 30, 2013 compared to Six Months Ended June 30, 2012

Our salaries expense of $54.7 million increased by $34.4 million for the six months ended June 30, 2013 compared to the six months ended June 30, 2012. The increase is primarily due to the acquisition of Veolia which contributed $33.9 million. Another driver of the increase was $3.0 million paid in one-time bonuses to key legacy employees as recognition for their contributions during the Veolia acquisition. Offsetting the increased amounts were decreases due to consolidation of staff and elimination of duplicate corporate overhead salaries.

Legal and professional fees increased by $2.4 million mainly as a result of the debt refinancing that occurred in February 2013 due to the re-filing of charters and by-laws associated with the financing. Legal and professional fees decreased as a percentage of revenue by 0.4% for the six months ended June 30, 2013 compared to the six months ended June 30, 2012.

Rebranding and integration costs for the six months ended June 30, 2013 of $7.4 million are comprised of $2.0 million of rebranding costs, $3.7 million of system conversion costs, and $1.7 million of integration planning and execution costs.

Other selling, general and administrative expenses increased by $10.8 million, but as a percentage of revenue decreased 0.7% for the six months ended June 30, 2013 compared to the six months ended June 30, 2012. Of the $10.8 million increase, $9.2 million was attributable to the acquisition of Veolia. The remaining $1.6 million increase was primarily driven by a $1.2 million increase in computer support and $0.4 million in office rent.

Fiscal Year Ended December 31, 2012 compared to 2011

Our salaries expenses increased by $8.4 million and remained relatively consistent as a percentage of revenue for 2012 compared to 2011. The increase is primarily due to the acquisition of Veolia.

Legal and professional fees increased by $1.5 million in 2012 compared to 2011 primarily as a result of increased fees related to union contract negotiations.

Rebranding and integration costs are mainly related to the one-time costs related to the acquisition of Veolia and merger and acquisition fees paid to investment bankers. These costs are mainly comprised of professional fees, including legal, accounting, engineering and merger and acquisition advisory fees.

Other selling, general and administrative expenses increased by $1.8 million but as a percentage of revenue remained consistent in 2012 and 2011.

Fiscal Year Ended December 31, 2011 compared to 2010

Our selling, general and administrative expenses remained relatively consistent from 2011 compared to 2010.

Acquisitions

In the ordinary course of our business, we regularly evaluate and pursue acquisition opportunities that further enhance our vertical integration strategy.

As discussed in Note 1 and Note 3 in our consolidated financial statements, effective November 20, 2012, the Company acquired all of the capital stock of Veolia from Veolia Environnment S.A. for a purchase price of approximately $1.9 billion subject to working capital and net company debt adjustments which are expected to be completed within one year from the date of purchase. Other acquisitions were made during fiscal 2012 which amounted to approximately $27 million of net assets acquired.

The results of operations of each acquisition are included in the unaudited condensed consolidated statements of operations of the Company subsequent to the closing date of each acquisition. For the six months ended June 30, 2013 the Company completed a number of tuck-in acquisitions for $6.0 million net of cash acquired, compared to the six month period ended June 30, 2012 when the Company completed tuck-in acquisitions for $5.7 million net of cash acquired.

Asset Impairments and Divestitures/Discontinued Operations

From time to time, we may divest certain components of our business. Such divestitures may be undertaken for a number of reasons, including as a result of a determination that a specified asset will no longer provide adequate returns to us or will no longer serve a strategic purpose in connection with our business.

In connection with the acquisition of Veolia, the Company was required by the United States Department of Justice to divest certain businesses. The Company entered into letters of intent for those businesses in Georgia and New Jersey and has recorded an impairment charge of $13.7 million, as the fair value determined through the selling price was less than the carrying value as of December 31, 2012. Subsequent to June 30, 2013, the Company sold the assets in Georgia for no significant gain or loss. The sale of the businesses in New Jersey is expected to close within one year and as such the Company has classified these assets as held for sale at June 30, 2013 and December 31, 2012, respectively in the condensed consolidated balance sheets and classified the results of operations as discontinued operations in the condensed consolidated statements of operations for all periods presented.

The Company entered into a letter of intent to sell certain assets and liabilities in New York and New Jersey from the IWS and Veolia businesses for approximately $60 million in the fourth quarter of 2012 and signed a definitive contract the first quarter of 2013. In connection with the planned divestiture, the Company recorded an impairment charge of approximately $26.7 million in 2012. These assets are classified as held for sale in the accompanying condensed consolidated balance sheets at June 30, 2013 and the results of operations have been included in discontinued operations in the accompanying unaudited condensed consolidated statements of operations for all periods presented. Subsequent to June 30, 2013, the Company renegotiated its contract and sold the assets for $45 million and reacquired all of the outstanding stock of the minority shareholder of IWS and as a result recorded an additional impairment charge of $7.6 million in connection with the transaction.

The Company terminated a long-term operating agreement for one of its landfills. An impairment charge of approximately $39.8 million was recorded to long-lived landfill assets no longer being used by the Company for the year ended December 31, 2012. The Company has classified the results of operations of this landfill as discontinued operations for all periods presented in the consolidated statements of operations.

During the year ended December 31, 2010, the Company recorded impairment charges totaling $101.7 million in connection with its annual impairment testing of goodwill and other intangible assets. The impairment charge was comprised of $84.9 million related to goodwill and $15.7 million related to operating permits and customer relationships. The impairment charges related to operations located in the Company’s East region. The remaining charge relates to losses on assets disposed of in the normal course of operations.

Restructuring Charges

In September 2012, the Company announced a reorganization of its operations, designed to consolidate management and staff in connection with the merging of the operations of IWS and ADS. Subsequent to the closing of Veolia, further organizational changes were announced and implemented. Principal changes included consolidation and elimination of management, relocation of staff to new regional headquarter locations and divesting of certain locations. Through this reorganization, the Company eliminated approximately 80 positions throughout the Company and offered voluntary separation agreements to those impacted.

During the six months ended June 30, 2013 and 2012, the Company recognized $1.9 million and $0 million of pre-tax restructuring charges, respectively.

Through June 30, 2013, the Company had recognized $11.8 million of restructuring charges, of which $7.8 million related to employee severance and benefits, $2.7 million associated with lease termination costs and the remainder was associated with relocation costs. Of the total amount recognized since inception of the program in 2012, the Company has paid $10.3 million of these costs. At June 30, 2013, the Company had approximately $1.5 million of accrued employee severance, which will be paid through September 2014.

For the year ended December 31, 2012, we recognized employee severance and benefits restructuring charges of approximately $7.4 million, of which $4.3 million related to the East region and the remaining amount in the Midwest region. The lease termination costs and asset impairments were the result of the decision to consolidate locations in connection with the relocation of corporate and regional offices and the decision to close certain landfills and divest assets. Other expenses are primarily for lease termination costs for exiting facilities of $2.3 million associated with accomplishing the restructuring actions in the East region.

Interest Expense

The following table provides the components of interest expense for the periods indicated (in millions):

	Six Months Ended June 30,
	2013	2012
Interest expense on debt and capital lease obligations	$81.10	$11.50
Accretion of debt discounts	2.50	—
Less: Capitalized interest	—	(0.10)

Total interest expense	$83.60	$11.40

	Years Ended December 31
	2012	2011	2010
Interest expense on debt and capital lease obligations	$48.59	$25.32	$36.94
Accretion of debt discounts	1.13	—	—
Less: Capitalized interest	(0.28)	(0.82)	(1.44)

Total interest expense	$49.45	$24.50	$35.50

The increase in interest expense from the six month period ended June 30, 2012 to the six month period ended June 30, 2013 is due principally to increased debt levels associated with the Veolia acquisition and higher interest rates on the current debt.

The increase in interest expense from 2011 to 2012 is due principally to increased debt levels associated with the Veolia acquisition and higher interest rates on the current debt. The decrease in interest expense from 2010 to 2011 is principally due to lower debt levels and lower interest rates on the amount of debt outstanding.

Debt Conversions and Early Extinguishment of Debt

There were no early extinguishments of debt for the six months ended June 30, 2013 or 2012. The Company modified its Term B Loan during the six month period ended June 30, 2013 and incurred approximately $19.5 million of costs in connection with the modification, which were capitalized as debt issuance costs. No modifications of debt were completed during the six month period ended June 30, 2012. The following table summarizes the refinancing transactions that resulted in non-cash losses on extinguishments or modifications of outstanding debt for the years ended December 31 (in millions):

	Principal Repaid	Total Loss on Extinguishment of Debt
2012
Credit facilities due December 2014	$128.5	$1.8
Revolving line of credit due April 2016	358.4	7.5
Subordinated debt due November 2015 at 11.33%	5.0	0.1

Total	$491.9	$9.4

2011
Term loan B, $150,000 due January 2015	$148.5	$3.6
$40.0 million 12.5% Senior Subordinated Notes	40.0	0.4
Credit facility refinancing	—	0.8

Total	$188.5	$4.8

2010
Revolving line of credit due February 2011	$304.0	$0.6
Subordinated debt 11.33% due November 2015	60.0	0.1

Total	$364.0	$0.7

Income Taxes

Our effective income tax rate from continuing operations for the six months ended June 30, 2013 and 2012 was 36.3% and 122.5%, respectively. We evaluate our effective income tax rate at each interim period and adjust it accordingly as facts and circumstances warrant. The difference between federal income taxes computed at the federal statutory rate and reported income taxes for the six months ended June 30, 2013 was primarily due to the unfavorable impact of the change in recorded valuation allowance and the settlement of state audits partially offset by the impact of favorable state and local taxes. The difference between federal income taxes computed at the federal statutory rate and reported income taxes for the six months ended June 30, 2012 was primarily due to the change in recorded valuation allowance and the unfavorable impact of state and local taxes.

For additional discussion and detail regarding our income taxes for the six month periods ended June 30, 2013 and 2012, respectively, see Note 7, Income Taxes, to our unaudited condensed consolidated financial statements.

Our (benefit) provision for income taxes was $(13.5 million), $3.5 million, and $(0.7 million) for the years ended December 31, 2012, 2011, and 2010, respectively. Our effective income tax rate was (11.35)%, 19%, and (.01)% for 2012, 2011, and 2010 respectively. The comparability of our reported income taxes for the years ended December 31, 2012, 2011, and 2010 is primarily affected by (i) variations in our income before income taxes; (ii) changes in effective state tax rates; (iii) impairment charges recorded against goodwill; (iv) the recognition of a deferred tax asset due to differences in the book and tax basis on assets held for sale; and (v) the change in recorded valuation allowance. The impact of these items are summarized below:

State Tax Rate Changes—During 2012, our state deferred income taxes increased by $7.2 million from 2011 to reflect the impact of changes in the estimated tax rate at which existing temporary differences will be realized. This change is the result of the operational merger of IWS and ADS and the Veolia acquisition. During 2011, the change in our state tax rate resulted in a change in tax expense of $2.4 million from 2010.

Change in Recorded Valuation Allowance—The realization of deferred tax assets is dependent on sufficient taxable income prior to the expiration of any loss carryforward. A valuation allowance is recorded against net assets that we do not believe will be realized prior to the expiration of any loss carryforward. For 2012, tax expense increased by $16.2 million due to the recording of an additional valuation allowance. For 2011, tax expense decreased by $4.4 million from 2010 due to the use of valuation allowance.

On November 20, 2012, we acquired Veolia. As a result of this acquisition, we recorded $248.3 million of additional net deferred tax liabilities. In addition, we received income tax attributes, primarily state net operating losses, for which we recorded a full valuation allowance in the amount of approximately $13.8 million, as it is more likely than not they are not realizable.

For additional discussion and detail regarding our income taxes for the years ended December 31, 2012, 2011 and 2010, respectively, see Note 20, Income Taxes, to our consolidated financial statements.

Noncontrolling Interests

Net loss attributable to noncontrolling interests was $0.04 million and $0.1 million for the six months ended June 30, 2013 and 2012, respectively and $1.4 million in 2012, $0.2 million in 2011, and $1.4 million in 2010. The noncontrolling interest was reacquired subsequent to June 30, 2013 in connection with the sale of certain assets in the New York and New Jersey marketplace.

Reportable Segments

Our operations are managed through three geographic regions (South, East and Midwest) that we designate as our reportable segments. Revenues and operating income/(loss) for our reportable segments for the periods indicated, is shown in the following tables (in millions):

	Net Operating Revenue	Operating Income / (Loss)	Depreciation and Amortization
Six Months Ended June 30, 2013
South	$237.68	$34.09	$38.57
East	165.68	3.82	37.17
Midwest	242.45	12.92	57.22
Corporate (a)	—	(37.82)	4.40

	$645.81	$13.01	$137.36

Six Months Ended June 30, 2012
South	$161.70	$30.07	$23.45
East	65.84	1.63	16.05
Midwest	—	—	—
Corporate (a)	—	(15.68)	1.90

	$227.54	$16.02	$41.40

	Services Revenue	Operating (Loss) Income	Depreciation and Amortization
For the Year Ended December 31, 2012
South	$336.95	$53.27	$51.59
East	150.62	(42.80)	34.50
Midwest	54.79	2.84	12.72
Corporate (a)	—	(74.61)	6.00

	$542.36	$(61.30)	$104.81

For the Year Ended December 31, 2011
South	$316.81	$34.95	$46.19
East	115.53	(7.17)	24.98
Midwest	—	—	—
Corporate (a)	—	(17.87)	5.93

	$432.34	$9.91	$77.10

For the Year Ended December 31, 2010
South	$298.21	$46.13	$39.88
East	79.28	(107.35)	18.49
Midwest	—	—	—
Corporate (a)	—	(17.76)	5.87

	$377.49	$(78.98)	$64.24

(a)	Corporate entities include legal, tax, treasury, information technology, risk management, human resources, and other typical administrative functions.

Comparison of Reportable Segments—Six Months Ended June 30, 2013 compared to Six Months Ended June 30, 2012

South Segment

Revenue for the six months ended June 30, 2013 increased by $75.9 million, or 47.0%, from the six months ended June 30, 2012. The segment’s revenue increase was driven primarily by the acquisition of Veolia which contributed an increase of $75.2 million. Acquisitions, other than Veolia, accounted for $1.2 million, organic volume growth contributed $2.8 million and net price increases contributed $0.3 million. Offsetting these increases were two contracts losses, which occurred in competitive bids in the course of ordinary business, which account for a decrease of approximately $5.5 million and changes in internalization rates which account for $0.5 million.

Operating income from our South Region increased by $4.0 million, or 13.4%, from the six months ended June 30, 2012. The net increase is primarily due to the acquisition of Veolia, which contributed $8.7 million of operating income and increased disposal rates which contributed $0.2 million. Contract losses in the normal course of business due to competitive bidding processes contributed a decrease of $2.5 million, decreased commodity prices contributed a decline of $0.3 million and a special project in 2012 at one of our landfills in 2012 that did not recur in 2013 accounted for a decrease of approximately $0.5 million. Lastly, one-time bonuses were paid out to key legacy employees during the second quarter of 2013 in the amount of $1.3 million.

East Segment

Revenue for the six months ended June 30, 2013 increased by $99.8 million, or 151.6%, from the six months ended June 30, 2012. The segment’s revenue increase was driven primarily by $103.8 million related to the Veolia acquisition, as well as other acquisitions completed during the second half of 2012 and the first half of 2013 which contributed an increase in revenue of $4.2 million and net price increases contributed $0.7 million for the six months ending June 30, 2013. These increases in revenue were partially offset by the loss of a contract in the ordinary course of business of $0.5 million and the closure of the Moretown landfill, which contributed a decrease of $3.9 million. Additional offsetting factors include: higher internalization rates of $1.93 million, a decrease in special waste at certain landfills due to a reduced number of special projects of $2.69 million and the impact of lower recycling prices of $0.3 million.

Operating income from our East Region increased by $2.2 million, or 134.4%, from the six months ended June 30, 2012. The net increase is due primarily to the Veolia acquisition which contributed $8.6 million of operating income versus the same quarter prior year. Offsetting the increases from the Veolia acquisition were decreases of approximately $2.9 million related to the closure of one of our landfills. Additionally, $0.7 million related to one-time bonuses which were paid out to key legacy employees during the second quarter of 2013 with the remainder due to lower special waste volumes and competitive pricing pressures.

Midwest Segment

The Midwest Region is comprised entirely of locations that were acquired as part of the November 2012 acquisition of Veolia.

Corporate Segment

Operating loss increased at our corporate segment, as we incurred one-time costs associated with the integration and harmonization of the three companies; rebranding of signs, containers, trucks and buildings; relocation and one-time bonus payments of $14.1 million. Additionally, we incurred approximately $2.5 million of increased costs paid to law firms for filing fees associated with the refinancing of our term loan and $0.4 million of rent expense due to expanded corporate offices and new regional headquarter offices. As a result of an increased number of corporate employees, stock option expense increased $1.8 million mainly due to a grant of one-time strategic options to new employees coupled with an increase in salary expense as a result of normal merit increases totaling $0.6 million.

Comparison of Reportable Segments—Fiscal Year Ended December 31, 2012 compared to 2011

South Segment

Revenue for 2012 increased by $20.1 million, or 6.4%, from 2011. The segment’s revenue increase was driven primarily by $17.4 million related to the Veolia acquisition. Other factors contributing to the increase in revenue were the full-year impact of the acquisition of the brokerage business completed in mid-2011 which contributed incremental revenue of $10.5 million; offset by higher internalization of waste.

Operating income from our South Region increased by $18.3 million, or 52.4%, from 2011. The increase in operating income was driven by the $12.3 million favorable effect from gain (loss) on disposition of assets, in 2012 compared to 2011 primarily as a result of prior year asset impairments of $14.1 million related to the divestiture of certain businesses. Cost of operations negatively impacted operating income by 0.4% as transfer and disposal costs increased by 17.1% to $9.0 million. The increase was driven by a $2.3 million increase in transfer and disposal costs associated with the acquisition of Veolia. The remaining increase was driven by costs associated with the full-year impact of acquisitions. Further, there was a $5.4 million increase in depreciation and amortization compared to 2011 of which $3.0 million was attributable to the Veolia acquisition. The remaining difference was driven by higher landfill amortization resulting from higher volumes.

East Segment

Revenue for 2012 increased by $35.1 million, or 30.4%, from 2011. The segment’s revenue increase was driven primarily by $23.7 million related to the Veolia acquisition. The remaining revenue increase was driven by other acquisition activity. The Company made various other acquisitions which contributed an additional $8.6 million of revenue.

Operating loss from our East Region increased by $35.6 million, or 497.1%, from 2011. The largest driver of the increase was a $43.7 million impairment at one of the Region’s landfills. Cost of operations negatively impacted operating income due to higher labor and benefits, fuel, franchise fees and repair and maintenance costs. The increased costs of operations had a negative effect on operating margin of 1.9%. There was a $9.5 million increase in depreciation and amortization of which $4.4 million was due to the acquisition of Veolia. Partially offsetting the effect of the impairment and increased costs discussed above was the impact of selling, general and administrative costs favorably impacting operating margin by 1.5% as a result of the reorganization of operations and consolidation of related management and staff.

Midwest Segment

The Midwest Region is comprised entirely of locations that were acquired as part of the November 2012 acquisition of Veolia division.

Corporate Segment

Operating loss increased by $56.7 million to a loss of $74.6 million in 2012 as a result of costs associated with the merger and restructuring of Veolia and IWS, as well as increased payroll expenses related to stock options plans for corporate employees.

Comparison of Reportable Segments—Fiscal Year Ended December 31, 2011 compared to 2010

South Segment

Revenue for 2011 increased by $18.6 million, or 6.2%, from 2010. The acquisition of the brokerage business in mid-2011 contributed approximately $9.8 million with the remaining amounts primarily driven by additional acquisitions and a buy/sell transaction of certain assets.

Operating income from our South Region for 2011 decreased by $11.2 million, or 24.2%, from 2010. The decrease is due to the following factors: (a) net loss on disposition of assets of $13.0 million consisting primarily of an $11.9 million loss related to the disposition of six hauling operations, one recycling, and one C&D permitted transfer station with the remaining loss relating to assets disposed of in the normal course of operations offset by (b) cost of operations had a marginally favorable impact on operating income and (c) selling, general and administrative costs had a favorable impact on operating income declining 0.5% as a percentage of revenue driven by a 1.1% decline as a percentage of revenue in salaries and wages due mainly to higher revenue from transfer stations.

East Segment

Revenue for 2011 increased by $36.3 million, or 45.7%, from 2010. The increase was driven by a $30.5 million increase in collection revenue driven through a combination of a full years revenue from operations acquired in 2010 as well as continued growth of the Charlotte, North Carolina hauling operation which commenced operations in 2010. Additionally, disposal revenue increased $6.9 million from 2010 driven by the Company’s increase in collection revenue and the Company’s high degree of internalization.

Operating income from our East Region increased by $100.2 million, or 93.3%, from 2010. During the year ended December 31, 2010, we recorded impairment charges totaling $101.7 million in connection with our annual impairment testing of goodwill and other intangible assets, which did not recur in 2011. The impairment charge was comprised of $84.9 million related to goodwill and $15.7 million related to operating permits and customer relationships. We further recorded losses on assets disposed of in the normal course of operations in 2011 that was greater than in 2010. Additionally, selling, general & administrative costs favorably impacted operating income by 2.7% driven by a drop in salaries as a percentage of revenue of 0.8% and a decrease in professional fees as a percentage of revenue of 1.0%. Offsetting these increases, cost of operations negatively impacted operating income by 4.5% due to higher labor and benefits, fuel, franchise fees and repair and maintenance costs. The main drivers were higher fuel costs of $5.0 million, which had an unfavorable impact on operating margins of 2.6% and higher labor costs of $9.0 million, which had an unfavorable impact on operating margins of 2.1%.

Corporate Segment

Operating loss was relatively consistent from 2011 to 2010.

Liquidity and Capital Resources

Our primary sources of cash are cash flows from operations, bank borrowings and debt offerings. We intend to use excess cash on hand and cash from operating activities, together with bank borrowings, to fund purchases of equipment, working capital, acquisitions and debt repayments. Actual debt repayments may include purchases of our outstanding indebtedness in the secondary market or otherwise. We believe that our excess cash, cash from operating activities and funds available under our Revolving Credit Facility (defined below) will provide us with sufficient financial resources to meet our anticipated capital requirements and maturing obligations as they come due.

Summary of Cash and Cash Equivalents, Restricted Cash and Debt Obligations

The table below presents a summary of our cash and cash equivalents, restricted cash and debt balances as of June 30, 2013 and December 31, 2012 (in millions):

	June 30, 2013	December 31, 2012
Cash and cash equivalents	$12.7	$18.8

Total restricted funds	$9.0	$9.1

Debt:
Current portion	$20.0	$19.2
Long-term portion	2,307.5	2,310.5

Total debt	$2,327.5	$2,329.7

Cash on hand decreased as a result of principal payments on the term loan in the amount of $4.5 million and an increase of accounts receivable offset by an increase in accounts payable. (See below for further details)

	December 31,
	2012	2011
Cash and cash equivalents	$18.78	$6.89

Total restricted funds	$9.07	$6.03

Debt:
Current portion	19.21	2.13
Long-term portion	2,310.54	437.27

Total debt	$2,329.75	$439.40

Cash on hand increased primarily due to changes in working capital.

Summary of Cash Flow Activity

The following table sets forth for the periods indicated a summary of our cash flows (in millions):

	Six Months Ended June 30,
	2013	2012
Net cash provided by operating activities	$81.56	$51.89
Net cash used in investing activities	(71.43)	(42.09)
Net cash used in financing activities	(16.21)	(12.53)

	For the Years Ended December 31,
	2012	2011	2010
Net cash provided by operating activities	$55.16	$86.74	$78.29
Net cash (used in) investing activities	(1,980.50)	(133.67)	(157.41)
Net cash provided by financing activities	1,937.23	40.75	79.21

Cash Flows Provided by Operating Activities

We generated $81.6 million of cash flows from operating activities during the six months ended June 30, 2013, compared with $51.9 million during the comparable 2012 period. The increase of $29.7 million was driven primarily by the following factors:

Our income from continuing operations before taxes, excluding depreciation and amortization, increased by $21.9 million from $45.9 in the first six months of 2012 to $67.8 million in the first six months of 2013.

During the first six months of 2013, we paid stay bonuses of $3.1 million of certain one-time bonus payments. Accounts receivable, exclusive of the change in the allowance for doubtful accounts, increased by $11.5 million causing a decrease in cash flow from operations during the first half of 2013 due primarily to the timing of customer payments, increases in revenue and the seasonal nature of the business particularly in the Midwest region as compared to a decrease of $1.5 million during the comparable 2012 period which was prior to the acquisition of Veolia. The increase in accounts receivable related to the Veolia acquisition was $3.8 million.

Accounts payable increased by $5.6 million during the six months ended June 30, 2013 as compared to a negligible decrease during the six months ended June 30, 2012 as a result of the timing of payments to vendors and the Veolia acquisitions which contributed $1.2 million.

Cash flows from operations are used to fund capital expenditures, acquisitions, interest payments and debt repayments.

In 2012, we generated $55.2 million of cash flows from operating activities compared to $86.7 million in 2011, representing a decrease of $31.5 million. Payment of restructuring costs of approximately $4.8 million related to the East and Midwest Region integrations related to severance and lease termination costs as well payments of $7.4 million to terminate certain outstanding interest rate swaps and enter into interest rate caps contributed to the decrease.

In 2011, we generated $86.7 million of cash flows from operating activities compared to $78.3 million in 2010, resulting in an increase of $8.4 million, due to higher internalization of waste and lower payments for capping, closure and post-closure costs.

Cash Flows Used in Investing Activities

We used $71.4 million of cash in investing activities during the six months ended June 30, 2013, an increase of $29.3 million from the six months ended June 30, 2012, primarily attributable to $25.3 million capital expenditures related to former Veolia locations. The capital expenditures were made in the ordinary course of business.

We used $1.98 billion of cash in investing activities in 2012, of which $1.89 billion was for acquisitions of businesses and $86.4 million was for acquisition of property and equipment. In 2011, we acquired businesses for cash proceeds of $108.7 million and property and equipment of $72.6 million and divested certain operations for $48.0 million. For fiscal 2010, we utilized $58.4 million of cash to acquire businesses and $99.7 million to acquire property and equipment.

Cash Flows Used in Financing Activities

During the first half of 2013, net cash used in financing activities was $16.2 million compared with net cash used of $12.6 million during the comparable 2012 period, a change of $3.6 million. The most significant items impacting the change in our financing cash flows for the six months ended June 30, 2013 and 2012 are noted below:

Borrowings under our revolving credit facilities totaled $105.0 million during the first half of 2013 compared to $10.0 million during the comparable 2012 period, an increase of $95.0 million as a result of working capital draws.

Repayments of revolving credit facilities and long-term debt totaled $114.6 million during the first half of 2013 compared to $5.8 million during the comparable 2012 period, an increase of $108.8 million.

We incurred approximately $21.5 million in costs paid to our lenders in connection with refinancing our Term Loan B Facility and payments of other costs associated with the original Term B Loan Facility (defined below).

Bank overdrafts were $12.0 million higher during the first half of 2013 compared to the comparable 2012 period mainly as a result of the payment of annual landfill tax payments made to the Wisconsin Department of Natural Resources of $8.9 million. The remaining increase relates to payments made to vendors prior to conversion of certain legacy business locations to a new payables software.

Distributions of retained earnings were $24.7 million higher during the first half of 2012 compared to the first half of 2013 as a result of the cash payments for a business acquired under a common control transaction.

Cash flows provided by financing activities in 2012 were $1.94 billion as compared to $40.8 million in 2011, mainly related to debt incurred to finance the acquisition of Veolia. In 2011 and 2010, the Company had cash flows provided by financing activities of $40.8 million and $79.2 million which was utilized to refinance debt and acquire new businesses.

Senior Secured Credit Facilities

In November 2012, the Company entered into (i) a $1.8 billion term loan B facility (the “Term Loan B Facility”) and (ii) a $300 million revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan B Facility, the “Senior Secured Credit Facilities”) with Deutsche Bank Trust Company Americas, as administrative agent, and affiliates of Barclays Capital Inc., Deutsche Bank Securities Inc., Macquarie Capital (USA) Inc., UBS Securities LLC and Credit Suisse Securities (USA) LLC, and other lenders from time to time party thereto and effected a re-pricing transaction in February 2013 that reduced the applicable margin by 100 basis points. The Company paid down $9.0 million during the six month period ending June 30, 2013 related to the term loan. See Note 5, Debt, to our unaudited condensed consolidated financial statements for the six months ended June 30, 2013 and 2012, for additional details regarding our Senior Secured Credit Facilities.

Borrowings under our Senior Secured Credit Facilities can be used for working capital, capital expenditures, acquisitions and other general corporate purposes. As of June 30, 2013 and December 31, 2012, we had no borrowings outstanding under our $300 million revolving credit facility.

The agreement governing our credit facilities requires us to comply with certain financial and other covenants, including a total leverage ratio for the benefit of the lenders under the revolving credit facility that is applicable when there are outstanding loans or letters of credit under the revolving credit facility. Compliance with these covenants is a condition to any incremental borrowings under our Senior Secured Credit Facilities and failure to meet these covenants would enable the lenders to require repayment of any outstanding loans (which would adversely affect our liquidity). As of June 30, 2013, we were in compliance with the covenants under the Senior Secured Credit Facilities. Our ability to maintain compliance with our covenants will be highly dependent on our results of operations and, to the extent necessary, our ability to implement remedial measures such as reductions in operating costs.

The Company is subject to the following total leverage ratio covenant for the applicable periods as indicated.

Fiscal Quarter Ending	Maximum Total Leverage Ratio
March 31, 2013 through December 30, 2013	8.50:1.00
December 31, 2013 through December 30, 2014	8.00:1.00
December 31, 2014 through December 30, 2015	7.50:1.00
December 31, 2015 through December 30, 2016	7.00:1.00
December 31, 2016 and thereafter	6.50:1.00

The actual total leverage ratio at June 30, 2013 and December 31, 2012 was 6.00:1.00 and 5.90:1.00, respectively.

8 1⁄4% Senior Notes due 2020

On October 9, 2012, the Company issued $550 million aggregate principal amount of 8 1⁄4% Senior Notes due 2020 (the unregistered notes) pursuant to the Indenture between the Company and Wells Fargo Bank, National Association, as trustee. As of June 30, 2013, we were in compliance with the covenants under the Indenture. See Note 5, Debt, to our unaudited condensed consolidated financial statements for the six months ended June 30, 2013 and 2012, for additional details regarding the unregistered notes.

Off-Balance Sheet Arrangements

As of June 30, 2013 and December 31, 2012, we had no off-balance sheet debt or similar obligations, other than financial assurance instruments and operating leases, which are not classified as debt. We do not guarantee any third-party debt.

Seasonality

We expect our operating results to vary seasonally, with revenues typically lowest in the first quarter, higher in the second and third quarters and lower in the fourth quarter than in the second and third quarters. This seasonality reflects the lower volume of solid waste generated during the late fall, winter and early spring because of decreased construction and demolition activities during winter months in the U.S. In addition, some of our operating costs may be higher in the winter months. Adverse winter weather conditions slow waste collection activities, resulting in higher labor and operational costs. Greater precipitation in the winter increases the weight of collected municipal solid waste, resulting in higher disposal costs, which are calculated on a per ton basis.

Liquidity Impacts of Income Tax Items

Recent Legislation—The American Taxpayer Relief Act of 2012 was signed into law on January 2, 2013 and includes an extension for one year of the bonus depreciation allowance. As a result, 50% of qualifying capital expenditures on property placed in service before January 1, 2014 can be depreciated immediately. The acceleration of deductions on capital expenditures resulting from the bonus depreciation provisions has no impact on our effective tax rate, but reduces our cash taxes in the periods in which the deductions are taken. Management is evaluating if the bonus depreciation election will be made for qualifying 2013 capital expenditures due to available net operating losses. If bonus depreciation is elected for 2013, the accelerated depreciation deduction will have not impact on the Company’s 2013 effective rate and may reduce its cash taxes.

Uncertain Tax Positions—We have liabilities associated with unrecognized tax benefits and related interest. These liabilities are primarily included as a component of long-term “Other liabilities” in our Condensed Consolidated Balance Sheet because the Company generally does not anticipate that settlement of the liabilities will require payment of cash within the next 12 months. We are not able to reasonably estimate when we would make any cash payments required to settle these liabilities, but we do not believe that the ultimate settlement of our obligations will materially affect our liquidity.

Financial Assurance

We must provide financial assurance to governmental agencies and a variety of other entities under applicable environmental regulations relating to our landfill operations for capping, closure and post-closure costs, and related to our performance under certain collection, landfill and transfer station contracts. We satisfy these financial assurance requirements by providing surety bonds, letters of credit or trust deposits, which are included in restricted cash and marketable securities. The amount of the financial assurance requirements for capping, closure and post-closure costs is determined by applicable state environmental regulations. The financial assurance requirements for capping, closure and post-closure costs may be associated with a portion of the landfill or the entire landfill. Generally, states require a third-party engineering specialist to determine the estimated capping, closure and post-closure costs that are used to determine the required amount of financial assurance for a landfill. The amount of financial assurance required can, and generally will, differ from the obligation determined and recorded under U.S. GAAP. The amount of the financial assurance requirements related to contract performance varies by contract. Additionally, we must provide financial assurance for our insurance program and collateral for certain performance obligations. We do not expect a material increase in financial assurance requirements in the foreseeable future, although the mix of financial assurance instruments may change.

These financial instruments are issued in the normal course of business and are not considered company indebtedness. Because we currently have no liability for these financial assurance instruments, they are not reflected in our consolidated balance sheets. However, we record capping, closure and post-closure liabilities and self-insurance liabilities as they are incurred. The underlying obligations of the financial assurance instruments, in excess of those already reflected in our consolidated balance sheets, would be recorded if it is probable that we would be unable to fulfill our related obligations. We do not expect this to occur.

Contractual Commitments

We have various contractual obligations in the normal course of our operations and financing activities. The following table summarizes our contractual cash obligations as of December 31, 2012 (in millions):

	Operating Leases	Final Capping, Closure and Post- Closure (a)	Debt Payments (b)
2013	$7.00	$20.10	$173.00
2014	6.60	19.20	172.36
2015	6.50	21.70	172.58
2016	5.10	19.70	169.92
2017	3.10	29.00	168.80
Thereafter	9.60	256.80	2,607.42

	$37.90	$366.50	$3,464.08

(a)	The estimated remaining final capping, closure and post-closure and remediation expenditures presented above are not inflated or discounted and reflect the estimated future payments for liabilities incurred and recorded as of December 31, 2012.
(b)	Debt payments include both principal and interest payments on debt and capital lease obligations. Interest on variable rate debt was calculated at 5.25%, which is the LIBOR floor plus applicable spread in effect as of December 31, 2012.

Market Risk

We are exposed to various types of market risk in the normal course of business, including the impact of interest rate changes and changes in the prices of fuel and commodities. We employ risk management strategies that may include the use of derivatives, such as interest rate swap agreements and interest rate cap agreements, to manage these exposures. We do not enter into derivatives for trading purposes.

Interest Rate Risk. Our major market risk exposure of our financial instruments is changing interest rates in the United States and fluctuations in LIBOR. The interest rate on borrowings under our Senior Secured Credit Facilities varies depending on prevailing interest rates from time to time. We intend to manage interest rate risk through the use of a combination of fixed and floating rate debt. The carrying value of our variable rate debt approximates fair value because interest rates are variable and, accordingly, approximates current market rates for instruments with similar risk and maturities. The fair value of our debt is determined as of the balance sheet date and is subject to change. The Term Loan B Facility and the Revolving Credit Facility each bear interest at a base or LIBOR rate plus an applicable margin. The base rate is defined as the greater of the prime rate, federal funds rate plus 50 basis points or LIBOR subject to a 1.25% floor. A 100 basis point change in the Term Loan B Facility interest rate would result in a $17.9 million change in interest expense.

We use interest rate caps to manage a portion of our debt obligations at a fixed interest rate, which are currently treated as effective hedges for accounting purposes.

Fuel Price Risk. Fuel costs represent a significant operating expense. When economically practical, we may enter into new or renew contracts, or engage in other strategies to mitigate market risk. Where appropriate, we have implemented a fuel recovery fee that is designed to recover increases in our fuel costs. While we charge these fees to a majority of our customers, we are unable to charge such fees to all customers. Consequently, an increase in fuel costs results in (1) an increase in our cost of operations, (2) a smaller increase in our revenue (from the fuel recovery fee) and (3) a decrease in our operating margin percentage, because the increase in revenue is more than offset by the increase in cost. Conversely, a decrease in fuel costs results in (1) a decrease in our cost of operations, (2) a smaller decrease in our revenue and (3) an increase in our operating margin percentage.

At our current consumption levels, a one-cent per gallon change in the price of diesel fuel changes our fuel costs by approximately $0.3 million on an annual basis, which would be partially offset by a smaller change in the fuel recovery fees charged to our customers. Accordingly, a substantial rise or drop in fuel costs could have a material effect on our revenue, cost of operations and operating margin.

Our operations also require the use of certain petrochemical-based products (such as liners at our landfills) whose costs may vary with the price of petrochemicals. An increase in the price of petrochemicals could increase the cost of those products, which would increase our operating and capital costs. We also are susceptible to increases in indirect fuel recovery fees from our vendors.

Commodities Prices. We market recycled products such as cardboard and newspaper from our materials recovery facilities. Market demand for recyclable materials causes volatility in commodity prices. At current volumes and mix of materials, we believe a ten dollar per ton change in the price of recyclable materials will change revenue and operating income by approximately $5.4 million and $4.3 million, respectively, on an annual basis.

Inflation and Prevailing Economic Conditions. To date, inflation has not had a significant impact on our operations. Consistent with industry practice, most of our contracts provide for a pass-through of certain costs, including increases in landfill tipping fees and, in some cases, fuel costs. We have implemented a fuel surcharge program, which is designed to recover fuel price fluctuations. We therefore believe we should be able to implement price increases sufficient to partially offset most cost increases resulting from inflation. However, competitive factors may require us to absorb at least a portion of these cost increases, particularly during periods of high inflation. Our business is located mainly in the Southern, Midwestern and Eastern United States. Therefore, our business, financial condition and results of operations are susceptible to downturns in the general economy in these geographic regions and other factors affecting the regions, such as state regulations and severe weather conditions. We are unable to forecast or determine the timing and/or the future impact of a sustained economic slowdown.

Critical Accounting Policies and Estimates

General

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates. We believe the following accounting policies and estimates are the most critical and could have the most impact on our results of operations. For a discussion of these and other accounting policies, see the notes to the Consolidated Financial Statements included elsewhere in this prospectus.

We have noted examples of the residual accounting and business risks inherent in the accounting for these areas. Residual accounting and business risks are defined as the inherent risks that we face after the application of our policies and processes that are generally outside of our control or ability to forecast.

Revenue Recognition

Revenues are generally recognized as the services are provided. Revenue typically is recognized as waste is collected, as tons are received at the landfill or transfer stations or as recycling commodities are delivered to a customer. Certain customers are billed in advance and, accordingly, recognition of the related revenues is deferred until the services are provided. The fees charged for services generally include fuel surcharges, which are intended to pass through increased direct and indirect costs incurred because of changes in the market price for fuel and environmental fees, which are intended to pass through costs related to environmental compliance regulations. No single customer individually accounted for more than 1.8% of our consolidated revenue for the year to date period ending June 30, 2013.

We recognize revenue when all four of the following criteria are met:

•	persuasive evidence of an arrangement exists, such as a service agreement with a municipality, a hauling customer or a disposal customer;

•	services have been performed, such as the collection and hauling of waste or the disposal of waste at a disposal facility;

•	the price of the services provided to the customer is fixed or determinable; and

•	collectability is reasonably assured.

Revenues are reported net of state landfill taxes.

Landfill Accounting

Landfill operating costs are treated as period expenses and are not discussed further herein.

Our landfill assets and liabilities fall into the following two categories, each of which requires accounting judgments and estimates:

•	Landfill development costs that are capitalized as an asset.

•	Landfill retirement obligations relating to our capping, closure and post-closure liabilities which result in a corresponding landfill retirement asset.

Cost Basis of Landfill Assets—Landfills are typically developed in a series of cells, each of which is constructed, filled and capped in sequence over the operating life of the landfill. When the final cell is filled and the operating life of the landfill is completed, the cell must be capped and then closed and post-closure care and monitoring activities begin. Capitalized landfill costs include expenditures for land (which includes the land of the landfill footprint and landfill buffer property and setbacks) and related airspace associated with the permitting, development and construction of new landfills, expansions at existing landfills, landfill gas systems and landfill cell development. Landfill permitting, development and construction costs represent direct costs related to these activities, including land acquisition, engineering, legal and construction. These costs are deferred until all permits are obtained and operations have commenced at which point they are capitalized and amortized. If necessary permits are not obtained, costs are charged to operations. The cost basis of our landfill assets also includes asset retirement costs, which represent estimates of future costs associated with landfill final capping, closure and post-closure activities.

Final Capping, Closure and Post-Closure Costs—The following is a description of our asset retirement activities and related accounting:

Final Capping—Includes installing flexible membrane and geosynthetic clay liners, drainage and compact soil layers, and topsoil, and is constructed over an area of the landfill where total airspace capacity has been consumed and waste disposal operations have ceased. These final capping activities occur in phases as needed throughout the operating life of a landfill as specific areas are filled to capacity and the final elevation for that specific area is reached in accordance with the provisions of the operating permit. Final capping asset retirement obligations are recorded on a units-of-consumption basis as airspace is consumed related to the specific final capping event with a corresponding increase in the landfill asset. Each final capping event is accounted for as a discrete obligation and recorded as an asset and a liability based on estimates of the discounted cash flows and capacity associated with each final capping event.

Closure and post-closure—These activities involve methane gas control, leachate management and groundwater monitoring, surface water monitoring and control, and other operational and maintenance activities that occur after the site ceases to accept waste. The post-closure period generally runs for 30 years after final site closure for municipal solid waste landfills and a shorter period for construction and demolition landfills and inert landfills. Landfill costs related to closure and post-closure are recorded as an asset retirement obligation as airspace is consumed over the life of the landfill with a corresponding increase in the landfill asset. Obligations are recorded over the life of the landfill based on estimates of the discounted cash flows associated with performing the closing and post-closure activities.

We update annually our estimates for these obligations considering the respective State regulatory requirements, input from our internal engineers, operations, and accounting personnel and external consulting engineers. The closure and post-closure requirements are established under the standards of the U.S. Environmental Protection Agency’s Subtitle D regulations as implemented and applied on a state-by-state basis. These estimates involve projections of costs that will be incurred as portions of the landfill are closed and during the post-closure monitoring period.

Capping, closure and post-closure costs are estimated assuming such costs would be incurred by a third party contractor in present day dollars and are inflated by the 20-year average change in the historical Consumer Price Index (consistent historical rate that is consistent with the historical CPI according to a U.S. government website of 2.50% from 1991 to 2012) to the time periods within which it is estimated the capping, closure and post-closure costs will be expended. We discount these costs to present value using the credit-adjusted, risk-free rate effective at the time an obligation is incurred, consistent with the expected cash flow approach. Any change that results in an upward revision to the estimated cash flows is treated as a new liability and discounted at the current rate while downward revisions are discounted at the historical weighted-average rate of the recorded obligation. As a result, the credit-adjusted, risk-free discount rate used to calculate the present value of an obligation is specific to each individual asset retirement obligation. The weighted-average rate applicable to our asset retirement obligations at December 31, 2012 is between 7.73% (landfill current models’ current adjusted risk-free rate) and 10.5%.

We record the estimated fair value of the final capping, closure and post-closure liabilities for our landfills based on the capacity consumed in the current period. The fair value of the final capping obligations is developed based on our estimates of the airspace consumed to date for each final capping event and the expected timing of each final capping event. The fair value of closure and post-closure obligations is developed based on our estimates of the airspace consumed to date for the entire landfill and the expected timing of each closure and post-closure activity. Because these obligations are measured at estimated fair value using present value techniques, changes in the estimated cost or timing of future final capping, closure and post-closure activities could result in a material change in these liabilities, related assets and results of operations. We assess the appropriateness of the estimates used to develop our recorded balances annually, or more often if significant facts change.

Changes in inflation rates or the estimated costs, timing or extent of future final capping, closure and post-closure activities typically result in both (i) a current adjustment to the recorded liability and landfill asset; and (ii) a change in liability and asset amounts to be recorded prospectively over either the remaining capacity of the related discrete final capping event or the remaining permitted and expansion airspace (as defined below) of the landfill. Any changes related to the capitalized and future cost of the landfill assets are then recognized in accordance with our amortization policy, which would generally result in amortization expense being recognized prospectively over the remaining capacity of the final capping event or the remaining permitted and expansion airspace of the landfill, as appropriate. Changes in such estimates associated with airspace that has been fully utilized result in an adjustment to the recorded liability and landfill assets with an immediate corresponding adjustment to landfill airspace amortization expense. There were no significant changes in our expectations for the timing and cost of future final capping, closure and post-closure of fully utilized airspace for the years ended December 31, 2012, 2011 and 2010.

Interest accretion on final capping, closure and post-closure liabilities is recorded using the effective interest method and is recorded as final capping, closure and post-closure expense, which is included in consolidated statements of operations.

Amortization of Landfill Assets—The amortizable basis of a landfill includes (i) amounts previously expended and capitalized; (ii) capitalized and projected landfill final capping, closure and post-closure costs; (iii) projections of future purchase and development costs required to develop the landfill site to its remaining permitted and expansion capacity; and (iv) land underlying both the footprint of the landfill and the surrounding required setbacks and buffer land.

Amortization is recorded on a units-of-consumption basis, applying expense as a rate per ton. The rate per ton is calculated by dividing the amortizable basis of a landfill by the number of tons needed to fill the corresponding asset’s airspace. For landfills that we do not own, but operate through operating or lease arrangements, the rate per ton is calculated based on expected capacity to be utilized over the lesser of the contractual term of the underlying agreement or the life of the landfill.

Landfill site costs are depleted to zero upon final closure of a landfill. We develop our estimates of the obligations using input from our operations personnel, engineers and accountants and the obligations are based upon interpretation of current requirements and proposed regulatory changes and intended to approximate fair value. The estimate of fair value is based upon present value techniques using historical experience and where available quoted or actual market prices paid for similar work.

The determination of airspace usage and remaining airspace is an essential component in the calculation of landfill asset depletion. This estimation is performed by conducting annual topographic surveys, using aerial survey techniques, of our landfill facilities to determine remaining airspace in each landfill. The surveys are reviewed by our external consulting engineers, internal operating staff, and its management, financial and accounting staff.

Additional expansion airspace must meet the following criteria to be included as deemed permitted:

•	We must either own the property for the expansion or have a legal right to use or obtain property to be included in the expansion plan.

•	Conceptual design of the expansion must have been completed.

•	Personnel are actively working to obtain land use and local and state approvals for an expansion of an existing landfill and the application for expansion must reasonably be expected to be received within the normal application and processing time periods for approvals in the jurisdiction in which the landfill is located.

•	There are no known significant technical, community, business, or political restrictions or similar issues that would likely impair the success of the expansion.

•	Financial analysis has been completed and the results demonstrate that the expansion has a positive financial and operational impact.

Senior management must have reviewed and approved all of the above.

Upon successful meeting of the preceding criteria, the costs associated with developing, constructing, closing and monitoring the total additional future capacity are considered in the calculation of the amortization and closure and post-closure rates.

Once expansion airspace meets these criteria for inclusion in our calculation of total available disposal capacity, management continuously monitors each site’s progress in obtaining the expansion permit. If at any point it is determined that an expansion area no longer meets the required criteria, the probable expansion airspace is removed from the landfill’s total available capacity, and the rates used at the landfill to amortize costs to acquire, construct, close and monitor the site during the post-closure period are adjusted accordingly, prospectively. In addition, any amounts related to the probable expansion are charged to expense in the period in which it is determined that the criteria are no longer met.

Once the remaining permitted and expansion airspace is determined in cubic yards, an airspace utilization factor (“AUF”) is established to calculate the remaining permitted and expansion capacity in tons. The AUF is established using the measured density obtained from previous annual surveys and is then adjusted to account for future settlement. The amount of settlement that is forecasted will take into account several site-specific factors, including: current and projected mix of waste type, initial and projected waste density, estimated number of years of life remaining, depth of underlying waste, anticipated access to moisture through precipitation or recirculation of landfill leachate, and operating practices. In addition, the initial selection of the AUF is subject to a subsequent multi-level review by our engineering group, and the AUF used is reviewed on a periodic basis and revised as necessary. Our historical experience generally indicates that the impact of settlement at a landfill is greater later in the life of the landfill when the waste placed at the landfill approaches its highest point under the permit requirements.

After determining the costs and remaining permitted and expansion capacity at each of our landfills, we determine the per ton rates that will be expensed as waste is received and deposited at the landfill by dividing the costs by the corresponding number of tons. We calculate per ton amortization rates for each landfill for assets associated with each final capping event, for assets related to closure and post-closure activities and for all other costs capitalized or to be capitalized in the future. These rates per ton are updated annually, or more often, as significant facts change.

It is possible that our estimates or assumptions could ultimately be significantly different from actual results. In some cases we may be unsuccessful in obtaining an expansion permit or we may determine that an expansion permit that we previously thought was probable has become unlikely. To the extent that such estimates, or the assumptions used to make those estimates, prove to be significantly different than actual results, or the belief that we will receive an expansion permit changes adversely in a significant manner, the costs of the landfill, including the costs incurred in the pursuit of the expansion, may be subject to impairment testing and lower profitability may be experienced due to higher amortization rates, higher capping, closure and post-closure rates, and higher expenses or asset impairments related to the removal of previously included expansion airspace.

The assessment of impairment indicators and the recoverability of our capitalized costs associated with landfills and related expansion projects require significant judgment due to the unique nature of the waste industry, the highly regulated permitting process and the estimates involved. During the review of a landfill expansion application, a regulator may initially deny the expansion application although the permit is ultimately granted. In addition, management may periodically divert waste from one landfill to another to conserve remaining permitted landfill airspace, or a landfill may be required to cease accepting waste, prior to receipt of the expansion permit. However, such events occur in the ordinary course of business in the waste industry and do not necessarily result in an impairment of our landfill assets because, after consideration of all facts, such events may not affect our belief that we will ultimately obtain the expansion permit. As a result, our tests of recoverability, which generally make use of a cash flow estimation approach, may indicate that an impairment loss should be recorded.

The cash flow estimation process relies upon factors, such as average disposal rate, tons disposed at the landfill, number of tons permitted, costs included in the depletable base and other operating costs.

At December 31, 2012, our Moretown landfill was deemed to be impaired. In December of 2012 the Vermont Agency of Natural Resources (ANR) denied a permit for recertification of an existing cell and the application permit for construction of a cell expansion based upon ANR’s assessment that the design of the facility did not adequately prevent nuisance odor conditions and identified potential issues with groundwater reclassifications. The Company concluded that to comply with the design specifications of the ANR it would require significant changes in the cost to design and construct the expansion cell and as a result, the expansion would no longer be profitable. Subsequently the Company was ordered to close the landfill. Due to the denial of the permit, this landfill could only accept 20,000 tons of waste as of December 31, 2012. As a result the forecasted undiscounted cash flows for this landfill was de minimis. The impairment charge recorded for the year ended December 31, 2012 was $43.7 million, as the carrying value at December 31, 2012 was $43.7 million and the projected cash flows did not support the recovery of any of the remaining book value.

The Company has not experienced similar denials for recertification and expansion at other landfill locations. The Company actively monitors the permitting process and environmental requirements and is not aware of any circumstances at other landfills that could result in an impairment in future periods.

Environmental Liabilities

We are subject to an array of laws and regulations relating to the protection of the environment, and we remediate sites in the ordinary course of our business. Under current laws and regulations, we may be responsible for environmental remediation at sites that we either own or operate, including sites that we have acquired, or sites where we have (or a company that we have acquired has) delivered waste. Our environmental remediation liabilities primarily include costs associated with remediating groundwater, surface water and soil contamination, as well as controlling and containing methane gas migration and the related legal costs. To estimate our ultimate liability at these sites, we evaluate several factors, including the nature and extent of contamination at each identified site, the required remediation methods, the apportionment of responsibility among the potentially responsible parties and the financial viability of those parties. We accrue for costs associated with environmental remediation obligations when such costs are probable and reasonably estimable in accordance with accounting for loss contingencies. We periodically review the status of all environmental matters and update our estimates of the likelihood of and future expenditures for remediation as necessary. Changes in the liabilities resulting from these reviews are recognized currently in earnings in the period in which the adjustment is known. Adjustments to estimates are reasonably possible in the near term and may result in changes to recorded amounts. Environmental obligations are recorded on an undiscounted basis. We have not reduced the liabilities we have recorded for recoveries from other potentially responsible parties or insurance companies. Environmental remediation liabilities as of December 31, 2012 amounted to $7.8 million and were assumed in connection with the acquisition of Veolia.

Self-Insurance Reserves and Related Costs

Our insurance programs for workers’ compensation, general liability, vehicle liability and employee-related health care benefits are effectively self-insured. Accruals for self-insurance reserves are based on claims filed and estimates of claims incurred but not reported. We maintain high deductibles for commercial general liability, vehicle liability and workers’ compensation coverage at the $.5 million, $1 million and $.75 million, respectively as of June 30, 2013.

Accruals for self-insurance reserves are based on claims filed and estimate of claims incurred but not reported and are recorded gross of expected recoveries. The accruals for these liabilities could be revised if future occurrences of loss development differ significant from our assumptions.

Loss Contingencies

We are subject to various legal proceedings, claims and regulatory matters, the outcomes of which are subject to significant uncertainty. We determine whether to disclose or accrue for loss contingencies based on an assessment of whether the risk of loss is remote, reasonably possible or probable, and whether it can be reasonably estimated. We analyze our litigation and regulatory matters based on available information to assess the potential liabilities. Management’s assessment is developed based on an analysis of possible outcomes under various strategies. We record and disclose loss contingencies pursuant to the applicable accounting guidance for such matter.

We record losses related to contingencies in cost of operations or selling, general and administrative expenses, depending on the nature of the underlying transaction leading to the loss contingency.

Asset Impairment

We monitor the carrying value of our long-lived assets for potential impairment and test the recoverability of such assets whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. These events or changes in circumstances, including management decisions pertaining to such assets, are referred to as impairment indicators. Typical indicators that an asset may be impaired include (i) a significant adverse change in legal factors in the business climate, (ii) an adverse action or assessment by a regulator, and (iii) a significant adverse change in the extent or manner in which a long-lived asset is being utilized or in its physical condition.

If an impairment indicator occurs, we perform a test of recoverability by comparing the carrying value of the asset or asset group to its undiscounted expected future cash flows. If cash flows cannot be separately and independently identified for a single asset, we will determine whether an impairment has occurred for the asset group for which we can identify the projected cash flows.

If the carrying values are in excess of undiscounted expected future cash flows, we measure any impairment by comparing the fair value of the asset or asset group to its carrying value. Fair value is generally determined by considering: (i) an internally developed discounted projected cash flow analysis of the asset or asset group; (ii) third-party valuations; and/or (iii) information available regarding the current market for similar assets. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying value exceeds the fair value of the asset.

Goodwill Recoverability

Goodwill is the excess of the purchase price for acquired businesses over the fair value of the net assets acquired. We do not amortize goodwill. Goodwill is subject to at least an annual assessment for impairment by evaluating quantitative factors.

We perform a quantitative assessment or two-step impairment test to determine whether a goodwill impairment exists at a reporting unit. The reporting units are equivalent to our segments. We compare the fair value with its carrying amount to determine if there is potential impairment of goodwill. If the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment. Fair value is estimated using an income approach based on forecasted cash flows. Fair value computed via this method is arrived at using a number of factors, including projected future operating results, economic projections, anticipated future cash flows and comparable marketplace data. There are inherent uncertainties related to these factors and to our judgment in applying them to this analysis. However, we believe that this method provides a reasonable approach to estimating the fair value of reporting units.

We perform an annual assessment as of December 31 of each year. The impairment test as of December 31, 2012 indicated the fair value of each reporting unit exceeded the carrying value. There were no reporting units that were in danger of failing the quantitative impairment assessment for goodwill. If we do not achieve our anticipated disposal volumes, our collection or disposal rates decline, our costs or capital expenditures exceed our forecasts, costs of capital increase, or we do not receive landfill expansions, the estimated fair value could decrease and potentially result in an impairment charge. Refer to Note 4 to the consolidated financial statements for information regarding impairment charges recorded in connection with discontinued operations. We recorded impairment charges of $0, $0 and $84.9 million for the years ended December 31, 2012, 2011 and 2010, respectively, in connection with ongoing operations.

Our operating segments, which also represent our reporting units, are comprised of several vertically integrated businesses. When an individual business within an integrated operating segment is divested, goodwill is allocated to that business based on its fair value relative to the fair value of its operating segment.

Income Taxes

Deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax basis of assets (other than non-deductible goodwill) and liabilities. Deferred tax assets and liabilities are measured using the income tax rate in effect during the year in which the differences are expected to reverse.

We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making this determination, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In the event we determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we will make an adjustment to the valuation allowance which would reduce our provision for income taxes.

Our income tax expense, deferred tax assets and liabilities and reserves for unrecognized tax benefits reflect management’s best assessment of estimated future taxes to be paid. We are subject to U.S. federal income taxes and numerous state jurisdictions. Significant judgments and estimates are required in determining the combined income tax expense.

Regarding the accounting for uncertainty in income taxes recognized in the financial statements, we record a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. We recognize interest and penalties related to uncertain tax positions within the provision for income taxes in our consolidated statements of income. Accrued interest and penalties are included within other accrued liabilities and deferred income taxes and other long-term tax liabilities in our consolidated balance sheets.

Recently Issued and Proposed Accounting Standards

We do not expect the adoption of recently issued accounting pronouncements to have a material impact on our consolidated results of operations, balance sheet or cash flows.

BUSINESS

Our Company

We are the largest privately owned non-hazardous solid waste management company in the United States and the fourth-largest overall, as measured by revenue.* We are a leader in environmental services, providing non-hazardous solid waste collection, transfer, recycling and disposal services for residential, commercial and industrial customers across the Southeast, Midwest and Eastern regions of the United States as well as in the Commonwealth of the Bahamas. We serve our customers through an extensive network of 99 collection operations, 88 transfer stations, 25 recycling facilities and 46 landfills across 20 states. We operate as a vertically integrated company, which entails collecting waste from businesses and residences and disposing of that waste in our own landfills (referred to as internalization) or extracting those components of collected waste that can be beneficially re-used. Our focus on vertical integration (controlling the waste stream from inception to beneficial re-use) provides greater stability in the waste flow into our landfills and, therefore, greater cash flow stability in our business.

We strategically focus on markets where we own a principal private disposal option and typically compete with no more than one or two large national waste companies. Within the markets in which we operate, we have established a network of vertically integrated geographic hubs to provide our customers with the high-quality comprehensive environmental services they require. The waste collection and disposal business is a local business and, therefore, the characteristics and opportunities differ in each of our markets. We believe our vertically integrated geographic hubs and extensive network of transfer stations provide us with the most effective platform to capitalize on local growth opportunities and maximize the utilization of our assets and the efficiency of our operations.

ADStar Waste Holdings Corp. was formed in November 2000 to build a vertically integrated environmental services business in the Southeastern United States. Following the acquisition of ADStar Waste Holdings Corp. and HW Star Holdings Corp. by Highstar Capital in 2006, our management team, together with Highstar, successfully implemented growth and operational strategies to establish Advanced Disposal and Interstate Waste among the largest waste management companies in their respective markets. We believe the acquisition of Veolia SW, coupled with our strong customer relationships, strategic base of current operations, focus on operational oversight and talented local managers, creates an unparalleled platform for growth by capitalizing on development and strategic opportunities available in our markets.

*	Source: Management’s analysis of market position based on information contained in the Waste Business Journal’s Waste Market Overview and Outlook 2012, giving effect to the Acquisition on a pro forma basis.

We are owned by funds managed by Highstar Capital. The following chart summarizes our ownership structure:

*	Subsequent to June 30, 2013, we acquired the 0.8% minority interest of Advanced Disposal Services East, Inc., which is now 100% owned.

Our company was incorporated as a Delaware corporation in July 2012 to serve as the holding company for Advanced Disposal Services South, Inc., HW Star Holdings Corp. and MW Star Waste Holdings Corp.

Our parent company Advanced Disposal Waste Holdings Corp., is owned by our senior management and funds managed by Highstar. Highstar is an independently owned and operated infrastructure investment firm with a long-term investment horizon. Highstar Capital is an independent, owner-operated infrastructure investment firm with an operationally focused, value-added investment strategy. Since 2000, the Highstar Team has managed approximately $7.6 billion on behalf of our managed funds and co-investors, including investments in energy infrastructure, environmental services infrastructure and transportation infrastructure.

Our Industry

According to the Waste Business Journal’s Waste Market Overview & Outlook 2012, a third-party industry publication, the U.S. solid waste management industry generated $55 billion in revenue in 2011 and is expected to reach $62 billion by 2016. The industry can be classified into the following asset categories: collection operations, transfer stations, landfills, recycling facilities and waste-to-energy plants. Owning and integrating these assets in a specific geographic market (vertical integration) typically drives greater efficiency and superior operating margins relative to non-integrated competitors. Leading waste companies attempt to create vertically integrated assets in an effort to enhance their return on capital, thus driving consolidation in a highly fragmented industry.

The solid waste management industry is relatively resistant to cyclical economic trends due to the essential nature of the services provided. Service providers benefit from a number of factors, including: (i) the essential nature of the service due to predictable waste generation on the part of residential and commercial customers; (ii) the absence of cost-effective substitutes to collection, beneficial re-use and landfill disposal; (iii) the favorable role of government regulation in the reduction of landfills that are not in compliance with the RCRA Subtitle D regulations; (iv) high barriers to entry created by the lengthy permitting process and significant capital costs of landfill development; (v) municipalities and local governments increasingly turning over management of public services, including waste services, to private firms; and (vi) the local nature of the business.

In general, growth in the solid waste management industry is tied to population growth and overall economic production, including commercial and industrial activity. Volumes in the commercial and industrial sectors typically are more exposed to economic cycles than residential revenues.

The following table sets forth historical and projected industry revenue growth:

Source: Waste Business Journal’s Waste Market Overview & Outlook 2012.

Acquisition of Veolia

On July 18, 2012, Star Atlantic, a portfolio company of Highstar, signed a definitive agreement to acquire Veolia from Veolia Environnment S.A. in a transaction valued at approximately $1.9 billion. With the closing of the Acquisition on November 20, 2012 and the related financing transactions, Advanced Disposal, Interstate Waste and Veolia SW were combined under ADS Waste Holdings, Inc., doing business as Advanced Disposal Services.

Our Competitive Strengths

Vertically Integrated Solid Waste Services Platform. Our focus on vertical integration allows us to provide high-quality service to our customers while simultaneously increasing growth opportunities and profitability. Waste collected from the majority of our customers is internalized into our own transfer stations and landfills, allowing us to generate a steady, reliable stream of waste volume and capture the incremental disposal margin that otherwise would be paid to a third party.

Strategic Position in Attractive Markets. We have developed and implemented a disciplined market approach strategically focused on markets where we own or can build vertically integrated geographic hubs, including a primary private disposal option. We also operate in disposal-neutral markets, where the primary disposal option is controlled by a municipality or where numerous disposal options are available. We serve primary (densely populated) and secondary (less populated) markets that meet our selection criteria. While primary markets typically offer highly efficient route densities, secondary markets provide other important advantages, such as greater opportunities to gain market share through new business and consolidation, and generally higher and more stable pricing.

Diversified and Stable Business with Long-Term Contracts. We serve over 2.5 million residential customers, approximately 266,000 commercial and industrial customers and 706 municipalities, with no single customer representing more than 1.8% of revenues in 2012. Our revenue base is distributed across various geographic markets and lines of business, which provides significant diversification and protection from cyclical or event-driven disruptions in any specific market. The advantage of these diverse revenue sources was demonstrated during the recent recession as construction and demolition volumes declined significantly, while our revenues from recurring customers continued to grow. We also benefit from long-term contracts with municipalities and commercial collection customers. These long-term contracts, which range from three to five years or longer, provide stable and predictable future cash flows.

Strategically Located and Difficult to Replicate Network of Landfill Assets with Long Useful Lives. We seek to capitalize on our difficult to replicate network of vertically integrated geographic hubs, at the core of which lie strategically located transfer stations, recycling facilities and landfills. Due to the high cost of new landfill development and stringent environmental and community restrictions, existing landfills with significant disposal capacity are attractive and valuable assets. Our major landfills either enjoy substantial remaining capacities or are currently undergoing expansion initiatives that will ensure sufficient capacity for the foreseeable future. We have a strong track record of navigating regulatory approval processes, and are confident in our ability to successfully complete ongoing expansion initiatives on schedule.

Exceptional Management Team. The key members of our management team have an average of approximately 21 years experience in the waste industry, including operations, acquisitions and the development of disposal capacity. Under this leadership, we have successfully executed a differentiated growth strategy in a mature industry that, we believe, positions us for continued strong growth. Our senior management team is backed by an impressive group of regional, area, district and general managers who ensure that our goals are met on a day-to-day basis. Most managers have either been recruited from larger publicly traded environmental service companies or have started as entrepreneurs in the sector, and bring significant industry experience to our local operations.

Our Strategy

Capitalize on our Vertically Integrated Geographic Hubs. Across our markets, we have developed vertically integrated geographic hubs typically consisting of collection companies, transfer stations, recycling facilities and landfills. The fundamental objective of this business model is to control the waste stream from inception through disposal or beneficial re-use. This business model provides stable cash flows by reducing volume risk, maintaining high margins at our landfills in each hub and reducing the impact of competition within the local marketplace through increased density of operations.

Each vertically integrated geographic hub is managed locally. Our focus on local execution enables our managers to pinpoint strategic growth opportunities and integrate new contract opportunities into our existing network of transfer stations and landfills, further increasing internalization and the profitability of our operations.

Generate Sustainable Long-Term Growth. We seek to achieve a sustainable rate of long-term profitable growth while efficiently operating and maintaining our assets. Our key growth strategies include: (i) growing volumes organically by training and employing a highly skilled sales force; (ii) pursuing municipal contracting opportunities; (iii) pursuing tuck-in collection acquisitions that can be merged with existing routes and provide volumes that can be internalized into existing landfills; (iv) leveraging our national waste brokerage platform to internalize waste; and (v) entering into volume swaps with other waste businesses that allow us to minimize waste transportation costs without reducing the daily volume intake at transfer stations and disposal sites.

In addition to growing the business organically in existing regions, we seek to grow by entering new markets where we can either build new vertically integrated geographic hubs or compete effectively in disposal-neutral marketplaces. We also seek to expand our service offerings in response to evolving customer needs. For example, our expansion into complementary business areas such as waste brokerage, landfill gas-to-energy and recycling enables us to better serve our customers while maintaining control of the waste stream.

Maintain Financial Discipline. We have a demonstrated history of strong financial performance and have achieved these results through strong execution of our growth strategy, while maintaining focus on prudent cost management and pricing discipline to drive profitability. This strategy is implemented by our district and area managers who continuously monitor their local markets and target profit maximization rather than throughput alone.

Our management team employs a diversified financial management approach and will focus on deleveraging through a combination of: (i) free cash flow from operations; (ii) asset swaps and accretive acquisitions; and (iii) outright asset sales. We are committed to maintaining financial discipline by maintaining stable pricing as well as careful management of returns on equity and capital deployed.

Promote Operational Excellence Through Implementation of Best Practices. We have developed, and consistently implement, best practices throughout our organization. We seek to increase operating margins and cash flow and drive higher returns on invested capital by implementing programs focused on areas such as sales productivity and pricing effectiveness, driver productivity, maintenance efficiency and effective purchasing. In addition, we are focused on the safety and well-being of the people impacted by our organization, along with controlling cost increases associated with our health and welfare programs. We have an exemplary record of environmental compliance due to our stringent compliance programs centered on training, risk management and auditing. We have implemented multiple training programs that have been internally developed across all of our operations. In addition, we have partnered with loss control vendors to provide supplemental training and risk management resources to our personnel.

Disciplined Acquisition Strategy. Since 2006, our management has successfully completed 87 acquisition and development projects. In assessing potential acquisitions, development projects and municipal contracts, we seek to maximize growth opportunities by leveraging our vertically integrated geographic hubs to create asset concentration in targeted regions and drive higher margins. We also examine opportunities when government entities privatize the operation of all or part of their solid waste systems. Our strategic flexibility maximizes the potential to continue to utilize selective acquisitions to enter attractive new markets and drive margin expansion.

Operations

Our vertically integrated environmental services operations can be broadly classified into three lines of business: (i) collection services; (ii) disposal services, which include transfer stations and landfills; and (iii) recycling services. The solid waste management business is locally executed where the geographic footprint, density of collection routes, degree of vertical integration, and regional demographic trends drive success. We serve both primary (densely populated) and secondary (less populated) markets. While primary markets typically offer highly efficient route densities, secondary markets provide other important advantages, such as less competition, greater opportunities to gain market share through new business and consolidation, and generally higher and more stable pricing.

Our operations are managed through regional offices in the Southern, Midwestern and Eastern United States. Each of the regions has a diversified portfolio of collection, transfer, landfill and recycling operations. The collection and disposal operations within each of these operating regions are supervised by regional vice presidents with extensive experience in growing, operating and managing solid waste management companies within their local markets. Each regional vice president works with and supervises several district and general managers who manage facilities and operations.

The map below shows our operational footprint:

We own or operate 99 collection operations, 88 transfer stations, 46 landfills and 25 recycling facilities engaged in the collection, transportation, disposal and recycling of non-hazardous MSW and C&D waste. We service over 2.5 million residential customers, approximately 266,000 commercial and industrial customers and 706 municipalities through our collection operations. In addition to our collection services, we receive approximately 58,600 tons per day of waste in our landfills at a 64% internalization rate. We operate a fleet of approximately 3,600 front-line vehicles with an average age of approximately 7 years.

Collection Services. We serve approximately 266,000 commercial and industrial customers, over 2.5 million residential customers and 706 municipalities. We control over 38,000 tons per day of waste and internalize 64% of the waste into our own landfills. Our fleet includes 144 CNG fueled trucks, which significantly reduce carbon emissions compared to diesel-fueled collection trucks.

For commercial and industrial operations, we supply our customers with waste containers suitable for their needs and rent or sell compactors to large waste generators. Contracts with C&I customers are typically three to five years in length with pricing based on estimated disposal weight and time required to service the account. We generally bill commercial customers monthly in advance. Industrial customers are generally billed in arrears for our services. The customer generally may not cancel C&I contracts for a period of 36 to 60 months from the start of service without incurring a cancellation penalty. In addition, contracts typically are renewed automatically unless the customer specifically requests cancellation. Our C&I contracts generally allow for rate increases.

Our C&D waste services provide C&D sites with roll-off containers and waste collection, transportation and disposal services. C&D services are typically provided pursuant to arrangements in which the customer provides 24-hour advance notice of its disposal needs and is billed on a “per pull” plus disposal basis. While the majority of our roll-off services are provided to customers under long-term contracts, we generally do not enter into contracts with our temporary roll-off customers due to the relatively short-term nature of most C&D projects. Our temporary roll-off customers pay us in arrears for our services.

Our residential collection operations consist of curbside collection of residential refuse from small carts or containers into collection vehicles for transport to a disposal/recycling site. These services are typically performed either under long-term contracts with local government entities or on a subscription basis, whereby individual households contract directly with us for our collection services. Our residential contracts generally allow for rate increases.

We generally secure our contracts with municipalities through a competitive bid process and such contracts give us exclusive rights to service all or a portion of the homes in the respective municipalities. These contracts have an average term of three to five years or longer. Municipal contracts can be designed as either mandatory or non-mandatory franchises. Mandatory franchises allow us to become the exclusive provider of waste management services for the areas of the municipality included in the contract, which requires all residential customers within those areas to use our services for solid waste collection and disposal. Non-mandatory franchises allow us to retain the exclusive right to service the specified areas of the municipality, with no competitor permitted to offer services to residential customers, but residential customers may choose not to use our services.

The fees that we receive for residential collection on an individual subscription basis are based primarily on market factors, frequency and type of service, the distance to the disposal facility and the cost of disposal. In general, subscription residential collection fees are paid quarterly in advance by the residential customers receiving the service.

Transfer Services. Transfer stations receive, consolidate and transfer solid waste to landfills and recycling facilities. As part of our vertically integrated solid waste disposal services, we operate 88 transfer stations, which handle approximately 18,900 tons of waste per day. Transfer stations enable us to:

•	increase the operational reach of our landfill operations;

•	increase the volume of revenue-generating disposal at our landfills;

•	achieve greater leverage in negotiating more favorable disposal rates at landfills that we do not operate;

•	improve efficiency of collection, personnel and equipment; and

•	build relationships with municipalities and other operators that deliver waste to our transfer stations, leading to additional growth and acquisition opportunities.

Revenue at transfer stations is primarily generated by charging tipping or disposal fees. Our collection operations deposit waste at these transfer stations, as do other private and municipal haulers, for compaction and transfer to disposal sites or materials recovery facilities. Transfer stations provide collection operations with a cost-effective means to consolidate waste and reduce transportation costs while providing our landfill sites with an additional “gate” to extend the geographic reach of a particular landfill site with the goal of increased internalization.

Recycling Services. We are focused on opportunistically developing our base of recycling facilities. There has been a growing interest in recycling, which is driven by public and private markets that are placing environmental stewardship as a top priority. This is evidenced by requests for proposals that incorporate alternate methods to manage the collection, processing and disposal of waste.

We have a network of 25 recycling facilities that we manage or operate. These facilities generate revenue through the collection, processing and sale of OCC, old newspaper (ONP), mixed paper, aluminum, glass and other materials. These recyclable materials are internally collected by our residential and industrial collection operations as well as third-party haulers.

The economics of recycling are driven significantly by commodity prices, as high commodity prices make recycled material more economically competitive. Given this relationship and the expectation that commodity prices will rise as economic growth rebounds, we believe that the recycling business offers growth prospects. We believe that we are well-positioned to take advantage of recycling efforts in our markets through our control of the waste stream and the success of our service offerings.

Disposal Services. Landfill disposal services represent the final stage in our vertically integrated waste collection and disposal services solution. We operate 34 MSW landfills, and 12 C&D landfills, enabling us to offer comprehensive service to our customers. Our landfills average approximately 58,600 tons of waste per day of which 64% of the volume is internalized from our collection operations and transfer stations as of June 30, 2013.

The following table lists our landfills and information about their capacity and expected lives as of June 30, 2013:

Description	Location	Life Remaining (years)	Expected Remaining Capacity, Including Deemed Permitted Airspace (a)	Tons Per Day (b)
ADS Grand Bahamas (c)	Freeport, Bahamas	41	3,913,028	282
Arbor Hills	Washtenaw County, MI	19	29,051,822	7,903
Blackfoot	Pike County, IN	32	18,254,052	2,359
Blue Ridge	Estill County, KY	33	3,597,410	443
Caruthers Mill	Walton County, GA	26	10,029,167	513
Cedar Hill	St. Clair County, AL	244	65,337,977	679
Chestnut Valley	Fayette County, PA	11	3,018,185	1,039
Coastal	Biloxi, MS	25	3,449,334	472
Cranberry Creek	Wood County, WI	14	3,967,432	1,037
Cumberland County	Cumberland, PA	16	13,071,542	2,755
Cypress Acres	Marion County, FL	193	2,671,086	50
Eagle Bluff	Tuscaloosa County, AL	20	1,641,732	118
Eagle Point	Atlanta, GA	37	51,683,276	3,628
ECO Safe	Tri-Cities, TN	85	32,394,907	800
Emerald Park	Waukesha County, WI	41	18,206,700	2,662
Evergreen (d)	Lowndes County, GA	52	24,003,379	861
Firetower	Pass Christian, MS	15	1,945,768	97
Glacier Ridge	Dodge County, WI	19	9,443,959	1,615
Greentree	Elk County, PA	36	33,957,657	3,194
Hickory Meadows	Calumet County, WI	25	11,723,694	2,749
Hoosier	Kosciusko County, IN	21	7,392,732	674
Jones Road (e)	Jacksonville, FL	13	5,952,558	re-open 2027
Lancaster	Lancaster County, PA	24	5,118,318	495
Mallard Ridge	Walworth County, WI	14	4,627,395	1,159
Maple Hill	Macon County, MO	71	14,299,993	540
Morehead	Rowan County, KY	43	6,085,888	468
Moretown (f)	Moretown, VT	17	3,492,187	685
Mostoller	Somerset, PA	19	6,131,795	872
Oak Ridge (g)	Oak Ridge, MO	—	—	—
Old Kings Road	Jacksonville, FL	18	6,805,439	1,120
Orchard Hills	Ogle County, IL	12	25,148,670	4,896
Pasco Lakes (h)	Tampa, FL	—	987,706	623
Pecan Row (i)	Lowndes County, GA	—	—	—
Prattville (j)	Montgomery, AL	40	1,855,458	82
Rogers Lake	Atlanta, GA	1	74,811	181
Rolling Hills (k)	Wright County, MN	2	239,400	1,067
Sandy Run	Hopewell, PA	18	4,688,623	425
Seven Mile Creek	Eau Claire County, WI	6	2,684,537	1,695
Star Ridge	St. Clair County, AL	132	40,010,258	1,079
Stones Throw	Tallassee, AL	34	20,846,570	1,104
Taylor County (l)	Taylor County, GA	—	—	—
Turkey Trot	Washington County, AL	79	25,138,320	896
Valley View	Macon County, IL	31	10,245,712	700
Western Berks	Birdsboro, PA	9	3,177,580	663
Wolf Creek	Macon, GA	16	9,954,875	1,745
Zion	Lake County, IL	12	9,816,222	2,775

Notes on following page

Note: Certain states have limited permitted capacity based on a need-based assessment. Average remaining life at Caruthers Mill, Eagle Point, Emerald Park, ECO Safe, Evergreen, Moretown, Old Kings Road, Stones Throw, Wolf Creek and Zion includes deemed permitted airspace.

(a)	Capacity expressed in cubic yards of available airspace.
(b)	2012 total tons expressed in operating days. Operating days in a year are defined as 260 days.
(c)	Entity is a 50% joint venture
(d)	Evergreen Landfill to replace Pecan Row Landfill. Landfills are adjacent.
(e)	Jones Road landfill has been idled as tons have been redirected to Old Kings Road Landfill. Life expectancy based on 1,200 TPD.
(f)	Stopped accepting waste effective July 2013.
(g)	Landfill has stopped accepting waste and is expected to enter post-closure in Q4 of 2013.
(h)	Landfill closure expected December 2013 and waste acceptance ceases September 2013.
(i)	Landfill has stopped accepting waste and is expected to enter closure in Q4 of 2014.
(j)	Operating contract that expires November 18, 2024.
(k)	We are seeking approval for a capacity expansion at the Rolling Hills landfill, which would extend the remaining life by 25 years.
(l)	Sold in July 2013.

We charge tipping fees to third parties, and for the twelve months ended June 30, 2013, transfer and disposal services accounted for 21% of our revenue on a gross aggregate basis.

As of June 30, 2013, our landfills had approximately 267.5 million cubic yards of utilized airspace and total permitted and deemed airspace of approximately 823.6 million cubic yards. Our active landfills that are currently accepting waste have an average of 37 years of aggregate permitable life with a capacity utilization of 32%. The in-place capacity of our landfills is subject to change based on engineering factors, requirements of regulatory authorities, our ability to continue to operate our landfills in compliance with applicable regulations and our ability to successfully renew operating permits and obtain expansion permits at our sites. Some of our landfills accept non-hazardous special waste, including utility ash, asbestos and contaminated soils.

Most of our active landfill sites have the potential for expanded disposal capacity beyond the currently permitted acreage. We monitor the availability of permitted disposal capacity at each of our landfills and evaluate whether to pursue an expansion at a given landfill based on estimated future waste volumes and prices, market needs, remaining capacity and the likelihood of obtaining an expansion. To satisfy future disposal demand, we are currently seeking to expand permitted capacity at certain of our landfills. However, we cannot assure you that all proposed or future expansions will be permitted as designed.

We also have responsibility for two closed landfills, for which we have associated closure and post-closure obligations.

Other Services. We currently have gas-to-energy facilities at 19 of our landfills. Two of these facilities are funded and operated by a utility located in the region, which effectively pays us a fee in exchange for the gas that is burned in the facilities to generate electricity. We operate the balance of the facilities. We are also seeking to work with utilities to develop additional landfill gas projects.

Sales and Marketing

We employ a highly sophisticated and knowledgeable sales force in the regions that we service. With the goal of providing high-quality, comprehensive solid waste collection, transfer, recycling and disposal services to our customers at competitive prices, our sales and marketing strategy is determined locally based on market conditions. These strategies are reviewed, monitored and adjusted by the corporate staff as appropriate. Our sales and management team is decentralized, with representatives located in each district, to allow us to adapt quickly to local conditions. Our regional vice presidents, in coordination with their area management and municipal marketing representatives, are primarily responsible for targeting and bidding for municipal, county and other governmental entity contracts for residential sales. Our sales force is responsible for selling our C&I and C&D services, targeting potential customers of all sizes, from small-quantity generators to large Fortune 500 companies.

Customers

We provide services to a broad base of commercial, industrial, municipal and residential customers. No single customer individually accounted for more than 1.8% of our consolidated revenue in 2012.

Properties

Our corporate office is currently located at 90 Fort Wade Rd, Ponte Vedra, Florida 32801, where we currently lease approximately 56,000 square feet of office space. We also maintain regional administrative offices in all of our regions.

Our principal property and equipment consists of land, landfills, buildings, vehicles and equipment. We own or lease real property in the states in which we conduct operations. At June 30, 2013, we owned or operated 99 collection operations, 88 transfer stations, 46 active solid waste landfills and 25 recycling facilities in 20 states and the Bahamas. In aggregate, our active landfills have approximately 265.7 million cubic yards of utilized airspace and total permitted and deemed airspace of approximately 821.8 million cubic yards. We also own or have responsibilities for two closed landfill. We believe that our property and equipment are adequate for our current needs.

Competition

Although we operate in a highly competitive industry, entry into our business and the ability to operate profitably require substantial amounts of capital and managerial experience. Competition in the non-hazardous solid waste industry comes from a few large, national publicly owned companies, including Waste Management, Inc. and Republic Services, Inc., several regional publicly and privately owned solid waste companies, and thousands of small privately owned companies. In any given market, competitors may have larger operations and greater resources. In addition to national and regional firms and numerous local companies, we compete with municipalities that maintain waste collection or disposal operations. These municipalities may have financial advantages due to the availability of tax revenue and tax-exempt financing.

We compete for collection accounts primarily on the basis of price and the quality of our services. From time to time, our competitors reduce the price of their services in an effort to expand market share or to win a competitively bid municipal contract. Our ability to maintain and increase prices in certain markets may be impacted by our competitors’ pricing policies. This may have an impact on our future revenue and profitability.

Seasonality and Severe Weather

Our operations can be adversely affected by periods of inclement or severe weather (including hurricanes, tornadoes and other natural disasters), which could increase the volume of waste collected under our existing contracts (without corresponding compensation), delay the collection and disposal of waste, reduce the volume of waste delivered to our disposal sites, or delay the construction or expansion of our landfill sites and other facilities. Our operations also can be favorably affected by severe weather, which could increase the volume of waste in situations where we are able to charge for our additional services.

Regulation

Our facilities and operations are subject to a variety of federal, state and local requirements that regulate the environment, public health, safety, zoning and land use. Operating and other permits, licenses and other approvals generally are required for landfills and transfer stations, recycling facilities, certain solid waste collection vehicles, fuel storage tanks and other facilities that we own or operate. These permits are subject to denial, revocation, modification and renewal in certain circumstances. Federal, state and local laws and regulations vary, but generally govern wastewater or storm water discharges, air emissions, the handling, transportation, treatment, storage and disposal of hazardous and non-hazardous waste, and the remediation of contamination associated with the release or threatened release of hazardous substances. These laws and regulations provide governmental authorities with strict powers of enforcement, which include the ability to revoke or decline to renew any of our operating permits, obtain injunctions, or impose fines or penalties in the event of violations, including criminal penalties. The U.S. Environmental Protection Agency (the “EPA”) and various other federal, state and local authorities administer these regulations.

We strive to conduct our operations in compliance with applicable laws, regulations and permits. However, from time to time we have been issued citations or notices from governmental authorities that have resulted in the need to expend funds for remedial work and related activities at various landfills and other facilities. We cannot assure you that citations and notices will not be issued in the future despite our regulatory compliance efforts.

Federal Regulation. The following summarizes the primary federal environmental and occupational health and safety-related statutes that affect our facilities and operations:

•	The Solid Waste Disposal Act, including RCRA. RCRA establishes a framework for regulating the handling, transportation, treatment, storage and disposal of hazardous and non-hazardous solid waste, and requires states to develop programs to ensure the safe disposal of solid waste in sanitary landfills.

Subtitle D of RCRA establishes a framework for regulating the disposal of municipal solid waste. Regulations under Subtitle D currently include minimum comprehensive solid waste management criteria and guidelines, including location restrictions, facility design and operating criteria, final capping, closure and post-closure requirements, financial assurance standards, groundwater monitoring requirements and corrective action standards. All of the states in which we operate have implemented permit programs pursuant to RCRA and Subtitle D. These state permit programs may include landfill requirements that are more stringent than those of Subtitle D. Our failure to comply with the implementation of federal environmental requirements by state and local authorities at any of our locations may lead to temporary or permanent loss of an operating permit, which would result in costs in connection with securing new permits and reduced revenue from lost operational time.

All of our planned landfill expansions and new landfill development projects have been engineered to meet or exceed Subtitle D requirements. Operating and design criteria for existing operations have been modified to comply with these regulations. Compliance with Subtitle D regulations has resulted in increased costs and may in the future require substantial additional expenditures in addition to other costs normally associated with our waste management activities.

•	The Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”). CERCLA, among other things, provides for the cleanup of sites from which there is a release or threatened release of a hazardous substance into the environment. CERCLA may impose strict joint and several liability for the costs of cleanup and for damages to natural resources upon current owners and operators of a site, parties who were owners or operators of a site at the time the hazardous substances were disposed of, parties who transported the hazardous substances to a site, and parties who arranged for the disposal of the hazardous substances at a site. Under the authority of CERCLA and its implementing regulations, detailed requirements apply to the manner and degree of investigation and remediation of facilities and sites where hazardous substances have been or are threatened to be released into the environment. Liability under CERCLA is not dependent on the existence or disposal of only “hazardous wastes,” but also can be based upon the existence of small quantities of more than 700 “substances” characterized by the EPA as “hazardous,” many of which are found in common household waste. Among other things, CERCLA authorizes the federal government to investigate and remediate sites at which hazardous substances have been or are threatened to be released into the environment or to order persons potentially liable for the cleanup of the hazardous substances to do so themselves.

Liability under CERCLA is strict liability, joint and several. It can be founded upon the release or threatened release, even as a result of unintentional, non-negligent or lawful action, of hazardous substances, including very small quantities of such substances. Thus, even if we have never knowingly transported or received hazardous substances, it is likely that hazardous substances have been deposited or “released” at landfills or other facilities that we presently or historically have owned or operated, or at properties owned by third parties to which we have transported waste. Therefore, we could be liable under CERCLA for the cost of cleaning up such hazardous substances at such sites and for damages to natural resources, even if those substances were deposited at our facilities before we acquired or operated them. The costs of a CERCLA cleanup can be very expensive and can include the costs of disposing of hazardous substances at appropriately licensed facilities. Given the difficulty of obtaining insurance for environmental impairment liability, such liability could have a material impact on our business, financial condition, results of operations and cash flows.

•	The Federal Water Pollution Control Act of 1972 (the “Clean Water Act”). This act regulates the discharge of pollutants from a variety of sources, including solid waste disposal sites, into streams, rivers and other waters of the United States. Runoff from our landfills and transfer stations that is discharged into surface waters through discrete conveyances must be covered by discharge permits that generally require us to conduct sampling and monitoring, and, under certain circumstances, to reduce the quantity of pollutants in those discharges. Storm water discharge regulations under the Clean Water Act require a permit for certain construction activities and for runoff from industrial operations and facilities, which may affect our operations. If a landfill or transfer station discharges wastewater through a sewage system to a publicly owned treatment works, the facility must comply with discharge limits imposed by that treatment works. In addition, states may adopt groundwater protection programs under the Clean Water Act or the Safe Drinking Water Act that could affect the manner in which our solid waste landfills monitor and control their waste management activities. Furthermore, if development at any of our facilities alters or affects wetlands, we may be required to secure permits before such development starts. In these situations, permitting agencies may require mitigation of wetland impacts.

•	The Clean Air Act. The Clean Air Act imposes limitations on emissions from various sources, including landfills. In March 1996, the EPA promulgated regulations that require large municipal solid waste landfills to install landfill gas monitoring systems. These regulations apply to landfills that commenced construction, reconstruction or modification on or after May 30, 1991, and, principally, to landfills that can accommodate 2.5 million cubic meters or more of municipal solid waste. The regulations apply whether the landfills are active or closed. The date by which each affected landfill must have a gas collection and control system installed and made operational varies depending on calculated emission rates at the landfill. Many state regulatory agencies also currently require monitoring systems for the collection and control of certain landfill gas. Federal and state efforts to curtail the emission of greenhouse gases and to ameliorate the effect of climate change may require our landfills to deploy more stringent emission controls and monitoring system, with resulting capital or operating costs.

In addition, our vehicle fleet also will become subject to higher efficiency standards or other carbon-emission restrictions. Over the past two years, the EPA and the National Highway Traffic Safety Administration (the “NHTSA”) have adopted regulations mandating the reduction of vehicle tail pipe emissions as a means of reducing greenhouse gas emissions. The regulations take the form of fuel economy standards. The EPA and the NHTSA have developed fuel economy standards in two vehicle categories: (1) conventional automobiles and light-duty trucks; and (2) heavy-duty trucks, which include heavy-duty on-highway trucks and vocational heavy-duty trucks, including solid waste collection vehicles and tractor trailers. We own and operate vehicles in both categories. For conventional automobiles and light-duty trucks, in May 2010 the EPA and the NHTSA finalized fuel economy standards for model years 2012 through 2016. In October 2011, the EPA and the NHTSA initiated a second round of rulemaking for conventional automobiles and pick-up trucks in model years 2017 through 2025. In August 2011, the EPA and the NHTSA finalized standards for heavy-duty trucks, including solid waste collection vehicles and tractor trailers, for model years 2014 through

2018. In issuing the fuel economy standards for heavy-duty trucks and tractor trailers, the government estimated the standards would increase the cost of the average tractor trailer by approximately $6,200, but that the vehicle would save fuel costs over its operating life.

•	The Occupational Safety and Health Act of 1970 (“OSHA”). This act authorizes the Occupational Safety and Health Administration of the U.S. Department of Labor to promulgate occupational safety and health standards. A number of these standards, including standards for notices of hazardous chemicals and the handling of asbestos, apply to our facilities and operations.

We are also actively monitoring the following recent developments in United States federal statutes affecting our business:

•	In 2010, the EPA issued the Prevention of Significant Deterioration, or PSD, and Title V Greenhouse Gas, or GHG, Tailoring Rule which expanded the EPA’s federal air permitting authority to include the six GHGs, including methane and carbon dioxide. The rule sets new thresholds for GHG emissions that define when Clean Air Act permits are required. The current requirements of these rules have not significantly impacted our operations or cash flows, due to the current tailored thresholds and exclusions of certain emissions from regulation. Air permits for new and modified large municipal solid waste landfills, waste-to-energy facilities and landfill gas-to-energy facilities could be impacted, but the degree of impact is incumbent upon the EPA’s final determination on permitting of biogenic GHG emissions (e.g. carbon dioxide) as well as the EPA’s or implementing states’ determinations on what may constitute “Best Available Control Technology” for new projects exceeding certain thresholds. In addition, recent final and proposed reductions in certain National Ambient Air Quality Standards and related PSD increment/significance thresholds could impact the cost, timeliness and availability of air permits for new and modified large municipal solid waste landfills, waste-to-energy facilities and landfill gas-to-energy facilities. In general, controlling emissions involves drilling collection wells into a landfill and routing the gas to a suitable energy recovery system or combustion device. The landfill gas at 19 of our solid waste landfills is currently being captured and utilized for its renewable energy value. Efforts to curtail the emission of greenhouse gases and to ameliorate the effect of climate change may require our landfills to deploy more stringent emission controls, with resulting capital or operating costs; however, we do not believe that such regulations will have a material adverse impact on our business as a whole. See “Risk Factors—Risks Relating to Our Industry—Climate change regulations may adversely affect operating results.” We are striving to anticipate the future needs of our customers by investing in and developing ever-more-advanced recycling and reuse technologies. Potential climate change and GHG regulation initiatives have influenced our business strategy to provide low-carbon services to our customers. If the U.S. were to impose a carbon tax or other form of GHG regulation increasing demand for low-carbon service offerings in the future, the services we are developing will be increasingly valuable.

•	In 2011, the EPA published the Non-Hazardous Secondary Materials, or NHSM, Rule, which provides the standards and procedures for identifying whether NHSM are solid waste under RCRA when used as fuels or ingredients in combustion units. The EPA also published new source performance standards and emission guidelines for commercial and industrial solid waste incineration units, and Maximum Achievable Control Technology Standards for commercial and industrial boilers. The EPA has published clarifications and recently published amendments to these rules. In addition, there is litigation surrounding the rules. Although the recently published amendments are generally favorable to our industry, some of the potential regulatory interpretations are still being reviewed and other regulatory outcomes may be dependent on case-by-case administrative determinations. These could have a significant impact on some of our projects in which we are seeking to convert biomass or other secondary materials into products, fuels or energy. Therefore, it is not possible to quantify the financial impact of these rulemakings or pending administrative determinations at the present time. However, we do not believe the rules or administrative determinations will have a material adverse impact on our business as a whole.

State and Local Regulation. Each state in which we operate has its own laws and regulations governing solid waste disposal, water and air pollution, and, in most cases, releases and cleanup of hazardous substances and liabilities for such matters. States also have adopted regulations governing the design, operation, maintenance and closure of landfills and transfer stations. Some counties, municipalities and other local governments have adopted similar laws and regulations. In addition, our operations may be affected by the trend in many states toward requiring solid waste reduction and recycling programs. For example, several states have enacted laws that require counties or municipalities to adopt comprehensive plans to reduce, through solid waste planning, composting, recycling or other programs, the volume of solid waste deposited in landfills. Additionally, laws and regulations restricting the disposal of certain waste in solid waste landfills, including yard waste, newspapers, beverage containers, unshredded tires, lead-acid batteries, electronic wastes and household appliances, have been adopted in several states and are being considered in others. Legislative and regulatory measures to mandate or encourage waste reduction at the source and waste recycling also have been or are under consideration by the U.S. Congress and the EPA.

To construct, operate and expand a landfill, we must obtain one or more construction or operating permits, as well as zoning and land use approvals. These permits and approvals may be burdensome to obtain and to comply with, are often opposed by neighboring landowners and citizens’ groups, may be subject to periodic renewal, and are subject to denial, modification, non-renewal and revocation by the issuing agency. Significant compliance disclosure obligations often accompany these processes. In connection with our acquisition of existing landfills, we may be required to spend considerable time, effort and money to bring the acquired facilities into compliance with applicable requirements and to obtain the permits and approvals necessary to increase their capacity. While we typically take into account the costs to bring an asset into compliance with applicable requirements during the acquisition process, we may incur costs beyond those developed in the pre-acquisition state.

Other Regulations. Many of our facilities own and operate underground storage tanks that are generally used to store petroleum-based products. These tanks are subject to federal, state and local laws and regulations that mandate their periodic testing, upgrading, closure and removal. In the event of leaks or releases from these tanks, these regulations require that polluted groundwater and soils be remediated. While we believe that all of our underground storage tanks currently meet in all material respects applicable regulatory requirements, there can be no guarantee that some tanks will not fail to meet such requirements in the future. We maintain a storage tank liability policy which, subject to limitations and exclusions, provides coverage for first-party remediation and third-party claims.

With regard to our solid waste transportation operations, we are subject to the jurisdiction of the Surface Transportation Board and are regulated by the Federal Highway Administration, Office of Motor Carriers, and by regulatory agencies in states that regulate such matters. Various state and local government authorities have adopted, or are considering adopting, laws and regulations that would restrict the transportation of solid waste across state, county, or other jurisdiction lines. In 1978, the U.S. Supreme Court ruled that a law that restricts the importation of out-of-state solid waste is unconstitutional; however, states have attempted to distinguish proposed laws from those involved in and implicated by that ruling. In 1994, the U.S. Supreme Court ruled that a flow control law, which attempted to restrict solid waste from leaving its place of generation, imposes an impermissible burden upon interstate commerce and is unconstitutional. However, in 2007, the U.S. Supreme Court upheld the right of a local government to direct the flow of solid waste to a publicly owned and publicly operated waste facility. A number of county and other local jurisdictions have enacted ordinances or other regulations restricting the free movement of solid waste across jurisdictional boundaries. Other governments may enact similar regulations in the future. These regulations may, in some cases, cause a decline in volumes of waste delivered to our landfills or transfer stations and may increase our costs of disposal.

Liabilities Established for Landfill and Environmental Costs. We have established reserves for landfill and environmental costs, which include landfill site final capping, closure and post-closure costs. We periodically reassess such costs based on various methods and assumptions regarding landfill airspace and the technical requirements of Subtitle D of RCRA, and we adjust our rates used to expense final capping, closure and post-closure costs accordingly. Based on current information and regulatory requirements, we believe that our recorded reserves for such landfill and environmental expenditures are adequate. However, environmental laws may change, and we cannot assure you that our recorded reserves will be adequate to cover requirements under existing or new environmental laws and regulations, future changes or interpretations of existing laws and regulations, or adverse environmental conditions previously unknown to us.

Liability Insurance and Bonding

The nature of our business exposes us to the risk of liabilities arising out of our operations, including possible damages to the environment. Such potential liabilities could involve, for example, claims for remediation costs, personal injury, property damage and damage to the environment in cases where we may be held responsible for the escape of harmful materials; claims of employees, customers or third parties for personal injury or property damage occurring in the course of our operations; or claims alleging negligence or other wrongdoing in the planning or performance of work. We also could be subject to fines and civil and criminal penalties in connection with alleged violations of regulatory requirements. Because of the nature and scope of the possible environmental damages, liabilities imposed in environmental litigation can be significant. Our solid waste operations have third-party environmental liability insurance with limits in excess of those required by permit regulations, subject to certain limitations and exclusions. However, we cannot assure you that such environmental liability insurance would be adequate, in scope or amount, in the event of a major loss, nor can we assure you that we would continue to carry excess environmental liability insurance should market conditions in the insurance industry make such coverage costs prohibitive.

We maintain general liability, vehicle liability, employment practices liability, fiduciary liability, pollution liability, directors and officers’ liability, workers’ compensation and employer’s liability coverage, as well as umbrella liability policies to provide excess coverage over the underlying limits contained in these primary policies. We also carry property insurance. Although we try to operate safely and prudently and we have, subject to limitations and exclusions, substantial liability insurance, we cannot assure you that we will not be exposed to uninsured liabilities that could have a material adverse effect on our consolidated financial condition, results of operations and cash flows.

Our insurance programs for workers’ compensation, general liability, vehicle liability and employee-related health care benefits are effectively self-insured. Claims in excess of self-insurance levels are insured subject to the excess policy limits and exclusions. Accruals are based on claims filed and actuarial estimates of claims development and claims incurred but not reported. Due to the variable condition of the insurance market, we have experienced, and may experience in the future, increased self-insurance retention levels and increased premiums. As we assume more risk for self-insurance through higher retention levels, we may experience more variability in our self-insurance reserves and expense.

In the normal course of business, we post performance bonds, insurance policies, letters of credit, or cash or marketable securities deposits in connection with municipal residential collection contracts, closure and post-closure of landfills, environmental remediation, environmental permits and business licenses and permits as a financial guarantee of our performance. To date, we have satisfied financial responsibility requirements by making cash or marketable securities deposits or by obtaining bank letters of credit, insurance policies or surety bonds.

Employees

As of June 30, 2013, we had approximately 5,400 full-time employees, approximately 10% of whom were covered by collective bargaining agreements. From time to time, our operating locations may experience union organizing efforts. We have not historically experienced any significant work stoppages. We currently have no disputes or bargaining circumstances that we believe could cause significant disruptions in our business. Our management believes we have good relations with our employees.

Legal Proceedings

Breach of Contract Class Actions

In February 2009, Advanced Disposal Services, Inc. and certain of its subsidiaries were named as defendants in a purported class action suit in Circuit Court of Macon County, Alabama. The plaintiffs allege that the defendants charged improper fees (fuel, administrative and environmental fees) that were in breach of the plaintiff’s contract with Advanced Disposal and seek damages in an unspecified amount. A similar class action complaint was also brought in 2011 against Advanced Disposal Services, Inc. and certain of it subsidiaries in Duval County, Florida. Advanced Disposal believes that it has meritorious defenses against these class actions, which it will vigorously pursue. Given the inherent uncertainties of litigation, including the early stage of these cases, the unknown size of any potential class, and legal and factual issues in dispute, the outcome of these cases cannot be predicted and a range of loss cannot currently be estimated.

Other

We are involved in other legal proceedings and regulatory investigations from time to time in the ordinary course of business. Management believes that none of these other legal proceedings or regulatory investigations will have a material adverse effect on our financial condition, results of operations or cash flows.

MANAGEMENT

The following table sets forth the name, age, position and a summary of business experience for each person who is an executive officer or director of ADS Holdings, after giving effect to the Acquisition:

Name	Age (1)	Position
Charles C. Appleby	65	Chief Executive Officer, Chairman of the Board
Richard Burke	48	President, Director
Walter H. Hall, Jr.	56	Chief Operating Officer, Director
Steven R. Carn	48	Chief Financial Officer, Treasurer, Director
Matthew Gunnelson	50	Chief Accounting Officer, Assistant Treasurer
Scott Friedlander	56	Vice President—General Counsel, Secretary
Mary O’Brien	43	Chief Marketing Officer
Christopher Beall	38	Director
John Miller	66	Director
Bret Budenbender	41	Director
Jared Parker	31	Director
Wilson Quintella Filho	57	Director
Matthew Rinklin	30	Director
Robert Wholey	34	Director

(1)	As of August 15, 2013.

Each Director serves until his successor is duly elected and qualified or until his earlier death, resignation or removal.

Charles C. Appleby—Mr. Appleby is the Chairman of the Board and Chief Executive Officer of ADS Holdings. He has served as Director, President and Chief Financial Officer of Advanced Disposal since its inception, before becoming Chief Executive Officer of Advanced Disposal in August 2006. Mr. Appleby also served as President of CAVCO, a private investment company, where he was responsible for the securities portfolio, detailed analysis and review of potential investment opportunities and administration operations from 1996 through June 2004. Prior to his service with CAVCO, Mr. Appleby was a founding member of Grenadier, Appleby, Collins & Company, a Jacksonville, Florida accounting firm, formed in 1984, providing services with an emphasis on taxation matters, mergers and acquisitions, valuations and foreign transactions. Previously, Mr. Appleby held positions with various national accounting firms, the last of which was Coopers & Lybrand where he held the position of Tax Manager. He received Masters and Bachelors degrees in Business Administration from Stetson University in 1977, and a Bachelors degree in Political Science from University of Florida in 1970. Mr. Appleby is a certified public accountant in Florida. Mr. Appleby is also a retired Colonel, Florida Army National Guard. He retired on August 1, 2001, after 31 years of service in the U.S. Armed forces. During this period, he received numerous decorations and achievements, including the Legion of Merit, Meritorious Service Medal, the Florida Cross, Senior Parachutist, Ranger and Pathfinder. Mr. Appleby’s qualifications to sit on our board include his substantial experience in the area of corporate strategy, accounting, operations, and finance, including capital markets and mergers and acquisitions.

Richard Burke—Mr. Burke is the President and a Director of ADS Holdings. Prior to being named President of ADS Holdings in 2012, Mr. Burke was President and Chief Executive Officer of VESNA from 2009 to 2012 and President and Chief Executive Officer of Veolia, Inc. from 2007 to 2009. Mr. Burke began his employment with Veolia in 1999 as Area Manager for the Southeast Wisconsin area, and served as Regional Vice President for the Eastern and Southern markets until he was appointed Chief Executive Officer. Prior to joining Veolia, he spent 12 years with Waste Management in a variety of leadership positions. Mr. Burke’s qualifications to sit on our board include his substantial experience in the area of corporate strategy, operations, and finance.

Walter H. Hall, Jr.—Mr. Hall is the Chief Operating Officer and a Director of ADS Holdings and has served in these roles since 2001. Mr. Hall joined Advanced Disposal at its inception, and, prior to joining Advanced Disposal, he served as the Jacksonville Area President of Southland Waste Systems, a subsidiary of Republic Services, from 1998 to 2000. From 1996 to 1998, he served as District Manager for Southland in Middle, Georgia. Before his employment with Southland, Mr. Hall worked for Browning Ferris Industries for approximately seven years, holding positions as Operations Manager, Birmingham, Alabama; Assistant Regional Operations Manager, Atlanta, Georgia; District Manager of North Atlanta; and District Manager, Jacksonville, Florida. Mr. Hall’s responsibilities in these positions included, among other things, oversight of sales and marketing, fleet maintenance and operations, and employee training and development. He received a Bachelors Degree in Education in 1979 and a Bachelors Degree in English and History in 1980 from Mississippi College. Mr. Hall’s qualifications to sit on our board include his substantial experience in the area of corporate strategy and operations,

Steven R. Carn—Mr. Carn is the Chief Financial Officer, Treasurer, and a Director since 2012 of ADS Holdings. Mr. Carn joined Advanced Disposal in April 2001 and served as Chief Accounting Officer until August 2006 when he became the Chief Financial Officer of Advanced Disposal. Prior to joining Advanced Disposal in 2001, Mr. Carn served for three years as Chief Financial Officer for Town Star Food Stores, LLC, a chain of convenience stores. Prior to his service with Town Star, Mr. Carn served as Senior Consultant with CFO Services, Inc., a company engaged primarily in providing temporary chief financial officer services to emerging companies in the Jacksonville, Florida area. He began his career as an auditor with Ernst & Young in 1987. Mr. Carn graduated from The Ohio State University with a Bachelors degree in Business Administration in 1987. Mr. Carn is a certified public accountant in Ohio. Mr. Carn’s qualifications to sit on our board include his substantial experience in the area of corporate strategy, accounting, and finance.

Matthew Gunnelson—Mr. Gunnelson is Chief Accounting Officer and Assistant Treasurer of ADS Holdings. Prior to becoming our Chief Accounting Officer and Assistant Treasurer in 2012, Mr. Gunnelson served as Corporate Controller and Assistant Secretary of Veolia SW from 2005 to 2012. Prior to joining Veolia SW, Mr. Gunnelson served as Division Controller for Tecumseh Products—Engine and Transmission Group from 1999 through April 2005. Prior to his service with Tecumseh Products—Engine and Transmission Group, Mr. Gunnelson held various finance positions with Giddings & Lewis, Inc. He began his career as an auditor with Ernst & Young in 1986. Mr. Gunnelson is a Certified Public Accountant and holds a Bachelors of Business Administration degree in accounting and finance from the University of Wisconsin-Madison.

Scott Friedlander—Mr. Friedlander is Vice President, General Counsel and Secretary of ADS Holdings and has served in these roles since 2012. Mr. Friedlander served as the General Counsel for Interstate Waste from October 2009 to 2012. Prior to joining Interstate Waste, Mr. Friedlander was the General Counsel to OneSource Facility Services, Inc., a company also in the service industry which provided janitorial, landscaping and mechanical maintenance services nationwide, from 1998 to 2008. Mr. Friedlander has prior waste industry experience having worked for Browning Ferris Industries as Divisional Vice President, Legal for the Southeastern Region from 1989 to 1998. He has also worked as in-house counsel for a medical device manufacturer and high-tech data communications manufacturer. He has a degree in Business Administration from the University of Georgia, with a concentration in International Business, and a Law Degree from the University of Miami.

Mary O’Brien—Ms. O’Brien is the Chief Marketing Officer of Advanced Disposal. She has served as the Chief Marketing Officer of Advanced Disposal since February 2001, overseeing all marketing and communication efforts of Advanced Disposal and its subsidiaries. Ms. O’Brien’s responsibilities include branding, municipal market development, advertising, government relations and public relations. In addition, her duties include incorporating new market research development and entry strategy, database management, state and local permitting political efforts, and industry networking. Ms. O’Brien received her Bachelors degree in Business Administration, Marketing and a Minor in English from James Madison University.

Christopher Beall—Mr. Beall is a Director of ADS Holdings and has served in this role since 2012. Mr. Beall served as a director of ADStar Waste Holdings, Corp. Mr. Beall joined Highstar Capital in 2004 and has over 12 years of experience in direct investments, investment banking and finance. Mr. Beall currently serves on Highstar’s Investment Committee and Executive Committee, and on the Boards of Directors of Star Atlantic and the Ports America Companies. Prior to joining Highstar, he worked in the Global Natural Resources Group at Lehman Brothers, Inc., and in operations and engineering at Koch Gateway Pipeline Company, a natural gas transmission pipeline owned by Koch Industries, Inc. Mr. Beall received a BS in Mechanical Engineering from Oklahoma State University and an MBA from Harvard Business School. Mr. Beall’s qualifications to sit on our board include his substantial experience in the area of corporate strategy and finance, including capital markets and mergers and acquisitions.

John Miller—Mr. Miller is a Director of ADS Holdings and has served in this role since 2012. Mr. Miller is currently a Senior Advisor to Highstar Capital and has advised Highstar Capital for over six years. Mr. Miller served as a director of ADStar Waste Holdings, Corp. He has over 40 years of experience in the energy, waste and waste-to-energy industries. Prior to joining Highstar in 2005, Mr. Miller served from 2001to 2005 as chief executive officer of former Highstar Capital portfolio company, American Ref-Fuel, until the company was sold to Covanta. Prior to his position as chief executive officer, Mr. Miller served as American Ref-Fuel’s chief financial officer. Before joining American Ref-Fuel, Mr. Miller held various executive finance positions with a number of energy companies involved in petroleum exploration and production, international trading, and refined product retailing. Mr. Miller is a graduate of John Carroll University and is a Certified Public Accountant. Mr. Miller’s qualifications to sit on our board include his substantial experience in the area of corporate strategy, operations and finance, including capital markets and mergers and acquisitions.

Bret Budenbender—Mr. Budenbender is a Director of ADS Holdings and has served in this role since 2012. Mr. Budenbender is currently a Partner at Highstar Capital and has over 18 years of experience in direct investments, investment banking and finance. He currently serves on the Board of Directors for the Star Atlantic Companies and Wildcat. Prior to joining Highstar in 2012, he was a Managing Director in the Global Power Groups at Barclays Capital and Lehman Brothers from 1998 to 2012, where he had lead responsibility for all aspects of mergers & acquisitions, capital raising and restructurings for integrated energy, power and infrastructure companies. In his previous roles, Mr. Budenbender was actively involved with Highstar on its investments in Southern Star Central, Northern Star Generation and Intergen. He received a BS from Boston College. Mr. Budenbender’s qualifications to sit on our board include his substantial experience in the area of corporate strategy and finance, including, capital markets and mergers and acquisitions.

Jared Parker—Mr. Parker joined Highstar in 2005 and has over nine years of experience in private equity, operational leadership, investment banking and finance. Most recently, Mr. Parker served as a President of Ports America Stevedoring, the largest business unit inside Ports America. Mr. Parker is on the Board of Directors for ADS Holdings and the Ports America Companies and previously served as a Director on the Board of London City Airport and as an observer on the Boards of InterGen and Northern Star. Prior to joining Highstar, he worked as an advisor to the Highstar Team on several transactions as an investment banker at Deutsche Bank. While at Deutsche Bank, Mr. Parker advised domestic and power generation companies and financial sponsors on mergers and acquisitions and financings. Mr. Parker holds a BA in International Relations from Stanford University. Mr. Parker’s qualifications to sit on our board include his substantial experience in the area of corporate strategy and finance, including, capital markets and mergers and acquisitions.

Wilson Quintella Filho—Mr. Quintella has been designated by Estre Ambiental S.A. (“Estre”) to serve as a Director of ADS Holdings since November 2012 when Estre completed an equity investment in Star Atlantic, our indirect parent. Under the terms of Estre’s investment in Star Atlantic, Estre will have the right to designate one of our directors. In 1999, Mr. Quintella founded Estre, a waste management company with a presence in Brazil, Argentina and Colombia. Mr. Quintella has extensive experience as an entrepreneur, having founded his first venture, an agricultural commodities and logistics company, in 1987. He also has been actively involved in projects in the oil and infrastructure sectors, having worked on the Sepetiba port development in Rio de Janeiro and a project with Petrobras refineries in São Paulo and Bahia states. Mr. Quintella worked as a consultant in the privatization of the Brazilian railways and ports from 1995 to 1999, as Managing Director of Banco Geral do Comércio (1982) and as Secretary of Social Welfare of São Paulo city (1979). He started his career with Instituto de Pesquisas Econômicas, a division of the University of São Paulo that handles official pricing studies and statistics. Mr. Quintella holds a Bachelors Degree in Economics from Fundação Armando Álvares Penteado in São Paulo. Mr. Quintella’s qualifications to sit on our board include his substantial experience in the area of corporate strategy, operations and finance.

Matthew Rinklin—Mr. Rinklin is a Director of ADS Holdings and has served in this role since 2012. Mr. Rinklin is also an Associate at Highstar Capital. Prior to joining Highstar Capital in 2011, Mr. Rinklin was an Associate at the UBS International Infrastructure Fund from 2007 to 2008. While at UBS, Mr. Rinklin focused on leveraged buyout investments in the power, midstream/pipeline and transportation sectors. Before that, he was an investment banking analyst in the Natural Resources Group at J.P. Morgan. Mr. Rinklin received a BA in Economics from the University of Chicago. Mr. Rinklin’s qualifications to sit on our board include his substantial experience in the area of corporate finance, including capital markets and mergers and acquisitions.

Robert Wholey—Mr. Wholey is a Director of ADS Holdings and has served in this role since 2012. Mr. Wholey served as a director of ADStar Waste Holdings, Corp. Mr. Wholey is also a Principal of Highstar Capital and has over 10 years of experience in private equity, investment banking and finance. Mr. Wholey participates on the investment teams for Kinder Morgan, Inc. and Caiman Energy. Prior to joining Highstar Capital in 2005, Mr. Wholey worked at UBS in the Global Energy Group. While at UBS, Mr. Wholey worked on advisory and capital raising engagements for companies in the midstream/pipeline infrastructure, exploration and production, and oilfield services sectors. Mr. Wholey holds a BS in Business Administration from Babson College. Mr. Wholey’s qualifications to sit on our board include his substantial experience in the area of corporate finance, including capital markets and mergers and acquisitions.

As a privately-held company with no securities listed on a national securities exchange we are not required to have independent directors on our board of directors or any committees of the board of directors. Accordingly, we have not made any determinations of independence with respect to any of our outside directors.

Committees of the Board

Our board of directors has an audit committee, an executive committee and a compensation committee. Our board of directors may also establish from time to time any other committees that it deems necessary and advisable.

Audit Committee

Our audit committee is comprised of John Miller, Bret Budenbender, Wilson Quintella Filho’s designee (Jose Azevedo), and Steve Carn. The audit committee is responsible for assisting our board of directors with its oversight responsibilities regarding: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent registered public accounting firm’s qualifications and independence; and (iv) the performance of our internal audit function and independent registered public accounting firm. Our board of directors has designated Mr. John Miller from Highstar Capital as the financial expert on the audit committee.

Compensation Committee

Our compensation committee is comprised of John Miller, Christopher Beall, Charles Appleby, Wilson Filho and Bret Budenbender. The Compensation Committee is responsible for determining, reviewing, approving and overseeing our executive compensation program.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2012, the compensation committee was comprised of five members, all of whom are either work for the ultimate shareholder of the parent company and/or a current member of management of the Company and as such are not considered independent directors under NYSE rule 303A.02.

Code of Ethics

We have adopted Standards of Business Conduct for all of our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our Standards of Business Conduct has been posted on our Internet website at www.advanceddisposal.com. Our Standards of Business Conduct is a “code of ethics”, as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to or waivers of provisions of our code of ethics on our Internet website www.advanceddisposal.com.

DIRECTOR AND EXECUTIVE COMPENSATION

Director Compensation

We do not provide compensation to the members of our board of directors. Those members of management that serve as directors are not entitled to receive additional compensation for services as a director.

Executive Compensation

Compensation Discussion and Analysis

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers who served in such capacities at the end of our fiscal year on December 31, 2012, collectively known as the “Named Executive Officers” or “NEOs.”

Our executive compensation program is determined and approved by our compensation committee. Annually, our Chief Executive Officer provides the Board of Directors with written assessments of his performance against the annual performance goals and objectives set for him by the Board of Directors. Our Chief Executive Officer also makes recommendations to the compensation committee regarding the compensatory arrangements for our other executive officers, including our other NEOs. Except for our Chief Executive Officer, our NEOs do not have any role in determining or recommending the form or amount of compensation paid to our NEOs.

Executive Compensation Program Objectives and Overview

Our current executive compensation program is intended to achieve two fundamental objectives: (1) attract, motivate and retain high caliber talent; and (2) align executive compensation with achievement of our overall business goals, adherence to our core values and stockholder interests. In structuring our current executive compensation program, we are guided by the following basic philosophies:

Competitive Compensation. Our executive compensation program should provide a fair and competitive compensation opportunity that enables us to attract and retain high caliber executive talent. Executives should be appropriately rewarded for their contributions to our successful performance.

“Pay for Performance.” A significant portion of each executive’s compensation should be “at risk” and tied to overall company, business unit and individual performance.

Alignment with Stockholder Interests. Executive compensation should be structured to include variable elements that link executives’ financial rewards to stockholder return. The equity portion of each executive’s compensation should be significant.

As described in more detail below, the material elements of our executive compensation program for NEOs include base salary, cash bonus opportunities, a long-term equity incentive opportunity, a deferred compensation opportunity and other retirement benefits and welfare benefits. The NEOs may also receive severance payments and other benefits in connection with certain terminations of employment or a change in control of ADS Waste Holdings, Inc. or Advanced Disposal Waste Holdings Corp. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives, as illustrated by the table below.

Compensation Element	Compensation Objectives Designed to be Achieved

Base Salary	Attract, motivate and retain high caliber talent

Cash Bonus Opportunity	Compensation “at risk” and tied to achievement of business goals and individual performance

Long-Term Equity Incentive Opportunity	Align compensation with the creation of stockholder value and achievement of business goals

Deferred Compensation Opportunity and Other Retirement Benefits	Attract, motivate and retain high caliber talent

Severance and Other Benefits Potentially Payable Upon Termination of Employment or a Change in Control	Attract, motivate and retain high caliber talent

Welfare Benefits	Attract, motivate and retain high caliber talent

These individual compensation elements are intended to create a total compensation package for each NEO that we believe achieves our compensation objectives and provides competitive compensation opportunities. During Fiscal Year 2012 we did not retain an independent compensation consultant to conduct a formal numeric benchmarking process for the NEOs’ compensation opportunities. Our CEO reviews the compensation of comparable public companies within the waste industry and benchmarks current compensation based upon size, scale and location of those companies and recommends compensation adjustments for other NEO’s to the compensation committee. The compensation committee performs similar procedures with respect to the compensation of our CEO.

Employment Agreements

On November 20, 2012 we entered into employment agreements with Mr. Appleby, Mr. Carn, Mr. Hall and Ms. O’Brien in recognition of their contributions to the continued growth and excellent performance of ADS Waste Holdings, Inc. We also entered into an employment agreement with Mr. Burke, our President, on this date for retention purposes. The employment agreements all provide for an initial three (3) year term from November 20, 2012 with automatic one year renewals, unless either party provides 60 days’ prior written notice of the intent to terminate the agreement. The material terms of the employment agreements are described in “—Summary of NEO Employment Agreements” found at pages 97 to 100. In addition, each of Messrs. Appleby, Hall and Burke are part to a stock redemption agreement, details of which can also be found in the “—Summary of NEO Employment Agreements.”

Executive Compensation Program Elements

Base Salaries

Base salaries are an important element of compensation because they provide the Named Executive Officers with a predictable base level of income. Our NEOs are entitled to an automatic adjustment to their base salaries on a 12-month cycle commencing January 1, 2014 for not less than 100% of the consumer price index for all urban consumers U.S. city average, as published by the U.S. Department of Labor (“CPI”) for the immediately preceding year. The Summary Compensation Table below shows the base salary paid to each NEO.

Cash Bonus Opportunities

Annual Cash Bonus Opportunity

We sponsor a management incentive plan (the “MIP”), which is not set forth in a formal plan document. All of our NEOs are eligible to participate in the MIP. The primary purpose of the MIP is to focus management on key measures that drive financial performance and provide competitive bonus opportunities tied to the achievement of our financial and strategic growth objectives.

Fiscal 2012 MIP

A target annual bonus, expressed as a percentage of base salary (between 0% and 100%), is established within each NEO’s employment agreements. This percentage may be adjusted from time to time by the compensation committee in connection with an NEO’s promotion. The MIP award, which is a cash bonus, is tied to our (i) overall financial results (the Business Performance Factor) and (ii) a combination of individual, financial and/or strategic goals appropriate for each position (the Individual Performance Factor). The Business Performance Factor determines 60% of the total MIP award and the Individual Performance Factor determines the remaining 40%.

With respect to the NEOs, financial performance is measured at the company-wide level. Financial performance relative to specified financial performance targets set annually by the Board of Directors determines the aggregate funding level of the bonus pool and the Business Performance Factor for the MIP. If the financial performance target set by the Board of Directors is met, the aggregate bonus pool amount will be set at 100% of the target amount in the annual operating budget and the specified financial performance target payout percentages will be set at 100%, subject to the compensation committee’s discretion. The compensation committee has the discretion to adjust the MIP aggregate bonus pool amount and the Business Performance Factor upwards or downwards to address special situations. Payment under the MIP is adjusted on a sliding scale in a 1:1 ratio for EBTIDA below the target amount.

We believe that tying the NEOs’ bonuses to company-wide performance goals encourages collaboration across the executive leadership team. We attempt to establish the financial performance target(s) at challenging levels that are reasonably attainable if we meet our performance objectives. For fiscal 2012, we used internally-adjusted EBITDA as the Business Performance Factor because we believe that it provides a reliable indicator of our strategic growth and the strength of our cash flow and overall financial results. For purposes of fiscal 2012 bonuses, we calculated EBITDA for Advanced Disposal Services, Inc. on a stand-alone basis, without taking into account the performance of Interstate Waste, and made adjustments totaling $42.3 million for certain costs and events. As adjusted, the EBITDA measure was achieved at 95.2% of the targeted amount of $110.4 million.

After setting the Business Performance Factor, the compensation committee determines the actual bonuses paid to the NEOs based on an assessment of each NEO’s Individual Performance Factor. The Individual Performance Factor payout percentage (which impacts 40% of an NEO’s MIP award) can range from 0% to 100%. The compensation committee performs the assessment of Mr. Appleby’s Individual Performance Factor after reviewing the written assessments of his performance against his specific goals and objectives that Mr. Appleby provided at the April meeting of the Board of Directors. The Chief Executive Officer performs the assessment of the other Named Executive Officers’ Individual Performance Factors and makes a recommendation to the compensation committee based upon his assessment of their achievement of the goals and objectives as set forth by him. For fiscal 2012, the Individual Performance Factor for each named executive officer was determined at 100% based upon each officer’s contribution to completing acquisitions, completing debt financing, developing and demonstrating cost savings from corporate restructuring and integration efforts of the businesses, while maintaining current contractual commitments by customers. The compensation committee approved the amount of each NEO’s final bonus in respect of fiscal 2012 in April 2013. The annual bonus that each NEO earned in respect of fiscal 2012 is presented in the Summary Compensation Table below.

Fiscal 2013 MIP

In 2012, the compensation committee accepted a recommendation by our senior management to make certain changes to the MIP plan for fiscal years beginning with fiscal 2013. The recommendations as they relate to the executive officers had two primary impacts on the MIP: (1) formalization of documentation related to evaluation of performance of subordinate reporting and (2) formalization of documentation of the specific goals and objectives relating to each NEO. The compensation committee accepted the recommendations as a way to more closely align incentive payouts with the achievement of performance targets and to enhance the value created through incremental achievement above financial targets.

Sign-on Bonuses

From time to time, our compensation committee may award sign-on bonuses, in the form of either cash or the right to purchase stock of the Issuer at fair market value, in connection with the commencement of an NEO’s employment with us. Sign-on bonuses are used only when necessary to attract highly skilled officers to our company. Generally, they are used to incentivize candidates to leave their current employers, or may be used to offset the loss of unvested compensation they may forfeit as a result of leaving their current employers. Mr. Burke was offered the right to purchase 1,185 shares of common stock of parent holding company at a price per share of $843.88.

Discretionary Bonuses

From time to time, our compensation committee may award discretionary bonuses in addition to any annual bonus payable under the MIP in recognition of extraordinary performance. For fiscal 2012, our compensation committee did not award any discretionary bonuses

Long-Term Equity Incentive Awards

We believe that the NEOs’ long-term compensation should be directly linked to the value we deliver to our stockholders. Equity awards are currently granted under the 2012 Advanced Disposal Waste Holdings, Corp. Stock Incentive Plan (the “2012 Plan”) to the NEOs. The 2012 Plan is designed to provide long-term incentive opportunities over a period of several years. Stock options are currently our preferred equity award under the 2012 Plan because the options will not have any value unless the underlying shares of common stock appreciate in value following the grant date. Accordingly, awarding stock options causes more compensation to be “at risk” and further aligns our executive compensation with the long-term profitability of our company and the creation of shareholder value. The 2012 Plan also permits ADS Waste Holdings, Inc. to grant stock purchase rights.

Prior to the acquisition of Veolia, we maintained the 2006 Equity Incentive Plan (the “2006 Plan”), under which the compensation committee granted incentive awards in the form of options to purchase shares of common stock to directors, officers and employees of us and our affiliates. Subsequent to the acquisition of Veolia, we adopted the 2012 Plan under which we may grant incentive awards in the form of stock purchase rights and common stock options based on stock of Advanced Disposal Waste Holdings Corp., our parent company, to certain officers and employees of us and our affiliates. Following the combination of the historical businesses of HWStar Holdings, Corp. and ADStar Waste Holdings, Corp. in November 2012, all prior outstanding awards under the 2006 Plan were cancelled and reissued under the 2012 Plan, with the number of shares and, where applicable, exercise price of such reissued awards determined using standard anti-dilution adjustments.

For our executives, including our NEOs, upon a change in control, as defined in the 2012 Plan, all outstanding time-based options will, subject to certain limitations, become fully exercisable and vested, and any restrictions and deferral limitations applicable to any stock purchase rights will lapse. We believe that providing for acceleration upon a liquidity event such as a change of control helps to align the interests of the executives with those of the stockholders.

In April 2012, the compensation committee granted an aggregate of 6,917 options to our NEO’s. Refer to the Grants of Plan-Based Awards in Fiscal 2012 table for further details.

The amounts of each NEO’s investment opportunity and stock option, as applicable, were determined based on several factors, including: (1) each NEO’s position and expected contribution to our future growth; (2) dilution effects on our stockholders and the need to maintain the availability of an appropriate number of shares for option awards to less-senior employees; and (3) ensuring that the NEOs were provided with appropriate and competitive total long-term equity compensation and total compensation amounts. The number of options granted to NEOs during fiscal 2012 and the grant date fair value of these options as determined under FASB ASC Topic 718 are presented in the Grants of Plan-Based Awards in Fiscal 2012 table below.

Stock Redemption Program

We have a structured stock redemption program with certain of the NEO’s based upon certain conditions for each NEO. The repurchase program is subject to time limitations and floor price for redemptions, as described within the employment agreements described under “Summary of NEO Employment Agreements.”

Deferred Compensation Opportunity Other Retirement Benefits

Our NEOs are eligible to participate in our 401(k) plan. We do not provide deferred compensation opportunities for our NEO’s. We currently match 50% of the first 6% of eligible pay that employees contribute to the 401(k) plan.

Other Post-Retirement Benefits

In addition to our 401(k) plan, we have a post-retirement benefit health plan for Mr. Appleby and his spouse. The plan provides for coverage of health insurance and benefits substantially similar to the health insurance offered by us to executives at the time of his retirement through attainment of age 75. See “—Post-Retirement Welfare Benefits” on page 101 for more information on this benefit.

Severance and Other Benefits

We believe that severance protections can play a valuable role in attracting and retaining high caliber talent. In the competitive market for executive talent, we believe severance payments and other termination benefits are an effective way to offer executives financial security to offset the risk of foregoing an opportunity with another company. Consistent with our objective of using severance payments and benefits to attract and retain executives, we generally provide each NEO with amounts and types of severance payments and benefits that we believe will permit us to attract and/or continue to employ the individual NEO.

The severance benefits under these agreements are generally more favorable than the benefits payable under our general severance policy. For example, we offer each NEO a severance benefit payable upon a termination by the NEO for good reason or by us without cause. The good reason definition in these agreements would only be triggered by adverse circumstances that we believe would give rise to a constructive termination of employment.

At our discretion, we may also provide certain executives with enhancements to our existing benefits that are not available to other employees, such as usage of the company plane. Furthermore, we pay for life insurance benefits in an amount equal to the base salary plus bonus potential and the NEO may designate a beneficiary of their choosing.

Section 162(m) of the Code

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation over $1,000,000 paid for any year to a corporation’s principal executive officer or an individual acting in such a capacity and the three most highly compensated executive officers (not including the principal executive officer or the principal financial officer). Section 162(m) of the Internal Revenue Code applies to corporations with any class of common equity securities required to be registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Because we do not currently have any publicly held common stock, Section 162(m)’s restrictions do not currently apply to us.

The following table provides summary information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer and each of our other NEOs for the last completed fiscal year

Summary Compensation Table

Name and Principal Position	Year	Salary	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	Changes in Other Post- Retirement Benefit Plans (3)	All Other Compensation (4)	Total
Charles C. Appleby	2012	$472,724	$686,383	$338,411	$374,000	$73,949	$2,283,878
CEO

Walter Hall	2012	$439,786	$549,106	$318,260	$—	$88,940	$1,714,352
COO

Steven R. Carn	2012	$266,786	$343,191	$179,460	$—	$22,356	$991,252
CFO

Mary O’Brien	2012	$242,630	$274,553	$111,595	$—	$22,039	$762,413
CMO

Richard Burke	2012	$53,058	$1,782,393	$—	$—	$—	$1,835,451
President

(1)	Represents options granted under the 2012 Plan by the parent company to each NEO. Amounts granted to Mr. Burke in fiscal 2012 were granted as part of his overall first year employment agreement as inducement to align performance with shareholder interest. Amounts reported reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, except with respect to replacement options granted to each of Messrs. Appleby, Carn and Hall and Ms. O’Brien in connection with the cancellation of the 2006 Plan, which are reported to reflect the incremental fair value computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts reported in fiscal 2012, see the discussion of nonqualified option awards contained in Note 16 to our Consolidated Financial Statements for the period ended December 30, 2012, included in this prospectus.
(2)	Figures represent awards paid under our Management Incentive Plan (MIP). See “Compensation Discussion and Analysis—Executive Compensation Program Elements—Cash Bonus Opportunities—Annual Cash Bonus Opportunity” above for a description of our MIP.
(3)	The amount reflected represents the actuarial present value of post-retirement medical plans for the CEO and his spouse determined using interest rate and mortality rate assumptions consistent with those used in determining the amounts in our financial statements. For further information, refer to a description of the plan in “Employment and Related Agreements of Charles C. Appleby”, below.
(4)	The supplemental table below sets forth the details of amounts reported as “All Other Compensation” for fiscal 2012. For 2012, the All Other Compensation column includes amounts related to executive perquisites provided by us, which may include executive physical, club dues, company car, plane usage, and life insurance premiums.

Name	Year	Club Dues	Car (2)	Plane (3)	401(k) Matching Contribution	Other (4)	Total
Charles C. Appleby	2012	$36,981	$2,162	$16,901	$10,000	$7,905	$73,949

Walter Hall	2012	$54,289	$3,346	$17,621	$10,000	$3,684	$88,940

Steven R. Carn	2012	$—	$10,800	$—	$10,000	$1,556	$22,356

Mary O’Brien	2012	$—	$10,800	$—	$10,000	$1,239	$22,039

Richard Burke (1)	2012	$—	$—	$—	$—	$—	$—

(1)	Effective November 20, 2012, Mr. Burke was named President of the Company. In connection with his appointment, we agreed to either (i) purchase Mr. Burke’s home in Pewuakee, WI within three months from the effective date if the home had not sold at the greater of (a) the appraised fair market value or (b) the basis in the home based upon the amount of basis defined for federal income tax; or (ii) should the executive take a loss on the sale of his home to a third party, as defined through negotiated selling price less federal tax basis in home, we would reimburse Mr. Burke for the loss. We provided no reimbursement to Mr. Burke in relation to this arrangement in fiscal 2012. Expenses are expected to be reimbursed based upon submission by Mr. Burke in 2013. Additionally, we agreed to pay all relocation costs incurred in connection with his move from Pewuakee, WI to Jacksonville, FL, pay all closing costs on both the sale of his residence in Pewuakee, WI and the purchase of a residence in Jacksonville, FL and the costs of temporary housing in Jacksonville, FL in amount not to exceed the mortgage payment on his Pewuakee, WI residence for period of up to twelve months or the sale of said residence in Pewuakee, WI, whichever occurs first.
(2)	Each NEO is entitled to the usage of an automobile of their choosing through either an auto allowance or company car.
(3)	Personal use of corporate aircraft is valued based on the aggregate incremental cost to the company on a fiscal-year basis. The incremental cost to the company of personal use of corporate aircraft is calculated based on the variable operating cost to the company, which includes the cost of fuel, aircraft maintenance, crew travel, on-board catering, landing fees, ramp fees and other smaller variable costs. Because our corporate aircraft is used primarily for business travel, fixed costs that do not change based on usage, such as pilots’ salaries and purchase and lease costs, are excluded from this calculation.
(4)	Other amounts generally include payments on life and long-term disability insurance.

Grants of Plan-Based Awards in Fiscal 2012

The following table provides supplemental information relating to grants of plan-based awards made during fiscal 2012 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards occurring during fiscal 2012.

Name	Type of Award	Grant Date	Approval Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)(3)
Charles Appleby	Stock options	4/26/2012	4/26/2012	2,562	$619.64	$686,383	(4)
Steven Carn	Stock options	4/26/2012	4/26/2012	1,281	$619.64	$343,191	(4)
Walter Hall	Stock options	4/26/2012	4/26/2012	2,049	$619.64	$549,106	(4)
Richard Burke	Stock options	11/20/2012	11/20/2012	9,364	$844.10	$1,782,393	(5)
Mary O’Brien	Stock options	4/26/2012	4/26/2012	1,025	$619.64	$274,553	(4)

(1)

Represents options granted by the parent company under the 2012 Plan to each of Messes Appleby, Carn and Hall and Ms. O’Brien. The options for Messrs. Appleby, Hall, Carn and Ms. O’Brien vest 20% on date of issuance and 20% thereafter on first, second, third and fourth anniversaries of the grant date or upon retirement at the stipulated retirement age and have a 10-year term. The options terms, including the exercise price and number of options, were modified as of November 20, 2012 in connection with the cancellation of the 2006 Plan. The incremental aggregate fair value associated with the modification was $109,658. For Mr. Burke, whose options were granted as part of his first-year employment agreement, 60% will vest on January 1, 2015 and 20% on each of January 1, 2016 and January 1, 2017.
(2)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(3)	Reflects the incremental fair value computed in accordance with FASB ASC Topic 718 in connection with the replacement awards granted in connection with the issuance of the 2012 options.
(4)	Represents replacement option award.
(5)	Represents initial option awarded.

For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see the discussion of option awards contained in Note 16 to our Consolidated Financial Statements for the period ended December 31, 2012, included in this prospectus.

Summary of NEO Employment Agreements

This section describes employment agreements in effect for our NEOs during fiscal 2012. In addition, the terms with respect to grants of stock options described above under “Long-Term Equity Incentive Awards” are further described below for our NEOs in the section entitled “Long-Term Equity Incentive Awards.” Severance agreements and arrangements are described below in the section entitled “Potential Payments upon Termination or Change in Control.”

Employment and Related Agreements of Charles C. Appleby

On November 20, 2012, we and Charles C. Appleby, Chief Executive Officer, entered into an Executive Employment Agreement (the “Appleby Agreement”), effective as of November 20, 2012 (the “Effective Date”), which modifies certain terms of Mr. Appleby’s employment agreement with us, dated August 24, 2008.

The Appleby Agreement provides for a new three-year employment term commencing on November 20, 2012, which initial term will be automatically extended for successive one-year periods thereafter unless one of the parties provides the other with written notice of non-renewal at least sixty days prior to the end of the applicable term.

The financial terms of the Appleby Agreement include: (1) an increased annual base salary of $525,000, subject to increases not less than 100% of the CPI; and (2) continued participation in our MIP, with an increased target annual cash bonus amount up to 100% of his salary.

In addition to the foregoing, we have also agreed to provide Mr. Appleby with a post-retirement medical benefit plan that will cover Mr. Appleby and his spouse through December 31 of the year in which Mr. Appleby turns 75 (or, if Mr. Appleby dies prior to reaching age 75, then for his spouse through the end of the calendar year in which Mr. Appleby would have turned 75). This plan will provide health insurance coverage and benefits similar to the health insurance provided by us to other of our executive employees at the time of Mr. Appleby’s retirement or termination. Furthermore, upon retirement, if Mr. Appleby is not retained in a non-executive capacity as Chairman with compensation on such terms and conditions agreed to by Mr. Appleby, he is entitled to a payment equal to two times his base salary and bonus received during the preceding fiscal year, paid out in 24 equal monthly installments. We must maintain a long term disability plan which provides benefits in a mount at least equal to 66 2/3% of base salary in effect up to a maximum of $9,000 per month. We must also maintain a term life insurance policy on Mr. Appleby’s life in an amount equal to his base salary plus annual bonus opportunity. In addition, Mr. Appleby is entitled throughout the term of his employment as CEO to: (1) 50 hours annually of plane usage, (2) a company automobile, (3) participation in the incentive stock option award program, (4) participation in the group medical, dental, health and pension or profit-sharing plans which we make available to senior level employees, (5) six weeks’ vacation, (6) short term disability benefits and (7) a seat on the board of directors of the Issuer. We retain the right to remove Mr. Appleby from the board in connection with any restructuring of the board in connection with a public offering and no payment would be due to Mr. Appleby.

Severance benefits are provided under the employment agreement if Mr. Appleby is terminated for any reason other than cause or “good reason”. Upon such termination, he is entitled to (i) an amount equal to two times his base salary, payable in 24 equal monthly installments; (ii) a pro-rata portion of his bonus as earned through the termination date; and (iii) an amount equal to two times the bonus received during the fiscal year immediately preceding termination payable in 24 equal monthly installments.

Mr. Appleby is party to a stock repurchase program with the Advanced Disposal Waste Holdings Corp., the Parent Company of the Issuer, which provides that on January 15, 2015, Advanced Disposal Waste Holdings Corp. will repurchase all of the then original outstanding stock owned as of November 20, 2012 payable commencing January 15, 2015 and for two successive annual periods thereafter in an amount equal to 33 1/3% of the number of original shares outstanding times the redemption price on the specified date. Stock acquired subsequent to November 20, 2012 will be purchased on the final installment payment date of the original share sale date or January 15, 2017. Shares are redeemable at a price equal to greater of the public company value per share or EBITDA value per share at a floor price of $884.62 per share, with the floor price only applicable to the shares held prior to November 20, 2012. Any difference between fair market value and the floor price is payable on January 15, 2017. Contemporaeous with the payment dates, Mr. Appleby will repay in ratable amounts 33 1/3% of his outstanding shareholder loan with Advanced Disposal Waste Holdings Corp., our parent company.

Employment Agreement of Steven R. Carn

On November 20, 2012, we entered into a new employment agreement with Mr. Carn (the “Carn Agreement”), effective as of November 20, 2012 for a three year initial term which will be automatically extended for successive one-year periods thereafter unless one of parties provides the other with written notice of non-renewal at least sixty days prior to the end of the applicable term.

The financial terms of the Carn Agreement include: (1) an increased base salary of $375,000, subject to increases not less than 100% of the CPI; and (2) continued participation in our MIP, with an increased target annual cash bonus amount up to 100% of his salary. In addition, Mr. Carn is entitled to: (1) vacation of up to six weeks, (2) participation in the group medical, dental, health and pension or profit-sharing plans which we make available to senior level employees, (3) short-term disability benefits, (4) a long term disability plan which provides benefits in a mount at least equal to 66 2/3% of base salary in effect up to a maximum of $9,000 per month, (5) payment by the company of premiums on a life insurance policy in an amount equal to the base salary plus 100% of annual bonus opportunity, (6) a company vehicle or an allowance for an automobile and (7) a seat on the board of directors of the Issuer. We retain the right to remove Mr. Carn from the board in connection with any restructuring of the board in connection with a public offering. In such an event, no payments would be due to Mr. Carn.

Further, in the event that Mr. Carn sells his shares of the parent company stock in connection with a change of control, we will pay Mr. Carn, on the 6-month anniversary of the date of the change in control, an amount equal to excess, if any, of the floor price over the actual gross proceeds received from the sale (a “Price Protection Bonus”). The floor price is defined as $610.96 from the effective date of the agreement through December 31, 2013; $843.13 from January 1, 2014 – December 31, 2014; $878.47 from January 1, 2015 – December 31, 2015 and $932.25 from January 1, 2016 and thereafter.

Severance benefits are payable in connection with a termination of employment for any reason other than cause or “good reason” are provided on the same terms as provided for in the Appleby Agreement.

Employment Agreement of Walter J. Hall

We entered into an employment agreement with Mr. Hall (the “Hall Agreement”) on November 20, 2012. The terms of the Hall Agreement are identical to the Carn Agreement, except that Mr. Hall’s initial annual base salary is $465,000, he is entitled to usage of the plane, his stock redemption is under different circumstances, as more fully described below and he is entitled to termination payments should he not be selected chief executive officer following Mr. Appleby in an amount equal to two times his base salary and bonus in effect for the previous year plus a pro-rata portion of his earned bonus. These amounts are the same amounts that are due if Mr. Hall retires under the “Potential Payments Under Termination or Change of Control” chart below.

Mr. Hall is party to a stock redemption program, which stipulates in the event he terminates his employment as a result of not being named CEO upon the retirement of Mr. Appleby, Advanced Disposal Waste Holdings, Corp. will purchase all of his shares owned as of November 20, 2012 in three ratable tranches commencing on the date of such announcement and for two successive annual installments thereafter on the anniversary date of such announcement. On the final installment payment for the shares owned prior to November 20, 2012, all shares acquired after November 20, 2012 will also be purchased. Shares are redeemable at a price equal to greater of the public company value per share or EBITDA value per share with a floor price staggered based upon time for the original shares owned prior November 20, 2012. The floor price timing commences on November 19, 2012 through December 31, 2013 at $610.96 per share, from January 1, 2014 through December 31, 2014 at $843.13 per share, from January 1, 2015 through December 31, 2015 at $878.47 per share and from January 1, 2016 and thereafter at $932.25 per share, with the floor price only applicable to the shares held prior to November 20, 2012. Any difference between fair market value and the floor price is payable on January 15, 2017. Contemporaneous with the payment dates, Mr. Hall will repay in ratable amounts 33 1/3% of his outstanding shareholder loan with Advanced Disposal Waste Holdings Corp., our parent company.

Employment Agreement of Richard Burke

On November 20, 2012, we entered into an employment agreement with Mr. Burke (the “Burke Agreement”), effective as of November 20, 2012, for a three year initial term which will be automatically extended for successive one-year periods thereafter unless one of parties provides the other with written notice of non-renewal at least sixty days prior to the end of the applicable term. The financial terms of the Burke Agreement include (1) an annual base salary of $465,000, subject to increases not less than 100% of the CPI, (2) participation in our MIP, with a target annual cash bonus amount up to 100% of his salary, (3) a one-time purchase of common stock of the parent for 1,185 shares for $1,000,000 via a cash payment of $750,000 and a note receivable issued by the parent company of $250,000 bearing interest at the applicable federal rate, and (4) a one-time grant on the effective date of 9,364 stock options, subject to certain vesting conditions dependent upon whether Mr. Burke is selected as CEO upon Mr. Appleby’s retirement, and fully and immediately vested upon change of control, death or disability. If Mr. Burke is selected as CEO upon Mr. Appleby’s retirement, all options become fully vested immediately, and Mr. Burke will repay any and all amounts due under a loan with Advanced Disposal Waste Holdings Corp., our parent company, within 30 days of such appointment. If Mr. Burke is not selected as CEO, but remains with the company, the options vest 60% on January 1, 2015 and 20% annually thereafter on January 1, and Mr. Burke will repay any and all amounts due under the loan with our parent company within 30 days of agreeing to continue employment. In the event that Mr. Burke is not selected as CEO and does not remain with the company, all options terminate and (i) Mr. Burke will receive termination payments in an amount equal to two times his base salary and bonus in effect for the previous year plus a pro-rata portion of his earned bonus, (ii) the Company will purchase Mr. Burke’s common stock of our parent company for $1,000,000 and (iii) Mr. Burke will repay any and all amounts under the loan with our parent company within 30 days of termination. These termination payments are the same amounts that are due if Mr. Burke retires under the “Potential Payments Under Termination or Change of Control” chart below.

We must maintain a long term disability plan on the same terms as the Appleby Agreement. Further, Mr. Burke is entitled (on a tax grossed-up basis), on an annual basis during each calendar year of the employment, to: (1) a company automobile or allowance for an automobile, (2) participation in the incentive stock option award program, (3) participation in the group medical, dental, health and pension or profit-sharing plans which the Company makes available to senior level employees, (4) six weeks’ vacation, (5) short term disability benefits, (6) life insurance benefits in an amount equal to $1,000,000 which we must pay the premiums and for which he may designate a beneficiary, (7) reimbursement of his relocation expenses from Pewuakee, WI to Jacksonville, FL, including the following: (a) reimbursement of reasonable out-of-pocket moving expenses plus $5,000 for miscellaneous items; (b) closing costs on the sale of his principle home in Pewuakee, WI and the purchase of a home in Jacksonville, FL; (c) a temporary housing allowance in an amount equal to the mortgage on his Pewuakee, WI home up to the earlier of 12 months from the effective date of the Burke Agreement or the sale of his Pewuakee, WI residence and (d) a make-whole payment on the sale of his primary residence in Pewuakee, WI.

Mr. Burke is also entitled to a seat on the Board of Directors of the Issuer. We retain the right to remove Mr. Burke from the board in connection with any restructuring of the board in connection with a public offering. In such an event, no payments would be due to Mr. Burke.

Severance benefits are payable in connection with a termination of employment for any reason other than cause or “good reason” are provided on the same terms as provided for in the Appleby Agreement.

Employment Agreement of Mary M. O’Brien

On November 20, 2012, we entered into a new employment agreement with Ms. O’Brien, effective as of November 20, 2012 (the “O’Brien Agreement”) for a three year initial term which will be automatically extended for successive one-year periods thereafter unless one of parties provides the other with written notice of non-renewal at least sixty days prior to the end of the applicable term.

The financial terms of the letter agreement include (1) an increased base salary of $250,000, subject to increases not less than 100% of the CPI and (2) continued participation in our MIP, with an increased target annual cash bonus amount up to 50% of her salary. Ms. O’Brien is also entitled to (1) vacation of up to four weeks, (2) short-term disability benefits, (3) a long term disability plan on the same terms as the Appleby Agreement, (4) an automobile allowance of $750.00 per month, (5) payment by the company of premiums on a life insurance policy in an amount equal to the base salary plus 100% of annual bonus opportunity and (6) a Price Protection Bonus. Unlike the other NEOs, her agreement does not entitle her to a seat on the Board.

If Ms. O’Brien is terminated for any reason other than cause or voluntary resigns for reasons other than our breach of the O’Brien Agreement, she is entitled to an amount equal (i) to two times her base salary, payable in 24 equal monthly installments and (ii) an amount equal to the pro-rata portion of her bonus as earned through the termination date.

Outstanding Equity Awards at December 31, 2012

The following table sets forth information concerning outstanding stock options held by each of our NEOs as of December 31, 2012.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Charles Appleby	4/26/2012	512	2,049	(1)	$619.64	4/26/2022
Steven Carn	4/26/2012	256	1,025	(1)	$619.64	4/26/2022
Walter Hall	4/26/2012	410	1,640	(1)	$619.64	4/26/2022
Richard Burke	11/20/2012	—	9,364	(2)	$844.10	11/20/2022
Mary O’Brien	4/26/2012	205	820	(1)	$619.64	4/26/2022

(1)	Time-vested options will vest 20% ratably on April 26 of each of 2013, 2014, 2015 and 2016.
(2)	Time-vested options will vest 60% on January 1, 2015; 20% on January 1, 2016 and 20% on January 1, 2017.

Option Exercises and Stock Vested in 2012

No options were exercised in 2012 and no stock was vested in 2012.

Post-Retirement Welfare Benefits

The following table sets forth information with respect to each plan that provides for payments or other benefits to our NEOs following their retirement for the year ended December 31, 2012.

Name	Year	Plan Name	Number of Years of Credited Service (1)	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Charles Appleby	2012	Executive Retiree Health	1	$378,000	$—

(1)	The plan was instituted in 2012 as part of Mr. Appleby’s new employment agreement and thus for plan purposes there is one year of credited service.

The Executive Retiree Health plan described in the table above provides post-retirement medical benefits to Mr. Appleby and his spouse through December 31 of the year in which Mr. Appleby turns 75 (or, if Mr. Appleby dies prior to reaching age 75, then for his spouse through the end of the calendar year in which Mr. Appleby would have turned 75). This plan will provide health insurance coverage and benefits similar to the health insurance provided by us to other of our executive employees at the time of Mr. Appleby’s retirement or termination. The plan provides for healthcare retirement benefits for Mr. Appleby and his wife and was valued utilizing the projected unit credit method with the following assumptions: (1) assumed discount rate of 2.86% based upon the Citigroup Pension Discount Curve, (2) no enrollment in Medicare, (3) benefits are non-contributory by the employee up to $50,000, (4) retiree and his spouse receive coverage until retiree reaches the age of 75, (4) impact of the Patient Protection and Affordable Care Act enacted in March 2010, in particular the provision for an excise tax, (5) mortality rates from the RP 2000 Healthy Male and Female tables and (6) health care cost trend assumptions of 9.0% initially followed with an ultimate trend of 5.0%.

Potential Payments Upon Termination or Change in Control

The following table quantifies the potential contractual and/or plan termination and change-in-control payment amounts assuming hypothetical triggering events had occurred as of December 31, 2012. The price per share of our stock as of the fiscal year-end used in calculating the value of outstanding stock was $844.10. In addition to the table below, information regarding the severance and change in control benefits payable to each of our NEOs can be found in narrative form in “—Summary of NEO Employment Agreements,” at pages 97 through 100.

Name	Item of Compensation	Termination Upon Death or Disability	Termination Upon Retirement	Involuntary Termination Not for Cause or Reason	Termination for Cause	Voluntary Resignation (1)	Termination Upon Change in Control
Charles Appleby (2)	Bonus	$338,411	$338,411	$338,411	$—	$338,411	$338,411
	Unvested Stock Options	$460,026	$460,026	$—	$—	$—	$460,026
	Value of Benefits	$378,000	$378,000	$378,000	$—	$378,000	$378,000
	Multiple of Salary and Bonus	$1,726,822	$1,726,822	$1,726,822	$—	$1,726,822	$1,726,822
	Total Payments	$2,903,259	$2,903,259	$2,443,233	$—	$2,443,233	$2,903,259

Steven Carn	Bonus	$179,460	$179,460	$179,460	$—	$179,460	$179,460
	Unvested Stock Options	$230,013	$—	$—	$—	$—	$230,013
	Multiple of Salary and Bonus	$1,108,920	$1,108,920	$1,108,920	$—	$1,108,920	$1,108,920
	Total Payments	$1,518,393	$1,288,380	$1,288,380	$—	$1,288,380	$1,518,393

Walter Hall (3)	Bonus	$318,260	$318,260	$318,260	$—	$318,260	$318,260
	Unvested Stock Options	$368,021	$—	$—	$—	$—	$368,021
	Multiple of Salary and Bonus	$1,566,520	$1,566,520	$1,566,520	$—	$1,566,520	$1,566,520
	Total Payments	$2,252,801	$1,884,780	$1,884,780	$—	$1,884,780	$2,252,801

Richard Burke (4)	Bonus	$—	$—	$—	$—	$—	$—
	Unvested Stock Options	$—	$—	$—	$—	$—	$—
	Multiple of Salary and Bonus	$930,000	$930,000	$930,000	$—	$930,000	$930,000
	Total Payments	$930,000	$930,000	$930,000	$—	$930,000	$930,000

Mary O’Brien	Bonus	$111,595	$111,595	$111,595	$—	$111,595	$111,595
	Unvested Stock Options	$184,010	$—	$—	$—	$—	$184,010
	Multiple of Salary and Bonus	$500,000	$500,000	$500,000	$—	$500,000	$500,000
	Total Payments	$795,606	$611,595	$611,595	$—	$611,595	$795,606

(1)	For all NEO’s except Ms. O’Brien, voluntary resignation payments are based upon resignation for good cause, which is defined in the agreements as a breach of the agreement by the Company or a relocation of principal place of business to a location that represents a material change (50 miles from principal place of business) in geographic location or a material diminution in authority, duties, responsibilities, reporting position or compensation. For Ms. O’Brien, voluntary resignation payments are due only if she resigns due to a breach of her employment agreement by the Company.
(2)	Should Mr. Appleby not be selected as chairman of the board following his retirement, he remains entitled to an amount equal to two times his base salary and two times the bonus amount received during the fiscal year immediately preceding the fiscal year of retirement, as shown in the “Termination Upon Retirement” column.
(3)	Should Mr. Hall not be named CEO and terminate his employment following the retirement of Mr. Appleby, he is entitled to a stock repurchase plan whereby the parent company will purchase all of his shares owned as of November 20, 2012 in three ratable tranches commencing on the date of such announcement and for two successive annual installments thereafter on the anniversary date of such announcement. On the final installment payment for the shares owned prior to November 20, 2012, all shares acquired after November 20, 2012 will also be purchased. Shares are redeemable at a price equal to greater of the public company value per share or EBITDA value per share with a floor price staggered based upon time for the original shares owned prior November 20, 2012. The floor price timing commences on November 19, 2012 through December 31, 2013 at $610.96 per share, from January 1, 2014 through December 31, 2014 at $843.13 per share, from January 1, 2015 through December 31, 2015 at $878.47 per share and from January 1, 2016 and thereafter at $932.25 per share, with the floor price only applicable to the shares held prior to November 20, 2012. Any difference between fair market value and the floor price is payable on January 15, 2017. Further he is entitled to an amount equal to two times his salary and bonus of the immediately preceding year plus a pro-rata portion of his earned bonus.
(4)	If Mr. Burke is selected as CEO upon Mr. Appleby’s retirement, all options become fully vested immediately. If Mr. Burke is not selected as CEO, but remains with the company, the options vest 60% on January 1, 2015 and 20% annually thereafter on January 1. In the event that Mr. Burke is not selected as CEO and does not remain with the company, all options terminate. Further he is entitled to an amount equal to two times his salary and bonus of the immediately preceding year plus a pro-rata portion of his earned bonus. Any payment under the MIP with respect to fiscal 2012 were pro-rated to reflect the increase in Mr. Burke’s target bonus amount.

Change-in-Control Payments

Each NEO is a party to a change-in-control agreement with the company under which, in certain circumstances, payments, including perquisites and health and welfare benefits, would be paid by us in the event of a termination of the NEO’s employment within the two-year period after the change-in-control. A termination would only trigger payments if made by us for a reason other than for “cause” or a failure of a successor company to assume the agreement or a breach of the agreement by us or a successor company.

A change-in-control is defined to mean a change-in-control event under Section 409A of the Internal Revenue Code.

The payments to a NEO under these change-in-control employment agreements would be made in 24 equal installment payments for the base salary and bonus multiples and in a lump sum within 75 days following termination for the bonus amount due pro-rata share.

Other Termination Provisions

Our incentive plans also provide for payments to NEOs in the event of termination under certain circumstances not related to change-in-control, such as death, disability, retirement, and job elimination. Refer to the chart and footnotes included above for a full description of such benefits.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company did not have a formal approval policy for related party transactions during fiscal 2012.

Subordinated Notes of Advanced Disposal

On December 1, 2007, Advanced Disposal issued to Star Atlantic Waste Holdings, LP and Charles Appleby, Walter Hall, Steven Carn, Mary O’Brien, Steven Del Corso and David Lavender, executive officers and equity stockholders of Advanced Disposal, subordinated notes in an aggregate principal amount of $5.0 million for general corporate purposes. The notes mature on November 1, 2015 and bear interest at a rate of 11.33% per annum, payable quarterly. For the year ended December 31, 2012, Advanced Disposal made interest payments on these notes of $.01 million. The notes were repaid on the closing date of the Acquisition.

Promissory Notes Relating to Exercise of Advanced Disposal Stock Options

On December 31, 2008, Advanced Disposal issued to Charles Appleby, Walter Hall, Steven Carn, Mary O’Brien, Steven Del Corso and Christian Mills, executive officers of Advanced Disposal, promissory notes in an aggregate principal amount of $28.0 million in connection with the exercise of stock options by such officers. Each of the borrowers pledged the shares purchased with the proceeds of the full recourse notes as collateral for the notes. The promissory notes accrued interest semi-annually at a rate of 2.83% through December 31, 2011 and .89% from January 1, 2012 and thereafter, which is payable on the due date of the notes.

Refer to the employment agreements listed on p. 97 and 99 of Mr. Appleby, Mr. Hall and Mr. Burke for repayment provisions. All other loans mature at the earlier of six years from the date of issuance, upon termination of employment or upon sale of stock.

The loan amounts consisting of unpaid principal and interest as of December 31, 2012 are as follows: Mr. Appleby for $10.5 million; Mr. Hall for $8.4 million; Mr. Carn for $5.3 million, Mr. DelCorso for $2.1 million, Ms. Mills for $0.7 million and Ms. O’Brien for $4.2 million. The loans were distributed by Advanced Disposal Services, Inc. to Advanced Disposal Waste Holdings Corp., the parent company of the Issuer, in November 2012. The loans are not obligations of the Company or any of its subsidiaries. Mr. Burke’s loan of $0.25 million was issued in 2012 in connection with his purchase of stock of Advanced Disposal Waste Holdings Corp.

Acquisition of Advanced Disposal Services Renewable Energy, LLC

Effective January 1, 2012, Sesco Holdco, L.P., a limited partnership owned indirectly by certain funds managed by Highstar Capital, and Charles Appleby, Walter Hall, Steven Carn, Mary O’Brien, Steven Del Corso, Christian Mills, William Gibbes and John Grubb, executive officers of Advanced Disposal, sold to Advanced Disposal all of the outstanding units of Advanced Disposal Services Renewable Energy, LLC (formerly known as Sustainable Energy Solutions, LLC) for an aggregate purchase price of $22.6 million. All of the above named individuals with the exception of William Gibbes and John Grubb are current executives, employees and/or owners of ADS Waste Holdings, Inc. Sustainable Energy Solutions, LLC has been combined into the operations of the Company in accordance with US GAAP, as the entity was deemed to be under common control.

Employment Relationships

Certain related party employment relationships exist within the Company. One of Mr. Appleby’s immediate family members is employed by the Company and total compensation, excluding stock options granted for fiscal 2012 was $120,309. He was awarded options during 2012 with a fair market value of $12,910. One of Mr. Hall’s immediate family members is employed by the Company as a district operating officer and total compensation, excluding stock options granted for fiscal 2012 was $180,144. He was awarded options during 2012 with a fair market value of $23,815. Refer to CD&A above for a description of stock repurchase plans with certain named NEO’s.

DESCRIPTION OF OTHER INDEBTEDNESS

The following description of some important terms of some of our indebtedness and does not contain all the information that may be important to you. For a more complete understanding of our indebtedness, we encourage you to obtain and read the agreements and documents governing this indebtedness, which we will provide to you upon your request. See “Where You Can Find More Information.”

Senior Secured Credit Facilities

On October 9, 2012, we entered into our senior secured credit facilities with ADS Waste Escrow Corp. II, as escrow borrower, Advanced Disposal Waste Holdings Corp., as intermediate holdings upon the acquisition date, Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, and affiliates of Barclays Capital Inc., Deutsche Bank Securities Inc., Macquarie Capital (USA) Inc., UBS Securities LLC and Credit Suisse Securities (USA) LLC, and other lenders from time to time party thereto, which were amended and restated on February 8, 2013 to effect a repricing (the “Senior Secured Credit Facilities”). Set forth below is a summary of certain of the material terms of the Senior Secured Credit Facilities. You should refer to the agreement governing the Senior Secured Credit Facilities for all of the terms thereof, a copy of which is an exhibit to the registration statement of which this prospectus is a part.

Borrower. The borrower under the Senior Secured Credit Facilities is ADS Holdings.

The Facilities. The Senior Secured Credit Facilities consist of a seven-year $1.8 billion senior secured first lien Term Loan B Facility (the “Term Loan B Facility”) and a five-year $300 million senior secured first lien revolving credit facility (the “Revolving Credit Facility”), portions of which consist of swing line loans and availability for the issuance of letters of credit. ADS Holdings also has the ability, subject to certain conditions, to increase the aggregate amount available under the Senior Secured Credit Facilities by up to $325 million, plus an additional amount if, at the time of such increase, after giving pro forma effect thereto, the senior secured net leverage ratio of ADS Holdings is equal to or less than 3.75 to 1.00, by incurring an incremental term loan facility or increasing the Revolving Credit Facility. At our option, borrowings under the Senior Secured Credit Facilities bear interest at an adjusted LIBOR rate plus an applicable margin between 3.50% and 4.00% or an alternate base rate plus an applicable margin between 2.50% and 3.00% (all as defined in the agreement governing the Senior Secured Credit Facilities). The Senior Secured Credit Facilities are subject to a non-utilization fee of 0.50% on the daily undrawn portion of the aggregate revolving credit commitments. As of June 30, 2013, we did not have any amounts drawn under the Revolving Credit Facility.

Guarantees. All borrowings under the Senior Secured Credit Facilities are guaranteed by each of ADS Holdings’ current and future U.S. subsidiaries, subject to certain agreed-upon exceptions. ADS Holdings has one non-guarantor subsidiary that is minor, as its assets, revenue, income from continuing operations and cash flows from operating activities are less than 3% of ADS Holdings’ respective amounts.

Security. The Senior Secured Credit Facilities are secured by first priority security interests on (x) all intercompany debt and 100.0% of the capital stock of each of ADS Holdings and the guarantors and (y) substantially all tangible and intangible assets of each of ADS Holdings and the guarantors, in each case subject to certain limited exceptions.

Covenants; Events of Default. The Senior Secured Credit Facilities contain affirmative and negative covenants, representations and warranties and events of default customary for facilities of this type and, solely with respect to the Revolving Credit Facility, a maximum total leverage ratio financial covenant that is applicable when there are outstanding revolving loans or letters of credit. The Senior Secured Credit Facilities permit the borrowers to extend and/or refinance the Term Loan B Facility and Revolving Credit Facility under certain circumstances, and to incur additional secured and unsecured debt, subject to covenant compliance and other terms and conditions to be agreed.

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

We sold the unregistered notes on October 9, 2012 to Deutsche Bank Securities Inc., Macquarie Capital (USA) Inc., UBS Securities LLC, Barclays Capital Inc. and Credit Suisse Securities (USA) LLC as the initial purchasers pursuant to a purchase agreement, dated September 25, 2012. The initial purchasers resold the unregistered notes in reliance on Rule 144A and Regulation S under the Securities Act. In connection with the sale of the unregistered notes, we entered into the registration rights agreement.

Under the registration rights agreement, we agreed:

(1) to use reasonable best efforts to file a registration statement with the SEC with respect to the exchange offer to exchange the unregistered notes for exchange notes identical in all material respects to the unregistered notes (except that the exchange notes will not contain terms with respect to transfer restrictions);

(2) to use reasonable best efforts to keep the exchange offer open for not less than 20 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the notes; and

(3) to use reasonable best efforts to consummate the exchange offer on or prior to the 455th day following the date on which the unregistered notes were issued.

For each unregistered note validly tendered to us and not withdrawn pursuant to the exchange offer, we will issue to the holder of such unregistered note an exchange note having a principal amount equal to that of the surrendered unregistered note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the unregistered note surrendered in exchange therefor, or, if no interest has been paid on such unregistered note, from the date of its original issue.

Under existing interpretations of the SEC staff, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC staff; provided, however, that broker-dealers receiving exchange notes in the exchange offer in exchange for unregistered notes that were acquired as a result of market-making or other trading activities will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC staff has taken the position that such participating broker-dealers may fulfill their prospectus delivery requirements with respect to such exchange notes with the prospectus contained in the registration statement.

Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the registration statement in connection with the resale of the exchange notes for 90 days following the effective date of such registration statement (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus).

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of unregistered notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities laws or blue sky laws of such jurisdiction.

If a holder is eligible to participate in this exchange offer and does not tender its unregistered notes as described in this prospectus, such holder will not have any further registration rights. In that case, the unregistered notes of such holder will continue to be subject to restrictions on transfer under the Securities Act.

Shelf Registration

In the registration rights agreement, we agreed to file a shelf registration statement in certain circumstances, including if:

(1) we are not permitted to effect the exchange offer due to any change in law or interpretations of the staff of the SEC;

(2) we do not consummate the exchange offer within 455 days of the date on which the unregistered notes were issued; or

(3) certain holders may not resell the exchange notes acquired by them in the exchange offer without restrictions, and any such holders notify us within 30 days after first becoming aware of such restrictions.

If a shelf registration is required, we will:

(1) use reasonable best efforts to file the shelf registration statement with the SEC covering resales of the unregistered notes or the exchange notes, as the case may be, on or prior to 90 days after such filing obligation arises;

(2) use reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the 180th day after the date such obligation arises; and

(3) keep the shelf registration statement effective until the earliest of (A) two years after the date on which the unregistered notes were issued and (B) the date on which all notes registered thereunder are disposed of in accordance therewith.

We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the unregistered notes or the exchange notes, as the case may be. A holder selling the unregistered notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

We may require each holder requesting to be named as a selling security holder to furnish to us such information regarding the holder and the distribution of the unregistered notes or exchange notes by the holder as we may from time to time reasonably require for the inclusion of the holder in the shelf registration statement, including requiring the holder to properly complete and execute such selling security holder notice and questionnaires, and any amendments or supplements thereto, as we may reasonably deem necessary or appropriate. We may refuse to name any holder as a selling security holder that fails to provide us with such information.

Additional Interest

We will pay additional cash interest on the unregistered notes, subject to certain exceptions, if:

(1) we are obligated to file a shelf registration statement and a shelf registration statement is not declared effective by the SEC on or prior to the 90th day after the date the obligation to file such shelf registration statement arises;

(2) the exchange offer is not consummated on or before the 455th day after the date on which the unregistered notes were issued; or

(3) after the shelf registration statement is declared effective, such shelf registration statement thereafter ceases to be effective for more than 30 consecutive days or more than 60 days (whether or not consecutive) at any time prior to the second anniversary of the date on which the unregistered notes were issued (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (3), a “registration default”).

The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a registration default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the unregistered notes and the exchange notes.

The exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement. The exchange notes issued upon consummation of the exchange offer will not confer rights to additional interest as set forth above. The above summary of the registration rights agreement is not complete and is subject to, and qualified by reference to, all the provisions of the registration rights agreement. A copy of the registration rights agreement is an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we are offering to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of unregistered notes. You may tender some or all of your unregistered notes only in integral multiples of $1,000. As of the date of this prospectus, $550,000,000 aggregate principal amount of the unregistered notes are outstanding.

The terms of the exchange notes to be issued are substantially similar to the unregistered notes, except that the exchange notes will have been registered under the Securities Act and, therefore, the certificates for the exchange notes will not bear legends restricting their transfer. Holders of the exchange notes will not have registration rights and will not have rights to additional interest. The exchange notes will be issued under and be entitled to the benefits of the Indenture (as defined in “Description of Exchange Notes”).

In connection with the issuance of the unregistered notes, we arranged for the unregistered notes to be issued and transferable in book-entry form through the facilities of DTC, acting as a depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

There will be no fixed record date for determining the eligible holders of the unregistered notes that are entitled to participate in the exchange offer. We will be deemed to have accepted for exchange validly tendered unregistered notes when and if we have given oral (promptly confirmed in writing) or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of unregistered notes for the purpose of receiving exchange notes from us and delivering them to such holders.

If any tendered unregistered notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events described herein, certificates for any such unaccepted unregistered notes will be returned, without expenses, to the tendering holder thereof promptly after the expiration of the exchange offer.

Holders of unregistered notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of unregistered notes for exchange notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. It is important that you read the section “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Any unregistered notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest and will be subject to restrictions on transfer. We will not have any obligation to register such unregistered notes under the Securities Act. Holders wishing to transfer unregistered notes would have to rely on exemptions from the registration requirements of the Securities Act.

Conditions of the Exchange Offer

You must tender your unregistered notes in accordance with the requirements of this prospectus and the letter of transmittal in order to participate in the exchange offer. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange any unregistered notes, and may amend or terminate the exchange offer if:

•	the exchange offer, or the making of any exchange by a holder of unregistered notes, violates applicable law or any applicable interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; and

•	any laws, rules or regulations or applicable interpretations of the staff of the SEC have been issued or promulgated, which, in our good faith determination, do not permit us to effect the exchange offer.

Expiration Date; Extensions; Amendment; Termination

The exchange offer will expire at 12:00 midnight, New York City time, on December 9, 2013, unless we, in our sole discretion, extend it. In the case of any extension, we will notify the exchange agent in writing of any extension. We will also notify the registered holders of unregistered notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer and any such notice will disclose the principal amount of notes tendered as of the date of the notice.

To the extent we are legally permitted to do so, we expressly reserve the right, in our sole discretion, to:

•	delay accepting any unregistered note in the event that we extend the exchange offer;

•	waive any condition of the exchange offer; and

•	amend the terms of the exchange offer in any manner.

We will give written notice of any non-acceptance of the unregistered notes or of any amendment to the exchange offer to the registered holders of the unregistered notes promptly. If we consider an amendment to the exchange offer to be a material change, we will promptly inform the registered holders of unregistered notes of such amendment in a reasonable manner and will extend the exchange offer if necessary so that at least five business days, or longer if required by law, remain in the offer period following notice of the material change.

If we determine, in our reasonable judgment, that any of the events or conditions described in “—Conditions of the Exchange Offer” has occurred, we may terminate the exchange offer. We may:

•	refuse to accept any unregistered notes and return any unregistered notes that have been tendered to the holders;

•	extend the exchange offer and retain all unregistered notes tendered prior to the expiration of the exchange offer, subject to the rights of the holders of tendered unregistered notes to withdraw their tendered unregistered notes; or

•	waive the termination event with respect to the exchange offer and accept all properly tendered unregistered notes that have not been withdrawn.

If any such waiver constitutes a material change in the exchange offer, we will disclose the change by means of a supplement to this prospectus which will be distributed to each registered holder of unregistered notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the unregistered notes, if the exchange offer would otherwise expire during that period.

Any determination by us concerning the events described above will be final and binding upon the parties.

Without limiting the manner by which we may choose to make public announcements of any extension, delay in acceptance, amendment or termination of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the Exchange Notes

The exchange notes will accrue interest from the most recent payment date for the unregistered notes. Interest will be paid on the exchange notes semiannually on April 1 and October 1 of each year. Holders of unregistered notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued from the most recent interest payment date for the unregistered notes were issued until the date of the issuance of the exchange notes. Consequently, holders of exchange notes will receive the same interest payments that they would have received had they not accepted the exchange offer.

Resale of Exchange Notes

Based upon existing interpretations of the staff of the SEC set forth in several no-action letters issued to third parties unrelated to us, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the unregistered notes may be offered for resale, resold and otherwise transferred by you without complying with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours or of any of the guarantors; and

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the exchange notes.

In addition, if you are a broker-dealer and you will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes.

If you wish to participate in the exchange offer, you will be required to make these representations to us in the letter of transmittal or through DTC’s Automated Tender Offer Program procedures, as described below. If our belief is inaccurate and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration under the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

If you are a broker-dealer that receives exchange notes in exchange for unregistered notes held for your own account, as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. The prospectus, as it may be amended or supplemented from time to time, may be used by any broker-dealers in connection with resales of exchange notes received in exchange for unregistered notes. We have agreed that, for a period of 90 days after the consummation of the exchange offer, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any resale.

Clearing of the Notes

Upon consummation of the exchange offer, the exchange notes will have different CUSIP and ISIN numbers from the unregistered notes.

Procedures for Tendering

The term “holder” with respect to the exchange offer means any person in whose name unregistered notes are registered on our agent’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose unregistered notes are held of record by DTC who desires to deliver such unregistered notes by book-entry transfer at DTC.

Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the unregistered notes may tender its unregistered notes in the exchange offer. To tender unregistered notes in the exchange offer, holders of unregistered notes that are DTC participants may follow the procedures for book-entry transfer as provided for below under “—Book-Entry Transfer” and in the letter of transmittal.

In addition:

•	the exchange agent must receive any corresponding certificate or certificates representing unregistered notes along with the letter of transmittal;

•	the exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of unregistered notes into the exchange agent’s account at DTC according to standard operating procedures for electronic tenders described below and a properly transmitted agent’s message described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

The tender by a holder of unregistered notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the unregistered notes held by a holder of unregistered notes are tendered, a tendering holder should fill in the amount of unregistered notes being tendered in the specified box on the letter of transmittal. The entire amount of unregistered notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of unregistered notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “—Book Entry Transfer,” to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery prior to the expiration of the exchange offer. No letter of transmittal or unregistered notes should be sent to us but must instead be delivered to the exchange agent. Delivery of documents to DTC in accordance with their procedures will not constitute delivery to the exchange agent.

If you are a beneficial owner of unregistered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your unregistered notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered notes, either:

•	make appropriate arrangements to register ownership of the unregistered notes in your name; or

•	obtain a properly completed bond power from the registered holder.

The transfer of record ownership may take considerable time and might not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal as described in “—Withdrawal of Tenders” below, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the unregistered notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” in the letter of transmittal; or

•	by the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any unregistered notes listed therein, the unregistered notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the unregistered notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the unregistered notes. If the letter of transmittal or any unregistered notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

We will determine in our sole discretion all the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered unregistered notes. Our determinations will be final and binding. We reserve the absolute right to reject any and all unregistered notes not validly tendered or any unregistered notes the acceptance of which would, in the opinion of our counsel, be unlawful. We reserve the absolute right to waive any irregularities or conditions of tender as to particular unregistered notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of unregistered notes must be cured within such time as we will determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of unregistered notes nor shall any of them incur any liability for failure to give such notification. Tenders of unregistered notes will not be deemed to have been made until such irregularities have been cured or waived. Any unregistered notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such unregistered notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any unregistered notes that remain outstanding subsequent to the expiration date, and (b) to the extent permitted by applicable law, purchase unregistered notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this document to establish an account with respect to the unregistered notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of unregistered notes by causing DTC to transfer such unregistered notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for such transfer. The exchange for tendered unregistered notes will only be made after a timely confirmation of a book-entry transfer of the unregistered notes into the exchange agent’s account at DTC, and timely receipt by the exchange agent of an agent’s message.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC, has received an express acknowledgment from a participant tendering unregistered notes and that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and we may enforce such agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the appropriate letter of transmittal and described above are true and correct.

Guaranteed Delivery Procedures

Holders who wish to tender their unregistered notes and (i) whose unregistered notes are not immediately available, or (ii) who cannot deliver their unregistered notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, or if such holder cannot complete DTC’s standard operating procedures for electronic tenders before expiration of the exchange offer, may tender their unregistered notes if:

•	the tender is made through an eligible institution;

•	before expiration of the exchange offer, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message in lieu of notice of guaranteed delivery:

•	setting forth the name and address of the holder and the registered number(s), the certificate number or numbers of the unregistered notes tendered and the principal amount of unregistered notes tendered;

•	stating that the tender offer is being made by guaranteed delivery; and

•	guaranteeing that, within three (3) business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, together with the unregistered notes tendered and any other documents required by the letter of transmittal or, alternatively, a book-entry confirmation will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered unregistered notes in proper form for transfer and all other documents required by the letter of transmittal or, alternatively, a book-entry confirmation, within three (3) business days after expiration of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their unregistered notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of unregistered notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on December 9, 2013, the expiration date of the exchange offer.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at the address set forth below under “Exchange Agent;” or

•	for DTC participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

Any notice of withdrawal must:

•	specify the name of the person who tendered the unregistered notes to be withdrawn;

•	identify the unregistered notes to be withdrawn, including the certificate number or numbers and principal amount of the unregistered notes to be withdrawn;

•	be signed by the person who tendered the unregistered notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the unregistered notes are to be re-registered, if different from that of the withdrawing holder.

If unregistered notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn unregistered notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices, and our determination shall be final and binding on all parties. Any unregistered notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the unregistered notes so withdrawn are validly re-tendered. Any unregistered notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to such holder promptly after withdrawal. Properly withdrawn unregistered notes may be re-tendered by following the procedures described above under “Procedures for Tendering” at any time prior to the expiration date.

Consequences of Failure to Exchange

If you do not tender your unregistered notes to be exchanged in this exchange offer, they will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act.

Accordingly, they:

•	may be resold only if (i) registered pursuant to the Securities Act, (ii) an exemption from registration is available or (iii) neither registration nor an exemption is required by law; and

•	shall continue to bear a legend restricting transfer in the absence of registration or an exemption therefrom.

As a result of the restrictions on transfer and the availability of the exchange notes, the unregistered notes are likely to be much less liquid than before the exchange offer.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange of the unregistered notes. Questions and requests for assistance relating to the exchange of the unregistered notes should be directed to the exchange agent addressed as follows:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, N.A.	Wells Fargo Bank , N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	Northstar East Building—12th Floor
P.O. Box 1517	6th St & Marquette Avenue	608 Second Avenue South
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

Fees and Expenses

We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph or telephone.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its related reasonable out-of-pocket expenses and accounting and legal fees.

We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the unregistered notes and in handling or forwarding tenders for exchange.

We will pay all transfer taxes, if any, applicable to the exchange of unregistered notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing exchange notes or unregistered notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of unregistered notes tendered;

•	tendered unregistered notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of unregistered notes under the exchange offer.

If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

DESCRIPTION OF EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, (i) the terms “we,” “our” and “us” each refer to ADS Waste Holdings, Inc. and its subsidiaries and (ii) the term “Issuer” refers only to ADS Waste Holdings, Inc. and not any of its Affiliates.

The Issuer will issue the exchange notes under the indenture dated October 9, 2012 (the “base indenture”) between ADS Waste Escrow Corp. and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended by the supplemental indenture dated November 20, 2012 among the Issuer, the guarantors party thereto and the Trustee (together with the base indenture, the “Indenture”). On October 9, 2012, the Issuer issued $550.0 million aggregate principal amount of 8 1⁄4% Senior Notes due 2020 under the Indenture. The unregistered notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the exchange notes to be issued in the exchange offer are substantially identical to the unregistered notes, except that the transfer restrictions, registration rights and additional interest provision relating to the unregistered notes will not apply to the exchange notes. In this section, we refer to the unregistered notes, together with the exchange notes offered hereby that are to be exchanged for the unregistered notes, as the “Notes.” The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines and limits your rights as holders of the Notes. A copy of the Indenture is included as an exhibit to the registration statement of which this prospectus is a part.

Brief Description of the Exchange Notes and the Subsidiary Guarantees

The exchange notes will be senior secured obligations of the Issuer and will be:

•	general unsecured obligations of the Issuer;

•	effectively subordinated to all existing and future secured Indebtedness of the Issuer, including Indebtedness under the Senior Secured Credit Facilities, to the extent of the value of the assets securing such Indebtedness;

•	pari passu in right of payment to all existing and future senior Indebtedness of the Issuer;

•	senior in right of payment to any future Indebtedness of the Issuer that expressly provides that it is junior in right of payment to the Notes; and

•	unconditionally guaranteed by the Guarantors on a senior unsecured basis.

The exchange notes will be guaranteed by each existing and future Restricted Subsidiary of the Issuer, other than any Restricted Subsidiaries of the Issuer that do not guarantee the Senior Secured Credit Facilities or any Permitted Refinancing Indebtedness in respect thereof. The Subsidiary Guarantees are subject to possible release as provided in the Indenture in the circumstances described under “Description of Exchange Notes—Subsidiary Guarantees.”

The Subsidiary Guarantee by each Guarantor will be:

•	a general unsecured obligation of such Guarantor;

•	effectively subordinated to all existing and future secured Indebtedness of such Guarantor, including guarantees of Indebtedness under the Senior Secured Credit Facilities, to the extent of the value of the assets securing such Indebtedness;

•	pari passu in right of payment to all existing and future senior Indebtedness of such Guarantor; and

•	senior in right of payment to all future Indebtedness of such Guarantor that expressly provides that it is junior in right of payment to the Subsidiary Guarantee of such Guarantor.

As of June 30, 2013, ADS Holdings and the Guarantors had total consolidated Indebtedness of $2.341 billion, of which $1.791 million was secured Indebtedness, and ADS Holdings had an additional $300.0 million available under the revolving portion of the Senior Secured Credit Facilities.

As of the date of issuance of the exchange notes, all domestic Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries do not guarantee the Notes or are not subject to the restrictive covenants in the Indenture, but transactions between ADS Holdings and/or any of its Restricted Subsidiaries on the one hand and any of the Unrestricted Subsidiaries on the other hand will be subject to certain covenants.

Unrestricted Subsidiaries and Non-U.S. Subsidiaries are not required to guarantee the Notes. The Notes will be structurally subordinated to the Indebtedness and other obligations (including trade payables) of our Non-U.S. Subsidiaries and any future Unrestricted Subsidiaries we designate.

Principal, Maturity and Interest

The Issuer will issue $550,000,000 aggregate principal amount of exchange notes in the exchange offer. The Indenture provides for the issuance of additional Notes having identical terms and conditions to the Notes, other than issue date, issue price, initial interest payment date and initial interest record date. Such Additional Notes may be issued subject to compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes and will vote on all matters together with the Notes. However, the CUSIP numbers for the exchange notes, the unregistered notes and any Additional Notes will be different unless all such notes are fungible for U.S. federal income tax purposes and, even in such case, only after the restrictive legends on the unregistered notes and such Additional Notes have been removed.

The Issuer will issue the exchange notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange notes will mature on October 1, 2020.

Interest on the exchange notes will accrue at the rate of 8.250% per annum and will be payable semi-annually in arrears on April 1 and October 1. The Issuer will make each interest payment to the Holders of record of the exchange notes on the immediately preceding March 15 and September 15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Issuer, the Issuer will make all principal, premium, if any, and interest payments on those Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent (the “Paying Agent”) and the registrar (the “Registrar”) in New York, New York unless the Issuer elects to make interest payments by check mailed to the Holders at their respective addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as Paying Agent and Registrar. The Issuer may change the Paying Agent or Registrar without prior notice to the Holders of the Notes, and the Issuer or any of its Subsidiaries may act as Registrar and, except under certain circumstances specified in the Indenture, Paying Agent.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of such Note for all purposes.

Subsidiary Guarantees

The Guarantors will jointly and severally, fully and unconditionally, guarantee the Issuer’s obligations under the Notes and the Indenture. The obligations of each Guarantor under its Subsidiary Guarantee will be limited to the extent such Subsidiary Guarantee would constitute a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the Exchange Notes—Federal and state fraudulent transfer laws permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the guarantees.”

The Subsidiary Guarantee of a Guarantor will be released:

•	upon the sale or other disposition (including by way of merger or consolidation), to any Person that is not an Affiliate of the Issuer, of all of the Capital Stock of that Guarantor held by the Issuer or any of its Restricted Subsidiaries or of all or substantially all of the assets of that Guarantor; provided that such sale or other disposition is not in violation of the Indenture;

•	upon the contemporaneous or substantially contemporaneous release or discharge of such Guarantor (1) as a guarantor or borrower in respect of the Senior Secured Credit Facilities and (2) if the Senior Secured Credit Facilities have been terminated, as a guarantor of any issue of any other Indebtedness of more than $10.0 million in aggregate principal amount (per issue) of the Issuer or any of its Restricted Subsidiaries (other than any Subsidiaries of such Guarantor), except, in each case, as a result of payment made by a guarantor in its capacity as a guarantor (and not as a borrower or issuer);

•	if the Issuer designates such Guarantor as an Unrestricted Subsidiary in accordance with the Indenture; or

•	upon legal defeasance of the Indenture and discharge of the Notes in accordance with the Indenture.

Optional Redemption

Prior to October 1, 2015, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including Additional Notes) at a redemption price equal to 108.250% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

•	at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after such redemption (including Additional Notes but excluding Notes held by the Issuer or any of its Subsidiaries); and

•	the redemption must occur within 90 days after the closing of such Equity Offering (disregarding the date of closing of any over-allotment option with respect thereto).

On or after October 1, 2016, the Issuer may from time to time redeem some or all of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

Year	Percentage
2016	104.125%
2017	102.063%
2018 and thereafter	100.000%

In addition, the Notes may be redeemed, in whole or in part, at any time prior to October 1, 2016, at the option of the Issuer upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of Holders of record on the relevant interest record date to receive interest due on the relevant interest payment date). “Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

1.0% of the principal amount of such Note; and

the excess, if any, of:

•	the present value at such redemption date of (i) the redemption price of such Note at October 1, 2016 (such redemption price being set forth in the table appearing above under this section “Optional Redemption”) plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such Note through October 1, 2016 computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

•	the principal amount of such Note.

“Treasury Rate” means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to October 1, 2016; provided, however, that if the period from the redemption date to October 1, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to October 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

The Issuer may acquire Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchases, negotiated transactions or otherwise, so long as such acquisition does not otherwise violate the terms of the Indenture.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

•	if the Notes are listed on a national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

•	if the Notes are not so listed, on a pro rata basis or on as nearly a pro rata basis as practicable (subject, to the extent the Notes are then represented by one or more global notes registered in the name of or held by The Depository Trust Company or its nominee, to the procedures of The Depository Trust Company).

No Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales.” The Issuer or its Affiliates may from time to time acquire Notes by means other than a redemption, whether by tender offer, exchange offer, in open market purchases, through negotiated transactions or otherwise, in accordance with applicable securities laws, upon such terms and at such prices as the Issuer or its Affiliates may determine, which may be more or less than the consideration for which the Notes offered hereby are being sold and may be less than the redemption price then in effect and could be for cash or other consideration.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer (the “Change of Control Offer”). In the Change of Control Offer, the Issuer will offer to pay an amount in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date (the “Change of Control Payment Date”) specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

On or before the Change of Control Payment Date, the Issuer will, to the extent lawful:

•	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

•	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding the foregoing, the Issuer shall not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, the Issuer or a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer. The Alternate Offer shall remain, if commenced prior to the Change of Control, open for acceptance until the consummation of the Change of Control, must permit Holders to withdraw any tenders of Notes made into the Alternate Offer until the final expiration or consummation thereof and must comply with all the other provisions applicable to the Change of Control Offer.

The Issuer will comply, and will cause any third party making a Change of Control Offer or an Alternate Offer to comply, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with a Change of Control Offer or an Alternate Offer. To the extent the provisions of any applicable securities laws or regulations conflict with the provisions of the Indenture relating to a Change of Control Offer, the Issuer will not be deemed to have breached its obligations under the Indenture by virtue of complying with such laws or regulations.

A Change of Control Offer may be made in advance of and conditioned on the occurrence of a Change of Control if there is an agreement in place at the time such Change of Control Offer is made to consummate a transaction that would constitute a Change of Control if consummated.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Issuer and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Issuer to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole may be uncertain.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or other similar transaction that does not constitute a Change of Control.

Asset Sales

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

•	The Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued, sold or otherwise disposed of; and

•	at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents and is received at the time of such Asset Sale.

For purposes of the last bullet in the preceding paragraph, each of the following shall be deemed to be cash:

(a)	the amount of any liabilities shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by another Person and for which the Issuer and its Restricted Subsidiaries are released from further liability;

(b)	any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from the applicable transferee that are promptly (subject to ordinary settlement periods) converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

(c)	the Fair Market Value of any Replacement Assets received.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer may apply such Net Proceeds at its option:

(1)	to repay secured Indebtedness and, if the Indebtedness repaid is revolving credit Indebtedness, to permanently reduce a corresponding amount of commitments with respect thereto;

(2)	to make an investment in or expenditures for assets (excluding securities, other than Capital Stock of any Person that (A) is or becomes a Guarantor or (B) is merged, consolidated or amalgamated with or into, or transfers all or substantially all of its assets to, or is liquidated into, the Issuer or any Guarantor) that replace the assets that were the subject of the Asset Sale or that will be used in a Permitted Business (“Replacement Assets”); and/or

(3)	to redeem Notes pursuant to any of the provisions of the Indenture described under the caption “—Optional Redemption.”

Pending the final application of any such Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not in violation of the Indenture.

Any Net Proceeds from Asset Sales that are not applied as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $40.0 million, the Issuer will make an offer to

•	all Holders of Notes; and

•	all holders of other Indebtedness that ranks pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (“Pari Passu Debt”), in each case, to purchase (an “Asset Sale Offer”) the maximum principal amount of Notes or Notes and such Pari Passu Debt, as the case may be, that may be purchased with the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to (i) 100% of the principal amount of Notes purchased or (ii) 100% of the principal amount of Notes purchased and 100% of the principal amount (or accreted value) of such Pari Passu Debt purchased, in each case, plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If the aggregate principal amount of Notes and such Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee (or trustees) shall select the Notes and such Pari Passu Debt, as the case may be, to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. Accordingly, if any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use such Excess Proceeds for any purpose not in violation of the Indenture.

When any non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash or Cash Equivalents, such cash and Cash Equivalents must be applied in accordance with this covenant.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with an Asset Sale Offer. To the extent the provisions of any applicable securities laws or regulations conflict with the provisions of the Indenture relating to an Asset Sale Offer, the Issuer will not be deemed to have breached its obligations under the Indenture by virtue of complying with such laws or regulations.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture.

Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)	declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable solely in Qualified Capital Stock or dividends or distributions payable to the Issuer or any of its Restricted Subsidiaries);

(ii)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) any Equity Interests of the Issuer or any direct or indirect parent of the Issuer or any Restricted Subsidiary of the Issuer (other than any such Equity Interests owned by the Issuer or any of its Restricted Subsidiaries);

(iii)	make any payment on or with respect to, or purchase, redeem, prepay, decrease, defease or otherwise acquire or retire for value, any Indebtedness that is expressly subordinated in right of payment to the Notes or any Subsidiary Guarantee, except (x) any payment of interest or principal at the Stated Maturity thereof or in anticipation of the Stated Maturity thereof when due within one year of such redemption, repurchase, defeasance or other acquisition or retirement, (y) any payment made with Qualified Capital Stock and (z) any payment made to the Issuer or any of its Restricted Subsidiaries; or

(iv)	make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default has occurred and is continuing or would occur as a consequence thereof;

(2)	the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable Four Quarter Period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4) (only to the extent payable to the Issuer or any of its Restricted Subsidiaries), (5) and (7) of the next succeeding paragraph), is less than the sum (the “Basket”), without duplication, of:

(a)	50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after October 9, 2012 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)	100% of the aggregate net cash proceeds received by the Issuer since October 9, 2012 from the issuance and sale of Qualified Capital Stock (other than Excluded Contributions) or from the issuance and sale of convertible or exchangeable Disqualified Capital Stock or Indebtedness of the Issuer or any of its Restricted Subsidiaries that has been converted into or exchanged for Qualified Capital Stock (other than any issuance and sale to a Subsidiary of the Issuer), less the amount of any cash, or the Fair Market Value of any other assets, distributed by the Issuer or any of its Restricted Subsidiaries upon such conversion or exchange (other than to the Issuer or any of its Restricted Subsidiaries); plus

(c)	to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (a) above, 100% of (x) any amount received in cash by the Issuer or any of its Restricted Subsidiaries as dividends, distributions or return of capital from, or payment of interest or principal on any loan or advance to, and (y) the aggregate net cash proceeds received by the Issuer or any of its Restricted Subsidiaries upon the sale or other disposition of, the investee (other than an Unrestricted Subsidiary of the Issuer) of any Investment made by the Issuer and its Restricted Subsidiaries since October 9, 2012; provided that the foregoing sum shall not exceed, in the case of any investee, the aggregate amount of Investments previously made (and treated as a Restricted Payment) by the Issuer or any of its Restricted Subsidiaries in such investee subsequent to October 9, 2012; plus

(d)	to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (a) above, 100% of (x) any amount received in cash by the Issuer or any of its Restricted Subsidiaries as dividends, distributions or return of capital from, or payment of interest or principal on any loan or advance to, or upon the sale or other disposition of the Capital Stock of, an Unrestricted Subsidiary of the Issuer and (y) the Fair Market Value of the net assets of an Unrestricted Subsidiary of the Issuer, at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary or is merged, consolidated or amalgamated with or into, or is liquidated into, the Issuer or any of its Restricted Subsidiaries, multiplied by the Issuer’s proportionate interest in such Subsidiary; provided that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the aggregate amount of Investments previously made (and treated as a Restricted Payment) by the Issuer or any of its Restricted Subsidiaries in such Unrestricted Subsidiary subsequent to October 9, 2012; plus

(e)	to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (a) above, 100% of the amount of any Investment made (and treated as a Restricted Payment) since October 9, 2012 in a Person that subsequently becomes a Restricted Subsidiary of the Issuer.

The preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of (a) any Indebtedness of the Issuer or any Guarantor that is expressly subordinated in right of payment to the Notes or any Subsidiary Guarantee or (b) any Equity Interests of the Issuer or any of its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent issuance and sale (other than to a Subsidiary of the Issuer) of, Qualified Capital Stock; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall not increase the Basket;

(3)	the redemption, repurchase, retirement, defeasance or other acquisition of Indebtedness of the Issuer or any Guarantor that is expressly subordinated in right of payment to the Notes or any Subsidiary Guarantee with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend or other distribution by a Restricted Subsidiary of the Issuer in respect of any class or series of securities of such Restricted Subsidiary so long as the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(5)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof;

(6)	so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer, any Restricted Subsidiary of the Issuer or any Parent of the Issuer held by any current, future or former officer, director, employee or consultant of the Issuer, any of its Restricted Subsidiaries or any of its Parents (or permitted transferees, heirs or estates of such current, future or former officer, director, employee or consultant) pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement, plan or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed (a) $20.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to clause (b)) of $30.0 million in any calendar year), plus (b) the aggregate cash proceeds received by the Issuer and its Restricted Subsidiaries from any issuance or reissuance of Equity Interests to directors, officers, employees and consultants and the proceeds of any “key man” life insurance policies; provided further that the cancellation of Indebtedness owing to the Issuer or its Restricted Subsidiaries from members of management in connection with such repurchase of Equity Interests will not be deemed to be a Restricted Payment;

(7)	Restricted Payments not to exceed $50.0 million in the aggregate since November 20, 2012;

(8)	Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(9)	dividends or other distributions of, or Investments paid for or made with, Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(10)	any Restricted Payment made pursuant to or in connection with the Transactions;

(11)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (11) that are at that time outstanding, not to exceed $10.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(12)	for any taxable period for which the Issuer and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which a direct or indirect parent of the Issuer is the common parent (a “Tax Group”), the payment of dividends or other distributions to any direct or indirect parent of the Issuer in amounts required for such parent to pay the portion of any federal, state or local income taxes (as the case may be) of such Tax Group for such taxable period to the extent such income taxes are directly attributable to the income of the Issuer and/or its Subsidiaries; provided that the amount of such dividends or other distributions for any taxable year shall not exceed the amount of such taxes that the Issuer and/or its Subsidiaries, as applicable, would have paid had the Issuer and/or such Subsidiaries, as applicable, been a stand-alone corporate taxpayer (or a stand-alone corporate group); and provided further that dividends or other distributions in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Issuer or any of its Restricted Subsidiaries for such purpose; and

(13)

Restricted Payments in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer and general corporate overhead expenses of any direct or indirect parent of the Issuer in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer and its Subsidiaries.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Board of Directors’ determination of Fair Market Value must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such Fair Market Value exceeds $25.0 million. Not later than the date of making any Restricted Payment, the Issuer shall deliver to the Trustee an Officer’s Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

In determining whether any Restricted Payment is permitted by the foregoing covenant, the Issuer may allocate or reallocate all or any portion of such Restricted Payment between clauses (6) and (7) of the second paragraph of this “—Restricted Payments” covenant or between such clauses and the Basket; provided that, at the time of such allocation or reallocation, all such Restricted Payments, or allocated portions thereof, would be permitted under such provisions.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt) and (ii) the Issuer will not issue any Disqualified Capital Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided that the Issuer or any Restricted Subsidiary may incur Indebtedness (including Acquired Debt), the Issuer may issue Disqualified Capital Stock and a Restricted Subsidiary of the Issuer may issue Preferred Stock if the Consolidated Fixed Charge Coverage Ratio is at least 2.0 to 1.0 (this proviso, the “Coverage Ratio Exception”); provided further, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness under the Coverage Ratio Exception if, after giving pro forma effect to such incurrence (including pro forma application of the net proceeds therefrom), more than an aggregate of $75.0 million of Indebtedness of Restricted Subsidiaries that are not Guarantors would be outstanding pursuant to this paragraph at such time.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	Indebtedness and letters of credit by the Issuer or any of its Restricted Subsidiaries under the Senior Secured Credit Facilities (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) in an aggregate principal amount not to exceed $2,250.0 million, less (i) the aggregate amount of all Net Proceeds of Asset Sales applied by the Issuer or any of its Subsidiaries since the date of the Indenture to repay Indebtedness under the Senior Secured Credit Facilities pursuant to clause (1) of the third paragraph under “—Repurchase at the Option of Holders—Asset Sales” and (ii) the aggregate amount incurred and outstanding under a Qualified Receivables Financing incurred by a Receivables Subsidiary;

(2)	the Notes issued on October 9, 2012 and the Subsidiary Guarantees thereof, and the exchange notes and the Subsidiary Guarantees thereof;

(3)	(a) Capital Lease Obligations, (b) Purchase Money Obligations and (c) industrial revenue bonds issued by or at the request of the Issuer or any Restricted Subsidiary, and Indebtedness funded by such bonds, and Permitted Refinancing Indebtedness of any of the foregoing, in an aggregate amount under this clause (3) not to exceed $50.0 million at any one time outstanding;

(4)	Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refinance, (x) Existing Indebtedness or (y) Indebtedness incurred under the Coverage Ratio Exception, clause (2) of this paragraph or this clause (4);

(5)	Indebtedness owed by the Issuer or any of its Restricted Subsidiaries to the Issuer or any of its Restricted Subsidiaries; provided that:

(a)	if the Issuer or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Issuer, or the Subsidiary Guarantee of such Guarantor, in the case of a Guarantor;

(b)	(x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Wholly Owned Restricted Subsidiary thereof and (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Wholly Owned Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6)	Hedging Obligations with respect to (a) interest rates on any Indebtedness that is permitted by the terms of the Indenture to be outstanding, (b) foreign currency exchange rates, (c) prices of recycled paper, fiber, aluminum, tin, glass, rubber, plastics or other recycled products or (d) the price of fuel required for the operations of the businesses of the Issuer and its Restricted Subsidiaries; provided that (i) any such Hedging Obligation of the type described in clauses (b) through (d) will be permitted by this clause (6) only if it was entered into not for speculative purposes, (ii) in the case of Hedging Obligations of the type described in clause (a) above, any such Hedging Obligations will be permitted by this clause (6) only to the extent the notional principal amount of such Hedging Obligations, when incurred, does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate and (iii) in the case of Hedging Obligations of the type described in clause (b) above, such Hedging Obligations are not entered into for speculative purposes;

(7)	obligations in the ordinary course of business in respect of workers’ compensation claims, self-insurance obligations, performance, surety, landfill closure, solid waste disposal, reclamation and similar bonds and completion bonds and bid guarantees with respect to the assets or business of the Issuer or any of its Restricted Subsidiaries;

(8)	(x) the Guarantee by the Issuer or any Guarantor of Indebtedness of the Issuer or a Guarantor and (y) the guarantee by any Restricted Subsidiary that is not a Guarantor of Indebtedness of any other Restricted Subsidiary that is not a Guarantor; provided that, in each case, the Indebtedness being guaranteed is permitted to be incurred by another provision of the Indenture;

(9)	indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of the Issuer or any of its Restricted Subsidiaries or Capital Stock of any of its Restricted Subsidiaries; provided that the maximum aggregate liability in respect of all of such obligations outstanding under this clause (9) shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such dispositions;

(10)

Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer (including Acquired Debt and earnouts) incurred to finance an acquisition, merger, consolidation or amalgamation, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (10); provided that on the date of such acquisition, merger, consolidation or amalgamation after giving pro forma effect thereto as if the same had occurred at the beginning of the applicable four-quarter period, the Issuer would either (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or (B) have a Consolidated Fixed Charge Coverage Ratio of not less than the Consolidated Fixed Charge Coverage Ratio of the Issuer immediately prior to such acquisition, merger, consolidation or amalgamation;

(11)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Indebtedness is extinguished within five business days of incurrence;

(12)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is non-recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(13)	Indebtedness of the Issuer or any Restricted Subsidiary in respect of (a) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business, (b) the financing of insurance premiums in the ordinary course of business or (c) Bank Products Obligations; and

(14)	additional Indebtedness in an aggregate amount under this clause (14) not to exceed $65.0 million at any time outstanding.

The Issuer will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Guarantee on substantially the same terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

Notwithstanding any other provision in this covenant, the maximum amount of Indebtedness that the Issuer or any of its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded as a result of fluctuations in exchange rates of currencies. The outstanding principal amount of any particular Indebtedness shall be counted only once and any obligation arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded, so long as the obligor is permitted to incur such obligation. For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer will be permitted to divide and classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant (provided that all Indebtedness outstanding under the Senior Secured Credit Facilities on November 20, 2012, for the avoidance of doubt only to the extent such Indebtedness is not refinanced, repaid or prepaid after November 20, 2012, shall be deemed to have been incurred pursuant to clause (1) above).

Liens

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, or Attributable Debt on any asset now owned or hereafter acquired, except Permitted Liens, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien; provided that if such obligation is by its terms expressly subordinated to the Notes or any Subsidiary Guarantee, the Lien securing such obligation shall be subordinate and junior to the Lien securing the Notes and the Subsidiary Guarantees with the same relative priority as such subordinate or junior obligation shall have with respect to the Notes and the Subsidiary Guarantees.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on or in respect of its Equity Interests to the Issuer or any of the Issuer’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Issuer or any of the Issuer’s Restricted Subsidiaries;

(2)	make loans or advances to the Issuer or any of the Issuer’s Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Issuer or any of the Issuer’s Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	the Senior Secured Credit Facilities or any Existing Indebtedness, in each case, as in effect on November 20, 2012 and any amendments or refinancings thereof; provided that such amendments or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other restrictions than those contained in the Senior Secured Credit Facilities or such Existing Indebtedness, as applicable, as in effect on the date of the Indenture;

(2)	the Indenture and the Notes;

(3)	applicable law, rule, regulation or order of any governmental authority;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5)	customary non-assignment provisions (and sublease restrictions) in leases entered into in the ordinary course of business and consistent with past practices;

(6)	Purchase Money Obligations that impose restrictions only on the property acquired of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition; provided that such sale or disposition is not in violation of the provisions of the Indenture described under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(8)	Permitted Refinancing Indebtedness; provided that such dividend and other restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “—Liens” that limit the right of the Issuer or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(10)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements (including, without limitation, agreements with respect to Restricted Subsidiaries that are not wholly owned) and other similar agreements entered into in the ordinary course of business;

(11)	customary restrictions on cash or other deposits or net worth imposed by customers or government authorities under contracts or other agreements entered into in the ordinary course of business;

(12)	any agreement relating to a Sale and Leaseback Transaction, Purchase Money Obligation, industrial revenue bond or Capital Lease Obligation, in each case, that is otherwise not prohibited by the Indenture, but only on the property subject to such transaction or lease and only to the extent that such restrictions or encumbrances are customary with respect to a Sale and Leaseback Transaction, Purchase Money Obligation, industrial revenue bond or capital lease; and

(13)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2)	the Issuer delivers to the Trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of the Issuer set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	transactions exclusively between or among the Issuer and/or one or more of its Restricted Subsidiaries;

(2)	any agreement in effect on November 20, 2012 as in effect on November 20, 2012 or as thereafter amended in a manner which, taken as a whole, in the good faith judgment of the Board of Directors of the Issuer, is not materially less favorable to the Issuer or such Restricted Subsidiary than the original agreement as in effect on November 20, 2012;

(3)	any employment, compensation, benefit or indemnity agreements, arrangements or plans in respect of any officer, director, employee or consultant of the Issuer or any of its Restricted Subsidiaries entered into in the ordinary course of business and approved by the Board of Directors of the Issuer or an authorized committee thereof;

(4)	loans and advances permitted by clause (6) of the definition of “Permitted Investments;”

(5)	transactions between the Issuer or any of its Restricted Subsidiaries on the one hand and any Person that is not a Subsidiary of the Issuer on the other hand; provided, in each case, that (i) such transaction (a) is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person and (b) is not otherwise in violation of the Indenture and (ii) no Affiliate of the Issuer (other than a Restricted Subsidiary) owns any Equity Interests in any Person that is a party to such transaction;

(6)	the issuance and sale of Qualified Capital Stock;

(7)	Restricted Payments (other than Investments) that are permitted by the provisions of the Indenture described under the caption “—Restricted Payments;” and

(8)	any transaction effected as part of a Qualified Receivables Financing.

Additional Subsidiary Guarantees

If any Restricted Subsidiary (i) becomes a guarantor, borrower and/or issuer in respect of the Senior Secured Credit Facilities or (ii) if the Senior Secured Credit Facilities have been terminated, becomes a guarantor of any other issue of Indebtedness of $25.0 million or more in aggregate principal amount (per issue) of the Issuer or any Guarantor, then that Restricted Subsidiary must become a Guarantor and shall, concurrently with the Guarantee of such Indebtedness:

(1)	execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms set forth in the Indenture; and

(2)	deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a valid and legally binding and enforceable obligation of such Restricted Subsidiary, subject to customary exceptions.

Thereafter, such Restricted Subsidiary shall be a Guarantor for purposes of the Indenture.

Notwithstanding the preceding paragraph, any Subsidiary Guarantee will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption “—Subsidiary Guarantees.”

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Issuer may designate (a “Designation”) any Restricted Subsidiary to be an Unrestricted Subsidiary if such Designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such Designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or for Permitted Investments, as applicable. All such outstanding Investments will be valued at their Fair Market Value at the time of such Designation in accordance with the provisions of the second to last paragraph under “—Restricted Payments.” Such Designation will be permitted only if such Investment would be a Permitted Investment or otherwise would at the time of such Designation not be in violation of provisions of the Indenture described under the caption “—Restricted Payments.”

The Board of Directors of the Issuer may revoke any Designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary (a “Revocation”); provided that

(a)	no Default exists at the time of or after giving effect to such Revocation; and

(b)	all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such Revocation would, if incurred at such time, have been permitted to be incurred (and shall be deemed to have been incurred) for all purposes of the Indenture.

Any such Designation or Revocation by the Board of Directors of the Issuer after November 20, 2012 shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such Designation or Revocation and an Officer’s Certificate certifying that such Designation or Revocation complied with the foregoing provisions.

Business Activities

ADS Holdings will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

Payments for Consent

The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend on a timely basis within the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the Trustee for provision to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(2)	information that would be required to be contained in a filing with the SEC on Form 8-K if the Issuer were required to file such reports;

provided that any such above information or reports filed with the Electronic Data Gathering Analysis and Retrieval System (EDGAR) system of the SEC (or successor system) and available publicly on the Internet shall be deemed to be furnished to the Holders of Notes; provided further that the Trustee will have no responsibility whatsoever to determine if such filing has occurred.

If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, and the Unrestricted Subsidiaries taken as a whole account for at least 5.0% of the Consolidated EBITDA (calculated for the Issuer and its Subsidiaries, not just Restricted Subsidiaries) for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available, of the Issuer and its Subsidiaries, taken as a whole, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Issuer’s Unrestricted Subsidiaries.

In addition, whether or not required by the SEC, from and after the date of the consummation of a registered exchange offer for the Notes or the effectiveness of a shelf registration statement relating to the Notes, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Issuer agrees that it will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Issuer will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Issuer were required to file those reports with the SEC.

The Issuer and the Guarantors have agreed that, for so long as any Notes remain outstanding, the Issuer and the Guarantors will furnish to Holders of Notes and securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Merger, Consolidation or Sale of Assets

(a) The Issuer may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of the Issuer’s properties or assets (determined on a consolidated basis for the Issuer and its Restricted Subsidiaries), in one or more related transactions, to another Person, unless:

(1)	either: (A) the Issuer is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (the “Surviving Person”) is a corporation or limited liability company organized under the laws of the United States, any State thereof or the District of Columbia;

(2)	the Surviving Person assumes all the obligations of the Issuer under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)	immediately after such transaction no Default exists (including, without limitation, after giving effect to any Indebtedness or Liens incurred, assumed or granted in connection with or in respect of such transaction); and

(4)	immediately after such transaction the Issuer or the Surviving Person will either (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” or (B) have a Consolidated Fixed Charge Coverage Ratio of not less than the Consolidated Fixed Charge Coverage Ratio of the Issuer immediately prior to such merger, sale, assignment, transfer, lease, conveyance or other disposition.

The foregoing clauses (3) and (4) shall not apply to (a) a merger or consolidation of any Restricted Subsidiary with or into the Issuer or (b) a transaction solely for the purpose of and with the effect of reincorporating the Issuer in another jurisdiction and/or forming a holding company to hold all of the Capital Stock of the Issuer or forming an intermediate holding company to hold all of the Capital Stock of the Issuer’s Subsidiaries.

In the event of any transaction described in and complying with the conditions listed in the preceding paragraph in which the Issuer is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer and the Issuer will be discharged from all obligations and covenants under the Indenture and the Notes.

(b) No Guarantor may, and the Issuer will not cause or permit any Guarantor to, consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person unless:

(1)	immediately after such transaction, no Default exists (including, without limitation, after giving effect to any Indebtedness or Liens incurred, assumed or granted in connection with or in respect of such transaction); and

(2)	the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under its Subsidiary Guarantee, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee.

The requirements of this clause (b) shall not apply to (x) a consolidation or merger of any Guarantor with or into the Issuer or any other Guarantor so long as the Issuer or a Guarantor survives such consolidation or merger or (y) the sale by consolidation or merger of a Guarantor, which sale is not in violation of the provisions of the Indenture described under “—Repurchase at the Option of Holders—Asset Sales.”

(c) The Issuer will deliver to the Trustee prior to the consummation of each proposed transaction specified in (a) or (b) above an Officer’s Certificate certifying that the conditions set forth above are satisfied and an Opinion of Counsel, which opinion may contain customary exceptions and qualifications, that the proposed transaction is not in conflict with, and the supplemental indenture, if any, complies with, the Indenture.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for a continued period of 30 days in the payment when due of interest on the Notes;

(2)	default in payment when due of the principal of or premium, if any, on the Notes;

(3)	failure by the Issuer or any of its Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control” or “—Repurchase at the Option of Holders—Asset Sales;”

(4)	failure by the Issuer or any of its Restricted Subsidiaries to comply with any of the other agreements or covenants in the Indenture or the Notes for 60 days after delivery of written notice of such failure to comply by the Trustee or Holders of not less than 25% of the principal amount of the Notes then outstanding;

(5)	default by the Issuer or any of its Restricted Subsidiaries under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness whether such Indebtedness now exists or is created after the date of the Indenture, if that default:

(a)	is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the applicable grace period (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(6)	failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	except as permitted by the Indenture, any Subsidiary Guarantee of any Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee;

(8)	a court having jurisdiction in the premises enters (a) a decree or order for relief in respect of the Issuer or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (b) a decree or order adjudging the Issuer or any of its Significant Subsidiaries a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or any of its Significant Subsidiaries under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any of its Significant Subsidiaries, or ordering the winding up or liquidation of its affairs, and any such decree or order of the type in clause (a) or (b) above remains unstayed and in effect for a period of 60 consecutive days; or

(9)	the Issuer or any of its Significant Subsidiaries:

(a)	commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; or

(b)	consents to the entry of a decree or order for relief in respect of the Issuer or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Issuer or any of its Significant Subsidiaries; or

(c)	files a petition, as debtor, or answer or consent seeking reorganization or relief under any applicable federal or state law; or

(d)	consents to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Issuer or any of its Significant Subsidiaries or of any substantial part of its property; or

(e)	makes an assignment for the benefit of creditors; or

(f)	admits in writing its inability to pay its debts generally as they become due.

In the case of an Event of Default under clause (8) or (9) with respect to the Issuer or any Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, or the principal or premium of, the Notes.

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default, the Issuer is required to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Guarantors’ Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have all of its Obligations discharged with respect to the outstanding Notes and the Indenture, and all Obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”), except for:

(1)	the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

(2)	the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, (i) any event described in clauses (3), (4), (5), (6) or (7) of the definition of “Event of Default” will no longer constitute an Event of Default with respect to the Notes and (ii) any event described in clauses (1), (2), (8) or (9) of the definition of “Event of Default” will continue to constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of an independent firm of certified public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit), or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; provided that such Legal Defeasance or Covenant Defeasance, as the case may be, shall be deemed to have occurred on the date of such deposit, subject to an Event of Default from bankruptcy or insolvency within such 91-day period;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Restricted Subsidiaries is a party or by which the Issuer or any of its Restricted Subsidiaries is bound;

(6)	the Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(7)	the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

The Issuer, the Guarantors and the Trustee may enter into one or more supplemental indentures to amend the Indenture or the Notes with the written consent of Holders of a majority of the principal amount of the then outstanding Notes. The Holders of a majority in principal amount of then outstanding Notes may waive any existing Default or compliance with any provision of the Indenture or the Notes without prior notice to any holder of Notes.

Notwithstanding the foregoing, without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change or have the effect of changing the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders,” subject to clause (9) below);

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)	waive an uncured Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)	impair or affect the right of any Holder of Notes to receive payment of principal of and interest on the Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or after the due dates therefor, or make any changes in the provisions of the Indenture permitting Holders of a majority in principal amount of Notes to waive any past Default and its consequences;

(7)	waive a redemption payment with respect to any Note (other than a payment required by one of the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders,” subject to clause (9) below);

(8)	release all or substantially all of the Guarantors from their respective Subsidiary Guarantees otherwise than in accordance with the terms of the Indenture;

(9)	in the event that a Change of Control has occurred or an Asset Sale has been consummated, amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer or make and consummate an Asset Sale Offer, to the extent required under the Indenture with respect to such Change of Control or Asset Sale;

(10)	subordinate the Notes or the Subsidiary Guarantees to any other obligation of the Issuer or the Guarantors; or

(11)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of or prior notice to any Holder of Notes, the Issuer and the Trustee may amend or supplement the Indenture or the Notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Issuer’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s assets;

(4)	to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under the Indenture of any Holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

(6)	to evidence and provide for the acceptance of appointment under the Indenture by a successor or replacement Trustee.

The consent of Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment; it is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Issuer is required to provide to the respective Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(b)	all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the provision of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default has occurred and is continuing on the date of the deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(3)	the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)	the Issuer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing Law

The Indenture, the Notes and the Subsidiary Guarantees will be governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.

Concerning the Trustee

If the Trustee becomes a creditor of the Issuer or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person or which is assumed by such specified Person at the time such specified Person acquires the assets of such other Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or selling its assets to, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition of the shares of Veolia ES Solid Waste, Inc. by Star Atlantic Waste Holdings II, L.P.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“amend” means amend, modify, supplement, restate or amend and restate, including successively; and “amending” and “amended” have correlative meanings.

“asset” means any asset or property, whether real, personal or mixed, tangible or intangible.

“Asset Sale” means:

(a)	the sale, lease, conveyance or other disposition of any assets of the Issuer or any of its Restricted Subsidiaries; or

(b)	the issuance of Equity Interests by any of the Issuer’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries or the sale of Equity Interests held by the Issuer or its Restricted Subsidiaries in any of its Unrestricted Subsidiaries.

Notwithstanding the preceding, the following shall not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that (x) involves assets having a Fair Market Value of less than $10.0 million or (y) results in net proceeds to the Issuer and its Restricted Subsidiaries of less than $10.0 million;

(2)	a transfer of assets between or among the Issuer and/or one or more of its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by, or a transfer of Equity Interests in, a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary;

(4)	disposals or replacements of equipment that has become worn-out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Issuer and its Restricted Subsidiaries;

(5)	the sale or disposition of cash or Cash Equivalents;

(6)	the release, surrender or waiver of contract, tort or other claims of any kind as a result of the settlement of any litigation or threatened litigation;

(7)	the granting or existence of Liens (and foreclosure thereon) not in violation of the Indenture;

(8)	a Restricted Payment or a Permitted Investment that is not in violation of the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(9)	the lease, assignment or sublease of any real property in the ordinary course of business;

(10)	the sale, lease, assignment or sublease of any personal property in the ordinary course of business;

(11)	any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(12)	a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(13)	the disposition of all or substantially all of the assets of the Issuer in a manner described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change of Control;

(14)	the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Issuer, no longer economically practicable to maintain or useful in the conduct of the business of the Issuer and its Subsidiaries taken as a whole;

(15)	the trade-in or replacement of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of similar replacement property; and

(16)	sales of inventory in the ordinary course of business (such inventory to include, without limitation, landfill gas, carbon offset credits, electricity, solid waste, recyclables and other by-products of the wastestream collected by the Issuer or any of its Restricted Subsidiaries and sold to, or disposed of with, third parties in the ordinary course of business).

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bank Products Agreement” means any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by the Issuer or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bank Products Obligations” of any Person means the obligations of such Person pursuant to any Bank Products Agreement.

“Basket” has the meaning ascribed to such term in clause (3) of the first paragraph of the “Restricted Payments” covenant.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Board of Directors” means (1) in the case of a corporation, the board of directors and (2) in all other cases, a body performing substantially similar functions as a board of directors.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	a marketable obligation, maturing within one year after issuance thereof, issued, guaranteed or insured by the government of the United States of America or an instrumentality or agency thereof;

(2)	demand deposits, certificates of deposit, eurodollar time deposits, banker’s acceptances, in each case, maturing within one year after issuance thereof, and overnight bank deposits, in each case, issued by any lender under the Senior Secured Credit Facilities, or a U.S. national or state bank or trust company or a European, Canadian or Japanese bank having capital, surplus and undivided profits of at least $500.0 million and whose long-term unsecured debt has a rating of “A” or better by S&P or A2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency;

(3)	open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A-2 or better by S&P or P-2 or better by Moody’s, or the equivalent rating by any other nationally recognized rating agency;

(4)

repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected a primary government securities dealer by the Federal Reserve Board or whose securities are rated AA—or better by S&P or Aa3 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America; and

(5)	shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of the assets of which consist of the type specified in clauses (1) through (4) above.

“Change of Control” means the occurrence of any of the following:

(1)	(a) prior to the consummation of an Initial Public Offering, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Principal or a Related Party of a Principal is or becomes the Beneficial Owner, directly or indirectly, of securities representing 50% or more of the voting power of all Voting Stock of the Issuer and (b) after the first Initial Public Offering, any “person” or “group” other than a Principal or a Related Party of a Principal is or becomes the Beneficial Owner, directly or indirectly, of securities representing 35% or more of the voting power of all Voting Stock of the Issuer; or

(2)	Continuing Directors shall cease to constitute at least a majority of the directors constituting the Board of Directors of the Issuer; or

(3)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Principal or a Related Party of a Principal; or

(4)	the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee Person or the parent of such surviving or transferee Person representing a majority of the voting power of all Voting Stock of such surviving or transferee Person or the parent of such surviving or transferee Person immediately after giving effect to such issuance; or

(5)	the adoption by the stockholders of the Issuer of a plan or proposal for the liquidation or dissolution of the Issuer.

“Consolidated EBITDA” means, with respect to any Person, for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, without duplication of adjustments to Consolidated Net Income:

(1)	increased by:

(a)	income taxes;

(b)	Consolidated Interest Expense;

(c)	depreciation, depletion, accretion expense and amortization;

(d)	restructuring costs and expenses associated with the integration of acquired companies (including, without limitation, the Transactions) with the Issuer and its Restricted Subsidiaries (including, without limitation, severance and relocation expenses);

(e)	other non-cash expenses (including, without limitation, impairment charges, non-cash amortization of debt issuance costs, write-off of deferred financing fees and charges in connection with the Transactions and the Notes, net foreign exchange loss, net loss from equity accounted investee, abandoned development and acquisition costs and stock compensation expenses);

(f)	net loss on sale of capital assets;

(g)	nonrecurring, unusual or one-time expenses or charges;

(h)	fair value adjustments attributable to stock options, restricted share expense, retention payments made to management of acquired companies (including, without limitation, in connection with the Transactions) and payments to management in respect of certain completed acquisitions;

(i)	transaction costs for acquisitions and development projects that are expensed rather than capitalized; and

(j)	dividends or distributions from equity accounted investee and Unrestricted Subsidiaries; and

(2)	decreased by:

(a)	net gain on sale of capital assets; and

(b)	net income from equity accounted investee,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

In addition, a pro forma adjustment to Consolidated EBITDA for any reporting period shall be made to give effect to new contracts with a municipality for exclusive waste management services that became effective within the applicable reporting period as if such new contracts were entered into as of the first day of such period.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of (x) Consolidated EBITDA of such Person during the four full fiscal quarters for which financial statements are available (the “Four Quarter Period”) ending on or prior to the Transaction Date to (y) Consolidated Fixed Charges of such Person for the Four Quarter Period.

For purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis to the incurrence, repayment or redemption of any Indebtedness of such Person or any of its Restricted Subsidiaries giving rise to the need to make such calculation and any incurrence, repayment or redemption of other Indebtedness, other than the incurrence, repayment or redemption of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to the Transaction Date, as if such incurrence, repayment or redemption, as the case may be, occurred on the first day of the Four Quarter Period.

In addition, Investments (including any Designation of Unrestricted Subsidiaries), Revocations, acquisitions, dispositions, mergers and consolidations that have been made by the Issuer or any of its Restricted Subsidiaries during the Four Quarter Period or subsequent to the Four Quarter Period and on or prior to the Transaction Date shall be given effect on a pro forma basis to the extent applicable, assuming that all such Investments, Revocations, acquisitions, dispositions, mergers and consolidations (and the reduction or increase of any associated Consolidated Fixed Charges, and the change in Consolidated EBITDA, resulting therefrom) had occurred on the first day of the Four Quarter Period. If, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, Revocation, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis for such period as if such Investment, Revocation, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Indebtedness of a Person other than the Issuer or a Restricted Subsidiary, the preceding paragraph will give effect to the incurrence of such Guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such Guaranteed Indebtedness.

Whenever any calculation under this definition is to be made on a pro forma basis, the pro forma calculation will be determined in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with accordance with Regulation S-X under the Exchange Act, (2) adjustments of the nature used in connection with the calculation of “adjusted EBITDA” as set forth in note (1) to “Offering Summary—Summary Unaudited Pro Forma Consolidated Financial Information” in the offering memorandum for the unregistered notes and (3) cost savings and other operating improvements for which specified actions have been taken or are reasonably expected to be taken, are expected to be realized within 12 months of the date of such pro forma calculation and are reasonably identifiable and factually supportable; provided that, beginning after the first four fiscal quarters following November 20, 2012, the aggregate amount of cost savings included in such pro forma calculation pursuant to this clause (3) shall not exceed 15% of the total Consolidated EBITDA for the applicable Four Quarter Period prior to giving effect to such cost savings.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(1)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the weighted average rate of interest during the Four Quarter Period;

(2)	if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3)	notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the weighted average rate per annum during the Four Quarter Period resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of

(1)	Consolidated Interest Expense, plus

(2)	the amount of all dividend payments on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such Person or to a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period (provided that dividends paid by the increase in liquidation preference, or the issuance, of Disqualified Capital Stock shall be valued at the amount of such increase in liquidation preference or the value of the liquidation preference of such issuance, as applicable).

“Consolidated Interest Expense” means, with respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by the Issuer and its Restricted Subsidiaries during such period on all indebtedness of the Issuer and its Restricted Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capital Lease Obligation or any Synthetic Lease, and including commitment fees, letter of credit fees, agency fees, balance deficiency fees and similar fees or expenses for such period in connection with the borrowing of money or any deferred purchase price obligation, but excluding therefrom (a) the non-cash amortization of debt issuance costs, (b) the write-off of deferred financing fees and charges in connection with the Transactions and in connection with the Notes, in each case, that are classified as interest under GAAP and (c) any prepayment penalties or premiums.

“Consolidated Net Income” means, with respect to any Person (such Person, for purposes of this definition, the “Referent Person”), for any period, the net income (or loss) of the Referent Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded from such net income (loss), to the extent otherwise included therein, without duplication,

(1)	after-tax gains or losses on Asset Sales or other asset sales outside the ordinary course of business or abandonments or reserves relating thereto;

(2)	after-tax extraordinary gains or extraordinary losses determined in accordance with GAAP;

(3)	the net income (but not loss) of any Restricted Subsidiary of the Referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted;

(4)	the net income or loss of any Person that is not a Restricted Subsidiary of the Referent Person except to the extent of cash dividends or distributions paid to the Referent Person or to a Wholly Owned Restricted Subsidiary of the Referent Person (subject, in the case of a dividend or distribution paid to a Restricted Subsidiary, to the limitation contained in clause (3) above);

(5)	any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following October 9, 2012;

(6)	the net income of any Person earned prior to the date it becomes a Restricted Subsidiary of the Referent Person or is merged or consolidated with the Referent Person or any Restricted Subsidiary of the Referent Person;

(7)	in the case of a successor to the Referent Person by consolidation or merger or as a transferee of the Referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(8)	gains or losses from the cumulative effect of any change in accounting principles, methods or interpretations;

(9)	the write-off of deferred financing costs as a result of the prepayments of Indebtedness on November 20, 2012 described in the offering memorandum for the unregistered notes; and

(10)	gains or losses from the extinguishment of Indebtedness.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Issuer who:

(1)	was a member of such Board of Directors on the date of the Indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Coverage Ratio Exception” has the meaning set forth in the first paragraph of the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designation” has the meaning set forth in the “—Designation of Restricted and Unrestricted Subsidiaries” covenant.

“Disqualified Capital Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is

(1)	required to be redeemed or is redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date that is 91 days after the Stated Maturity of the principal of the Notes; or

(2)	convertible into or exchangeable at the option of the holder thereof for Capital Stock referred to in clause (1) above or Indebtedness having a scheduled maturity on or prior to the date that is 91 days after the Stated Maturity of the principal of the Notes.

Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Capital Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a “change of control” or “asset sale” will not constitute Disqualified Capital Stock if such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale for cash of Capital Stock (other than Disqualified Capital Stock) of the Issuer.

“Excluded Contribution” means Net Proceeds, or the Fair Market Value of property or assets, received by the Issuer as capital contributions to the Issuer after October 9, 2012 or from the issuance or sale (other than to a Restricted Subsidiary) of Qualified Capital Stock, in each case to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Issuer and not previously included in the calculation set forth in clause (3)(b) of the first paragraph under the caption “—Certain Covenants—Restricted Payments” for purposes of determining whether a Restricted Payment may be made.

“Existing Indebtedness” means Indebtedness of the Issuer and its Restricted Subsidiaries in existence on November 20, 2012 (after giving effect to the use of proceeds from the offering of the unregistered notes as described in the offering memorandum for the unregistered notes under the caption “Use of Proceeds”) other than Indebtedness under the Senior Secured Credit Facilities, and Indebtedness owed to the Issuer or any of its Subsidiaries.

“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the applicable Board of Directors, whose determination will be conclusive.

“Four Quarter Period” means, with respect to any measurement date, the most recent four full fiscal quarters for which financial statements are available.

“GAAP” means generally accepted accounting principles set forth in the Accounting Standards Codification of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in effect on the date of the Indenture.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means:

(1)	each of the U.S. Restricted Subsidiaries of the Issuer that is a borrower (other than the Issuer) or guarantor under the Senior Secured Credit Facilities; and

(2)	each other Subsidiary of the Issuer, if any, that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns, and in each case, until such Person is released from its Subsidiary Guarantee in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, foreign currency collar agreements, foreign currency hedging agreements or foreign currency swap agreements or other similar arrangements or agreements; and

(2)	forward contracts, commodity swap agreements, commodity option agreements or other similar agreements or arrangements.

“Holder” means the registered holder of any Note.

“incur” means to directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness and “incurrence” shall have a correlative meaning. For the avoidance of doubt, the accrual of interest, accretion or amortization of original issue discount and increase in the liquidation preference of Preferred Stock in lieu of payment of cash dividends thereon shall not be an incurrence; provided, in each case, that the amount thereof is included in Consolidated Fixed Charges of the Issuer as accrued in the respective period. For the avoidance of doubt, Existing Indebtedness shall be deemed to have been incurred prior to the date of the Indenture.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6)	representing any Hedging Obligations;

(7)	representing any Disqualified Capital Stock of such Person and any Preferred Stock issued by a Restricted Subsidiary of such Person; or

(8)	in respect of Attributable Debt,

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations, Disqualified Capital Stock and Preferred Stock) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (a) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), and (b) to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

(2)	the maximum fixed price upon the mandatory redemption or repurchase (including upon the option of the holder), in the case of Disqualified Capital Stock of such Person;

(3)	the maximum voluntary or involuntary liquidation preferences plus accrued and unpaid dividends, in the case of Preferred Stock of a Restricted Subsidiary of such Person; and

(4)	the principal amount thereof, together with any interest thereon that is more than 30 days past due and any premium thereon if such Indebtedness is redeemable at the option of the holder at such date, in the case of any other Indebtedness.

“Initial Public Offering” means an initial underwritten public offering of common equity of the Issuer for cash pursuant to an effective registration statement under the Securities Act following which the common equity of the Issuer is listed on a national securities exchange or traded and quoted on an over-the-counter market or trading facility.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investment” excludes (1) extensions of trade credit by the Issuer and its Restricted Subsidiaries on commercially reasonable terms in accordance with the trade practices of the Issuer or such Restricted Subsidiary, as the case may be, and (2) any purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer or any warrants, options or other rights to purchase or acquire any such Capital Stock. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “Certain Covenants—Restricted Payments.” The amount of any Investment shall be the original cost of such Investment, without any adjustments for increases or decreases in value, or write-ups, write downs or write-offs with respect to such Investment but less all cash distributions constituting a return of capital.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, including any conditional sale or other title retention agreement, any lease in the nature thereof (other than an operating lease), and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Net Proceeds” means (a) in respect of any Asset Sale, the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries, net of (i) the costs relating to such Asset Sale, including, without limitation, (x) legal, accounting and investment banking fees and sales commissions, (y) any relocation expenses incurred as a result thereof and (z) taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements, (ii) amounts required to be applied to the repayment of Indebtedness, other than subordinated Indebtedness in connection with such Asset Sale, (iii) if the assets subject to such Asset Sale were financed by industrial revenue bonds or solid waste disposal bonds, amounts required to be applied to the repayment of such bonds (or to the repayment of Indebtedness funded by such bonds) with the proceeds of such disposition by the terms of such bonds or such Indebtedness and (iv) amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; provided, however, that any amounts ultimately remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Proceeds; and (b) in respect of any issuance or sale of any securities of the Issuer or any Subsidiary by the Issuer or any Subsidiary, or any capital contribution, the cash proceeds of such issuance, sale, contribution or Incurrence net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale, contribution or Incurrence and net of taxes paid or payable as a result thereof.

“Non-U.S. Subsidiary” means any Subsidiary of the Issuer organized under the laws of any jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Obligations” means, with respect to any Indebtedness, the principal, premium, if any, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing such Indebtedness.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by any one of the following: the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Chief Accounting Officer or the Secretary and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer, a Guarantor or the Trustee.

“Parent” means any Person of which the Issuer at any time is or becomes a Subsidiary.

“Permitted Business” means the business of ADS Holdings and its Restricted Subsidiaries conducted on October 9, 2012 after giving effect to the Acquisition and businesses ancillary or reasonably related thereto or reasonable extensions thereof.

“Permitted Investments” means:

(1)	any Investment in Cash Equivalents;

(2)	any Investment in the Issuer or any Restricted Subsidiary;

(3)	any Investment by the Issuer or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and not in violation of the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or any transaction not constituting an Asset Sale by reason of the $10.0 million threshold contained in clause (1) of the definition thereof;

(5)	any Investment acquired in exchange for the issuance of, or acquired with the net cash proceeds of any substantially concurrent issuance and sale of, Qualified Capital Stock; provided that no such issuance or sale shall increase the Basket;

(6)	loans and advances in the ordinary course of business to employees, officers or directors of the Issuer or any of its Restricted Subsidiaries in an aggregate amount, when taken together with all other Investments made pursuant to this clause (6) since the date of the Indenture, not to exceed $5.0 million at any one time outstanding;

(7)	Hedging Obligations permitted by clause (6) of the second paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8)	Investments in securities of trade creditors or customers received in settlement of obligations or upon the bankruptcy or insolvency of such trade creditors or customers pursuant to any plan of reorganization or similar arrangement;

(9)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since the date of the Indenture, not exceeding $35.0 million at any one time outstanding;

(10)	Investments in joint ventures engaged in a Permitted Business having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) since the date of the Indenture, not exceeding $35.0 million at any one time outstanding;

(11)	any Investment existing on, or made pursuant to binding commitments existing on, November 20, 2012 or an Investment consisting of any extension, modification or renewal of any Investment existing on November 20, 2012; provided that the amount of any such Investment may be increased as required by the terms of such Investment as in existence on November 20, 2012;

(12)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; and

(13)	any Investment in an entity that is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Qualified Receivables Financing.

The amount of Investments outstanding at any time pursuant to clauses (9) and (10) above shall be deemed to be reduced, without duplication:

(a)	upon the disposition or repayment of or return on any Investment made pursuant to clauses (9) or (10) above, by an amount equal to the return of capital with respect to such Investment to the Issuer or any of its Restricted Subsidiaries (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes;

(b)	upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clauses (9) or (10) above; and

(c)	upon the making of an Investment in a Person that was not a Restricted Subsidiary of the Issuer immediately prior to the making of such Investment but that subsequently becomes a Restricted Subsidiary of the Issuer, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clauses (9) or (10) above.

“Permitted Liens” means:

(1)

(x) Liens on assets of the Issuer or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under the Senior Secured Credit Facilities that were incurred pursuant to clause (1) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto and (y) Liens to secure additional Indebtedness permitted to be incurred under the “—Incurrence of Indebtedness and

Issuance of Preferred Stock” covenant; provided that, in the case of clause (y) of this clause (1), at the time of incurrence and after giving pro forma effect thereto, the Secured Leverage Ratio shall not exceed 3.75:1.00;

(2)	Liens in favor of the Issuer or any Restricted Subsidiary;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or its Restricted Subsidiary;

(4)	Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than the property so acquired;

(5)	Liens to secure the performance of statutory obligations, performance, surety, landfill closure and similar bonds, reclamation bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens to secure Indebtedness permitted by clause (3) of the second paragraph of the covenant entitled “—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that no such Liens shall extend to any asset other than the specified asset being financed and additions and improvements thereon and reasonable extensions thereof;

(7)	Liens existing on the date of the Indenture and continuation statements with respect to such Liens filed in accordance with the provisions of the Uniform Commercial Code or similar state commercial codes;

(8)	judgment Liens not giving rise to an Event of Default;

(9)	Liens securing Permitted Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien not in violation of the Indenture; provided that such Liens do not extend to or cover any property or assets of the Issuer or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(10)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptance issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(11)	Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(12)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently concluded, provided that any reserve or other appropriate provision as shall be required under GAAP shall have been made therefor;

(13)	Liens securing Hedging Obligations;

(14)	deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(15)	Liens of carriers, warehousemen, mechanics and materialmen, and other like liens incurred in the ordinary course of business;

(16)	Liens on any landfill acquired after November 20, 2012 securing reasonable royalty or similar payments (determined by reference to volume or weight utilized) due to the seller of such landfill as a consequence of such acquisition;

(17)	Liens securing Bank Products Obligations of the Issuer and its Restricted Subsidiaries;

(18)	other Liens incurred by the Issuer or any Restricted Subsidiary of the Issuer with respect to obligations that do not exceed $25.0 million at any one time outstanding;

(19)	Liens on assets of any Restricted Subsidiary that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary permitted hereunder;

(20)	easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Issuer and its Subsidiaries, taken as a whole;

(21)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(22)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business; and

(23)	Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refinance, in whole or in part, other Indebtedness of the Issuer or any of its Restricted Subsidiaries; provided that:

(1)	the principal amount (or accreted value, if applicable) or liquidation preference of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus accrued interest and premium, if any, on the Indebtedness, or the liquidation preference, plus accrued dividends and premium, if any, on the Preferred Stock, so refinanced (plus the amount of expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date, or mandatory redemption date, later than the final maturity date, or mandatory redemption date as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Preferred Stock being refinanced;

(3)	if the Indebtedness being refinanced is subordinated in right of payment to the Notes, or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes or the Subsidiary Guarantees, as applicable, as those contained in the documentation governing the Indebtedness being refinanced;

(4)	if the Indebtedness being refinanced ranks pari passu with the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness ranks pari passu with, or is subordinated in right of payment to, the Notes or the Subsidiary Guarantees, as applicable;

(5)	Preferred Stock shall be refinanced only with Preferred Stock; and

(6)	the obligor(s) on the Permitted Refinancing Indebtedness thereof shall include only obligor(s) on such Indebtedness being refinanced, the Issuer, one or more of the Guarantors and/or one or more direct or indirect Subsidiaries.

“Person” means an individual, partnership, corporation, limited liability company, firm, association, joint stock company, unincorporated organization, trust, bank, trust company, land trust, business trust or other enterprise, joint venture, or a governmental agency or political subdivision thereof or other entity.

“Principal” means Highstar Capital L.P. or any of its Affiliates.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

“Purchase Money Obligations” means Indebtedness of the Issuer or any of its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any assets to be used in the business of the Issuer or such Restricted Subsidiary; provided, however, that (1) the aggregate amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall be incurred no later than 270 days after the acquisition of such assets or such construction or improvement and (3) such Indebtedness shall not be secured by any assets of the Issuer or any of its Restricted Subsidiaries other than the assets so acquired, constructed or improved and reasonable extensions thereof.

“Qualified Capital Stock” means any Capital Stock of the Issuer that is not Disqualified Capital Stock.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions: (1) the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary; (2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and (3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) that engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and that is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(c)	to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“refinance” means to extend, refinance, renew, replace, defease or refund, including successively; and “refinancing” and “refinanced” shall have correlative meanings.

“Registration Rights Agreement” means (i) the Registration Rights Agreement dated as of October 9, 2012 among the Issuer and the initial purchasers of the Notes issued on October 9, 2012 and (ii) any other registration rights agreement entered into in connection with an issuance of Additional Notes in a private offering after October 9, 2012.

“Related Party” means:

(1)	any controlling stockholder, general partner or managing member of any Principal or any immediate family member (in the case of an individual) of any Principal; or

(2)	any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a majority interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Replacement Asset” has the meaning set forth in the “—Repurchase at the Option of Holders—Asset Sales” covenant.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revocation” has the meaning set forth in the “—Designation of Restricted and Unrestricted Subsidiaries” covenant.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale and Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Issuer or a Restricted Subsidiary of the Issuer transfers such property to a Person and the Issuer or a Restricted Subsidiary of the Issuer leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Secured Leverage Ratio” means, as of the date of determination, the ratio of (a) the Secured Indebtedness of the Issuer and its Restricted Subsidiaries as of such date of determination (determined after giving pro forma effect to such incurrence of Indebtedness, and each other incurrence, assumption, guarantee, redemption, retirement and extinguishment of Indebtedness as of such date of determination) to (b) Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available. For purposes of determining the “Secured Leverage Ratio,” “Consolidated EBITDA” shall be subject to the adjustments applicable to “Consolidated EBITDA” as provided for in the definition of “Consolidated Fixed Charge Coverage Ratio” as if on a pro forma basis.

“Senior Secured Credit Facilities” means the Credit Agreement, expected to be dated on or after October 9, 2012, among an affiliate of ADS Holdings, Deutsche Bank Trust Company Americas, as administrative agent, and the lenders party thereto, including any notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements), instruments and agreements executed in connection therewith, and in each case as amended, modified, amended and restated, replaced or refinanced from time to time, including any agreement or agreements extending the maturity of, refinancing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other borrowers, agents, creditors, lenders or group of creditors or lenders.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof or (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7), (8) or (9) under “Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer that the Issuer has determined in good faith to be customary in a Receivables Financing, including without limitation those relating to the servicing of the assets of a Receivables Subsidiary; it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which such payment of interest or principal is scheduled to be paid in the documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantee” means the Guarantee by each Guarantor of the Issuer’s payment obligations under the Indenture and the Notes, executed pursuant to the Indenture.

“Synthetic Lease” means, of any Person, (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as Indebtedness of such Person (without regard to accounting treatment).

“Transaction Date” means the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio.

“Transactions” means, collectively, the issuance of the unregistered notes, the entry into the Senior Secured Credit Facilities, the consummation of the Acquisition, the repayment in full and termination of (i) the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of April 21, 2011, by and between Advanced Disposal and certain of its subsidiaries, as borrowers, Bank of America, N.A., as administrative agent, and the other lenders party thereto, (ii) the Revolving Credit and Term Loan Agreement, dated as of December 14, 2006, by and between Interstate Waste and certain of its subsidiaries, as borrowers, Bank of America, N.A., as administrative agent, and the other lenders party thereto, as amended heretofore most recently by the Tenth Amendment thereto, dated as of January 24, 2012, (iii) all of the outstanding Indebtedness of Veolia ES Solid Waste, Inc., a Wisconsin corporation, and its subsidiaries and (iv) all of the outstanding Indebtedness of Star Atlantic Waste Holdings II, L.P., a Delaware limited partnership, and its subsidiaries, and related transactions.

“U.S. Restricted Subsidiary” means any Restricted Subsidiary of the Issuer organized under the laws of the United States or any State thereof or the District of Columbia.

“Unrestricted Subsidiary” of any Person means

(1)	any Subsidiary of such Person that at the time of determination has been designated an Unrestricted Subsidiary, and has not been redesignated a Restricted Subsidiary, in accordance with the “—Designation of Restricted and Unrestricted Subsidiaries” covenant; and

(2)	any Subsidiary of such Unrestricted Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Capital Stock at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or liquidation preference, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount or liquidation preference of such Indebtedness or Disqualified Capital Stock.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences of an exchange of unregistered notes for exchange notes pursuant to this exchange offer. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, all as of the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion does not address all of the tax considerations that may be relevant to a particular holder in light of the holder’s circumstances, or to certain categories of holders that may be subject to special rules. This summary does not consider any tax consequences arising under U.S. alternative minimum tax law, U.S. federal gift and estate tax law or under the laws of any foreign, state, local or other jurisdiction. Each holder should consult its own independent tax advisor regarding its particular situation and the federal, state, local and foreign tax consequences of exchanging the unregistered notes for exchange notes and purchasing, holding and disposing of the exchange notes, including the consequences of any proposed change in applicable laws.

The exchange of unregistered notes for exchange notes in the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. Consequently, for such purposes a holder will not recognize gain upon receipt of an exchange note in exchange for unregistered notes in the exchange offer, the holder’s adjusted tax basis (and adjusted issue price) in the exchange note received in the exchange offer will be the same as its adjusted tax basis (and adjusted issue price) in the corresponding unregistered note immediately before the exchange, and the holder’s holding period in the exchange note will include its holding period in the unregistered note.

LEGAL MATTERS

Certain legal matters in connection with the exchange notes will be passed upon for us and the guarantors by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements of ADS Waste Holdings, Inc, and Subsidiaries at December 31, 2012, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The consolidated financial statements of ADS Waste Holdings, Inc., and Subsidiaries at December 31, 2011, and for each of the two years in the period ended December 31, 2011, appearing in this Prospectus and Registration Statement have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The consolidated financial statements of Veolia ES Solid Waste, Inc at December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

In connection with the Acquisition, the Company engaged in a process to determine its registered certified public accounting firm following the combination of Advanced Disposal and Interstate Waste and the closing of Acquisition. As a result of this process, PricewaterhouseCoopers, LLP, formerly the independent registered certified public accountant for the Company, was dismissed as the Company’s independent registered certified public accounting firm on October 9, 2012. The decision to dismiss PricewaterhouseCoopers LLP and engage Ernst & Young LLP was approved by the Company’s audit committee. The Company consummated a combination of entities under common control and engaged PricewaterhouseCoopers, LLP to audit the consolidated financial statements of the Company for the years ended December 31, 2010 and 2011. PricewaterhouseCoopers LLP’s report on the Company’s consolidated financial statements for the fiscal years ended December 31, 2010 and December 30, 2011 did not contain any adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit of fiscal years ended December 31, 2010 and December 30, 2011 and through April 30, 2013, no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K under the Securities Act and the related instructions) exist with the former independent registered certified public accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in their reports on the Company’s consolidated financial statements for such fiscal years, and no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) have occurred.

The Company provided PricewaterhouseCoopers LLP with the disclosures it is making under the heading “Change in Accountants” in this prospectus and requested PricewaterhouseCoopers LLP furnish the Company a letter addressed to the SEC stating whether PricewaterhouseCoopers LLP agrees with the above statements made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A copy of the letter from PricewaterhouseCoopers LLP, dated September 10, 2013, is attached as exhibit 16.1 to the registration statement of which this prospectus forms a part.

On November 12, 2012, the Company engaged Ernst & Young LLP as the Company’s new independent registered certified public accounting firm. During the fiscal years ended December 31, 2010 and December 31, 2011, and through November 12, 2012, the Company had not consulted with Ernst & Young LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Company, and no written report or oral advice was provided to the Company by Ernst & Young LLP that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

WHERE YOU CAN FIND MORE INFORMATION

Prior to the consummation of the exchange offer, we were not required to file periodic reports and other information with the SEC pursuant to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes and the effectiveness of the registration statement on Form S-4 of which this prospectus is a part, we will be subject to the reporting and informational requirements of the Exchange Act.

Any filing that we make with the SEC may be inspected and copied at the public reference room maintained by the SEC at 100 F. Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information relating to the public reference room. In addition, certain reports and other information regarding us will be available on the SEC’s website, http://www.sec.gov. You may also request a copy of such information at no cost, by writing or telephoning us, at the following: ADS Waste Holdings, Inc., 90 Fort Wade Road, Ponte Vedra, Florida 32801, Attention: General Counsel, telephone: (904) 737-7900.

This prospectus, which constitutes a part of a registration statement on Form S-4 filed by us with the SEC under the Securities Act, omits certain information contained in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and the exchange notes. Furthermore, statements contained in this prospectus regarding any contract or other document are not necessarily complete, and, in each instance, you should refer to the copy of the contract or other document filed with the SEC as an exhibit to the registration statement.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

ADS Waste Holdings Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of ADS Waste Holdings, Inc. and Subsidiaries as of December 31, 2012, and the related consolidated statement of operations, comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ADS Waste Holdings, Inc. and Subsidiaries at December 31, 2012, and the consolidated results of their operations and their cash flows for the year ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Independent certified public accountants

Jacksonville, FL

April 30, 2013, except for Note 6, Note 15 and Note 26, as to which the date is September 11, 2013

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Stockholders of

ADS Waste Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of ADS Waste Holding, Inc. and its subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ADS Waste Holding, Inc. and its subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Jacksonville, Florida

April 30, 2013

PricewaterhouseCoopers LLP, Bank of America Building, 50 North Laura Street, Suite 3000,

Jacksonville, FL 32202

T: (904) 354 0671, F: (904) 366 3678, www.pwc.com/us

ADS Waste Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2012 and 2011

(In thousands of dollars)

	2012	2011
Assets
Current assets
Cash and cash equivalents	$18,775	$6,887
Accounts receivable, net of allowance for doubtful accounts of $4,028 and $2,326, respectively	196,433	63,727
Prepaid expenses and other current assets	32,152	19,575
Deferred income taxes	2,122	5,707
Assets of businesses held for sale	90,784	—

Total current assets	340,266	95,896

Restricted cash	9,066	6,029
Other assets, net	97,654	13,741
Property and equipment, net	1,750,619	675,904
Goodwill	1,138,083	326,417
Other intangible assets, net	449,534	256,605

Total assets	$3,785,222	$1,374,592

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$70,476	$23,749
Accrued expenses	114,152	34,295
Deferred revenue	56,205	12,746
Current maturities of landfill retirement obligations	20,100	11,959
Current maturities of long-term debt	19,209	2,127
Liabilities of businesses held for sale	29,851	—

Total current liabilities	309,993	84,876
Other long-term liabilities, less current maturities	41,158	22,734
Long-term debt, less current maturities	2,310,536	437,274
Accrued landfill retirement obligations, less current maturities	160,848	35,014
Deferred income taxes	300,131	73,226

Total liabilities	3,122,666	653,124

Commitments and contingencies
Stockholders’ equity
Common stock: $.01 par value, 1,000 shares authorized, 1,000 and 1,000 shares issued and outstanding	10	10
Additional paid-in capital	1,104,898	946,453
Officer promissory notes	—	(30,464)
Accumulated other comprehensive loss	(2,231)	(3,272)
Accumulated deficit	(442,651)	(195,174)
Noncontrolling interests	2,530	3,915

Total stockholders’ equity	662,556	721,468

Total liabilities and stockholders’ equity	$3,785,222	$1,374,592

The accompanying notes are an integral part of these consolidated financial statements.

ADS Waste Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands of dollars)

	Year Ended December 31,
	2012	2011	2010
Service revenues	$542,362	$432,348	$377,491

Operating costs and expenses
Operating expenses	337,247	266,123	227,194
Selling, general and administrative	104,626	61,640	61,162
Depreciation and amortization	104,798	77,107	64,238
Acquisition and development costs	1,243	3,482	2,331
Loss on disposal of assets	2,142	14,082	292
Asset impairment, including goodwill	43,710	—	101,255
Restructuring charges	9,901	—	—

Total operating costs and expenses	603,667	422,434	456,472

Operating (loss) income	(61,305)	9,914	(78,981)

Other income (expense)
Interest expense	(49,449)	(24,497)	(35,504)
Interest income	132	118	152
Debt conversion costs and early extinguishment of debt	(9,423)	(4,822)	(707)
Other, net	1,237	434	247

Total other expense	(57,503)	(28,767)	(35,812)

Loss from continuing operations before income taxes	(118,808)	(18,853)	(114,793)
Income tax (benefit) provision	(13,480)	3,477	(657)

Loss from continuing operations	(105,328)	(22,330)	(114,136)

Discontinued operations
Loss from discontinued operations before income tax	(93,362)	(134)	(448)
Tax benefit	4,570	413	179

Discontinued operations, net	(88,792)	279	(269)

Net loss	(194,120)	(22,051)	(114,405)
Less: Net loss attributable to noncontrolling interests	(1,385)	(216)	(1,372)

Net loss attributable to ADS Waste Holdings, Inc.	$(192,735)	$(21,835)	$(113,033)

The accompanying notes are an integral part of these consolidated financial statements.

ADS Waste Holdings, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Loss

(In thousands of dollars)

	Year Ended December 31,
	2012	2011	2010
Net loss	$(194,120)	$(22,051)	$(114,405)

Other comprehensive income (loss), net of tax
Market value adjustments for hedges	1,041	(254)	(1,128)

Other comprehensive income (loss)	1,041	(254)	(1,128)
Less: Net income attributable to noncontrolling interest	(1,385)	(216)	(1,372)

Comprehensive loss attributable to ADS Waste Holdings, Inc.	$(191,694)	$(22,089)	$(114,161)

The accompanying notes are an integral part of these consolidated financial statements.

ADS Waste Holdings, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

(in thousands)	Common Stock		Additional Paid-in Capital	Officer Promissory Notes	Accumulated Deficit	Accumulated Other Comprehensive Loss	Nocontrolling Interests	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2009	1,000	$10	$781,386	$(28,799)	$(60,306)	$(1,890)	$5,503	$695,904
Net loss	—	—	—		(113,033)	—	(1,372)	(114,405)
Unrealized loss resulting from change in fair value of derivative instruments, net of tax	—	—	—		—	(1,128)	—	(1,128)
Capital contribution	—	—	46,324	—	—	—	—	46,324
Common stock repurchase	—	—	—	—	—	—	—	—
Treasury stock retirement	—	—	(9,270)	—	—	—	—	(9,270)
Interest receivable	—	—	—	(821)	—	—	—	(821)
Stock-based compensation expense	—	—	2,376	—	—	—	—	2,376
Tax sharing of forgiveness	—	—	757	—	—	—	—	757

Balance at December 31, 2010	1,000	10	821,573	(29,620)	(173,339)	(3,018)	4,131	619,737
Net loss	—	—	—	—	(21,835)	—	(216)	(22,051)
Unrealized loss resulting from change in fair value of derivative instruments, net of tax	—	—	—	—	—	(254)	—	(254)
Capital contribution	—	—	80,776	—	—	—	—	80,776
Interest receivable	—	—		(844)	—	—	—	(844)
Stock-based compensation expense	—	—	1,104	—	—	—	—	1,104
Series A stock issuance	—	—	43,000	—	—	—	—	43,000

Balance at December 31, 2011	1,000	10	946,453	(30,464)	(195,174)	(3,272)	3,915	721,468
Net loss	—	—	—	—	(192,735)	—	(1,385)	(194,120)
Unrealized gain resulting from change in fair value of derivative instruments, net of tax	—	—	—	—	—	1,041	—	1,041
Capital contribution and proceeds from issuance of shares	—	—	157,161	—	—	—	—	157,161
Interest receivable	—	—	—	(768)	—	—	—	(768)
Dividend distribution	—	—	—	31,232	(54,742)	—	—	(23,510)
Stock-based compensation expense	—	—	1,284	—	—	—	—	1,284

Balance at December 31, 2012	1,000	$10	$1,104,898	$—	$(442,651)	$(2,231)	$2,530	$662,556

The accompanying notes are an integral part of these consolidated financial statements.

ADS Waste Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands of dollars)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities
Net loss	$(194,120)	$(22,051)	$(114,405)
Less: Net loss attributable to noncontrolling interest	(1,385)	(216)	(1,372)

Net loss attributable to company	(192,735)	(21,835)	(113,033)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	126,290	92,281	78,957
Amortization of put option premium	—	157	—
Paid in kind interest	—	—	526
Interest accretion loss contracts	1,226	1,458	1,503
Amortization of debt issuance costs	4,969	2,735	2,870
Accretion of original issue discount	1,132	—	—
Accretion on landfill retirement obligation	8,097	8,233	6,413
Provision for doubtful accounts	2,814	2,135	2,873
Loss on sale of property and equipment	2,053	2,011	430
Loss on disposition of business	—	11,945	—
Debt extinguishment loss	9,423	4,804	707
Stock option vesting	1,284	1,104	2,376
Change in deferred tax provision	(18,529)	2,014	(1,474)
Earnings in equity investee	(179)	—	—
Asset impairment	124,925	—	101,255
Tax liability forgiveness	—	—	757
Changes in operating assets and liabilities, net of business acquired
Increase in accounts receivable	(37,626)	(9,154)	(4,934)
Decrease (increase) in prepaid expenses and other current assets	132	(1,920)	393
Decrease (increase) in parts and supplies	247	(754)	(561)
Increase in other assets	(6,615)	(2,345)	(272)
Increase (decrease) in accounts payable	10,470	(2,163)	4,884
Increase (decrease) in accrued expenses	17,262	(4,283)	(1,947)
Increase in unearned revenue	25,763	3,634	2,688
Decrease in other long-term liabilities	(5,204)	—	—
Capping, closure and post-closure expenditures	(6,203)	(3,101)	(4,754)
Payment for interest rate caps	(4,950)	—	—
Payment to extinguish interest rate swaps	(7,500)	—	—

Net cash provided by operating activities	55,161	86,740	78,285

Cash flows from investing activities
Purchases of property and equipment and construction and development	(86,376)	(72,576)	(99,689)
Proceeds from sale of property and equipment	1,534	1,796	1,633
Proceeds from sale of intangibles	—	—	539
Purchase of intangibles	(440)	(1,381)	—
Acquisition of businesses, net of cash acquired	(1,895,412)	(108,697)	(58,374)
Proceeds from disposition of business	—	47,951	—
Other financing activities	194	(758)	(1,521)

Net cash used in investing activities	(1,980,500)	(133,665)	(157,412)

Cash flows from financing activities
Proceeds from borrowings on long-term debt	2,395,276	175,801	168,350
Repayment on long-term debt	(518,565)	(250,303)	(115,558)
Treasury stock retirement	—	—	(9,270)
Payment of other long-term liabilities	—	(1,287)	(1,868)
Deferred financing charges	(73,025)	(6,382)	(10,414)
Bank overdraft	631	(887)	1,950
Proceeds from issuance of shares and capital contributions	157,411	124,074	46,324
Distributions of retained earnings	(23,510)	—	—
Other financing activities	(991)	(264)	(307)

Net cash provided by financing activities	1,937,227	40,752	79,207

Net increase (decrease) in cash and cash equivalents	11,888	(6,173)	80
Cash and cash equivalents, beginning of year	6,887	13,060	12,980

Cash and cash equivalents, end of year	$18,775	$6,887	$13,060

The accompanying notes are an integral part of these consolidated financial statements.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

1.    Business Operations

ADS Waste Holdings, Inc. (the “Company” or “ADS Waste”) is a Delaware corporation that was formed to be the parent company for purposes of reorganizing several holding companies that is ultimately controlled by Star Atlantic Waste Holdings II, L.P. On September 19, 2012, in a series of transactions (the “Reorganization”), Star Atlantic Waste Holdings II, L.P., which is indirectly majority owned by funds sponsored and managed by Highstar Capital, L.P., contributed to Advanced Disposal Waste Holdings Corp. (parent company of ADS Waste Holdings, Inc.) (i) all of the stock of HWStar Holdings Corp., the parent company of Highstar Waste Holding Corp. and Subsidiaries, doing business as Interstate Waste Services (“IWS”) and (ii) its rights under a Share Purchase Agreement, dated as of July 18, 2012, to purchase all of the stock of Veolia ES Solid Waste, Inc. from Veolia Environnment S.A. Advanced Disposal Waste Holdings Corp. contributed to ADS Waste all of the stock of ADStar Waste Holdings Corp. and of HWStar Holdings Corp., as well as the rights under the aforementioned Share Purchase Agreement to purchase the stock of Veolia ES Solid Waste, Inc. The Company is wholly owned by ADS Waste Holdings Corp. (the “Parent”).

The Company is the parent holding company of the historical businesses of ADStar Waste Holdings Corp., HW Star Holdings Corp. and Sustainable Energy Solutions, LLC, (acquired through cash payments treated as a dividend distribution) which through their ownership include the operating businesses of ADS and IWS, and has combined the results of these businesses. The historical financial information is derived from the historical consolidated financial statements of ADStar Waste Holdings Corp., the consolidated financial statements of HW Star Holdings Corp. and the consolidated financial statements of Sustainable Energy Solutions, LLC. The Reorganization has been accounted for as a transaction between entities under common control as we have been and continue to be under common control of Highstar Capital, L.P. since 2006. The financial statements have been consolidated subsequent to the Reorganization date as described above.

On November 20, 2012, ADS Waste purchased Veolia ES Solid Waste, Inc. from Veolia Environnment S.A. for $1.9 billion and changed the name to MW Star Holdings Corp (“Veolia ES Solid Waste division”). The consolidated company does business as ADS Waste Holdings, Inc.

The Company, together with its consolidated subsidiaries, as a combined consolidated entity, is a regional environmental services company providing nonhazardous solid waste collection, transfer, recycling, and disposal services to customers in the Southeast, Midwest and Eastern regions of the United States, as well as in the Commonwealth of the Bahamas.

The Company currently manages and evaluates our principal operations through three reportable operating segments on a regional basis. Those operating segments are the South, East and Midwest regions which provide collection, transfer, disposal (in both solid waste and non-hazardous waste landfills), recycling services and billing services. Additional information related to our segments can be found in Note 24.

2.    Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements include its wholly-owned subsidiaries of Advanced Disposal Services South, Inc., Advanced Disposal Services East, Inc. and MW Star Holdings Corp. and their respective subsidiaries.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

As required by accounting principles generally accepted in the United States of America for common control transactions, all assets and liabilities transferred to us as part of the Reorganization were recorded in the financial statements at carryover basis. For periods prior to the Reorganization, the combined consolidated financial statements and related notes reflect the Reorganization as if it had occurred in 2006, the date that ADStar Waste Holdings, Corp came under common control of Highstar Capital, L.P.

For periods subsequent to the Reorganization, our consolidated financial statements include accounts and those of our majority-owned subsidiaries in which we have a controlling interest, after the elimination of intercompany accounts and transactions. All significant intercompany accounts and transactions have been eliminated in consolidation.

Noncontrolling Interests

In December 2007, the FASB issued authoritative guidance that established accounting and reporting standards for noncontrolling interests in subsidiaries and for the de-consolidation of a subsidiary. The guidance also established that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The Company is the ultimate owner of 99.277% of HW Star Holdings Corp. and has consolidated the results of such operations. The remaining interest is owned by an unrelated party.

Use of Estimates

In preparing our financial statements that conform with accounting principles generally accepted in the United States of America, management uses estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. We must make these estimates and assumptions because certain information that we use is dependent on future events, cannot be calculated with a high degree of precision from data available or simply cannot be readily calculated based on generally accepted methodologies. In preparing our financial statements, the more critical and subjective areas that deal with the greatest amount of uncertainty relate to our accounting for our long-lived assets, including recoverability, landfill development costs, and final capping, closure and post-closure costs, our valuation allowances for accounts receivable and deferred tax assets, our liabilities for potential litigation, claims and assessments, our liabilities for environmental remediation, stock compensation, deferred taxes, uncertain tax positions, self-insurance reserves, and our estimates of the fair values of assets acquired and liabilities assumed in any acquisition. Each of these items is discussed in more detail elsewhere in these Notes to the Consolidated Financial Statements. Our actual results may differ significantly from our estimates.

Cash and Cash Equivalents

Cash equivalents include highly liquid investments with original maturities of three months or less when purchased.

Restricted Cash

Restricted cash consists of amounts held for landfill closure and post-closure financial assurance. The balances will fluctuate based on changes in statutory requirements, future deposits made to comply with contractual arrangements, ongoing use of funds for qualifying events or the acquisitions or divestitures of landfills.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

Parts and Supplies Inventory

Parts and supplies consist primarily of spare parts, fuel, tires, lubricants and processed recycling materials. Parts and supplies are stated at the lower of cost or market value utilizing an average cost method and are included in prepaid and other current assets in the accompanying consolidated balance sheets and are included in prepaid and other current assets in the accompanying consolidated balance sheets.

Revenue Recognition

The Company recognizes revenues as the services are provided. Revenue is recognized as waste is collected, as tons are received at the landfill or transfer stations, as recycling commodities are delivered to a customer, or as services are rendered to customers. Certain customers are billed and pay in advance and, accordingly, recognition of the related revenues is deferred until the services are provided. Revenues are reported net of applicable state landfill taxes. No customer represented more than 5% of revenues for the years ended December 31, 2012, 2011 or 2010.

Trade Receivables

The Company records trade receivables when billed or when services are performed, as they represent claims against third parties that will generally be settled in cash. The carrying value of our receivables, net of the allowance for doubtful accounts, represents the estimated net realizable value. We estimate losses for uncollectible accounts based on an evaluation of the aged accounts receivable and the likelihood of collection of the receivable based on historical collection data and existing economic conditions. If events or changes in circumstances indicate that specific receivable balances may be impaired, further consideration is given to the collectability of those balances.

Insurance Reserves

The Company uses a combination of insurance with high deductibles and self-insurance for various risks including workers compensation, vehicle liability, general liability and employee group health claims. The exposure for unpaid claims and associated expenses, including incurred but not reported losses, is estimated by factoring in pending claims and historical trends data and other actuarial assumptions. In estimating our claims liability, we analyze our historical trends, including loss development and apply appropriate loss development factors to the incurred costs associated with the claims. The discounted estimated liability associated with settling unpaid claims is included in accrued expenses and other long-term liabilities in the combined consolidated balance sheets.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, accounts receivable and derivative instruments. The Company maintains cash and cash equivalents with banks that at times exceed applicable insurance limits. The Company reduces its exposure to credit risk by maintaining such deposits with high quality financial institutions. The Company has not experienced any losses in such accounts.

The Company generally does not require collateral on its trade receivables. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of the Company’s customer base and our ability to discontinue service, to the extent allowable, to non-paying customers. No single customer represented greater than 5% of total accounts receivable at December 31, 2012 and 2011, respectively.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

Asset Impairments

We monitor the carrying value of our long-lived assets for potential impairment and test the recoverability of such assets whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. These events or changes in circumstances, including management decisions pertaining to such assets, are referred to as impairment indicators. Typical indicators that an asset may be impaired include (i) a significant adverse change in legal factors in the business climate, (ii) an adverse action or assessment by a regulator, and (iii) a significant adverse change in the extent or manner in which a long-lived asset is being utilized or in its physical condition. If an impairment indicator occurs, we perform a test of recoverability by comparing the carrying value of the asset or asset group to its undiscounted expected future cash flows. If cash flows cannot be separately and independently identified for a single asset, we will determine whether an impairment has occurred for the asset group for which we can identify the projected cash flows. If the carrying values are in excess of undiscounted expected future cash flows, we measure any impairment by comparing the fair value of the asset or asset group to its carrying value. Fair value is generally determined by considering (i) internally developed discounted projected cash flow analysis of the asset or asset group; (ii) third-party valuations; and/or (iii) information available regarding the current market for similar assets. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying value exceeds the fair value of the asset.

Property and Equipment, Net

Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for major additions and improvements are capitalized and maintenance activities are expensed as incurred. When property and equipment are retired, sold, or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in the results of operations. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. Depreciation expense is calculated using the straight-line method over the estimated useful lives or the lease term, whichever is shorter. Estimated useful lives are as follows:

Years
Vehicles	5–10
Machinery and equipment	3–10
Containers	5–15
Furniture and fixtures	5–7
Building and improvements	5–39

Leases

We lease property and equipment in the ordinary course of our business. Our most significant lease obligations are for property and equipment specific to our industry, including real property operated as landfills and transfer stations. Our leases have varying terms. Some may include renewal or purchase options, escalation clauses, restrictions, penalties or other obligations that we consider in determining minimum lease payments. The leases are classified as either operating leases or capital leases, as appropriate.

The majority of our leases are operating leases. This classification generally can be attributed to either (i) relatively low fixed minimum lease payments as a result of real property lease obligations that vary based on the volume of waste we receive or process or (ii) minimum lease terms that are much shorter than the assets’ economic useful lives. Management expects that in the normal course of business our operating leases will be

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

renewed, replaced by other leases, or replaced with fixed asset expenditures. Our rent expense during each of the last three years and our future minimum operating lease payments for each of the next five years for which we are contractually obligated as of December 31, 2012 are disclosed in Note 15.

Assets under capital leases are capitalized using interest rates determined at the inception of each lease and are amortized over either the useful life of the asset or the lease term, as appropriate, on a straight-line basis. The present value of the related lease payments is recorded as a debt obligation.

From an operating perspective, landfills that are leased are similar to landfills we own because generally we own the landfill’s operating permit and will operate the landfill for the entire lease term, which in many cases is the life of the landfill. As a result, our landfill leases are generally capital leases. For landfill capital leases that provide for minimum contractual rental obligations, we record the present value of the minimum obligation as part of the landfill asset, which is amortized on a units-of-consumption basis over the shorter of the lease term or the life of the landfill.

Landfill Accounting

Costs Basis of Landfill Assets – Landfills are typically developed in a series of cells, each of which is constructed, filled and capped in sequence over the operating life of the landfill. When the final cell is filled and the operating life of the landfill is completed, the cell must be capped and then closed and post-closure care and monitoring activities begin. Capitalized landfill costs include expenditures for land (which includes the land of the landfill footprint and landfill buffer property and setbacks) and related airspace associated with the permitting, development and construction of new landfills, expansions at existing landfills, landfill gas systems and landfill cell development. Landfill permitting, development and construction costs represent direct costs related to these activities, including land acquisition, engineering, legal and construction. These costs are deferred until all permits are obtained and operations have commenced at which point they are capitalized and amortized. If necessary permits are not obtained, costs are charged to operations. The cost basis of our landfill assets also includes asset retirement costs, which represent estimates of future costs associated with landfill final capping, closure and post-closure activities.

Final Capping, Closure and Post-Closure Costs – The following is a description of our asset retirement activities and related accounting:

Final Capping – Includes installing flexible membrane and geosynthetic clay liners, drainage and compact soil layers, and topsoil, and is constructed over an area of the landfill where total airspace capacity has been consumed and waste disposal operations have ceased. These final capping activities occur in phases as needed throughout the operating life of a landfill as specific areas are filled to capacity and the final elevation for that specific area is reached in accordance with the provisions of the operating permit. Final capping asset retirement obligations are recorded on a units-of-consumption basis as airspace is consumed related to the specific final capping event with a corresponding increase in the landfill asset. Each final capping event is accounted for as a discrete obligation and recorded as an asset and a liability based on estimates of the discounted cash flows and capacity associated with each final capping event.

Closure and post-closure – These activities involve methane gas control, leachate management and groundwater monitoring, surface water monitoring and control, and other operational and maintenance activities that occur after the site ceases to accept waste. The post-closure period generally runs for 30 years after final site closure for landfills. Landfill costs related to closure and post-closure are recorded as an asset retirement obligation as

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

airspace is consumed over the life of the landfill with a corresponding increase in the landfill asset. Obligations are recorded over the life of the landfill based on estimates of the discounted cash flows associated with performing the closing and post-closure activities.

The Company updates annually its estimates for these obligations considering the respective State regulatory requirements, input from our internal engineers, operations, and accounting personnel and external consulting engineers. The closure and post-closure requirements are established under the standards of the U.S. Environmental Protection Agency’s Subtitle D regulations as implemented and applied on a state-by-state basis. These estimates involve projections of costs that will be incurred as portions of the landfill are closed and during the post-closure monitoring period.

Capping, closure and post-closure costs are estimated assuming such costs would be incurred by a third party contractor in present day dollars and are inflated by the 20-year average change in the historical Consumer Price Index (consistent historical rate which agrees to historical CPI per government website of 2.50% from 1991 to 2012) to the time periods within which it is estimated the capping, closure and post-closure costs will be expended. We discount these costs to present value using the credit-adjusted, risk-free rate effective at the time an obligation is incurred, consistent with the expected cash flow approach. Any change that results in an upward revision to the estimated cash flows are treated as a new liability and discounted at the current rate while downward revisions are discounted at the historical weighted-average rate of the recorded obligation. As a result, the credit-adjusted, risk-free discount rate used to calculate the present value of an obligation is specific to each individual asset retirement obligation. The weighted-average rate applicable to our asset retirement obligations at December 31, 2012 is between 7.73% (landfill current models’ current adjusted risk-free rate) and 10.5% per historical IWS models.

The Company records the estimated fair value of the final capping, closure and post-closure liabilities for its landfills based on the capacity consumed in the current period. The fair value of the final capping obligations is developed based on the Company’s estimates of the airspace consumed to date for each final capping event and the expected timing of each final capping event. The fair value of closure and post-closure obligations is developed based on the Company’s estimates of the airspace consumed to date for the entire landfill and the expected timing of each closure and post-closure activity. Because these obligations are measured at estimated fair value using present value techniques, changes in the estimated cost or timing of future final capping, closure and post-closure activities could result in a material change in these liabilities, related assets and results of operations. The Company assesses the appropriateness of the estimates used to develop our recorded balances annually, or more often if significant facts change.

Changes in inflation rates or the estimated costs, timing or extent of future final capping, closure and post-closure activities typically result in both (i) a current adjustment to the recorded liability and landfill asset; and (ii) a change in liability and asset amounts to be recorded prospectively over either the remaining capacity of the related discrete final capping event or the remaining permitted and expansion airspace (as defined below) of the landfill. Any changes related to the capitalized and future cost of the landfill assets are then recognized in accordance with our amortization policy, which would generally result in amortization expense being recognized prospectively over the remaining capacity of the final capping event or the remaining permitted and expansion airspace of the landfill, as appropriate. Changes in such estimates associated with airspace that has been fully utilized result in an adjustment to the recorded liability and landfill assets with an immediate corresponding adjustment to landfill airspace amortization expense. There were no significant changes in our expectations for the timing and cost of future final capping, closure and post-closure of fully utilized airspace for the years ended December 31, 2012, 2011 and 2010.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

Interest accretion on final capping, closure and post-closure liabilities is recorded using the effective interest method and is recorded in operating expenses in the consolidated statements of operations.

Amortization of Landfill Assets – The amortizable basis of a landfill includes (i) amounts previously expended and capitalized; (ii) capitalized and projected landfill final capping, closure and post-closure costs; (iii) projections of future acquisition and development costs required to develop the landfill site to its remaining permitted and expansion capacity; and (iv) land underlying both the footprint of the landfill and the surrounding required setbacks and buffer land.

Amortization is recorded on a units-of-consumption basis, applying expense as a rate per ton. The rate per ton is calculated by dividing the amortizable basis of a landfill by the number of tons needed to fill the corresponding asset’s airspace. For landfills that we do not own, but operate through operating or lease arrangements, the rate per ton is calculated based on expected capacity to be utilized over the lesser of the contractual term of the underlying agreement or the life of the landfill.

Landfill site costs are depleted to zero upon final closure of a landfill. The Company develops our estimates of the obligations using input from our operations personnel, engineers and accountants and the obligations are based upon interpretation of current requirements and proposed regulatory changes and intended to approximate fair value. The estimate of fair value is based upon present value techniques using historical experience and, where available, quoted or actual market prices paid for similar work.

The determination of airspace usage and remaining airspace is an essential component in the calculation of landfill asset depletion. This estimation is performed by conducting annual topographic surveys, using aerial survey techniques, of the Company’s landfill facilities to determine remaining airspace in each landfill. The surveys are reviewed by the Company’s external consulting engineers, internal operating staff, and its management, financial and accounting staff.

Remaining airspace will include additional “deemed permitted” expansion airspace if the following criteria to be included as deemed permitted:

The Company must either own the property for the expansion or have a legal right to use or obtain property to be included in the expansion plan.

Conceptual design of the expansion must have been completed.

Personnel are actively working to obtain land use and local and state approvals for an expansion of an existing landfill and the application for expansion must reasonably be expected to be received within the normal application and processing time periods for approvals in the jurisdiction in which the landfill is located.

There are no known significant technical, community, business, or political restrictions or similar issues that would likely impair the success of the expansion.

Financial analysis has been completed and the results demonstrate that the expansion has a positive financial and operational impact.

Senior management must have reviewed and approved all of the above.

Upon successful meeting of the preceding criteria, the costs associated with developing, constructing, closing and monitoring the total additional future capacity are considered in the calculation of the amortization and closure and post-closure rates.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

Once expansion airspace meets these criteria for inclusion in the Company’s calculation of total available disposal capacity, management continuously monitors each site’s progress in obtaining the expansion permit. If at any point it is determined that an expansion area no longer meets the required criteria, the probable expansion airspace is removed from the landfill’s total available capacity, and the rates used at the landfill to amortize costs to acquire, construct, close and monitor the site during the post-closure period are adjusted prospectively. In addition, any amounts related to the probable expansion are charged to expense in the period in which it is determined that the criteria are no longer met.

Once the remaining permitted and expansion airspace is determined in cubic yards, an airspace utilization factor (“AUF”) is established to calculate the remaining permitted and expansion capacity in tons. The AUF is established using the measured density obtained from previous annual surveys and is then adjusted to account for future settlement. The amount of settlement that is forecasted will take into account several site-specific factors including: current and projected mix of waste type, initial and projected waste density, estimated number of years of life remaining, depth of underlying waste, anticipated access to moisture through precipitation or recirculation of landfill leachate, and operating practices. In addition, the initial selection of the AUF is subject to a subsequent multi-level review by our engineering group, and the AUF used is reviewed on a periodic basis and revised as necessary. Our historical experience generally indicates that the impact of settlement at a landfill is greater later in the life of the landfill when the waste placed at the landfill approaches its highest point under the permit requirements.

After determining the costs and remaining permitted and expansion capacity at each of our landfills, we determine the per ton rates that will be expensed as waste is received and deposited at the landfill by dividing the costs by the corresponding number of tons. We calculate per ton amortization rates for each landfill for assets associated with each final capping event, for assets related to closure and post-closure activities and for all other costs capitalized or to be capitalized in the future. These rates per ton are updated annually, or more often, as significant facts change.

It is possible that the Company’s estimates or assumptions could ultimately be significantly different from actual results. In some cases the Company may be unsuccessful in obtaining an expansion permit or the Company may determine that an expansion permit that the Company previously thought was probable has become unlikely. To the extent that such estimates, or the assumptions used to make those estimates, prove to be significantly different than actual results, or the belief that the Company will receive an expansion permit changes adversely in a significant manner, the costs of the landfill, including the costs incurred in the pursuit of the expansion, may be subject to impairment testing and lower profitability may be experienced due to higher amortization rates, higher capping, closure and post-closure rates, and higher expenses or asset impairments related to the removal of previously included expansion airspace.

The assessment of impairment indicators and the recoverability of our capitalized costs associated with landfills and related expansion projects require significant judgment due to the unique nature of the waste industry, the highly regulated permitting process and the estimates involved. During the review of a landfill expansion application, a regulator may initially deny the expansion application although the permit is ultimately granted. In addition, management may periodically divert waste from one landfill to another to conserve remaining permitted landfill airspace, or a landfill may be required to cease accepting waste, prior to receipt of the expansion permit. However, such events occur in the ordinary course of business in the waste industry and do not necessarily result in an impairment of our landfill assets because, after consideration of all facts, such events may not affect our belief that we will ultimately obtain the expansion permit. As a result, our tests of recoverability, which generally make use of a cash flow estimation approach, may indicate that an impairment loss should be recorded. At December 31, 2012, one of our landfill sites was deemed to be impaired due to permitting issues

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

and we recorded an impairment charge of approximately $43.7 million for the year ended December 31, 2012 in the East region. We performed tests of recoverability for this landfill and the carrying value exceeded the undiscounted cash flows.

Capitalized Interest

The Company capitalizes interest on certain projects under development, including landfill construction projects. For the years ending December 31, 2012, 2011 and 2010, total interest cost was $49,450, $24,515 and $35,487, respectively, of which $275, $819 and $1,441 were capitalized.

Derivative Financial Instruments

The Company uses interest rate caps, swaps and call options to manage interest rate risk on its variable rate debt. The Company uses commodity derivatives to reduce the exposure of changes in diesel fuel and natural gas prices. The instruments qualifying for hedge accounting treatment have been designated as cash flow hedges for accounting purposes with changes in fair value, to the extent effective, recognized in accumulated other comprehensive income within the equity section of the combined consolidated balance sheets. Amounts are reclassified into earnings when the forecasted transaction affects earnings for the commodity derivatives. Any ineffectiveness for those instruments that do not qualify for hedge accounting, the amount of ineffectiveness or change in market value, respectively is recognized into earnings immediately without offset. There was no significant ineffectiveness for the years ended December 31, 2012, 2011 and 2010. The fair values of the derivatives are included in other current or long-term assets or other current or long term liabilities as appropriate. The Company obtains current valuations of its interest rate, fuel and natural gas hedging instruments from over-the-counter market quotes to determine the fair value of the outstanding derivatives.

Debt Issuance Costs

The costs related to the issuance of debt are capitalized and amortized to interest expense using either the straight-line method over the life of the related debt, which approximates the effective interest method or the effective interest method.

For the year ended December 31, 2012, the Company wrote-off approximately $9,423 of debt issuance costs related to the extinguishment of its revolving lines of credit and term loans, which was accomplished through an issuance of senior notes and refinancing of its revolving lines of credit and term loans in connection with the acquisition of Veolia ES Solid Waste division. For the years ended December 31, 2011 and 2010, the Company wrote-off approximately $4,804 and $707, respectively, of debt issuance costs related to the extinguishment of outstanding Term Loan B, amendments to the credit facilities, refinancing of certain note obligations and revolving credit facilities. These transactions were accounted for as extinguishments and these charges are included in debt conversion costs and early extinguishment of debt in the consolidated statements of operations.

Acquisitions

The Company recognizes assets acquired and liabilities assumed in business combinations, including contingent assets and liabilities, based on fair values as of the date of acquisition. Any excess of purchase price over the fair value of the net assets acquired is recorded as goodwill.

In certain acquisitions, we agree to pay additional amounts to sellers contingent upon achievement by the acquired businesses of certain negotiated goals, such as targeted revenue levels, targeted disposal volumes or the

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

issuance of permits for expanded landfill airspace. We have recognized liabilities for these contingent obligations based on their estimated fair value at the date of acquisition with any differences between the acquisition-date fair value and the ultimate settlement of the obligations being recognized as an adjustment to income from operations.

Assets and liabilities arising from contingencies such as pre-acquisition environmental matters and litigation are recognized at their acquisition-date fair value when their respective fair values can be determined. If the fair values of such contingencies cannot be determined, they are recognized at the acquisition date if the contingencies are probable and an amount can be reasonably estimated.

Acquisition-date fair value estimates are revised as necessary and accounted for as an adjustment to income from operations if, and when, additional information becomes available to further define and quantify assets acquired and liabilities assumed. All acquisition-related transaction costs have been expensed as incurred.

Goodwill

Goodwill is the excess of the Company’s purchase price over the fair value of the net identifiable assets of acquired businesses. The Company does not amortize goodwill. Goodwill is subject to at least an annual assessment for impairment by evaluating quantitative factors.

The Company performs a quantitative assessment or two-step impairment test to determine whether a goodwill impairment exists at a reporting unit. The reporting units are equivalent to the Company’s segments. The Company compares the fair value with its carrying amount to determine if there is potential impairment of goodwill. If the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment. Fair value is estimated using an income approach based on forecasted cash flows or average of income and market approach in 2011 and 2010. Fair value computed via this method is arrived at using a number of factors, including projected future operating results, economic projections, anticipated future cash flows and comparable marketplace data. There are inherent uncertainties related to these factors and to our judgment in applying them to this analysis. However, the Company believes that this method provides a reasonable approach to estimating the fair value of its reporting units.

The Company performs its annual assessment as of December 31 of each year. The impairment test indicated the fair value of each reporting unit exceeded the carrying value. If we do not achieve our anticipated disposal volumes, our collection or disposal rates decline, our costs or capital expenditures exceed our forecasts, costs of capital increase, or we do not receive landfill expansions, the estimated fair value could decrease and potentially result in an impairment charge. Refer to Note 4 for information regarding impairment charges recorded in connection with discontinued operations. The Company recorded an impairment charge of $0, $0 and $84,924 for the years ended December 31, 2012, 2011 and 2010, respectively.

Intangible Assets, Net

Intangible assets are stated at cost less accumulated amortization and consist of noncompete agreements, tradenames, customer contracts and customer lists and are amortized over their estimated useful lives. The carrying values of intangibles are periodically reviewed by management to determine if the facts and circumstances suggest that they may be impaired. If the carrying value exceeds estimated fair value, an impairment charge would be recognized in the amount of the excess. Fair value is typically estimated using an income approach for the respective asset, as described above. No such impairments have been identified for the

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

years ended December 31, 2012 and 2011, respectively in connection with ongoing operations. The Company recorded an impairment charge of $15,723 for the year ended December 31, 2010. Refer to Note 4 for information regarding impairment charges recorded in connection with discontinued operations.

Income Taxes

The Company is subject to income tax in the United States. Current tax obligations associated with the provision for income taxes are reflected in the accompanying combined consolidated balance sheets as a component of accrued expenses and the deferred tax obligations are reflected in deferred income taxes. Deferred income taxes arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred income taxes are classified as current or noncurrent, depending on the classification of the assets and liabilities to which they relate. Deferred income taxes arising from temporary differences that are not related to an asset or liability are classified as current or noncurrent depending on the periods in which the temporary differences are expected to reverse. Significant judgment is required in assessing the timing and amounts of deductible and taxable items. We establish reserves for uncertain tax positions, when despite our belief that our tax return positions are fully supportable, we believe that certain positions may be challenged and potentially disallowed. When facts and circumstances change, we adjust these reserves through our provision for income taxes. To the extent interest and penalties may be assessed by taxing authorities on any underpayment of income tax, such amounts have been accrued and are classified as a component of tax expense in our consolidated statements of operations.

Contingencies

Certain claims and lawsuits arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, all such matters have been adequately provided for, are adequately covered by insurance, or are of such kind that if disposed of unfavorably, would not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

New Accounting Standards

In June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income” (“ASU No. 2011-05”) to require other comprehensive income, including reclassification adjustments, to be presented with net income in one continuous statement or in a separate statement consecutively following the Consolidated Statement of Income. In December 2011, the FASB issued update ASC No. 2011-12, “Comprehensive Income: Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” (“ASU No. 2011-12”) which requires deferral of only those changes in ASU No. 2011-05 that relate to the presentation of reclassification adjustments, and the paragraphs in this update supersede certain pending paragraphs in ASU No. 2011-05. ASU No. 2011-12 is effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2011. For non-public entities, the amendments are effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. The Company adopted this statement without impact on the Company’s consolidated financial statements other than in the presentation of comprehensive loss.

In September 2011, the FASB issued ASU 2011-08, Testing Goodwill for Impairment, amending Accounting Standards Codification (“ASC”) Topic 350, Intangibles—Goodwill and Other (“ASC 350”). The amendment permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

perform the two-step goodwill impairment test already required under ASC 350. The amendment is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, for nonpublic entities’ financial statements which have not yet been made available for issuance. The adoption did not have an impact on our consolidated financial statements.

In December 2011, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2011-11, “Disclosures about Offsetting Assets and Liabilities” (“ASU No. 2011-11”) to require new disclosures about offsetting assets and liabilities to help enable users of financial statements evaluate certain significant quantitative differences in balance sheets prepared under U.S. GAAP. ASU No. 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The adoption is not expected to have a material impact on the consolidated financial statements.

3.    Acquisitions and Divestitures

As discussed in Note 1 to the consolidated financial statements, effective November 20, 2012, ADS Waste acquired the stock of Veolia ES Solid Waste division from Veolia Environnment S.A. for a purchase price of approximately $1.9 billion subject to a working capital and net company debt adjustment which is expected to be completed within one year from date of purchase. Approval was granted by the United States Department of Justice, provided the Company sell certain assets, including one landfill and two transfer stations in Central Georgia, three commercial waste collection routes in the Macon, Georgia area and three transfer stations in northern New Jersey. Those assets have been classified as held for sale in the consolidated financial statements, as the transaction is expected to close within one year.

Furthermore, the Company acquired the assets and assumed certain liabilities of five collection companies and one landfill during the year ended December 31, 2012. Total purchase price amounted to approximately $28,700 for these acquisitions during fiscal 2012, of which consideration in the form of a note payable was provided to the seller in the amount of approximately $3,100. The Company acquired the assets and assumed certain liabilities of twelve collection companies, one waste broker, one construction and demolition (“C&D”) permitted landfill, three municipal solid waste (“MSW”) permitted transfer stations and two permitted material recycling facilities (“MRF”) during the year ended December 31, 2011. The results of operations of each acquisition are included in the consolidated statements of operations of the Company subsequent to the closing date of each acquisition.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

The following table summarizes the estimated fair values of the assets acquired by year of acquisition:

	2012	2011
Cash	$3,980	$—
Current assets	116,362	4,900
Property and equipment	1,239,905	45,083
Other assets	16,061	1
Other intangible assets	251,434	33,935
Goodwill	839,864	33,894

Total assets acquired	2,467,606	117,813

Current liabilities	136,053	7,129
Accrued closure liabilities, less current	124,353	3,407
Other long-term liabilities	54,274	—
Deferred tax liability	249,521	—

Total liabilities assumed	564,201	10,536

Net assets acquired	$1,903,405	$107,277

The following table presents the allocation of the purchase price to other intangible assets:

	2012	2011
Customer lists and contracts	$248,825	$27,199
Tradenames	23	77
Noncompete	2,046	6,052
Market leases	540	—
Other	—	607

	$251,434	$33,935

The amount of goodwill deductible for tax purposes was $168,294 and $106,386 at December 31, 2012 and 2011, respectively.

The weighted average remaining life in years at December 31, 2012 is as follows:

Customer lists and contracts	9.0
Tradenames	1.0
Market leases	14.9
Noncompete	5.0

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

Of the above amounts, the fair value of the assets and liabilities acquired related to the Veolia ES Solid Waste division were as follows:

Cash	$3,980
Current assets	116,121
Property and equipment	1,219,404
Other assets	16,061
Intangible assets	246,740
Goodwill	836,792

Total assets acquired	2,439,098

Current liabilities	135,243
Accrued closure liabilities	124,353
Other long-term liabilities	54,274
Deferred tax liability	248,271

Total liabilities assumed	562,141

Net assets acquired	$1,876,957

The amounts of revenue and earnings of Veolia ES Solid Waste included in the consolidated statements of operations from the acquisition date to December 31, 2012 are as follows:

Revenue	$93,307
Net loss	(8,849)

Transaction costs incurred in connection with the acquisition of Veolia were $26,476. The following represents the pro forma consolidated statements of operations as if the acquisition of Veolia ES Solid Waste had been included in the consolidated results of the Company for the entire years ending December 31:

	2012	2011
Revenue	$1,294,683	$1,266,322
Earnings	(105,002)	(111,410)

The goodwill is attributable to synergies that are expected to arise as a result of the acquisition, as well as additional acquisitions of companies in the proximity of the geographic area of the Veolia ES Solid Waste footprint and the potential for growth opportunities.

Goodwill and intangible assets increased by $117, $103 and $296 for adjustments relating to acquisitions completed in the preceding year for the years ended December 31, 2012, 2011 and 2010, respectively.

Disposition

The Company divested six hauling operations, one MRF and one C&D permitted transfer station for $48.0 million resulting in a loss on disposition of $11.9 million for the year ended December 31, 2011. There were no significant divestitures for the year ended December 31, 2010.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

4.    Discontinued Operations

In connection with the acquisition of Veolia ES Solid Waste division, the Company was required by the United States Department of Justice to divest certain businesses. The Company entered into letters of intent for those businesses in the Georgia and New Jersey area and has recorded an impairment charge of $13.7 million, as the fair value determined through selling price was less than the carrying value as of December 31, 2012. The transaction is expected to close within one year and as such has classified these assets as held for sale at December 31, 2012 in the combined consolidated balance sheets and classified the results of operations in discontinued operations in the consolidated statements of operations for all periods presented.

The Company entered into a letter of intent to sell certain assets and liabilities in the New York and New Jersey area from the IWS and Veolia ES Solid Waste division businesses for approximately $60 million and subsequent to year-end signed a definitive contract. In connection with the planned divestiture, the Company recorded an impairment charge of approximately $26.7 million. These assets are classified as held for sale in the accompanying combined consolidated balance sheets at December 31, 2012 and the results of operations have been included in discontinued operations in the accompanying consolidated statements of operations for all periods presented.

The Company terminated a long-term lease agreement for one of its landfills. An impairment charge of approximately $39.8 million was recorded on long-lived landfill assets no longer being used for the year ended December 31, 2012. The Company has classified the results of operations of this landfill as discontinued operations for all periods presented in the consolidated statements of operations.

The following table summarizes the assets and liabilities of those businesses that are presented as discontinued operations in the accompanying consolidated balance sheets at December 31, 2012 and 2011, respectively.

	2012	2011
ASSETS
Accounts receivable, net	$4,598	$—
Parts and supplies inventory	122	—
Prepaid expenses and other current assets	596	—
Property, plant and equipment, net	51,386	25,011
Other intangible assets, net	34,082	39,973
Goodwill	—	25,773

Total assets	$90,784	$90,757

LIABILITIES
Accounts payable	$1,241	$—
Deferred revenue	885	—
Current maturities of long-term debt	135	—
Accrued expenses	2,686	—
Long-term debt, less current maturities	2,652	—
Accrued closure, post-closure liabilities	6,230	—
Other long-term liabilities, less current maturities	1,081	—
Loss contract	10,354	10,936
Pension liability	270	297

Total liabilities	$25,534	$11,233

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

The following table summarizes the revenues and expenses of those businesses that are presented as discontinued operations prior to impairment charges in the accompanying consolidated statements of operations for the years ended December 31, 2012, 2011 and 2010.

	2012	2011	2010
Service revenues	$123,061	$125,538	$117,290

Operating costs and expenses
Operating	108,300	104,852	96,729
Selling, general and administrative	5,414	5,569	6,155
Depreciation and amortization	21,492	15,174	14,719
(Gain) loss on disposal of assets	(90)	(126)	138
Asset impairment	81,215	—	—

Total expenses	216,331	125,469	117,741

Other (expense) income
Interest expense	(92)	(203)	—
Interest income	—	—	3

Total other (expense) income	(92)	(203)	3

Loss from discontinued operations before income tax	(93,362)	(134)	(448)
Tax benefit	4,570	413	179

(Loss) income from discontinued operations, net of taxes	$(88,792)	$279	$(269)

5.    Restricted Cash

Restricted cash consists of the following at December 31:

	2012	2011
Funds held for landfill closure and post-closure financial assurance	$9,066	$6,029

6.    Allowances

Allowance for doubtful accounts consists of the following at December 31:

	2012	2011	2010
Beginning balance	$2,326	$3,978	$2,870
Provision for doubtful accounts	2,814	2,135	2,873
Recovery of bad debts	458	382	1,892
Write-offs of bad debt	(1,523)	(3,789)	(3,657)
Other	(47)	(380)	—

	$4,028	$2,326	$3,978

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

The change in deferred tax valuation allowance for the years ended December 31 consists of the following:

	2012	2011	2010
Beginning balance	$35,302	$27,705	$15,944
Increase in valuation allowance for tax provision for continuing operations	16,242	4,778	9,221
Increase in valuation allowance for tax provision for discontinued operations	—	2,811	—
Additions from purchase accounting	13,843	—	—
Additions from outside basis difference in discontinued operations	63,054	—	—
Other	(354)	8	2,540

	$128,087	$35,302	$27,705

7.    Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following at December 31:

	2012	2011
Prepaid insurance	$4,121	$2,493
Prepaid expenses	11,527	6,452
Interest rate call option premium	—	405
Income tax receivable	837	805
Commodity derivatives	1,823	470
Other receivables and current assets	6,699	5,285
Parts and supplies inventory	7,741	3,665

	32,748	19,575
Less: Assets of businesses held for sale	(596)	—

	$32,152	$19,575

8.    Other Assets, Net

Other assets, net consist of the following at December 31:

	2012	2011
Security deposits	$2,324	$1,467
Debt issuance costs, net of accumulated amortization of $2,504 and $4,488, respectively	70,321	9,254
Notes and other receivable	2,192	1,093
Commodities hedge mark-to-market valuation	—	1,416
Equity investment	9,379	—
Interest rate hedge mark-to-market valuation	—	3
Interest rate cap call option premium	4,946	—
Indemnification receivable	2,140	—
Other	6,352	508

Total other assets	$97,654	$13,741

Debt issuance costs are amortized to interest expense during the year using the straight-line method or the effective interest method. For the years ended December 31, 2012, 2011 and 2010, the Company amortized $4,692, $2,736 and $2,870, respectively, of these costs to interest expense.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

Notes receivable are related to the sale of certain equipment to customers with an interest rate of approximately 12% for the years ended December 31, 2012, 2011 and 2010, respectively.

9.    Derivative Instruments and Hedging Activities

The following table summarizes the fair value and related impacts on other comprehensive income of derivative instruments recorded in our combined consolidated balance sheets.

Designated as Hedging Instruments	Balance Sheet Location	2012	2011
Fuel commodity derivatives	Other current assets	$1,066	$470
Fuel commodity derivatives	Other assets	—	71
Natural gas commodity derivatives	Other current assets	726	1,345
Interest rate caps	Other assets	4,946	—

Total derivative assets		$6,738	$1,886

Fuel commodity derivatives	Other current liabilities	$8	$—
Fuel commodity derivatives	Other liabilities	25	—
Interest rate swaps	Other current liabilities	—	1,069
Interest rate swaps	Other long-term liabilities	—	6,472

Total derivative liabilities		$33	$7,541

Derivatives Not Designated as Hedging Instruments	Balance Sheet Location
Fuel commodity derivatives	Other current assets	$32	$—

Fuel commodity derivatives	Other liabilities	$—	$76
Interest rate swaps	Other current liabilities	—	193

Total derivative liabilities		$—	$269

	Amount of Derivative Gain (Loss) Recognized in OCI (Effective Portion)
Derivatives Designated as Cash Flow Hedges	Years Ended December 31,
	2012	2011	2010
Fuel commodity derivatives	$491	$1,093	$(197)
Natural gas commodity derivatives	(620)	645	700
Interest rate caps	60	(99)	—
Interest rate swaps	791	(1,893)	(1,632)

We have not offset fair value amounts recognized for our derivative instruments. Changes in fair value attributable to derivative instruments that are not accounted for as hedging instruments were not significant for the years ended December 31, 2012, 2011 and 2010.

Interest Rate Swaps

We have used interest rate swaps to maintain a portion of our debt obligations at fixed market interest rates. These interest rate derivatives qualify for hedge accounting. In November 2012, we terminated these interest rate swaps in connection with our debt refinancing (Note 15) and paid approximately $7.4 million upon termination.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

The amounts were deferred in accumulated other comprehensive income upon termination and are being amortized to interest expense over the remaining term of the original swap. The cash paid upon termination of the swaps have been classified as a change in other liabilities within “net cash provided by operating activities” in the consolidated statement of cash flows. The interest rate swap agreements that do not qualify for hedge accounting increased (decreased) net interest expense by $210, $(807) and $348 for the years ended December 31, 2012, 2011 and 2010, respectively.

Interest Rate Cap

In December 2012, the Company entered into four interest rate cap agreements to hedge the risk of a rise in interest rates and associated cash flows on the variable rate debt. The Company recorded the premium of $4,990 in other assets in the combined consolidated balance sheet and amortizes the premium based upon decrease in time value. The notional amounts of the contracts aggregated are approximately $1.212 billion at December 31, 2012 and expire in tranches through 2016.

Interest Rate Call Option

In 2010, the Company entered into an interest rate call option transaction to manage the interest rate risk for the years ended December 31, 2012 and 2011, respectively. The Company recorded the call option premium of $810 to other current assets and other assets, as applicable, in the combined consolidated balance sheet and amortized the premium ratably over the effective dates of the transaction. The Company amortized approximately $405 of the call option premium to interest expense for each of the three years ended December 31, 2012, 2011 and 2010. The notional amount of the contract is $100,000 and has a strike price of 3.5% based upon three-month LIBOR. The fair value of the interest rate call option was $0 and $3 at December 31, 2012 and 2011, respectively, and was recorded in other assets in the consolidated balance sheets.

Commodity Derivatives

The market price of diesel fuel and natural gas is unpredictable and can fluctuate significantly. A significant increase in the price of fuel or natural gas could adversely affect the business and reduce the Company’s operating margins. To manage a portion of that risk, the Company entered into commodity swap agreements related to the Company’s collection and transfer assets during 2012 and 2011. We hedged approximately 7.3 million gallons of fuel with strike prices ranging from $2.79 to $3.04. Further, the Company entered into put options to reduce the exposure of a decrease in natural gas prices. We hedged approximately 456 base trade units of natural gas with strike price of $5.10.

Amounts reported in other comprehensive loss and accumulated other comprehensive loss are reported net of tax.

There was no significant ineffectiveness associated with our cash flow hedges during the years ended December 31, 2012, 2011 or 2010.

Accumulated other comprehensive loss consists of the loss on terminated interest swaps, partially offset by the fair value of the Company’s other derivative instruments used for hedging. Expected amounts will be realized over the next twelve months.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

10.    Property and Equipment, Net

Property and equipment, net consist of the following at December 31:

	2012	2011
Land	$165,009	$46,531
Landfill site costs	1,197,131	534,062
Vehicles	392,814	150,849
Containers	224,819	118,403
Machinery and equipment	100,220	46,831
Furniture and fixtures	17,038	10,977
Building and improvements	146,348	78,484
Construction in process	68,558	19,532

	2,311,937	1,005,669

Less: Accumulated depreciation on property and equipment	(213,557)	(164,990)
Less: Accumulated landfill airspace amortization	(296,375)	(164,775)
Less: Assets held for sale	(51,386)	—

	$1,750,619	$675,904

Gross assets under capital lease were acquired in purchase accounting of Veolia ES Solid Waste and amount to approximately $12,600 at December 31, 2012. Assets under capital lease were immaterial in 2011.

Depreciation, amortization and depletion expense for the years ended December 31, 2012 and 2011 was $109,940 and $72,015, respectively.

11.    Landfill Accounting

Liabilities for final closure and post-closure costs consist of the following for the years ended December 31:

	2012	2011
Balance at January 1	$46,971	$38,075
Increase in retirement obligation	2,959	188
Accretion of closure and post-closure costs	8,087	8,232
Acquisition	138,703	4,822
Change in estimate	978	(376)
Costs incurred	(6,203)	(3,968)

	191,495	46,973
Less: Current portion	(20,100)	(11,959)
Less: Liabilities of businesses held for sale	(6,230)	—

	$165,165	$35,014

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

12.    Other Intangible Assets, Net and Goodwill

Intangible assets, net consist of the following at December 31:

	2012
	Gross Carrying Value	Accumulated Amortization	Impairment	Net Carrying Value	Weighted Average Remaining Life (Years)
Noncompete agreements	$24,894	$(15,895)	$—	$8,999	3.1
Tradenames	16,654	(4,952)	—	11,702	17.7
Customer lists and contracts	504,962	(74,621)	(1,258)	429,083	15.4
Operating permits	42,635	(9,535)	—	33,100	18
Above/below market leases	540	(8)	200	732	10.7

	589,685	(105,011)	(1,058)	483,616
Less: Assets of businesses held for sale	—	—	—	(34,082)

	$589,685	$(105,011)	$(1,058)	$449,534

	2011
	Gross Carrying Value	Accumulated Amortization	Impairment	Net Carrying Value	Weighted Average Remaining Life (Years)
Noncompete agreements	$22,850	$(12,590)	$—	$10,260	3.7
Tradenames	16,631	(4,242)	—	12,389	18.5
Customer lists and contracts	256,153	(57,998)	—	198,155	24.9
Operating permits	43,188	(7,387)	—	35,801	19

	$338,822	$(82,217)	$—	$256,605

Amortization expense recorded on intangible assets for the years ended December 31, 2012 and 2011 was $22,869 and $18,708, respectively.

Future amortization expense for intangible assets for the year ending December 31 is estimated to be:

2013	$42,024
2014	40,826
2015	39,805
2016	38,492
2017	37,212
Thereafter	248,432

$446,791

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

The changes in the carrying amount of goodwill for the years ended December 31, 2012 and 2011 are as follows:

	Goodwill	Accumulated Impairment	Goodwill, Net
December 31, 2010	$386,446	$(84,924)	$301,522
Acquisition	33,885	—	33,885
Disposition of business	(8,990)	—	(8,990)

December 31, 2011	411,341	(84,924)	326,417
Acquisition	839,864	—	839,864
Reclassification to assets held for sale	(28,198)	—	(28,198)

December 31, 2012	$1,223,007	$(84,924)	$1,138,083

13.    Accrued Expenses

Accrued expenses consist of the following at December 31:

	2012	2011
Accrued compensation and benefits	$39,614	$10,014
Accrued waste disposal costs	35,843	7,087
Accrued insurance and self-insurance reserves	10,372	4,589
Accrued interest payable	4,533	991
Accrued severance	4,298	—
Interest rate swaps	—	1,262
Commodity hedges	8	—
Customer deposits	1,229	2,687
Other accrued expenses	20,941	7,665

	116,838	34,295
Less: Accrued expenses held for sale	(2,686)	—

	$114,152	$34,295

14.    Other Long-Term Liabilities

Other long-term liabilities consist of the following at December 31:

	2012	2011
Self-insurance reserves	$25,370	$3,391
Loss contract	10,242	10,936
Landfill long-term obligations excluding asset retirement obligations	7,614	—
Interest rate swaps	—	6,548
Uncertain tax position liability	6,201	—
Other	3,436	1,859

	52,863	22,734
Less: Liabilities of businesses held for sale	(11,705)	—

	$41,158	$22,734

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

15.    Long-Term Debt

Long-term debt consists of the following at December 31:

	2012	2011
Subordinated debt; quarterly interest at 11.333%, due November 2015	$—	$5,000

Revolving line of credit with lenders, interest at overnight LIBOR plus 2.25% at December 31, 2011 (2.40% at December 31, 2011), due quarterly; balance due at maturity in April 2016, collateralized by all Company assets	—	323,545

Term loans; monthly payments due through December 2014; interest at either base rate plus 4. 00% or LIBOR plus 5.00%	—	44,532

Revolving line of credit with lenders, interest at overnight LIBOR plus or base rate plus 4.00%; (3.25% at December 31, 2011) due quarterly; balance due at maturity on December 14, 2013	—	65,477

Note payable; monthly payments of $4 including interest at 6. 00%; balance due March 2012; collateralized by real property	—	8

Term loans; monthly payments due through January 2015; interest ranging from 6.74% to 9.62%; collateralized by equipment	53	71

Note payable; discounted at 7.3%, annual payments varied; balance due 2018;	3,104	—

Note payable; discounted at 8.5%, annual payments of $150; balance due February 2018; collateralized by real property	684	768

Term loans; quarterly payments commencing March 31, 2013 through June 30, 2019 with final payment due October 9, 2019; interest at LIBOR floor of 1.25% plus an applicable margin	1,800,000	—

Senior notes payable; interest at 8.25% payable in arrears semi-annually commencing April 1, 2013; maturing on October 1, 2020.	550,000	—

Capital lease obligations, maturing through 2092	12,309	—

	2,366,150	439,401
Less: Original issue discount	(33,618)	—
Less: Current portion	(19,209)	(2,127)
Less: Debt held for sale (current and long-term)	(2,787)	—

	$2,310,536	$437,274

Annual aggregate principal maturities at December 31, 2012 are as follows:

2013	$19,344
2014	19,567
2015	21,015
2016	19,575
2017	19,590
Thereafter	2,267,059

$2,366,150

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

The above amounts include liabilities related to businesses held for sale.

In October 2012, the Company entered into a $1.8 billion in term B loans, $550 million in bonds and a $300 million revolving credit facility. The proceeds were used to finance the acquisition of Veolia ES Solid Waste division and repay borrowings under its previously outstanding revolving credit facility and extinguish term loans and notes payable. Substantially all of the Company’s assets collateralize the loans, bonds and credit facility and each of the agreements restrict further indebtedness and payment of dividends in excess of certain predefined amounts.

All borrowings under the term B loan and the Revolver are guaranteed by each of the Company’s current and future U.S. subsidiaries (which also guarantee the 8.25% bonds), subject to certain agreed-upon exceptions. The Company has one non-guarantor foreign subsidiary that is minor, as its assets, revenue, income from continuing operations and cash flows from operating activities are less than 3% of the Company’s consolidated amounts. All guarantors are jointly and severally and fully and unconditionally liable. The Company has no independent assets or operations and each of the subsidiary guarantors is 100% owned by the Company. There are no significant restrictions on the Company or any guarantor to obtain funds from its subsidiaries by dividend or loan.

The Revolver is a syndicated revolving credit facility that is available for general corporate purposes including working capital, equipment purchases and business acquisitions and collateralized by the real property of the Company. It is due at maturity in October 2017. At December 31, 2012, the Revolver facility had no borrowings outstanding and $75 million in outstanding letters of credit. An annual commitment fee equal to 0.50% per annum on the daily unused amount is due quarterly. The amount of fees for 2012, 2011 and 2010 were not significant.

The term B loan is due in September 2019 and has payments due quarterly of $4.5 million with mandatory prepayments due to the extent net cash proceeds from the sale of assets exceed $25 million in any fiscal year. Further prepayments are due when there is excess cash flow, as defined.

The bonds are redeemable prior to October 1, 2015 at a price equal to 108.25% of the principal plus accrued interest for up to 35% of the issuance. On October 1, 2016 and 2017, the notes may be redeemed for a call premium of 104.125% and 102.063%, respectively. Subsequent to October 1, 2018, the notes are redeemable at par. The bonds bear interest at 8.25% and are due in October 2020.

The Revolver and term loan B bear interest at a base or LIBOR rate plus an applicable margin. The base rate is defined as the greater of the prime rate, federal funds rate plus 50 basis points or LIBOR subject to a 1.25% floor. The applicable margin is based on the total leverage ratio of the Company as follows:

Total Leverage Ratio	LIBOR	Alternate Base Rate
<4.75:1.00	3.50%	2.50%
≥4.75:1.00	4.00%	3.00%

In April 2011 the Company refinanced its existing $250 million revolving credit facility with a $425 million senior secured revolving credit facility due April 2016. The proceeds were used to repay borrowings under its previously outstanding $250 million revolving credit facility and extinguish the $150 million Term Loan B.

The credit facility is a syndicated revolving credit facility that is available for general corporate purposes including working capital, equipment purchases and business acquisitions. The credit facility is collateralized by all the assets of the Company. At December 31, 2011, the credit facility had $323,545 borrowings outstanding, $7,300 in outstanding letters of credit and $94,155 of borrowing availability.

Members of management and equity stakeholders of the Company held $5,000 of the outstanding subordinated notes as of December 31, 2011. The amounts were extinguished in connection with the refinancing that occurred in 2012, as previously described.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

Fair Value of Debt

The fair value of the Company’s debt is estimated using discounted cash flow analyses, based on rates the Company would currently pay for similar types of instruments except for variable rate debt for which cost approximates fair value due to the short-term nature of the interest rate (Level 2 inputs). Although the Company has determined the estimated fair value amounts using available market information and commonly accepted valuation methodologies, considerable judgment is required in interpreting the information and in developing the estimated fair values. Therefore, these estimates are not necessarily indicative of the amounts that the Company, or holders of the instruments, could realize in a current market exchange. The fair value estimates are based on information available as of December 31, 2012 and 2011, respectively.

The estimated fair value of our debt is as follows at December 31:

	2012	2011
Senior notes	$593,313	$—
Term loan B	1,818,000	—
Subordinated debt	—	5,000
Revolver	—	389,022
Term loans	—	44,532

	$2,411,313	$438,554

The carrying value of the debt at December 31, 2012 is approximately $2,350,000 compared to $434,054 at December 31, 2011.

16.    Leases

The Company leases certain facilities under operating lease agreements. Future minimum lease payments as of December 31, 2012 for noncancelable operating leases that have initial or remaining terms in excess of one year are as follows:

2013	$7,202
2014	6,609
2015	6,515
2016	5,140
2017	3,127
Thereafter	9,629

$38,222

The total rental expense for all operating leases for the years ended December 31, 2012, 2011 and 2010 was $8,804, $4,612 and $3,724, respectively.

Direct rental expense, consisting of rental expense at operating locations, is included in operating expenses, and rental expense for corporate offices is included in selling, general and administrative expenses in the consolidated statements of operations.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

17.    Stockholders’ Equity and Stock Options

The Company’s equity consists of 1,000 shares of authorized, issued and outstanding common stock.

In October 2012, the Parent’s Board of Directors adopted the 2012 Stock Incentive Plan (the “Plan”) under which an aggregate of 150,000 shares of the Parent’s common stock was reserved for issuance. The Plan provides for employees of the Company to participate in the plan and provides that the options or stock purchase rights have a term of ten years and vest equally over a four years at a rate of 20% with 20% of the options being vested at the date of grant for all options except the Strategic grants which vest 100% after five years. All options of the Strategic Plan issued prior to 2010 vest immediately upon a change of control. All other options vest in 20% tranches from the date of issuance upon a change of control. This 2012 Plan replaced the 2006 Plan of Advanced Disposal Services South, Inc. All outstanding options under the 2006 Plan were cancelled and reissued under the 2012 Plan. The incremental compensation expense associated with the exchange is immaterial.

These options have an assumed forfeiture rate ranging from 4%-6% for 2012 and 2011.

On December 31, 2008, senior management exercised 71,941 of outstanding stock options. Certain members of senior management issued promissory notes to Advanced Disposal Services South, Inc. for $28,001 to complete the stock option transaction. Interest began accruing at December 31, 2008. The notes and accrued interest were distributed to Advanced Disposal Waste Holdings Corp. on November 20, 2012 and bear interest at a rate of 0.89%, which was the Applicable Federal Rate (“AFR”) AFR in effect at the time of restructuring. As the rate is considered below market, compensation expense in the amount of approximately $472 was recognized for the year ended December 31, 2012. The principal and interest of the promissory notes are due on the earliest of the tenth anniversary of the issuance of the stock option awards, sale of the Company or termination of employment. The notes received for the capital stock have been included in equity in the consolidated balance sheets. The Company has included the interest of $768, $844 and $821 in other income in the consolidated statements of operations for the years ended December 31, 2012, 2011 and 2010, respectively. The accumulated interest receivable at December 31, 2012 and 2011 was $0 and $2,463, respectively, and is included in equity in the consolidated balance sheets.

Stock Option Plans

The fair value of the options granted is estimated using the Black-Scholes option pricing model using the following assumptions:

	2012	2011	2010
Average expected term (years)	6.0	6.0	6.0
Risk-free interest rate	1.09% - 1.36%	2.06% - 2.58%	1.96% - 2.44%
Expected volatility	22.4% - 25.1%	29.3%	28.6%

Since the Company does not have any historical exercise data that is indicative of expected future exercise performance, it has elected to use the “simplified method” to estimate the options expected term by taking the average of each vesting-tranche and the contractual term. The Company used the average weekly historical volatility for public companies in the solid waste sector to estimate historical volatility used in the Black-Scholes model. The risk-free rate used was based on the US Treasury security rate estimated for the expected term of the option at the date of grant. The Company has applied a discount for lack of marketability ranging from 10% to 20% for shares issued in 2012, 2011 and 2010, to the option value as the shares being valued are privately held and not readily marketable.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

Annual Stock Options

A summary follows of the Annual Stock Options outstanding for the year ended December 31, 2012 (in thousands, except share and per share amounts):

	Number of Shares	Weighted— Average Exercise Price	Weighted— Average Remaining Contractual Term
Outstanding at January 1, 2012	18,032	$488
Granted	4,920	638
Exercised	—	—
Cancelled or forfeited	(28)	574

Outstanding at December 31, 2012	22,924	520	9.32

Exercisable at December 31, 2012	13,928	$—	9.32

The weighted-average grant-date fair value of options granted was $132, $125, and $110, during 2012, 2011 and 2010, respectively. The total fair value of shares vested was $456, $450 and $300 during 2012, 2011 and 2010, respectively. The intrinsic value of the options outstanding at December 31, 2012 was approximately $8,200.

Strategic Stock Options

A summary follows of the Strategic Stock Options for the year ended December 31, 2012 (in thousands, except share and per share amounts):

	Number of Shares	Weighted— Average Exercise Price	Weighted— Average Remaining Contractual Term
Outstanding at January 1, 2012	30,213	$433
Granted	6,669	638
Exercised	—	—
Cancelled or forfeited	—	—

Outstanding at December 31, 2012	36,882	$471	9.32

Exercisable at December 31, 2012	—	$—	9.32

The weighted-average grant-date fair value of options granted was $132, $123 and $120 during 2012, 2011 and 2010, respectively. The intrinsic value of the options at December 31, 2012 was approximately $15,200.

Compensation Expense

Compensation expense is recognized ratably over the vesting period for those awards that the Company expects to vest. For the years ended December 31, 2012, 2011 and 2010, the Company recognized share-based compensation expense as a component of selling, general and administrative expenses of $1,284, $1,104 and $2,375, respectively. As of December 31, 2012, the Company estimates that a total of approximately $3,164 of currently unrecognized compensation expense will be recognized over a weighted average period of approximately four years for unvested options issued and outstanding.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

18.    Insurance

The Company carries insurance coverage for protection of its assets and operations from certain risks including automobile liability, general liability, real and personal property damage, workers’ compensation claims, directors’ and officers’ liability, pollution liability, employee group health claims and other coverages that are customary in the industry. The Company’s exposure to loss for insurance claims is generally limited to the per incident deductible under the related insurance policy. As of December 31, 2012, the Company’s insurance programs carried self-insurance exposures of up to $500, $1,000 and $750 per incident for general liability, automobile and workers’ compensation, respectively Certain self-insurance claims reserves are recorded at present value using a 0.87% and a 0.72% discount rate as of December 31, 2012 and 2011, respectively.

The Company has a partially self-insured employee group health insurance program that carries an aggregate stop loss amount. The amount recorded for the health insurance liability at December 31, 2012 and 2011 for unpaid claims, including an estimate for incurred but not reported (“IBNR”) claims, was $742 and $780, respectively. Liabilities are recorded gross of expected recoveries.

The self-insured portion of workers’ compensation liability for unpaid claims and associated expenses, including IBNR claims, is based on an actuarial valuation and internal estimates. The amount recorded for workers’ compensation liability at December 31, 2012 and 2011 for unpaid claims, including an estimate for IBNR claims, is $21,224 and $5,494, respectively.

The self-insured portion of general liability and automobile liability for unpaid claims and associated expenses, including IBNR claims, is based on an actuarial valuation and internal estimates. The amount recorded for general and automobile liability at December 31, 2012 and 2011 for unpaid claims, including an estimate for IBNR claims, was $12,005 and $1,776, respectively.

All of the above are included in accrued expenses in the consolidated balance sheets.

19.    Benefit Plans

The Company has 401(k) Savings Plans (“401(k) Plan”) for the benefit of qualifying full-time employees who have more than one year of service and are over 21 years of age. Employees make pre-tax contributions to the 401(k) Plan with a partial matching contribution made by the Company. The Company’s matching contributions to the 401(k) Plan were $1,906, $1,401 and $1,383 for the years ended December 31, 2012, 2011 and 2010, respectively. Contributions by the Company are included in operating costs and expenses in the accompanying consolidated statements of operations.

The Company is a participating employer in a number of trustee-managed multiemployer, defined benefit pension plans for employees who participate in collective bargaining agreements. The risks of participating in the multiemployer plans are different from single-employer plans in that (i) assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers; (ii) if a participating employers stops contributing to the plan, the unfunded obligations of the plan may be required to be assumed by the remaining participating employers; and (iii) if we choose to stop participating in any of our multiemployer plans, we may be required to pay those plans a withdrawal amount based on the underfunded status of the plan.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

The following table outlines our participation in multiemployer plans considered to be individually significant:

Pension Fund	EIN/Pension Plan Number	Pension Protection Act Zone Status		FIP/RP Status Pending/ Implemented (B)	Contributions			Expiration Date of Collective- Bargaining Agreement
		2011	2010		2012	2011	2010
Suburban Teamsters of Northern	36-6155778-001	Critical as of	Critical as of	Implemented	$47	$0	$0	1/31/2014
IL Pension Fund		1/1/2011	1/1/2010

Central Pension Fund of the International Union of Operating Engineers and Participating Employers	36-6052390-001	Not Endangered	Not Endangered	No	$3	$0	$0	6/30/2014
		or Critical as of	or Critical as of
		2/1/11	2/1/10

Pension Fund of Automobile	36-6042061-001	Endangered as	Endangered as	Implemented	$14	$0	$0	12/31/2013
Mechanics Local No. 701		of 1/1/2011	of 1/1/2010

Local 731 Private Scavengers and Garage Attendants Pension Fund(A)	36-6513567-001	Endangered as of	Endangered as of	Implemented	$189	$0	$0	9/30/2013
		10/1/2011	10/1/2010

Midwest Operating Engineers Pension Fund	36-6140097-001	Not endangered	Not endangered	No	$60	$0	$0	Various dates
		or critical as of	or critical as of					through
		4/1/11	4/1/10

Teamsters Local Union No. 301 Union Pension Fund(A)	36-6492992-001	Not endangered	Not endangered	No	$75	$0	$0	9/30/2013
		or critical as of	or critical as of
		1/1/11	1/1/10

Central States Southeast and Southwest Areas Pension Fund	36-6064560-001	Critical as of	Critical as of	Implemented	$18	$0	$0	1/31/2015
		1/1/2011	1/1/2010

Laborer’s National Industrial Pension Fund	52-6074345-001	Critical as of	Critical as of	Implemented	$3	$0	$0	11/15/2013
		1/1/2011	1/1/2010

IBT Local 945 Pension Fund(A)	22-6196388-001	Critical as of	Critical as of	Implemented	$20	$0	$0	Various dates
		1/1/2011	1/1/2010					through

IAM National Pens ion Fund	51-6031295-002	Not endangered	Not endangered	No	$8	$0	$0	12/31/2013
		or critical as of	or critical as of
		1/1/11	1/1/10

Local 705 Int’l Brotherhood of Teamsters Pension TR. FD.	36-6492502-001	Endangered as of	Endangered as of	Implemented	$32	$0	$0	9/30/2013
		1/1/2011	1/1/2010

Recycling and General Industrial Union Local 108 Pension Fund (A)	13-6366378-001	Not endangered	Not endangered	No	$77	$83	$77	4/30/2015
		or critical as of	or critical as of
		1/1/11	1/1/10

Southwestern Pennsylvania and Western Maryland Area Teamsters and Employers Pension Fund	25-1046087-001	Critical as of 7/1/2011	Critical as of 7/1/2010	Implemented	$25	$31	$40	9/30/2014

The employer’s contributions to the plan represent greater than 5% of the total contributions to the plan for the most recent plan year available.

A multi-employer defined benefit pension plan that has been certified as endangered, seriously endangered, or critical may begin to levy a statutory surcharge on contribution rates. Once authorized, the surcharge is at the rate of 5% for the first 12 months and 10% for any periods thereafter. Contributing employers, however, may eliminate the surcharge by entering into a collective bargaining agreement that meets the requirements of the applicable FIP or RP.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

20.    Income Taxes

The components of the provision for income taxes from continuing operations are comprised of the following for the years ended December 31:

	2012	2011	2010
Current
Federal	$—	$—	$(69)
State	1,398	912	707

	1,398	912	638

Deferred
Federal	(18,411)	1,848	36
State	3,533	717	(1,331)

	(14,878)	2,565	(1,295)

(Benefit) provision for income taxes	$(13,480)	$3,477	$(657)

The Company accounts for income taxes in accordance with current guidance. A reconciliation between the provision for income taxes and the expected tax provision for continuing operations using the federal statutory rate of 34% for the years ended December 31 as follows:

	2012	2011	2010
Amount computed using statutory rates	$(40,394)	$(5,666)	$(38,837)
State income taxes, net of Federal benefit	(5,823)	1,414	(1,009)
Tax credits	—	33	34
State tax rate adjustment	8,843	—	519
Stock option exercises	—	10	475
Other	3,615	426	751
Transaction costs	4,037	—	—
Valuation allowance	16,242	4,778	9,221
Allocation of taxable income to discontinued operations	—	2,482	—
Goodwill impairment	—	—	28,189

(Benefit) provision for income taxes	$(13,480)	$3,477	$(657)

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

The Company’s deferred tax assets and liabilities from continuing operations relate to the following sources and differences between financial accounting and the tax basis of the Company’s assets and liabilities at December 31:

	2012	2011
Gross deferred tax assets
Allowance for doubtful accounts	$1,302	$924
Insurance reserve	13,324	2,769
Net operating loss	113,393	106,081
Capital loss carryforward	2,803	—
Landfill closure obligation	72,707	21,183
Accrued bonus and vacation	9,595	1,523
Nonqualified stock options	2,248	1,428
Other comprehensive income	2,223	2,656
Outside basis difference on assets held for sale	63,054	—
Component II goodwill	—	464
Tax credits	597	597
Other	5,068	10,616

Total gross deferred tax assets	286,314	148,241
Valuation allowance	(128,087)	(35,302)

Gross deferred tax assets less valuation allowance	158,227	112,939

Gross deferred tax liabilities
Fixed asset basis	(135,090)	(53,789)
Intangible basis	(132,719)	(50,451)
Landfill airspace	(183,644)	(74,644)
Other	(4,783)	(1,574)

Gross deferred tax liabilities	(456,236)	(180,458)

Net deferred tax liability	$(298,009)	$(67,519)

The amounts recorded as deferred tax assets as of December 31, 2012 and 2011 represent the amounts of tax benefits of existing deductible temporary differences or net operating loss carryforwards (“NOLs”). Realization of deferred tax assets is dependent upon the generation of sufficient taxable income prior to expiration of any loss carryforwards. A valuation allowance has been recorded against deferred tax assets as of December 31, 2012 in the amount of $128,087. The valuation allowance for the year ended December 31, 2011 was $35,302.

The Company had available federal NOL carryforwards from continuing operations of approximately $257,437 at December 31, 2012. For the years ended December 31, 2011 and 2010, the federal NOL carryforward from continuing operations was $227,908 and $228,205, respectively. The Company’s federal net operating losses have expiration dates beginning in the year 2014 through 2032, if not previously utilized against taxable income.

The Company has grown through a series of acquisitions and mergers. IWS has had change in control events that resulted in limitations on the utilization of NOLs pursuant to Section 382 of the Internal Revenue Code (“IRC”).

Approximately $178,288 of the NOLs from continuing operations of IWS are limited under the “Separate Return Loss Year” (“SRLY”) rules of the IRC. These NOLs are available to be utilized against taxable income of the IWS group.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

The predecessor of IWS had a transaction on June 2, 2002 that was treated as a reorganization. As such, IWS may be precluded from utilizing all or a portion of its federal and state NOLs originating prior to the ownership change. The Company estimates that it is subject to an annual limitation of approximately $3,500 on NOLs of approximately $134,339 originating prior to June 28, 2002. IWS had a subsequent change in ownership on November 1, 2005. As such, NOLs of $4,787 originating after June 28, 2002 through November 1, 2005 are subject to an annual limitation of $4,200.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits for 2012, 2011 and 2010 is as follows:

	2012	2011	2010
Balance at January 1,	$—	$—	$—
Additions based on tax positions of prior years	6,201	—	—

Balance at December 31,	$6,201	$—	$—

These liabilities are included as a component of other liabilities in the Company’s consolidated balance sheet. The Company does not anticipate that settlement of the liabilities will require payment of cash within the next 12 months. As of December 31, 2012, $717 of net unrecognized tax benefit, if recognized in future periods, would impact the Company’s effective rate.

The Company recognized interest expense related to unrecognized tax benefits in tax expense. During the tax year ended December 31, 2011, the Company recognized approximately $45 of such interest expense as a component of our “Provision for Income Taxes”.

The Company did not recognize any interest expense related to unrecognized benefits for the years ended December 31, 2011 and 2010. The Company had approximately $1,740 of accrued interest and $354 of accrued penalties in the Company’s balance sheet as of December 31, 2012. The Company did not have any accrued liabilities or expense for interest or penalties related to unrecognized benefits for the years ended December 31, 2011 and 2010.

The Company and its subsidiaries are subject to income tax in the United States at the federal, state and local jurisdictional levels. ADS and IWS are not currently under audit by the IRS. ADS recently finalized its 2010 IRS audit with no change reported. IWS has open tax years that cover the periods from 1997 through 2012.

On November 20, 2012, the Company acquired Veolia ES Solid Waste, Inc. in a stock acquisition. Prior to acquisition, Veolia ES Solid Waste VSW division was part of a consolidated group and is still subject to IRS and state examinations dating back to 2004. Pursuant to the terms of the acquisition of Veolia ES Solid Waste, Inc., the Company is entitled to certain indemnifications for Veolia ES Solid Waste, Inc.’s pre-acquisition tax liabilities.

21.    Fair Value of Financial Instruments

As a basis for considering assumptions, the fair value guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1    Observable inputs such as quoted prices in active markets;

Level 2    Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

Level 3    Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Assets and liabilities measured at fair value are based on one or more of three valuation techniques noted in the guidance. The three valuation techniques are as follows:

Market approach

Prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities;

Cost approach

Amount that would be required to replace the service capacity of an asset (i.e., replacement cost); and;

Income approach

Techniques to convert future amounts to a single present amount are based on market expectations (including present value techniques, option-pricing models, and lattice models).

The Company’s financial assets and liabilities recorded at fair value on a recurring basis include derivative instruments and certain investments included in cash equivalent money market funds as restricted cash. The Company’s derivative instruments are pay-fixed, receive-variable interest rate swaps and pay-fixed, receive-variable diesel fuel commodity hedge and received-variable interest rate call option. The Company’s interest rate caps, swaps, fuel and natural gas commodity hedges and interest rate call options are recorded at their estimated fair values based on quotes received from financial institutions that trade these contracts and a current forward fixed price swap curve, respectively. The Company verifies the reasonableness of these quotes using similar quotes from another financial institution as of each date for which financial statements are prepared. For the Company’s interest rate and commodity hedges, the Company also considers the counterparty’s credit worthiness in its determination of the fair value measurement of these instruments in a net liability position. The Company’s cash equivalent money market funds are valued at quoted market prices in active markets for identical assets, which the Company receives from the financial institutions that hold such investments on its behalf. The Company’s restricted cash measured at fair value is invested primarily in U.S. government and agency securities.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

All instruments were valued using the market approach. The Company’s assets and liabilities that are measured at fair value on a recurring basis approximate the following:

	Fair Value Measurement at December 31, 2012 Reporting Date Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)	Carrying Value
Recurring fair value measurements
Cash and cash equivalents	$18,775	$18,775	$—	$—	$—	$18,775
Restricted cash	9,066	9,066	—	—	—	9,066
Derivative instruments – Liability position	(33)	—	(33)	—	—	(33)
Derivative instruments – Asset position	6,770	—	6,770	—	—	6,770

Total recurring fair value measurements	$34,578	$27,841	$6,737	$—	$—	$34,578

	Fair Value Measurement at December 31, 2011 Reporting Date Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Carrying Value
Cash and cash equivalents	$6,887	$6,887	$—	$—	$6,887
Restricted cash	6,029	6,029	—	—	6,029
Derivative instruments – Liability position	(7,810)	—	(7,810)	—	(7,810)
Derivative instruments – Asset position	1,886	—	1,886	—	1,886

	$6,992	$12,916	$(5,924)	$—	$6,992

Refer to Note 15 for disclosures regarding long-term debt.

22.    Commitments and Contingencies

Municipal solid waste service and other service contracts, permits and licenses to operate transfer stations, landfills and recycling facilities may require performance or surety bonds, letters of credit or other means of financial assurance to secure contractual performance. To secure its obligations, the Company has provided customers, various regulatory authorities and the Company’s insurer with such bonds and letters of credit totaling to approximately $644.3 and $136.5 million as of December 31, 2012 and 2011, respectively. The majority of these obligations expires each year and is automatically renewed.

Certain claims and lawsuits arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, all such matters have been adequately provided for, are adequately covered by insurance, or are of such kind that if disposed of unfavorably, would not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

The Company has an obligation as part of the purchase of one of its C&D landfills for payments of 6% of net revenue that began at the commencement of landfill operations and continues through the life of the landfill.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

23.    Restructuring

In September 2012, we announced a reorganization of our operations, designed to consolidate management and staff in connection with the merging of IWS and ADS. Subsequent to the closing of Veolia ES Solid Waste division, further organizational changes were announced and implemented. Principal changes included consolidation and elimination of management, relocation of staff to new regional headquarter locations and divesting of certain locations. Through this reorganization we eliminated approximately 80 positions throughout the Company and offered voluntary separation agreements to those impacted. As such, we recognized employee severance and benefits restructuring charges of approximately $7.4 million, of which $4.3 million related to the East region and the remaining amount in the Midwest region. The asset impairments were the result of the decision to consolidate locations in connection with relocation of corporate and regional offices and the decision to close certain landfills and divest assets. Other expenses are primarily for lease termination costs for exiting facilities of $2.3 million associated with accomplishing the restructuring actions in the East region. Costs included in the accompanying consolidated statements of operations are as follows:

	2012	2011	2010
Restructuring charges	$9,901	$—	$—

Total pre-tax and restructuring charges	$9,901	$—	$—

The costs associated with the actions above are included in accrued expenses in the accompanying consolidated financial statements and include the amounts as follows:

	2012	2011	2010
Beginning balance	$—	$—	$—
Provision	9,901	—	—
Cash expenditures
Severance and relocation	(4,469)	—	—
Other	(344)	—	—

Ending balance	$5,088	$—	$—

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

24.    Segment and Related Information

Our operations are managed through three operating segments: South, East and Midwest regions. These three operating segments and corporate entities are presented below as our reportable segments. The historical results, discussion and presentation of our reportable segments as set forth in our combined consolidated provide integrated waste management services consisting of collection, transfer, recycling and disposal of non-hazardous solid waste. Summarized financial information concerning our reportable segments for the year ended December 31, 2012, 2011 and 2010 is shown in the following table:

	Services Revenue	Operating (Loss) Income	Depreciation and Amortization	Capital Expenditures	Total Assets
2012
South	$336,948	$53,269	$51,586	$46,652	$1,215,525
East	150,620	(42,803)	34,498	33,265	939,660
Midwest	54,794	2,839	12,717	4,683	1,509,381
Corporate	—	(74,610)	5,997	1,776	120,656

	$542,362	$(61,305)	$104,798	$86,376	$3,785,222

2011
South	$316,814	$34,948	$46,193	$40,511	$795,199
East	115,534	(7,169)	24,984	27,667	549,549
Midwest	—	—	—	—	—
Corporate	—	(17,865)	5,930	4,398	29,844

	$432,348	$9,914	$77,107	$72,576	$1,374,592

2010
South	$298,212	$46,125	$39,881	$58,827	$779,826
East	79,279	(107,348)	18,491	29,988	526,632
Midwest	—	—	—	—	—
Corporate	—	(17,758)	5,866	10,874	32,411

	$377,491	$(78,981)	$64,238	$99,689	$1,338,869

25.    Supplemental Cash Flow Information

Supplemental cash flow information for the years ended December 31 is as follows:

	2012	2011	2010
Cash paid for interest	$38,149	$24,249	$35,303
Cash paid for taxes	2,279	1,472	558

26.    Subsequent Events

On February 8, 2013, the Company refinanced its term B loan in an amount equal to the outstanding principal at December 31, 2012 bearing interest at a LIBOR floor of 1.25% plus 300 basis points or the base rate, as defined, plus 200 basis points. No gain or loss was recorded upon the modification as the syndicate was the same and total costs capitalized in connection with the transaction were approximately $20 million.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands of dollars)

The Company was not compliant with certain covenants related to timely filing of financial statements within 105 days after December 31, 2012; however, the Company cured the default with filing of the consolidated financial statements. No event of default occurred as a result.

Subsequent to June 30, 2013, the Company closed the divestiture of certain assets in the New York and New Jersey market place (refer to Note 4) for a total purchase price of $45 million, of which $25 million was received in cash on the date of closing, $5 million due in December 2013 and the remainder in the form of mandatorily redeemable preferred security. The Company also reacquired the outstanding minority interest of $2.5 million previously held by the buyer. An impairment charge of $7.6 million was recorded in the second quarter of 2013 in connection with the renegotiated purchase price. In addition, the Company closed on the sale of certain assets, as required by the United States Department of Justice, in Georgia for approximately $7.7 million. No significant gain or loss was recorded on the transaction, as the assets had been previously written down to their estimated sales price.

ADS Waste Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands of dollars)	June 30, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$12,689	$18,775
Accounts receivable, net of allowance for doubtful accounts of $4,443 and $4,028, respectively	204,871	196,433
Prepaid expenses and other current assets	26,637	32,152
Deferred income taxes	2,121	2,122
Assets of businesses held for sale	86,046	90,784

Total current assets	332,364	340,266
Restricted cash	9,000	9,066
Other assets, net	117,172	97,654
Property and equipment, net	1,709,896	1,750,619
Goodwill	1,138,211	1,138,083
Other intangible assets, net	429,730	449,534

Total assets	$3,736,373	$3,785,222

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$86,512	$70,476
Accrued expenses	110,473	114,152
Deferred revenue	57,106	56,205
Current maturities of landfill retirement obligations	23,501	20,100
Current maturities of long-term debt	20,006	19,209
Liabilities of businesses held for sale	24,640	25,534

Total current liabilities	322,238	305,676
Other long-term liabilities, less current maturities	37,330	41,158
Long-term debt, less current maturities	2,307,543	2,310,536
Accrued landfill retirement obligations, less current maturities	174,871	165,165
Deferred income taxes	275,576	300,131

Total liabilities	3,117,558	3,122,666

Commitments and contingencies

Equity
Common stock: $.01 par value, 1,000 shares authorized, issued and outstanding	10	10
Additional paid-in capital	1,107,264	1,104,898
Accumulated other comprehensive income (loss)	1,198	(2,231)
Accumulated deficit	(492,149)	(442,651)
Noncontrolling interests	2,492	2,530

Total stockholders’ equity	618,815	662,556

Total liabilities and stockholders’ equity	$3,736,373	$3,785,222

The accompanying notes are an integral part of these condensed consolidated financial statements.

ADS Waste Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands of dollars)	Six Months Ended June 30,
	2013	2012
Service revenues	$645,813	$227,541

Operating costs and expenses
Operating	407,181	138,119
Selling, general and administrative	86,368	31,317
Depreciation and amortization	137,353	41,400
Acquisition and development costs	177	237
Restructuring charges	1,930	—
(Gain)/loss on disposal of assets	(198)	442

Total operating costs and expenses	632,811	211,515

Operating income	13,002	16,026

Other income (expense)
Interest expense	(83,610)	(11,381)
Interest income	66	59
Other, net	976	(160)

Total other expense	(82,568)	(11,482)

(Loss) income from continuing operations before income taxes	(69,566)	4,544
Income tax (benefit) provision	(25,180)	5,752

Loss from continuing operations	(44,386)	(1,208)

Discontinued operations
Asset impairment	(7,618)	—
Income (loss) from discontinued operations	1,042	(5,334)
Income tax benefit (expense)	1,426	(123)

Discontinued operations, net	(5,150)	(5,457)

Net loss	(49,536)	(6,665)
Less: Net loss attributable to noncontrolling interests	(38)	(104)

Net loss attributable to ADS Waste Holdings, Inc.	$(49,498)	$(6,561)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ADS Waste Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

(in thousands of dollars)	Six Months Ended June 30,
	2013	2012
Net loss	$(49,536)	$(6,665)
Other comprehensive income (loss), net of tax
Market value adjustments for hedges	3,429	(1,241)

Comprehensive loss	(46,107)	(7,906)
Less: Net loss attributable to noncontrolling interest	(38)	(104)

Comprehensive loss attributable to ADS Waste Holdings, Inc.	$(46,145)	$(8,010)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ADS Waste Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Stockholders’ Equity

(Unaudited)

			Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Noncontrolling Interests	Total Stockholders’ Equity

(in thousands of dollars)	Common Stock
	Shares	Amount
Balance at December 31, 2012	1,000	$10	$1,104,898	$(2,231)	$(442,651)	$2,530	$662,556
Net loss	—	—	—	—	(49,498)	(38)	(49,536)
Unrealized gain resulting from change in fair value of derivative instruments, net of tax	—	—	—	3,429	—	—	3,429
Stock-based compensation expense	—	—	2,366	—	—	—	2,366

Balance at June 30, 2013	1,000	$10	$1,107,264	$1,198	$(492,149)	$2,492	$618,815

The accompanying notes are an integral part of these condensed consolidated financial statements.

ADS Waste Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands of dollars)	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities
Net loss	$(49,536)	$(6,665)
Less: Net loss attributable to noncontrolling interest	(38)	(104)

Net loss attributable to the Company	(49,498)	(6,561)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	139,065	52,766
Interest accretion loss contracts	—	702
Amortization of debt issuance costs	5,567	1,321
Accretion of original issue discount	2,477	—
Accretion on landfill retirement obligation	8,252	3,279
Amortization of loss on terminated interest rate swaps	2,992	—
Provision for doubtful accounts	2,211	924
(Gain) loss on sale of property and equipment	(198)	319
Loss on disposition of businesses held for sale	7,618	—
Interest accretion on senior management notes receivable	—	(431)
Stock option vesting	2,366	602
Change in deferred tax provision (benefit)	(25,827)	5,257
Earnings in equity investee	(574)	—
Changes in operating assets and liabilities, net of business acquired
(Increase) decrease in accounts receivable	(11,505)	1,583
Decrease (increase) in prepaid expenses and other current assets	1,695	(2,926)
(Increase) decrease in parts and supplies	(258)	208
Decrease in other assets	1,018	13
Increase (decrease) in accounts payable	5,564	(63)
Decrease in accrued expenses	(3,957)	(1,522)
(Decrease) increase in unearned revenue	(37)	417
Decrease in other long-term liabilities	(3,395)	(2,311)
Capping, closure and post-closure expenditures	(1,982)	(1,576)

Net cash provided by operating activities	81,556	51,897

Cash flows from investing activities
Purchases of property and equipment and construction and development	(65,833)	(37,015)
Proceeds from sale of property and equipment	373	998
Issuances of notes receivable	—	(390)
Repayments of notes receivable	47	—
Acquisition of business, net of cash acquired	(6,023)	(5,687)

Net cash used in investing activities	(71,436)	(42,094)

Cash flows from financing activities
Proceeds from borrowings on long-term debt	105,000	10,000
Repayment on long-term debt	(114,647)	(5,782)
Capital contributions	—	4,784
Deferred financing charges	(21,465)	—
Bank overdraft	14,840	2,884
Distributions of retained earnings	—	(24,704)
Other financing activities	66	289

Net cash used in financing activities	(16,206)	(12,529)

Net decrease in cash and cash equivalents	(6,086)	(2,726)
Cash and cash equivalents, beginning of period	18,775	6,887

Cash and cash equivalents, end of period	$12,689	$4,161

The accompanying notes are an integral part of these condensed consolidated financial statements.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(in thousands of dollars, unless otherwise indicated)

1.	Business Operations

ADS Waste Holdings, Inc. (the “Company” or “ADS Waste”) is a Delaware corporation that was formed to be the parent company for purposes of reorganizing several holding companies that are ultimately controlled by Star Atlantic Waste Holdings II, L.P. On September 19, 2012, in a series of transactions (the “Reorganization”), Star Atlantic Waste Holdings II, L.P., which is indirectly majority owned by funds sponsored and managed by Highstar Capital, L.P., contributed to Advanced Disposal Waste Holdings Corp. (formerly named ADStar Waste Holdings Corp. and the parent company of ADS Waste Holdings, Inc.) (i) all of the stock of HWStar Holdings Corp., the parent company of Highstar Waste Holding Corp. and Subsidiaries, doing business as Interstate Waste Services (“IWS”) and (ii) its rights under a Share Purchase Agreement, dated as of July 18, 2012, to purchase all of the stock of Veolia ES Solid Waste, Inc. from Veolia Environnment S.A.

The Company is the parent holding company of the historical businesses of ADStar Waste Holdings Corp. and HWStar Holdings Corp., which through their ownership has combined the results of these businesses. The historical financial information is derived from the historical consolidated financial statements of ADStar Waste Holdings Corp and the consolidated financial statements of HWStar Holdings Corp. The Reorganization was accounted for as a transaction between entities under common control as the Company has been and continues to be under common control of Highstar Capital, L.P. since 2006. The financial statements have been consolidated subsequent to the Reorganization date as described above.

On November 20, 2012, the Company (as assignee of Star Atlantic Waste Holdings II, L.P.) purchased Veolia ES Solid Waste, Inc. from Veolia Environnment S.A. for $1.9 billion and changed the name to MWStar Holdings Corp (“Veolia”). The consolidated company does business as ADS Waste Holdings, Inc.

The Company, together with its predecessor and successor consolidated subsidiaries, as a combined consolidated entity, is a regional environmental services company providing nonhazardous solid waste collection, transfer, recycling, disposal and billing services to customers in the Southeast, Midwest and Eastern regions of the United States.

The Company currently manages and evaluates its principal operations through three reportable operating segments on a regional basis. Those operating segments are the South, East and Midwest regions which provide collection, transfer, disposal (in both solid waste and non-hazardous waste landfills), recycling services and billing services. Additional information related to these segments can be found in Note 9.

2.	Basis of Presentation

The Company’s condensed consolidated financial statements include its wholly-owned subsidiaries of Advanced Disposal Services South, Inc., Advanced Disposal Services East, Inc. and Veolia and their respective subsidiaries.

As required by accounting principles generally accepted in the United States of America for common control transactions, all assets and liabilities transferred to the Company as part of the Reorganization were recorded in the financial statements at carryover basis. For periods prior to the Reorganization, the consolidated financial statements and related notes reflect the Reorganization as if it had occurred in 2006, the date that ADStar Waste Holdings, Corp. came under common control of Highstar Capital, L.P.

For periods subsequent to the Reorganization, the Company’s condensed consolidated financial statements include accounts and those of its majority-owned subsidiaries in which it has a controlling interest, after the elimination of intercompany accounts and transactions. All significant intercompany accounts and transactions have been eliminated in consolidation.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(in thousands of dollars, unless otherwise indicated)

The condensed consolidated financial statements as of June 30, 2013 and for the six months ended June 30, 2013 and 2012 are unaudited. In the opinion of management, these financial statements include all adjustments, which, unless otherwise disclosed, are of a normal recurring nature, necessary for a fair presentation of the financial position, results of operations, comprehensive income, cash flows, and changes in equity for the periods presented. The results for interim periods are not necessarily indicative of results for the entire year. The financial statements presented herein should be read in conjunction with the financial statements included in the Company’s annual financial statements for the year ended December 31, 2012.

In preparing its financial statements, the Company makes numerous estimates and assumptions that affect the accounting for and recognition and disclosure of assets, liabilities, equity, revenues and expenses. The Company must make these estimates and assumptions because certain information that it uses is dependent on future events, cannot be calculated with a high degree of precision from data available or simply cannot be readily calculated. In some cases, these estimates are particularly difficult to determine and the Company must exercise significant judgment. In preparing its financial statements, the most difficult, subjective and complex estimates and the assumptions that present the greatest amount of uncertainty relate to the Company’s accounting for landfills, environmental remediation liabilities, asset impairments, deferred income taxes and reserves associated with its insured and self-insured claims. Actual results could differ materially from the estimates and assumptions that the Company uses in the preparation of its financial statements.

Adoption of New Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board issued amended authoritative guidance associated with comprehensive income, which requires companies to provide information about the amounts that are classified out of accumulated other comprehensive income by component. Additionally, companies are required to present significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income. The amendment to authoritative guidance associated with comprehensive income was effective for the Company on January 1, 2013. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements. The Company has presented the information required by this amendment in Note 13.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(in thousands of dollars, unless otherwise indicated)

3.	Landfill Liabilities

Liabilities for final closure and post-closure costs for the year ended December 31, 2012 and for the six months ended June 30, 2013 are shown in the table below:

Balance at December 31, 2011	$46,971
Increase in retirement obligation	2,959
Accretion of closure and post-closure costs	8,087
Acquisition	138,703
Change in estimate	978
Costs incurred	(6,203)

Balance at December 31, 2012	191,495
Increase in retirement obligation	7,101
Accretion of closure and post-closure costs	8,252
Costs incurred	(1,982)

Balance at June 30, 2013	204,866
Less: Current portion	(23,501)
Less: Liabilities of businesses held for sale	(6,494)

$174,871

At several of its landfills, the Company provides financial assurance by depositing cash into restricted funds or escrow accounts for purposes of settling final capping, closure, post-closure and environmental remediation obligations. Generally, these funds are established to comply with statutory requirements and operating agreements and the Company is the sole beneficiary of the restricted balances. However, certain of the funds have been established for the benefit of both the Company and the host community in which it operates.

The fair value of funds and escrow accounts for which the Company is the sole beneficiary was $9 million and $9.1 million at June 30, 2013 and 2012, respectively.

4.	Discontinued Operations

In connection with the acquisition of Veolia, the Company was required by the United States Department of Justice to divest certain businesses. The Company entered into letters of intent for those businesses in the Georgia and New Jersey area and recorded an impairment charge of $13.7 million in the fourth quarter of 2012, as the fair value determined through selling price was less than the carrying value as of December 31, 2012. The transaction is expected to close within one year and as such has classified these assets as held for sale at June 30, 2013 and December 31, 2012 in the condensed consolidated balance sheets and classified the results of operations in discontinued operations in the condensed consolidated statements of operations for all periods presented.

Subsequent to June 30, 2013, the Company completed the sale of certain assets in Taylor County, Georgia as required by the Department of Justice for a purchase price of $7.7 million. No significant gain or loss was recorded on the sale as the selling price was equal to the net book value at June 30, 2013.

The Company entered into a letter of intent to sell certain assets and liabilities in the New York and New Jersey areas for approximately $60 million in the fourth quarter of 2012 and signed a definitive contract during the first quarter of 2013. In connection with the planned divestiture, the Company recorded an impairment charge of

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(in thousands of dollars, unless otherwise indicated)

approximately $26.7 million in 2012. Subsequent to June 30, 2013, the Company renegotiated the contract terms with the buyer, which included reacquisition of the minority interest of IWS plus proceeds of $45 million, which were paid by the buyer in cash of $25 million at the time of close, $5 million in December 2014 and the remaining amount was received in mandatorily redeemable preferred securities. Based upon the renegotiated terms of the contract, the Company further impaired the business classified as held for sale for approximately $7.6 million. These assets are classified as held for sale in the accompanying condensed consolidated balance sheets at June 30, 2013 and December 31, 2012 and the results of operations have been included in discontinued operations in the accompanying condensed consolidated statements of operations for all periods presented.

The following table summarizes the assets and liabilities of those businesses that are presented as discontinued operations in the accompanying condensed consolidated balance sheets at June 30, 2013 and December 31, 2012, respectively.

	June 30, 2013	December 31, 2012
ASSETS
Accounts receivable, net	$5,463	$4,598
Parts and supplies inventory	256	122
Prepaid expenses and other current assets	1,760	596
Other assets	452	—
Property and equipment, net	51,651	51,386
Other intangible assets, net	26,464	34,082

Total assets	$86,046	$90,784

LIABILITIES
Accounts payable	$975	$1,241
Accrued expenses	2,417	2,686
Deferred revenue	49	885
Current maturities of long-term debt	135	135
Long-term debt, less current maturities	2,686	2,652
Accrued landfill retirement obligations	6,494	6,230
Other long-term liabilities, less current maturities	1,372	1,081
Loss contract	10,242	10,354
Pension liability	270	270

Total liabilities	$24,640	$25,534

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(in thousands of dollars, unless otherwise indicated)

The following table summarizes the revenues and expenses of those businesses that are presented as discontinued operations in the accompanying condensed consolidated statements of operations for the six months ended June 30, 2013 and 2012:

	Six Months Ended June 30,
	2013	2012
Service revenues	$67,956	$60,417
Operating costs and expenses
Operating	61,665	51,939
Selling, general and administrative	3,369	2,564
Depreciation and amortization	1,712	11,366
Gain on disposal of assets	—	(123)
Asset impairment	7,618	—

Total expenses	74,364	65,746

Other expense
Interest expense	(175)	(5)
Interest income	3	—
Other expense	4	—

Total other expense	(168)	(5)

Income (loss) from discontinued operations before income tax	(6,576)	(5,334)
Tax benefit (expense)	1,426	(123)

Income (loss) from discontinued operations, net of taxes	$(5,150)	$(5,457)

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(in thousands of dollars, unless otherwise indicated)

5.	Debt

The following table summarizes the major components of debt at each balance sheet date and provides the maturities and interest rate ranges of each major category as of June 30, 2013 and December 31, 2012:

	June 30, 2013	December 31, 2012
Term loans; monthly payments due through January 2015; interest ranging from 6.74% to 9.62%; collateralized by equipment	$44	$53

Note payable; discounted at 7.3%, annual payments varied; balance due 2018;	3,104	3,104

Note payable; discounted at 8.5%, annual payments of $150; balance due February 2018; collateralized by real property	591	684

Term loans; quarterly payments commencing March 31, 2013 through June 30, 2019 with final payment due October 9, 2019; interest at LIBOR floor of 1.25% plus an applicable margin	1,791,000	1,800,000

Senior notes payable; interest at 8.25% payable in arrears semi-annually comencing April 1, 2013; maturing on October 1, 2020	550,000	550,000

Capital lease obligations, maturing through 2092	16,771	12,309

	2,361,510	2,366,150
Less: Original issue discount	(31,141)	(33,618)
Less: Current portion	(20,006)	(19,209)
Less: Debt related to businesses held for sale (current and long-term)	(2,820)	(2,787)

	$2,307,543	$2,310,536

Revolving Credit and Letter of Credit Facilities

As of June 30, 2013, the Company had an aggregate committed capacity of $300 million, of which $100 million was available for letters of credit under various credit facilities. The Company’s revolving credit facility is its primary source of letter of credit capacity and expires in October 2017. As of June 30, 2013, the Company had an aggregate of approximately $48 million of letters of credit outstanding under various credit facilities.

On February 8, 2013, the Company refinanced its term B loan in an amount equal to the outstanding principal at December 31, 2012 bearing interest at LIBOR with a floor of 1.25% plus 300 basis points or the base rate, as defined, plus 200 basis points. No gain or loss was recorded upon the modification as the syndicate was the same and the cash flows before and after modification changed by less than 10%. Total costs incurred in connection with the transaction were approximately $19.5 million and were deferred as debt issuance costs. The covenants remained unchanged from the previous debt and the Company was and is in compliance with the covenants subsequent to the filing of the 2012 annual financial statements.

During the six-month period ended June 30, 2013, the Company acquired equipment under capital leases in the amount of $4.76 million.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(in thousands of dollars, unless otherwise indicated)

6.	Derivative Instruments and Hedging Activities

The following table summarizes the fair values of derivative instruments recorded in the Company’s condensed consolidated balance sheet:

Derivatives Designated as Hedging Instruments	Balance Sheet Location	June 30, 2013	December 31, 2012
Fuel commodity derivatives	Other current assets	$166	$1,066
Natural gas commodity derivatives	Other current assets	333	726
Interest rate caps	Other assets	9,519	4,946

Total derivative assets		$10,018	$6,738

Fuel commodity derivatives	Other current liabilities	$115	$8
Fuel commodity derivatives	Other liabilities	—	25

Total derivative liabilities		$115	$33

Derivatives Not Designated as Hedging Instruments	Balance Sheet Location
Fuel commodity derivatives	Other current assets	$11	$32

	Recognized in OCI (Effective Portion)
	Six Months Ended June 30,
Derivatives Designated as Cash Flow Hedges	2013	2012
Fuel commodity derivatives	$(983)	$(1,519)
Natural gas commodity derivatives	(392)	127
Interest rate caps	4,271	—
Interest rate swaps	—	443

There was no significant ineffectiveness associated with the Company’s cash flow hedges during the six months ended June 30, 2013 or 2012.

The above amounts are gross of tax. See Note 13 for related tax impacts.

The Company has not offset fair value amounts recognized for its derivative instruments. Changes in fair value attributable to derivative instruments that are not accounted for as hedging instruments were not significant for the six-month periods ended June 30, 2013 and 2012.

Interest Rate Swaps

The Company has used interest rate swaps to maintain a portion of its debt obligations at fixed market interest rates. These interest rate derivatives qualify for hedge accounting. In November 2012, the Company terminated these interest rate swaps in connection with its debt refinancing and paid approximately $7.4 million upon termination. The amounts were frozen in accumulated other comprehensive income upon termination and are being amortized to interest expense over the remaining term.

Interest Rate Cap

In December 2012, the Company entered into four interest rate cap agreements to hedge the risk of a rise in interest rates and associated cash flows on the variable rate debt. The Company recorded the premium of $4.9

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(in thousands of dollars, unless otherwise indicated)

million in other assets in the condensed consolidated balance sheet and adjusts this amount based upon the change in time value through interest expense. Such adjustments to interest expense are immaterial. The notional amounts of the contracts aggregated are approximately $1.18 billion at June 30, 2013 and expire in tranches through 2016. Changes in fair value are recognized in other comprehensive income as the instruments are deemed to be effective.

Commodity Derivatives

The market prices of diesel fuel and natural gas are unpredictable and can fluctuate significantly. A significant change in the price of fuel or natural gas could adversely affect the business and reduce the Company’s operating margins. To manage a portion of that risk, the Company entered into commodity swap agreements related to the Company’s collection and transfer assets. The Company hedged approximately 21.96 million gallons of fuel with strike prices ranging from $2.79 to $3.04. Further, the Company entered into put options to reduce the exposure of a decrease in natural gas prices. The Company hedged approximately 456 BTUs of natural gas with strike price of $5.10. The hedges expire in various periods through 2014.

Amounts reported in other comprehensive income and accumulated other comprehensive income are reported net of tax.

The Company also recognizes the impacts of the amortization of previously terminated interest rate swap agreements as adjustments to interest expense. The following table summarizes the impacts of periodic settlements of terminated swap agreements on the Company’s results of operations:

	Six Months Ended June 30,
	2013	2012
Terminated swap agreements (a)	$2,992	$—

Due to the Company’s election to terminate its interest rate swap agreement for $7.4 million in November 2012.

7.	Income Taxes

Our effective income tax rate from continuing operations for the six months ended June 30, 2013 was 36.3%. Our effective income tax rate from continuing operations for the six months ended June 30, 2012 was 122.5%. We evaluate our effective income tax rate at each interim period and adjust it accordingly as facts and circumstances warrant. The difference between federal income taxes computed at the federal statutory rate and reported income taxes for the six months ended June 30, 2013 was primarily due to an unfavorable impact of the change in recorded valuation allowance and the settlement of state audits, partially offset by the favorable impact of state and local taxes. The difference between federal income taxes computed at the federal statutory rate and reported income taxes for the six months ended June 30, 2012 was primarily due to the change in recorded valuation allowance and the impact of state and local taxes.

Our effective income tax rate from discontinued operations for the six months ended June 30, 2013 was 21.6%. Our effective income tax rate from discontinued operations for the six months ended June 30, 2012 was (2.3)%. The difference between federal income taxes computed at the federal statutory rate and reported income taxes for the six months ended June 30, 2013 and 2012 is a result of an unfavorable change in valuation allowances offset by favorable state and local taxes.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(in thousands of dollars, unless otherwise indicated)

Recent Legislation

The American Taxpayer Relief Act of 2012 was signed into law on January 2, 2013 and includes an extension for one year of the bonus depreciation allowance. As a result, 50% of qualifying capital expenditures on property placed in service before January 1, 2014 can be depreciated immediately. At this point in time, management is continuing to assess if the bonus depreciation election will be made for qualifying 2013 capital expenditures due to available net operating losses. If bonus depreciation is elected for 2013, the accelerated depreciation deduction will have no impact on the Company’s 2013 effective rate and may reduce its cash taxes.

8.	Commitments and Contingencies

Financial Instruments – The Company has obtained letters of credit, performance bonds and insurance policies and has established funds for performance of landfill final capping, closure and post-closure requirements, environmental remediation, and other obligations. Letters of credit generally are supported by its revolving credit facility and other credit facilities established for that purpose.

Management does not expect that any claims against or draws on these instruments would have a material adverse effect on the Company’s consolidated financial statements. The Company has not experienced any unmanageable difficulty in obtaining the required financial assurance instruments for its current operations. In an ongoing effort to mitigate risks of future cost increases and reductions in available capacity, the Company continues to evaluate various options to access cost-effective sources of financial assurance.

Insurance – The Company carries insurance coverage for protection of its assets and operations from certain risks including automobile liability, general liability, real and personal property liability, workers’ compensation, directors’ and officers’ liability, pollution legal liability and other coverages the Company believes are customary to the industry. The Company’s exposure to loss for insurance claims is generally limited to the per incident deductible under the related insurance policy. Its exposure, however, could increase if its insurers are unable to meet their commitments on a timely basis.

The Company has retained a significant portion of the risks related to its automobile, general liability and workers’ compensation claims programs. “General liability” refers to the self-insured portion of specific third party claims made against that Company that may be covered under its commercial General Liability Insurance Policy. For its self-insured retentions, the exposure for unpaid claims and associated expenses, including incurred but not reported losses, is based on an actuarial valuation and internal estimates. The accruals for these liabilities could be revised if future occurrences or loss development significantly differ from the assumptions used by the Company. The Company does not expect the impact of any known casualty, property, environmental or other contingency to have a material impact on its financial condition, results of operations or cash flows.

Litigation – In February 2009, the Company and certain of its subsidiaries were named as defendants in a purported class action suit in Circuit Court of Macon County, Alabama. The plaintiffs allege that the defendants charged improper fees (fuel, administrative and environmental fees) that were in breach of the plaintiff’s contract with Advanced Disposal and seek damages in an unspecified amount. A similar class action complaint was also brought in 2011 against Advanced Disposal Services, Inc. and certain of it subsidiaries in Duval County, Florida. Advanced Disposal believes that it has meritorious defenses against these class actions, which it will vigorously pursue. Given the inherent uncertainties of litigation, including the early stage of these cases, the unknown size of any potential class, and legal and factual issues in dispute, the outcome of these cases cannot be predicted and a range of loss cannot currently be estimated.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(in thousands of dollars, unless otherwise indicated)

The Company is involved in other legal proceedings and regulatory investigations from time to time in the ordinary course of business. Management believes that none of these other legal proceedings or regulatory investigations will have a material adverse effect on our financial condition, results of operations or cash flows.

The Company is subject to various other proceedings, lawsuits, disputes and claims arising in the ordinary course of its business. Many of these actions raise complex factual and legal issues and are subject to uncertainties. Actions filed against the Company include commercial, customer, and employment-related claims, including purported class action lawsuits related to its sales and marketing practices and its customer service agreements and purported class actions involving federal and state wage and hour and other laws. The plaintiffs in some actions seek unspecified damages or injunctive relief, or both. These actions are in various procedural stages, and some are covered in part by insurance. The Company currently does not believe that the eventual outcome of any such actions could have a material adverse effect on the Company’s business, financial condition, results of operations, or cash flows.

Multiemployer Defined Benefit Pension Plans – About 10% of the Company’s workforce is covered by collective bargaining agreements with various union locals across the United States. As a result of some of these agreements, certain of the Company’s subsidiaries are participating employers in a number of trustee-managed multiemployer, defined benefit pension plans for the affected employees. In connection with its ongoing renegotiation of various collective bargaining agreements, the Company may discuss and negotiate for the complete or partial withdrawal from one or more of these pension plans. A complete or partial withdrawal from a multiemployer pension plan may also occur if employees covered by a collective bargaining agreement vote to decertify a union from continuing to represent them. The Company is not aware of any such actions in connection with continuing operations. As a result of certain discontinued operations, the Company is potentially exposed to certain withdrawal liabilities. The Company does not believe that any future withdrawals, individually or in the aggregate, from the multiemployer plans to which we contribute could have a material adverse effect on our business, financial condition or liquidity. However, such withdrawals could have a material adverse effect on our results of operations and cash flows for a particular reporting period, depending on the number of employees withdrawn in any future period and the financial condition of the multiemployer plan(s) at the time of such withdrawal(s).

Tax Matters – The newly formed consolidated company ADS Waste is not currently under audit. As discussed in the business operations footnote, the consolidated company was formed through a series of transactions including the contribution of equity of Advanced Disposal Services, Inc. and Subsidiaries (“ADS”) and HWStar Holdings Corp. (“IWS”). IWS is currently under audit by the IRS for the 2011 year year-end. ADS recently finalized its 2010 IRS audit with no change reported. In addition, ADS finalized an audit with the state of Florida for tax years 2008 through 2010, which resulted in no significant amounts being owed or paid. IWS has open tax years that cover the periods from 1997 to 2012.

On November 20, 2012, the Company acquired Veolia ES Solid Waste, Inc. in a stock acquisition. Prior to the acquisition, Veolia was part of the Veolia Environnment S.A. consolidated group and is still subject to IRS and state examinations dating back to 2004. Pursuant to the terms of the acquisition of Veolia ES Solid Waste, Inc., the Company is entitled to certain indemnifications for Veolia ES Solid Waste’s pre-acquisition tax liabilities. Final settlement via binding arbitration of the working capital true-up could range from $0-$21 million payment to Veolia and is expected to be completed by September 30, 2013.

The Company maintains a liability for uncertain tax positions, the balance of which management believes is adequate. Results of audit assessments by taxing authorities are not currently expected to have a material adverse impact on its results of operations or cash flows.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(in thousands of dollars, unless otherwise indicated)

9.	Segment and Related Information

The Company currently manages and evaluates its operations primarily through its South, East and Midwest regional segments. These three groups are presented below as the Company’s reportable segments. The Company’s three geographic operating segments provide collection, transfer, disposal and recycling services. Summarized financial information concerning its reportable segments for the six months ended June 30, 2013 and 2012 are shown in the table below:

	Services Revenue	Operating Income (Loss)	Depreciation and Amortization
Six Months Ended June 30, 2013
South	$237,683	$34,089	$38,569
East	165,679	3,820	37,166
Midwest	242,451	12,916	57,217
Corporate	—	(37,823)	4,401

	$645,813	$13,002	$137,353

Six Months Ended June 30, 2012
South	$161,700	$30,065	$23,448
East	65,841	1,635	16,054
Midwest	—	—	—
Corporate	—	(15,674)	1,898

	$227,541	$16,026	$41,400

Fluctuations in the Company operating results may be caused by many factors, including period-to-period changes in the relative contribution of revenue by each line of business and operating segment and by general economic conditions. In addition, its revenues and income from operations typically reflect seasonal patterns. The Company’s operating revenues normally tend to be somewhat higher in the summer months, primarily due to the traditional seasonal increase in the volume of construction and demolition waste. Historically, the volumes of industrial and residential waste in certain regions in which it operates have tended to increase during the summer months. The Company’s second and third quarter revenues and results of operations typically reflect these seasonal trends.

Additionally, certain destructive weather conditions that tend to occur during the second half of the year, such as hurricanes that most often impact the South region, can actually increase the Company’s revenues in the areas affected. While weather-related and other “one-time” occurrences can boost revenues through additional work, as a result of significant start-up costs and other factors, such revenue sometimes generates earnings at comparatively lower margins. Certain weather conditions, including severe winter storms, may result in the temporary suspension of the Company’s operations, which can significantly affect the operating results of the affected regions.

10.	Restructuring

In September 2012, the Company announced a reorganization of its operations, designed to consolidate management and staff in connection with the merging of the operations of IWS and ADS. Subsequent to the acquisition of Veolia, further organizational changes were announced and implemented. Principal changes included consolidation and elimination of management, relocation of staff to new regional headquarter locations and divesting of certain locations. Through this reorganization, the Company eliminated approximately 80 positions throughout the Company and offered voluntary separation agreements to those impacted.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(in thousands of dollars, unless otherwise indicated)

During the six months ended June 30, 2013 and 2012, the Company recognized $1.93 million and $0 of pre-tax restructuring charges, respectively.

Through June 30, 2013, the Company had recognized $11.8 million of restructuring charges, of which $7.8 million related to employee severance and benefits, $2.65 million associated with lease termination costs and the remainder was associated with relocation costs. Of the total amount recognized since inception of the program in 2012, the Company has paid $10.3 million of these costs. At June 30, 2013, the Company had approximately $1.5 million of accrued employee severance, which will be paid through September 2014.

11.	Fair Value Measurements

As a basis for considering assumptions, the fair value guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1    Observable inputs such as quoted prices in active markets;

Level 2    Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3    Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Assets and liabilities measured at fair value are based on one or more of three valuation techniques noted in the guidance. The three valuation techniques are as follows:

Market approach

Prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities;

Cost approach

Amount that would be required to replace the service capacity of an asset (i.e., replacement cost); and;

Income approach

Techniques to convert future amounts to a single present amount are based on market expectations (including present value techniques, option-pricing models, and lattice models).

The Company’s financial assets and liabilities recorded at fair value on a recurring basis include derivative instruments and certain investments included in cash equivalent money market funds as restricted cash. The Company’s derivative instruments are pay-fixed, receive-variable interest rate swaps and pay-fixed, receive-variable diesel fuel commodity hedge and received-variable interest rate call option. The Company’s interest rate caps, swaps, fuel and natural gas commodity hedges and interest rate call options are recorded at their estimated fair values based on quotes received from financial institutions that trade these contracts and a current forward fixed price swap curve, respectively. The Company verifies the reasonableness of these quotes using similar quotes from another financial institution as of each date for which financial statements are prepared. For the Company’s interest rate and commodity hedges, the Company also considers the counterparty’s credit worthiness in its determination of the fair value measurement of these instruments in a net liability position. The Company’s cash equivalent money market funds are valued at quoted market prices in active markets for identical assets, which the Company receives from the financial institutions that hold such investments on its behalf. The Company’s restricted cash measured at fair value is invested primarily in U.S. government and agency securities.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(in thousands of dollars, unless otherwise indicated)

Assets and Liabilities Accounted for at Fair Value

The Company’s assets and liabilities that are measured at fair value on a recurring basis include the following:

	Fair Value Measurement at June 30, 2013 Reporting Date Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)	Carrying Value
Recurring fair value measurements
Cash and cash equivalents	$12,689	$12,689	$—	$—	$—	$12,689
Restricted cash	9,000	9,000	—	—	—	9,000
Derivative instruments – Asset position	10,029	—	10,029	—	—	10,029
Derivative instruments – Liability position	(115)	—	(115)	—	—	(115)

Total recurring fair value measurements	$31,603	$21,689	$9,914	$—	$—	$31,603

	Fair Value Measurement at December 31, 2012 Reporting Date Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)	Carrying Value
Recurring fair value measurements
Cash and cash equivalents	$18,775	$18,775	$—	$—	$—	$18,775
Restricted cash	9,066	9,066	—	—	—	9,066
Derivative instruments – Asset position	6,770	—	6,770	—	—	6,770
Derivative instruments – Liability position	(33)	—	(33)	—	—	(33)

Total recurring fair value measurements	$34,578	$27,841	$6,737	$—	$—	$34,578

Fair Value of Debt

The fair value of the Company’s debt (Level 2) is estimated using discounted cash flow analyses, based on rates the Company would currently pay for similar types of instruments except for variable rate debt for which cost approximates fair value due to the short-term nature of the interest rate. Although the Company has determined the estimated fair value amounts using available market information and commonly accepted valuation methodologies, considerable judgment is required in interpreting the information and in developing the estimated fair values. Therefore, these estimates are not necessarily indicative of the amounts that the Company, or holders of the instruments, could realize in a current market exchange. The fair value estimates are based on information available as of June 30, 2013 and December 31, 2012, respectively.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(in thousands of dollars, unless otherwise indicated)

The estimated fair value of the Company’s debt is as follows at June 30, 2013 and December 31, 2012:

	June 30, 2013	December 31, 2012
Senior notes	$558,250	$593,313
Term loan B	1,784,284	1,818,000

	$2,342,534	$2,411,313

The carrying value of the Company’s Senior notes and Term loan B at June 30, 2013 was approximately $2.10 billion as compared to a carrying value of $2.32 billion at December 31, 2012.

12.	Stock-Based Compensation

During the six months ended June 30, 2013, the parent company of the Company granted options under its 2012 Incentive Stock Option plan at an exercise price of $844.10 based upon the value of a third-party transaction. Approximately 2,000 annual options were granted and 12,305 strategic options were granted under the plan. The annual options vest 20% immediately with the remaining vesting ratably over a four-year period. The strategic options vest 100% after five years. Approximately 561 annual options and 1,346 strategic options were forfeited under the plan. The weighted average exercise price of annual and strategic stock options is $547 and $563, respectively. The weighted average fair value of annual and strategic options is $136 and $145, respectively and the weighted average remaining contractual term option is 8.45 years.

Total unrecognized compensation expense was approximately $5.7 million, which will be recognized over the next 4.8 years. For the six months ended June 30, 2013 and 2012, compensation expense was approximately $2.4 million and $0.6 million, respectively.

13.	Accumulated Other Comprehensive Income

The changes in the balances of each component of accumulated other comprehensive income, net of tax, which is included as a component of stockholders’ equity, are as follows:

Six Months Ended June 30, 2013(a)
Gains and Losses on Derivative Instruments
Balance, December 31, 2012	$(2,231)

Other comprehensive income (loss) before reclassifications, net of tax ($1,620)	2,153
Amounts reclassified from accumulated other comprehensive income, net of tax ($839)	1,276

Net current period other comprehensive income	3,429

Balance, June 30, 2013	$1,198

(a)	Amounts in parentheses represent debits to accumulated other comprehensive income.

ADS Waste Holdings, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(in thousands of dollars, unless otherwise indicated)

The significant amounts reclassified out of each component of accumulated other comprehensive income are as follows:

Details About Accumulated Other	Amount Reclassified from Accumulated Other Other Comprehensive Income (Loss) Six Months Ended June 30,		Statement of
Comprehensive Income Components	2013	2012	Operations Classification
Gains and losses on cash flow hedges:
Interest rate swaps	$(2,992)	$—	Interest expense
Fuel commodity derivatives	562	863	Operating expenses
Natural gas commodity derivatives	315	532	Service revenues
Tax impact	839	(529)

Total reclassifications for the period	$(1,276)	$866

Amounts in parentheses represent debits to the statement of operations classification.

14.    Subsequent Events

The Company paid $21 million to Veolia Environnment S.A. as a working capital adjustment in September 2013, which will increase goodwill.

In September 2013, the Company entered into a letter of intent to dispose of certain assets in the East segment for $3.6 million and anticipates recording a loss of approximately $10.9 million.

Report of Independent Auditors

The Board of Directors and Shareholder

Veolia ES Solid Waste, Inc.

We have audited the accompanying consolidated balance sheets of Veolia ES Solid Waste, Inc. (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Veolia ES Solid Waste, Inc. at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP March 19, 2012, except for Note 11 as to which the date is July 20, 2012

Veolia ES Solid Waste, Inc.

Consolidated Balance Sheets

(In Thousands)

	December 31
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$4,316	$2,776
Accounts receivable, net of allowance for doubtful accounts of $2,086 and $1,625 in 2011 and 2010, respectively	123,126	120,652
Deferred tax assets	3,492	5,344
Prepaid expenses and other current assets	13,089	10,215

Total current assets	144,023	138,987

Property and equipment, net	751,247	729,382
Goodwill	869,961	865,051
Other intangible assets, net	18,187	16,108
Restricted funds held in trust	1,965	1,860
Investment in unconsolidated affiliates	16,001	15,208
Other assets	2,867	3,240

Total assets	$1,804,251	$1,769,836

Liabilities and shareholder’s equity
Current liabilities:
Accounts payable	$44,493	$43,898
Accrued payroll and related expenses	17,906	18,149
Other accrued expenses	65,000	71,734
Deferred revenue	50,080	46,200

Total current liabilities	177,479	179,981

Disposal site closure and long-term care obligation	173,082	170,137
Deferred tax liabilities	87,800	82,914
Due to affiliates, net	384,012	419,149
Other liabilities	26,732	30,431

Total liabilities	849,105	882,612

Shareholder’s equity:
Paid-in capital	725,865	725,865
Retained earnings	229,281	161,359

Total shareholder’s equity	955,146	887,224

Total liabilities and shareholder’s equity	$1,804,251	$1,769,836

See accompanying notes.

Veolia ES Solid Waste, Inc.

Consolidated Statements of Income and Retained Earnings

(In Thousands)

	Year Ended December 31
	2011	2010	2009
Revenues	$812,472	$780,640	$751,155

Expenses:
Cost of operations (excluding depreciation and amortization)	488,519	459,196	441,181
Selling, general, and administrative expenses	86,432	81,616	75,411
Depreciation and amortization	111,176	110,774	112,325

Total expenses	686,127	651,586	628,917

Income from operations	126,345	129,054	122,238

Other income (expense):
Earnings from equity investee	1,043	996	1,223
Interest expense, net – related party (Note 7)	(3,064)	(3,214)	(14,224)
Related-party fees (Note 7)	(20,013)	(19,052)	(17,916)
Other, net	3,235	2,866	2,057

Income before income taxes	107,546	110,650	93,378
Provision for income taxes	39,624	44,110	33,968

Net income	67,922	66,540	59,410

Retained earnings at beginning of year	161,359	94,819	86,586
Dividends paid to VESNA (Note 7)	—	—	(51,177)

Retained earnings at end of year	$229,281	$161,359	$94,819

See accompanying notes.

Veolia ES Solid Waste, Inc.

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31
	2011	2010	2009
Operating activities
Net income	$67,922	$66,540	$59,410
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	111,176	110,774	112,325
Closure and post-closure accretion expense	9,912	10,196	10,640
Deferred income taxes	6,738	(279)	5,376
Gain on sales of assets	(1,308)	(1,662)	(1,086)
Dividends (less than) in excess of earnings from equity investee	(793)	504	(523)
Changes in operating assets and liabilities, net of effects of acquired businesses:
Accounts receivable	(2,017)	(10,079)	10,769
Prepaid expenses and other current assets	(2,827)	1,314	(2,114)
Accounts payable and accrued expenses	(7,109)	4,263	(459)
Disposal site closure and long-term care spending	(15,290)	(6,905)	(2,476)
Other	(3,316)	(2,551)	(2,756)

Net cash provided by operating activities	163,088	172,115	189,106

Investing activities
Acquisition of businesses, net of cash acquired	(14,092)	(41,967)	(2,226)
Purchases of property and equipment	(114,439)	(89,392)	(76,318)
Proceeds from sale of assets	2,225	4,644	2,503
Proceeds from sale of business	—	34,392	—
Increase in restricted funds held in trust	(105)	(55)	(11)

Net cash used in investing activities	(126,411)	(92,378)	(76,052)

Financing activities
Repayments to affiliates, net	(35,137)	(79,847)	(60,824)
Dividends paid to VESNA (Note 7)	—	—	(51,177)

Net cash used in financing activities	(35,137)	(79,847)	(112,001)

Net increase (decrease) in cash and cash equivalents	1,540	(110)	1,053
Cash and cash equivalents at beginning of year	2,776	2,886	1,833

Cash and cash equivalents at end of year	$4,316	$2,776	$2,886

See accompanying notes.

Veolia ES Solid Waste, Inc.

Notes to Consolidated Financial Statements

(In Thousands)

December 31, 2011

1. Organization and Basis of Presentation

Veolia ES Solid Waste, Inc. (the Company) is an indirect wholly owned subsidiary of Veolia Environmental Services North America Corp. (VESNA), which is an indirect wholly owned subsidiary of Veolia Environnment S.A. (VE). VE is publicly traded on the Paris stock exchange, with American Depository Receipts also traded on the New York Stock Exchange.

The Company is an integrated solid waste services company providing a range of collection, transfer, transportation, disposal, and recycling services to generators of solid waste and special waste. The Company provides these services in Alabama, Florida, Georgia, Illinois, Indiana, Kentucky, Michigan, Minnesota, Missouri, New Jersey, Pennsylvania, and Wisconsin. As of December 31, 2011, the Company owned and operated 26 landfills, two closed landfills, 67 solid waste collection operations, 14 recycling facilities, and 41 solid waste transfer stations. The Company also manages two other third-party-owned landfills, one recycling facility, and six transfer stations.

The Company markets its services principally through its facility managers and direct-sales representatives. The Company also obtains new customers from referral sources, reputation, and local media marketing. The Company has a diverse customer base, with no single customer accounting for more than 3% of the Company’s revenues during the years ended December 31, 2011, 2010, or 2009. The Company does not believe that the loss of any single customer would have a material adverse effect on the Company’s results of operations.

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

2. Significant Accounting Policies

Revenue Recognition

The Company earns revenue principally by providing collection, transportation, recycling, and disposal services to generators of solid and special waste. Revenues are recorded as services are performed. Certain customers are billed in advance and, accordingly, recognition of the related revenues is deferred until the services are provided. Revenues are recorded net of applicable landfill and sales taxes.

The Company grants credit to the majority of its customers. It is not the policy of the Company to require collateral from its customers in order to provide credit. On a periodic basis, the Company evaluates its accounts receivable and establishes the allowance for doubtful accounts based on a combination of specific customer circumstances and credit conditions, as well as the Company’s history of write-offs and collections. The Company’s policy is, generally, to not charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payments have not been received by the due date listed on the invoice terms. Write-offs are recorded against the allowance for doubtful accounts when all reasonable efforts for collection have been exhausted.

Cash and Cash Equivalents

The Company considers all short-term investments with maturities of three months or less when purchased to be cash equivalents.

Veolia ES Solid Waste, Inc.

Notes to Consolidated Financial Statements (continued)

(In Thousands)

2. Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are stated at cost. Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the respective assets. Vehicles and equipment are depreciated over their useful lives ranging from 3 to 10 years. Containers and carts are depreciated over their useful lives ranging from 5 to 10 years. Buildings are depreciated over their useful lives ranging from 5 to 20 years. Leasehold improvements are depreciated over the lesser of the life of the asset or the remaining term of the lease.

Landfill costs include the purchase price of the landfill, landfill construction, engineering, and permit costs and certain other professional fees. These costs are amortized using the units-of-production method. Under this method, an amortization cost per ton is calculated for various types of solid waste for each of the Company’s landfills. The cost per ton is based on landfill-specific compaction factors, the determination of airspace utilization, and estimated remaining permitted airspace. The determination of airspace utilization and remaining permitted airspace is performed annually by conducting annual topographic surveys, using aerial and field survey techniques of the Company’s landfill facilities to determine the remaining airspace in each landfill. The surveys are reviewed by the Company’s consulting engineers, the Company’s internal engineering staff, and its accounting staff. Amortization is recorded by multiplying the respective cost per ton by the tonnage deposited into the landfill.

Landfill costs incurred for future development are not amortized until the permit is obtained and operations have commenced. Until such time, these costs are included with land and land improvements. If the Company determines that the landfill cannot be developed, these costs are charged to expense.

Goodwill and Other Intangible Assets

Goodwill is not amortized, but is subject to an annual impairment test. Amortizable intangible assets primarily consist of customer lists, which are amortized over 8 to 10 years.

The Company is required to perform goodwill impairment tests on an annual basis and between annual tests in certain circumstances. The Company performs its annual test for impairment in its fourth fiscal quarter, and in 2011, 2010, and 2009 concluded that an impairment charge was not required. There can be no assurance that future goodwill impairment tests will not result in a charge to earnings.

Restricted Funds Held in Trust

Restricted funds held in trust at December 31, 2011 and 2010, consisted of amounts on deposit with various regulatory bodies in accordance with state and local requirements. These funds, together with letters of credit, performance bonds (see Financial Assurance Bonds and Corporate Guarantees section in Note 2), and corporate guarantees support the Company’s financial assurance obligations for its facilities’ closure and post-closure costs.

Disposal Site Closure and Long-Term Care

The Company has material financial obligations relating to closure and post-closure costs (long-term care) for which it is or may become responsible. Estimates for final closure and post-closure costs are developed using input from the Company’s engineers and accountants and are reviewed by management, typically at least once per year. These estimates involve projections of costs that will be incurred after the landfill ceases operations and

Veolia ES Solid Waste, Inc.

Notes to Consolidated Financial Statements (continued)

(In Thousands)

2. Significant Accounting Policies (continued)

during the legally required post-closure monitoring period. Once the final costs have been estimated, the Company inflates those costs to the expected time of payment and discounts the expected future costs back to present value.

An inflation rate of 2.50% and a discount rate, using a credit-adjusted, risk-free discount rate of 5.94%, was used to determine the present value of the initial future closure and post-closure costs. The discount rate, established upon adoption of Accounting Standards Codification (ASC) Topic 410, Asset Retirement and Environmental Obligations, is based on the risk-free interest rate on obligations of similar maturity, adjusted for VE’s credit rating. Interest accretion on closure and post-closure liabilities is recorded using the effective-interest method and is included in the cost of operations on the consolidated statements of income and retained earnings.

The Company accrues prospectively for a landfill’s estimated total final closure and post-closure costs on a units-of-consumption basis by applying a rate per ton over the permitted capacity of the landfill. The debit corresponding to the increase in the accrual is recorded as an increase to landfill assets. These assets are then fully depreciated in the same period through depreciation expense. Closure and post-closure costs are fully accrued for each landfill once the site discontinues accepting waste. In addition, the Company accrues for landfill retirement costs arising from final capping obligations as discrete events, rather than as a part of closure costs. These capping obligations are also accrued prospectively on a units-of-consumption basis.

The Company does not believe that it is practical to develop a methodology to reliably estimate a market-risk premium, and has therefore, excluded any such market-risk premium from the determination of expected cash flows for landfill asset retirement obligations.

The changes to disposal site closure and long-term care obligation for the years ended December 31, 2009, 2010 and 2011, are as follows:

January 1, 2009	$151,744
Liabilities incurred	11,211
Liabilities settled	(2,476)
Accretion expense	10,640

December 31, 2009	171,119
Liabilities incurred	11,153
Liabilities settled	(6,905)
Accretion expense	10,196
Acquisition of landfill (Note 3)	7,198
Divestiture of landfills (Note 3)	(6,624)

December 31, 2010	186,137
Liabilities incurred	10,823
Liabilities settled	(15,290)
Accretion expense	9,912

December 31, 2011	$191,582

Veolia ES Solid Waste, Inc.

Notes to Consolidated Financial Statements (continued)

(In Thousands)

2. Significant Accounting Policies (continued)

Financial Assurance Bonds and Corporate Guarantees

For certain obligations, the Company elects to satisfy its financial assurance obligations through the use of bonds. The Company pays annual premiums to obtain performance bonds underwritten by insurance carriers. These premiums are amortized over the life of the bond when material. At December 31, 2011 and 2010, the Company had $216,835 and $159,165, respectively, of coverage under performance bonds for closure and post-closure activities, and coverage of $74,684 and $69,825, respectively, for other activities.

The Company satisfies certain financial assurance obligations to state regulatory agencies for landfill closure and post-closure through corporate guarantees. At December 31, 2011 and 2010, the Company provided corporate guarantees totaling $55,842 and $59,600, respectively.

There are no probable and reasonably estimable losses under these corporate guarantees at either December 31, 2011 or 2010. Accordingly, there are no liabilities recorded on the consolidated balance sheets.

Investments in Unconsolidated Affiliates

The Company has a 50% equity interest in Urban Sanitation Company Limited, a Bahamian company. The 50% interest provides the Company significant influence, but is not a controlling interest; therefore, the Company accounts for its investment using the equity method.

Income Taxes

The operations of the Company and certain affiliates are included in the consolidated federal income tax return of Veolia Environnement North America Operations, Inc. (VENAO), a subsidiary of VE. Taxes payable to or receivable from VENAO are included with other accrued expenses on the consolidated balance sheets (see Note 6) and are calculated as if the Company were a stand-alone taxpayer (see Note 8). Actual federal taxes paid are determined at the VENAO consolidated level.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts and the tax bases of existing assets and liabilities.

The Company recognizes a tax benefit for positions taken on a tax return when such positions are considered more likely than not to be sustained based solely on their technical merits. Although the Company believes that the positions taken on previously filed tax returns are appropriate, it nevertheless has established tax, penalties, and interest reserves through the income tax provision for certain tax positions that do not meet the recognition threshold based on an evaluation of all available evidence. The tax reserves are reviewed as circumstances warrant, and are adjusted as events occur that affect the Company’s estimated liability for additional taxes, such as lapsing of applicable statutes of limitations, conclusion of tax audits, additional exposure based on current calculations, identification of new issues, issuance of administrative guidance, or rendering of a court decision affecting a particular tax issue.

Veolia ES Solid Waste, Inc.

Notes to Consolidated Financial Statements (continued)

(In Thousands)

2. Significant Accounting Policies (continued)

Consolidated Statements of Cash Flows

Supplemental disclosures of cash flow information are as follows:

	Year Ended December 31
	2011	2010	2009
Interest paid, including payments to affiliates	$6,840	$7,126	$19,647
Income taxes paid, including payments to affiliates	43,917	47,086	27,228
Income tax refunds received	114	214	3,376

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, restricted funds held in trust, accounts payable, debt instruments with related parties, and amounts due from and due to affiliates. None of the Company’s debt instruments outstanding at December 31, 2011, have readily ascertainable market values due to the related-party status. It was not practicable to estimate the fair value of these amounts. See Note 7 for the terms and carrying values of the Company’s various debt instruments. The carrying values of the other financial instruments are considered to be representative of their respective fair values.

Impairment of Long-Lived Assets

Property and equipment and amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of expected undiscounted cash flows is less than the carrying value of the related asset, or group of assets, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets.

Use of Estimates

The preparation of consolidated financial statements in conformity with United States generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Although management believes that the Company’s estimates and assumptions are reasonable, they are based upon information presently available. Actual results may differ significantly from the estimates.

Subsequent Events

In connection with the preparation of these consolidated financial statements, the Company evaluated subsequent events through July 20, 2012, the date these consolidated financial statements were available to be issued. There were no subsequent events required to be recognized or disclosed in these consolidated financial statements.

New Accounting Pronouncements Adopted

In September 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) 2011-09, Multiemployer Plans (Subtopic 715-80) Disclosures about an Employer’s Participation in a Multiemployer Plan, which expands the disclosure requirements regarding the financial health of the plans to

Veolia ES Solid Waste, Inc.

Notes to Consolidated Financial Statements (continued)

(In Thousands)

2. Significant Accounting Policies (continued)

address concerns from various users of financial statements on the lack of transparency about an employer’s participation in a multi-employer pension plan. Previously, disclosures were limited primarily to the historical contributions made to the plans. The new guidance will help users of financial statements assess the potential future cash flow implications relating to the Company’s participation in multi-employer pension plans. The disclosures also will indicate the financial health of all of the significant plans in which the Company participates, and assist a financial statement user to access additional information that is available outside of the financial statements. The ASU is effective for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company has elected early adoption of this ASU. The expanded disclosures are included in Note 9.

In September 2011, the FASB issued ASU 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment, which gives companies the option to perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount and, in some cases, the two-step impairment test would not be required. The ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company has elected early adoption of this ASU. Adoption did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In May 2011, the FASB issued guidance to amend the requirements related to fair value measurement, which changes the wording used to describe many requirements in GAAP for measuring fair value and for disclosing information about fair value measurements. Additionally, the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements. The amended guidance is effective for annual periods beginning after December 15, 2011, and is applied prospectively. Adoption of this guidance at the beginning of 2012 is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued an update to ASC No. 220, Presentation of Comprehensive Income, which eliminates the option to present other comprehensive income and its components in the statement of shareholders’ equity. The items of net income and other comprehensive income can either be presented in a single continuous statement of comprehensive income or in two separate, but consecutive statements. Under either method, the statement would need to be presented with equal prominence as the other primary financial statements. The amended guidance, which must be applied retrospectively, is effective for fiscal years beginning after December 15, 2011, with earlier adoption permitted. In December 2011, the FASB deferred the effective date pertaining to reclassification adjustments out of accumulated other comprehensive income. Adoption of this guidance at the beginning of 2012 is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2011, the FASB issued guidance to amend the requirements related to balance sheet offsetting. These amendments require the Company to disclose information about rights of offset and related arrangements to enable users of its financial statements to understand the effect or potential effect of those arrangements on its financial position. The amended guidance is effective for fiscal years beginning on or after January 1, 2013, with required disclosures made retrospectively for all comparative periods presented. Adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

Veolia ES Solid Waste, Inc.

Notes to Consolidated Financial Statements (continued)

(In Thousands)

3. Acquisitions and Divestitures

During 2011, the Company paid approximately $14.1 million in cash to acquire certain businesses, including two solid waste collection operations with certain equipment, customers, and routes that the Company can integrate with its existing landfills and solid waste transfer operations. The preliminary allocation of the purchase price was primarily to property and equipment of $6.2 million; other intangible assets of $4.5 million; and goodwill of $4.9 million. Goodwill represents the premium paid to acquire solid waste collection and disposal operations, and an employee workforce with potential synergies involved in integrating the purchased solid waste collection operations into the Company’s existing landfills and solid waste transfer operations. The resulting goodwill from these acquisitions is deductible for tax purposes.

During 2010, the Company paid approximately $42.0 million in cash to acquire certain businesses, including one landfill and two solid waste collection operations with certain equipment, customers, and routes that the Company can integrate with its existing landfills and solid waste transfer operations. The allocation of the purchase price was primarily to property and equipment of $24.4 million; other intangible assets of $6.8 million; goodwill of $16.4 million; and landfill closure liability of $(7.2) million. Goodwill represents the premium paid to acquire solid waste collection and disposal operations, and an employee workforce with potential synergies involved in integrating the purchased solid waste collection operations into the Company’s existing landfills and solid waste transfer operations. The resulting goodwill from these acquisitions is deductible for tax purposes.

During 2009, the Company paid $2.2 million in cash to acquire certain businesses, including three solid waste collection operations with certain equipment, customers, and routes that the Company can integrate with its existing landfills and solid waste transfer operations. The allocation of the purchase price was primarily to property and equipment of $0.7 million; other intangible assets of $0.1 million; goodwill of $1.7 million. Goodwill represents the premium paid to acquire solid waste collection operations and an employee workforce with potential synergies involved in integrating the purchased solid waste collection operations into the Company’s existing landfills and solid waste transfer operations. The entire amount of goodwill is expected to be deductible for tax purposes.

As an integral part of certain acquisitions, the former shareholders signed contracts not to compete, and in certain situations key management members entered into employment agreements to continue in the management of these businesses. Costs associated with these arrangements are charged to operations over their respective lives.

On October 2, 2010, the Company disposed of two landfills and four hauling operations located in Missouri and Illinois for proceeds of $34.4 million. As a result of this transaction, the Company derecognized net assets with a carrying value of $13.2 million (primarily property, equipment, and landfill closure liability) and goodwill of $21.2 million was allocated to the disposal. No gain or loss was recognized related to this transaction. The buyer in this transaction was a third party and also the seller of a business, including one landfill and certain solid waste hauling operations acquired by the Company during 2010. Both transactions closed at the same time.

During 2010, the Company recorded certain adjustments to purchase accounting for previous acquisition transactions, resulting in an increase of approximately $2.1 million to goodwill, an increase of approximately $1.4 million to deferred tax assets, and an increase of approximately $3.5 million to other liabilities on the accompanying consolidated balance sheets.

Veolia ES Solid Waste, Inc.

Notes to Consolidated Financial Statements (continued)

(In Thousands)

4. Property and Equipment

Property and equipment consist of the following:

	December 31
	2011	2010
Land and land improvements	$1,064,454	$1,017,880
Vehicles and equipment	456,812	418,270
Containers and carts	183,565	167,453
Buildings and leasehold improvements	113,610	103,985

	1,818,441	1,707,588
Less accumulated depreciation and amortization	1,067,194	978,206

	$751,247	$729,382

Gross landfill costs of approximately $1,027,295 and $982,655 are included in land and land improvements at December 31, 2011 and 2010, respectively. Landfill costs incurred for future development are a component of gross landfill costs and are included in land and land improvements. These costs represent various landfill properties and costs related to potential additional airspace expansions for which the Company intends to seek permits, with an aggregate book carrying value of approximately $39,453 and $56,759 at December 31, 2011 and 2010, respectively, which are not being amortized. During the years ended December 31, 2011 and 2010, interest of approximately $77 and $29, respectively, was capitalized related to land being actively developed.

Total depreciation expense recorded was $108,720, $107,877, and $106,613 in 2011, 2010, and 2009, respectively.

5. Intangible Assets

The following tables present details of the Company’s other intangible assets, net:

	Gross	Accumulated Amortization	Net
December 31, 2011
Customer lists	$86,148	$70,814	$15,334
Other	3,539	686	2,853

	$89,687	$71,500	$18,187

December 31, 2010
Customer lists	$82,161	$68,640	$13,521
Other	4,263	1,676	2,587

	$86,424	$70,316	$16,108

Total amortization expense recorded was $2,456, $2,897, and $5,712 in 2011, 2010, and 2009, respectively, related to these identifiable intangible assets. The estimated future amortization expense of purchased intangible assets for the five years succeeding December 31, 2011, is as follows: 2012 – $2,185; 2013 – $2,165; 2014 – $2,158; 2015 $2,120; and 2016 – $1,784.

Veolia ES Solid Waste, Inc.

Notes to Consolidated Financial Statements (continued)

(In Thousands)

6. Other Accrued Expenses and Other Long-Term Liabilities

Other accrued expenses consist of the following:

	December 31
	2011	2010
Insurance	$11,000	$11,000
Current portion of disposal site closure and long-term care obligation	18,500	16,000
State income taxes payable	758	2,733
Income taxes (receivable from) payable to VENAO (Note 7)	(692)	8,056
Accrued VESNA interest expense (Note 7)	573	534
Accrued Veolia Proprete S.A. royalty expense (Note 7)	2,048	1,977
Accrued taxes (property and environmental)	24,898	22,975
Other	7,915	8,459

	$65,000	$71,734

Other long-term liabilities consist of the following:

	December 31
	2011	2010
Insurance	$15,028	$18,618
Post-retirement health insurance	3,653	3,497
Capital lease obligation	2,991	2,950
Other long-term liabilities	5,060	5,366

	$26,732	$30,431

7. Transactions With Affiliates

Amounts due to (from) affiliates are as follows:

	December 31
	2011	2010
Income taxes (receivable from) payable to VENAO	$(692)	$8,056
Veolia Proprete S.A.	2,048	1,977
VESNA	384,585	419,683

	$385,941	$429,716

Income taxes (receivable from) payable to VENAO are included in other accrued expenses and represent amounts due under tax-sharing arrangements with affiliates.

Amounts due to Veolia Proprete S.A., an affiliate of VESNA, are included in other accrued expenses on the consolidated balance sheets and represent unpaid brand royalty fees at December 31, 2011 and 2010.

Amounts due to VESNA represent promissory notes payable and accrued interest expense, as discussed below, and net cash sweeps relating to a cash-pooling arrangement, offset by various expenses, including insurance coverage and management fees paid by VESNA on behalf of the Company. At December 31, 2011 and 2010, the

Veolia ES Solid Waste, Inc.

Notes to Consolidated Financial Statements (continued)

(In Thousands)

7. Transactions With Affiliates (continued)

amount due from VESNA relating to the cash-pooling arrangement was $117,947 and $82,809, respectively, and has been reflected as a reduction in the amounts due to affiliates on the accompanying consolidated balance sheets. The balance due from VESNA relating to the cash-pooling arrangement bears interest at a rate of 2.68%, 4.92%, and 4.01% in 2011, 2010, and 2009, respectively. Interest income (expense) on the principal balance due to or from VESNA relating to the cash-pooling arrangement is payable monthly and was $3,601, $3,783, and $(518) during 2011, 2010, and 2009, respectively.

On October 30, 2006, the Board of Directors of the Company authorized a dividend payment of $180,000 to VESNA. The dividend payment was funded through borrowings from a 10-year promissory note with VESNA in the same amount. The note bears interest at a rate that is reset quarterly equal to the London Interbank Offered Rate (LIBOR) plus 0.90% (average rates of 1.21%, 1.24%, and 1.76% for the years ended December 31, 2011, 2010, and 2009, respectively). Interest accrued on the principal balance is payable quarterly. The principal balance plus any unpaid interest is payable in full on October 30, 2016. Interest expense related to the note payable to VESNA was $2,172, $2,238, and $3,175 for the years ended December 31, 2011, 2010, and 2009, respectively.

Debt Payable to VESNA

On July 28, 2000, the Company entered into a debt agreement with Veolia Proprete S.A. The debt bore interest at LIBOR plus 0.90%. The outstanding principal balance of $318,359 and accrued interest under this debt agreement were paid in full on December 6, 2007, with proceeds from borrowings under two new debt agreements with Veolia Proprete S.A. The first of the new agreements (Medium-Term Loan) allowed for a maximum principal balance of $211,000. The Medium-Term Loan bore interest at LIBOR plus 0.60% and had a maturity date of December 6, 2012. The second debt agreement (Long-Term Loan) allowed for a maximum principal balance of $110,958. The Long-Term Loan bore interest at LIBOR plus 1.60% and had a maturity date of December 6, 2022. Interest expense related to the Medium-Term and Long-Term Loan agreements totaled $6,216 for 2009.

The outstanding principal balance of $321,958 and accrued interest under the Medium-Term and Long-Term Loan agreements were paid in full on August 26, 2009, with proceeds from borrowings under two new debt agreements with VESNA. The first of the new agreements (VESNA Medium-Term Loan) allows for a maximum principal balance of $211,000 and matures on August 26, 2014. During the period from August 26, 2009 to December 31, 2009, the VESNA Medium-Term Loan bore interest at a fixed rate of 4.01%. Following that period, the VESNA Medium-Term Loan bears interest at a rate that is reset semiannually equal to LIBOR plus 0.60% (average rates of 1.05% and 1.16% for the years ended December 31, 2011 and 2010, respectively). The second debt agreement (VESNA Long-Term Loan) allows for a maximum principal balance of $110,958 and matures on August 26, 2024. During the period from August 26, 2009 to December 31, 2009, the VESNA Long-Term Loan bore interest at a fixed rate of 4.01%. Following that period, the VESNA Long-Term Loan bears interest at a rate that is reset semiannually equal to LIBOR plus 1.60% (average rates of 2.05% and 2.17% for the years ended December 31, 2011 and 2010, respectively). At December 31, 2011, outstanding borrowings under the VESNA Medium-Term and Long-Term Loan agreements were $211,000 and $110,958, respectively. Interest expense related to the VESNA Medium-Term and Long-Term Loan agreements totaled $2,216 and $2,277 for 2011, respectively, and $2,396 and $2,363 for 2010, respectively.

Veolia ES Solid Waste, Inc.

Notes to Consolidated Financial Statements (continued)

(In Thousands)

7. Transactions With Affiliates (continued)

Interest and fees to (from) affiliates were as follows:

	Year Ended December 31
	2011	2010	2009
Interest expense (included in interest expense, net)	$6,665	$6,997	$14,224
Interest income (included in interest expense, net)	(3,601)	(3,783)	—
Veolia Proprete S.A. royalty fee (included in related-party fees)	8,147	7,812	7,506
VESNA management fee (included in related-party fees)	11,866	11,240	10,410

Interest expense includes interest on borrowings and debt due to VESNA. Interest income includes interest on balances due from VESNA relating to the cash-pooling arrangement. The Veolia Proprete S.A. royalty fee is approximately 1% of third-party revenue. The Company is also charged a fee for various additional management and administrative services provided by VESNA. VESNA provides services in the areas of information technology, purchasing, risk management, processing and payment of vendor invoices, employee benefits administration, marketing and communications, and treasury and tax planning and compliance.

Insurance

The Company, through arrangements with VESNA, has insurance coverage for workers’ compensation and motor vehicle liabilities in excess of certain occurrence deductibles. Provisions are recorded each period for incidents and claims below the occurrence deductible and represent management’s best estimate of the ultimate settlement of developed claims, including claims incurred but not reported. Such provisions representing the obligations of the Company are reflected in the accompanying consolidated financial statements. VESNA purchases insurance coverage on behalf of the Company.

The Company also has arrangements through VESNA for insurance coverage for employee medical benefits in excess of certain deductibles. Provisions are recorded on the consolidated financial statements of VESNA each period for claims in excess of employee deductibles and represent management’s best estimate of the ultimate claims liability, including claims incurred but not reported. The provisions representing the obligations of the Company are reflected in the consolidated financial statements of VESNA. The Company maintains a one month provision for premiums payable to VESNA which are charged one month in arrears.

Veolia Environnment Letter-of-Credit Facility

The Company participates in a $1.25 billion letter-of-credit facility with VE and certain other U.S. affiliates (VE LOC Facility). At December 31, 2011, the Company had open letters of credit totaling approximately $8,351 under the VE LOC Facility. Total expenses related to the VE LOC Facility were $739, $878, and $1,038 during 2011, 2010, and 2009, respectively.

In addition, VESNA maintains open letters of credit as collateral to secure its obligations under its various insurance policies. The portion of these letters of credit related to the Company’s obligations is approximately $47,475 at December 31, 2011.

Veolia ES Solid Waste, Inc.

Notes to Consolidated Financial Statements (continued)

(In Thousands)

8. Income Taxes

Current and deferred taxes have been presented by the Company on a stand-alone basis. The provision for income taxes consists of the following:

	Year Ended December 31
	2011	2010	2009
Current:
Federal	$31,218	$39,332	$27,981
State	1,668	5,057	611

	32,886	44,389	28,592

Deferred:
Federal	5,970	(247)	4,513
State	768	(32)	863

	6,738	(279)	5,376

	$39,624	$44,110	$33,968

The differences in the provisions for income taxes and the amounts determined by applying the federal statutory rate of 35% for 2011, 2010, and 2009 to income before income taxes are as follows:

	Year Ended December 31
	2011	2010	2009
Tax at statutory rate	$37,641	$38,727	$32,682
State income taxes, net of federal benefit	1,634	3,434	2,109
Other	349	1,949	(823)

Tax expense	$39,624	$44,110	$33,968

The deferred income tax balances consist of the following:

	December 31
	2011	2010
Deferred tax liabilities:
Property and equipment	$83,792	$84,430
Intangible assets and tax – deductible goodwill	84,724	76,850
Other	2,534	1,820

Total deferred tax liabilities	171,050	163,100

Deferred tax assets:
Closure and long-term care obligations	77,461	75,310
Other expenses not currently deductible	8,598	10,220
State net operating loss carryforwards and tax credits	2,413	2,372

	88,472	87,902
Valuation allowance for deferred tax assets	(1,730)	(2,372)

Total deferred tax assets	86,742	85,530

Net deferred tax liabilities	$84,308	$77,570

Veolia ES Solid Waste, Inc.

Notes to Consolidated Financial Statements (continued)

(In Thousands)

8. Income Taxes (continued)

At December 31, 2011 and 2010, the Company had net operating loss carryforwards of approximately $24,146 and $23,119, respectively, for state income tax purposes that began to expire in 2009. A valuation allowance of $791 and $1,433 has been recorded as of December 31, 2011 and 2010, respectively, related to all of the state net operating loss carryforwards that management believes will not be available to offset the future taxable income of the Company.

The Company also has state tax credit carryovers of approximately $1,446. The deferred tax asset, net of federal taxes, recorded by the Company for these state tax credits was $939 at December 31, 2011 and 2010. This deferred tax asset is also offset by a valuation allowance. It is management’s opinion that the realization of the deferred tax assets relating to these state tax credits is not “more likely than not,” despite the fact that the state tax credits do not have any expiration date.

9. Employee Benefit Plans

Defined-Contribution Plans

The Company participates in a defined-contribution 401(k) savings plan maintained by VESNA that covers substantially all non-union employees meeting certain minimum eligibility requirements. The Company also has a separate defined-contribution 401(k) savings plan covering certain collectively bargained employees. Participating employees can elect to defer a portion of their compensation and contribute to the plan on a pretax basis.

The Company also matches certain amounts, as defined in the plan documents. Contributions made by the Company under the various plans were $1,950, $1,933, and $1,907 for the years ended December 31, 2011, 2010, and 2009, respectively, and are based on its required contributions to such plans.

Multi-Employer Pension Plans

The Company also participates in various trustee-managed “multi-employer” pension plans under collective-bargaining agreements covering union-represented employees. These plans generally provide retirement benefits to participants based on their service to contributing employers. The risks of participating in these multi-employer plans are different from single-employer plans in the following aspects:

a.	Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers.

b.	If a participating employer stops contributing to the plan the unfunded obligations of the plan may be borne by the remaining participating employers.

c.	If Entity A chooses to stop participating in some of its multi-employer plans, Entity A may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The Company’s participation in these plans for the annual period ended December 31, 2011, is outlined in the table below. The “EIN/Pension Plan Number” column provides the Employee Identification Number (EIN) and the three-digit plan number, if applicable. Unless otherwise noted, the most recent Pension Protection Act (PPA) zone status available in 2011 and 2010 was obtained from the plan’s most recent Annual Funding Notice. Among other factors, plans in the critical (red) zone are generally less than 65 percent funded, plans in the endangered

Veolia ES Solid Waste, Inc.

Notes to Consolidated Financial Statements (continued)

(In Thousands)

9. Employee Benefit Plans (continued)

(yellow) zone are less than 80 percent funded, and plans in the not endangered or critical (green) zone are at least 80 percent funded. The “FIP/RP Status Pending/Implemented” column indicates plans for which a financial improvement plan (FIP) or a rehabilitation plan (RP) is either pending or has been implemented. The last column lists the expiration date(s) of the collective-bargaining agreement(s) to which the plans are subject. There have been no significant changes that affect the comparability of 2011 and 2010 contributions.

	EIN/Pension Plan Number	Pension Protection Act Zone Status		FIP/RP Status Pending/ Implemented(B)	Veolia ES Solid Waste Contributions			Expiration Date of Collective- Bargaining Agreement
Pension Fund
		2010	2009		2011	2010	2009
Suburban Teamsters of Northern IL Pension Fund	36-6155778-001	Critical as of 1/1/10	Not Endangered or Critical as of 1/1/09	Implemented	$315	$296	$255	1/31/2014

Central Pension Fund of the International Union of Operating Engineers and Participating Employers	36-6052390-001	Not Endangered or Critical as of 2/1/10	Endangered as of 2/1/09	No	27	9	—	6/30/2014

Pension Fund of Automobile Mechanics Local No. 701	36-6042061-001	Endangered as of 1/1/10	Not Endangered or Critical as of 1/1/09	Implemented	105	101	80	12/31/2013

Local 731 Private Scavengers and Garage Attendants Pension Fund(A)	36-6513567-001	Endangered as of 10/1/10	Endangered as of 10/1/09	Implemented	1,298	1,234	1,133	9/30/2013

Midwest Operating Engineers Pension Fund	36-6140097-001	Not Endangered or Critical as of 4/1/10	Endangered as of 4/1/09	No	402	349	357	Various dates through 6/30/2014

Teamsters Local Union No. 301 Union Pension Fund(A)	36-6492992-001	Not Endangered or Critical as of 1/1/10	Not Endangered or Critical as of 1/1/09	No	500	506	514	9/30/2013

Central States Southeast and Southwest Areas Pension Fund	36-6064560-001	Critical As of 1/1/10	Critical as of 1/1/09	Implemented	124	111	103	1/31/2015

Laborer’s National Industrial Pension Fund	52-6074345-001	Critical as of 1/1/10	Endangered as of 1/1/09	Implemented	29	28	30	11/15/2013

IBT Local 945 Pension Fund(A)	22-6196388-001	Critical as of 1/1/10	Critical as of 1/1/09	Implemented	176	220	242	Various dates through 10/31/2014

IAM National Pension Fund	51-6031295-002	Not Endangered or Critical as of 1/1/10	Not Endangered or Critical as of 1/1/09	No	58	57	54	12/31/2013

Local 705 Int’l Brotherhood of Teamsters Pension TR. FD.	36-6492502-001	Endangered as of 1/1/10	Endangered as of 1/1/09	Implemented	176	170	173	9/30/2013

Veolia ES Solid Waste, Inc.

Notes to Consolidated Financial Statements (continued)

(In Thousands)

9. Employee Benefit Plans (continued)

(A)	–	The employers contributions to the plan represent greater than 5% of the total contributions to the plan for the most recent plan year available.
(B)	–	A multi-employer defined benefit pension plan that has been certified as endangered, seriously endangered, or critical may begin to levy a statutory surcharge on contribution rates. Once authorized, the surcharge is at the rate of 5% for the first 12 months and 10% for any periods thereafter. Contributing employers, however, may eliminate the surcharge by entering into a collective bargaining agreement that meets the requirements of the applicable FIP or RP.

The Company’s pension expense for multi-employer plans was $3,210, $3,081, and $2,940 for the years ended December 31, 2011, 2010, and 2009, respectively, and is based on its required contributions to such plans.

The Company’s portion of the projected benefit obligation, plan assets and unfunded liability of the multiemployer pension plans is not considered by management to be material to the Company’s consolidated financial position. However, the failure of participating employers to remain solvent could affect the Company’s portion of the plans’ unfunded liability. Specific benefit levels provided by union pension plans are not negotiated with or known by the employer contributors.

In connection with the Company’s ongoing renegotiations of various collective bargaining agreements, the Company may discuss and negotiate for the complete or partial withdrawal from one or more of these pension plans. If the Company elects to withdraw from these plans, the Company may incur expenses associated with the Company’s obligations for unfunded vested benefits at the time of the withdrawal.

Post-Retirement Health Insurance

The Company and VESNA are obligated to provide health insurance benefits to four former employees and their families under the terms of employment contracts originally entered into between the employees and the Company. Two of the employees were subsequently employed by VESNA, and the liability was assumed by VESNA as part of their amended employment contracts. However, the liability established under these arrangements remains on the books of the Company. The present value of the expected future obligation of $3,653 and $3,497 at December 31, 2011 and 2010, respectively, is included in other liabilities. At December 31, 2011, the portion of the liability attributable to the VESNA employees was $1,976, and the portion attributable to the Company’s employees was $1,677.

10. Commitments and Contingencies

Leases

The Company rents certain facilities and certain equipment under non-cancelable operating leases expiring at various dates through 2020. Future minimum lease payments under these leases as of December 31, 2011, are as follows:

Years ending December 31:
2012	$9,336
2013	9,102
2014	7,343
2015	3,352
2016	879
Thereafter	2,655

$32,667

Veolia ES Solid Waste, Inc.

Notes to Consolidated Financial Statements (continued)

(In Thousands)

10. Commitments and Contingencies (continued)

The Company shares its leased headquarters in Milwaukee with VESNA. The operating lease is in the name of the Company. Expenses are allocated between the Company and VESNA based on their respective occupancy. The future minimum lease payments reflected above include amounts related to the space occupied by VESNA, as follows:

Years ending December 31:
2012	$329
2013	334
2014	340
2015	346
2016	351
Thereafter	1,409

Rent expense for the facilities and equipment under operating leases was $9,827, $7,678, and $4,424 for the years ended December 31, 2011, 2010, and 2009, respectively.

Environmental

The Company engages independent environmental consulting firms as necessary to assist the Company in conducting environmental assessments of existing landfills or other properties in connection with companies acquired from third parties.

The ultimate amounts for environmental liabilities cannot be precisely determined, and estimates of such liabilities made by the Company, after consultation with the Company’s independent environmental engineers and legal counsel, require assumptions about future events due to a number of uncertainties, including the extent of any contamination, the appropriate remedy, the financial viability of other potentially responsible parties, and the final apportionment of responsibility among the potentially responsible parties. Where management has concluded that the Company’s estimated share of potential liabilities is probable, an undiscounted provision has been made in the consolidated financial statements.

The Company is subject to various laws and governmental regulations concerning environmental matters and continually monitors its operations with respect to potential environmental issues, including changes in environmental regulations and remediation technologies. The Company accrues for anticipated environmental monitoring and remediation costs for its landfills in the long-term care accrual (see Note 2).

The Company or its subsidiaries have been notified that they are potentially responsible parties at certain sites listed on the National Priorities List published by the U.S. Environmental Protection Agency. When the Company concludes that it is probable that a material liability has been incurred with respect to a site, a provision will be made in the Company’s consolidated financial statements reflecting the Company’s best estimate of the liability based on management’s judgment and experience, information available from regulatory agencies, and the number, financial resources, and relative degree of responsibility of other potentially responsible parties who are jointly and severally liable for remediation of the site, as well as the typical allocation of costs among such parties. The Company believes that ultimate resolution of these environmental liabilities will not have a material adverse effect on the Company’s results of operations or financial condition.

As is the case with all sites, the performance of the elected remedies will be subject to periodic review by regulatory agencies. In the event that the selected remedies do not perform adequately to meet applicable state

Veolia ES Solid Waste, Inc.

Notes to Consolidated Financial Statements (continued)

(In Thousands)

10. Commitments and Contingencies (continued)

and federal standards, additional remedial measures beyond those currently anticipated could be required by regulatory agencies. Implementation of any such additional remedial measures may involve substantial additional costs beyond those currently anticipated.

Legal

The Company is subject to extensive and evolving laws and regulations and has implemented its own environmental safeguards to respond to regulatory requirements. In the normal course of conducting its operations, the Company may become involved in certain legal and administrative proceedings. Some of these actions may result in fines, penalties, or judgments against the Company, which may have an impact on earnings for a particular period. The Company accrues for litigation and regulatory compliance contingencies when such costs are probable and can reasonably be estimated. The Company expects that matters in process at December 31, 2011, which have not been accrued in the consolidated financial statements, will not have a material adverse effect on liquidity, financial position, or results of operations.

The Company’s charter and bylaws require indemnification of its officers and directors if statutory standards of conduct have been met and allow the advancement of expenses to these individuals upon receipt of an undertaking by the individuals to repay all expenses if it is ultimately determined that they did not meet the required standards of conduct. The Company may incur substantial expenses in connection with the fulfillment of its advancement of costs and indemnification obligations in connection with current actions involving former or current officers of the Company or other actions or proceedings that may be brought against its former or current officers and employees.

In the normal course of its business, and as a result of the extensive government regulation of the solid waste industry, the Company periodically may become subject to various judicial and administrative proceedings and investigations involving federal, state, or local agencies. The Company is involved in various environmental matters and governmental proceedings, including original or renewal permit filings in connection with the establishment, operations, expansion, and closure and post-closure activities of certain landfills and other facilities. There can be no assurance that such permits will be granted or that other related proceedings will be resolved in a manner favorable to the Company. From time to time, the Company also may be subjected to actions brought by citizens’ groups in connection with the permitting of landfills and other facilities or alleging violations of the permits pursuant to which the Company operates. The Company is also subject from time to time to general commercial claims and litigation and personal injury or property damage claims and litigation arising out of accidents involving its vehicles. The Company believes that the ultimate resolution of these matters will not have a material adverse effect on its financial condition or results of operations.

Royalties

The Company has various arrangements that require it to pay royalties to former landowners, lessors, or the host communities in which certain operations are located. These obligations are generally based on waste tonnage disposed at specified landfills or transfer stations. These royalties are payable monthly or quarterly and amounts incurred, but not paid, are accrued in the accompanying consolidated balance sheets.

Insurance

The Company, through arrangements with VESNA, carries a commercial general liability policy and a property damage policy. The Company maintains an environmental impairment liability policy on its landfills and transfer

Veolia ES Solid Waste, Inc.

Notes to Consolidated Financial Statements (continued)

(In Thousands)

10. Commitments and Contingencies (continued)

stations that provides coverage, on a “claims-made” basis, against certain third-party, off-site environmental damage. There can be no assurance that the environmental impairment policy will remain in place or provide sufficient coverage for existing, but not yet known, third-party, off-site environmental liabilities.

11. Subsequent Events

Effective May 24, 2012, the Company became a wholly owned subsidiary of VES Solid Waste Holding, LLC, which is a wholly owned subsidiary of VESNA.

In February 2009, the Company and certain subsidiaries were named as defendants in a purported class action suit in Circuit Court, which was subsequently removed to the United States District Court for the Middle District of Alabama. The plaintiffs allege that the Company charged improper fees (fuel surcharge, administrative fees, environmental fees) that were in breach of the plaintiffs’ contracts. Similar class action complaints were also brought against the Company and certain subsidiaries in the states of Georgia, Alabama, and Illinois. The matter filed in the state of Illinois pertains to a class of individuals and entities in Indiana, Michigan, Illinois, Missouri, Kentucky, Minnesota, and Wisconsin. After several attempts to mediate these issues, the Company and plaintiffs’ counsel agreed in May 2012 to settle this litigation. In exchange for a dismissal, with prejudice, of all cases pending against the Company and its officers, the Company agreed to fund a settlement pool up to a maximum of $15.0 million to pay plaintiffs’ counsel legal fees and related court costs, with the remainder of the settlement pool to be available for a claims-made payout with reversion rights to the Company for any settlement pool funds remaining unclaimed, except for a minimum agreed payout of at least $2.5 million. The Company and plaintiffs’ counsel are in the process of preparing a single settlement document with the agreed-upon terms that will be presented to the court for final approval. The Company believes it is probable that the agreed-upon settlement will be approved by the court. Accordingly, based on information currently available and with the input of external specialists and legal counsel in these matters, the Company recorded a provision of $8.5 million, included in selling, general, and administrative expenses in May 2012, which represents management’s best estimate of the payments to be made to plaintiffs’ counsel and participants in the settlement of the class action litigation, as well as costs to administer the settlement. The range of possible loss, excluding administrative costs, related to the settlement of this litigation is $7.5 million to $15.0 million.

12. Quarterly Financial Data (Unaudited)

The following table summarizes the Company’s unaudited quarterly operating results for 2011 and 2010.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2011
Revenues	$185,965	$208,963	$213,191	$204,353
Gross profit	70,335	82,934	85,144	85,540
Net income	11,817	16,757	18,272	21,076
Net income excluding equity investment	11,451	16,517	18,106	20,805

2010
Revenues	$178,118	$200,547	$203,888	$198,087
Gross profit	69,164	83,414	83,834	85,032
Net income	11,986	19,157	17,923	17,474
Net income excluding equity investment	11,858	18,892	17,685	17,109

Veolia ES Solid Waste, Inc.

Notes to Consolidated Financial Statements (continued)

(In Thousands)

12. Quarterly Financial Data (Unaudited) (continued)

The Company’s operating revenues tend to be higher during the summer months, primarily due traditional seasonal increase in the volume of construction and demolition waste. Historically, the volumes of industrial and residential waste in certain regions in which the Company operates have tended to increase during the summer months. The Company’s second and third quarter revenues and results of operations reflect these seasonal trends.

Veolia ES Solid Waste, Inc.

Condensed Consolidated Balance Sheets – Unaudited

(In Thousands)

	September 30 2012	December 31 2011
Assets
Current assets:
Cash and cash equivalents	$2,532	$4,316
Accounts receivable, net of allowance for doubtful accounts of $1,551 and $2,086 in 2012 and 2011, respectively	120,180	123,126
Deferred tax assets	6,566	3,492
Prepaid expenses and other current assets	15,336	13,089

Total current assets	144,614	144,023

Property and equipment, net	753,013	751,247
Intangible assets, net	16,206	18,187
Goodwill	870,370	869,961
Restricted funds held in trust	1,949	1,965
Investment in unconsolidated affiliates	15,740	16,001
Other assets	2,705	2,867

Total assets	$1,804,597	$1,804,251

Liabilities and shareholder’s equity
Current liabilities:
Accounts payable	$34,742	$44,493
Accrued payroll and related expenses	18,820	17,906
Other accrued expenses	85,909	65,000
Deferred revenue	47,135	50,080

Total current liabilities	186,606	177,479

Disposal site closure and long-term care obligation	176,551	173,082
Deferred tax liabilities	89,316	87,800
Due to affiliates, net	331,050	384,012
Other liabilities	28,499	26,732

Total liabilities	812,022	849,105

Shareholder’s equity:
Paid-in capital	725,865	725,865
Retained earnings	266,710	229,281

Total shareholder’s equity	992,575	955,146

Total liabilities and shareholder’s equity	$1,804,597	$1,804,251

See accompanying notes and report of independent accountants.

Veolia ES Solid Waste, Inc.

Condensed Consolidated Statements of Income and Retained Earnings – Unaudited

(In Thousands)

	Nine Months Ended September 30
	2012	2011
Revenues	$607,309	$608,118

Expenses:
Cost of operations (excluding depreciation and amortization)	370,456	369,706
Selling, general, and administrative expenses	71,399	64,011
Depreciation and amortization	86,842	82,811

Total expenses	528,697	516,528

Income from operations	78,612	91,590

Other income (expense):
Earnings from equity investee	739	746
Interest expense, net – related party (Note 4)	(3,882)	(2,466)
Related-party fees (Note 4)	(16,885)	(15,057)
Other, net	2,502	2,452

Income before income taxes	61,086	77,265
Provision for income taxes	23,657	28,464

Net income	37,429	48,801

Retained earnings at beginning of period	229,281	161,359

Retained earnings at end of period	$266,710	$210,160

See accompanying notes and report of independent accountants.

Veolia ES Solid Waste, Inc.

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Thousands)

	Nine Months Ended September 30
	2012	2011
Operating activities
Net income	$37,429	$48,801
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	86,842	82,811
Closure and post-closure accretion expense	7,252	7,434
Deferred income taxes	(1,558)	—
Gain on sales of assets	(853)	(961)
Dividends in excess of (less than) earnings from equity investee	261	(496)
Changes in operating assets and liabilities, net of effects of acquired businesses:
Accounts receivable	2,946	(6,197)
Prepaid expenses and other current assets	(2,247)	(931)
Accounts payable and accrued expenses	7,898	(4,135)
Disposal site closure and long-term care spending	(10,153)	(7,967)
Other	747	(979)

Net cash provided by operating activities	128,564	117,380

Investing activities
Acquisition of businesses, net of cash acquired	8	(11,612)
Purchases of property and equipment	(79,544)	(65,831)
Proceeds from sale of assets	2,133	1,785
Increase in restricted funds held in trust	16	(105)

Net cash used in investing activities	(77,387)	(75,763)

Financing activities
Repayments to affiliates, net	(52,961)	(39,594)

Net cash used in financing activities	(52,961)	(39,594)

Net change in cash and cash equivalents	(1,784)	2,023
Cash and cash equivalents at beginning of period	4,316	2,776

Cash and cash equivalents at end of period	$2,532	$4,799

See accompanying notes and report of independent accountants.

Veolia ES Solid Waste, Inc.

Notes to Condensed Consolidated Financial Statements – Unaudited

(In Thousands)

September 30, 2012

1. Organization and Basis of Presentation

Veolia ES Solid Waste, Inc. (the Company) became a wholly owned subsidiary of VES Solid Waste Holding, LLC, effective May 24, 2012. VES Solid Waste Holding, LLC is a wholly owned subsidiary of Veolia Environnmental Services North America Corp. (VESNA), which is an indirect wholly owned subsidiary of Veolia Environnement S.A. (VE). VE is publicly traded on the Paris Stock Exchange, with American Depository Receipts also traded on the New York Stock Exchange.

The condensed consolidated financial statements as of September 30, 2012, and for the nine months ended September 30, 2012 and 2011, are unaudited. In the opinion of management, these financial statements include all adjustments, which unless otherwise disclosed, are of a normal recurring nature and necessary for the fair presentation of the financial position, results of operations, and cash flows for the periods presented. The results for interim periods are not necessarily indicative of results for the entire year. The condensed consolidated financial statements presented herein should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2011. There have been no changes in the Company’s critical accounting policies, as compared to those applied in the preparation of the Company’s audited consolidated financial statements for the year ended December 31, 2011. New accounting pronouncements adopted by the Company during 2012 did not have a material impact on the accompanying condensed consolidated financial statements.

The accompanying condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

In preparing these financial statements, the Company made numerous estimates and assumptions that affect the accounting for and recognition and disclosure of assets, liabilities, equity, revenues, and expenses. The Company must make these estimates and assumptions because certain information used is dependent on future events, cannot be calculated with a high degree of precision from data available, or simply cannot be readily calculated based on generally accepted methods. In some cases, these estimates are particularly difficult to determine, and the Company must exercise significant judgment. In preparing these financial statements, the most difficult, subjective, and complex estimates and the assumptions that present the greatest amount of uncertainty relate to the Company’s accounting for landfills, environmental remediation liabilities, asset impairments, deferred income taxes, and reserves associated with insured and self-insured claims. Actual results could differ materially from the estimates and assumptions that the Company uses in the preparation of the accompanying condensed consolidated financial statements.

Subsequent Events

In connection with the preparation of these condensed consolidated financial statements, the Company evaluated subsequent events through November 20, 2012, the date these condensed consolidated financial statements were available to be issued.

On July 18, 2012, VE entered into a definitive agreement for the sale of the Company to Star Atlantic Waste Holdings II, LP., Highstar Capital III, L.P., and their related funds in a transaction valued at $1.9 billion. The sale is expected to close during the fourth quarter of 2012.

There were no other subsequent events required to be recognized or disclosed in these condensed consolidated financial statements.

Veolia ES Solid Waste, Inc.

Notes to Condensed Consolidated Financial Statements – Unaudited (continued)

(In Thousands)

2. Landfill Liabilities

The Company has material financial obligations relating to closure and post-closure costs (long- term care) for which it is or may become responsible. Estimates for final closure and post-closure costs are developed using input from the Company’s engineers and accountants and are reviewed by management, typically at least once per year. These estimates involve projections of costs that will be incurred after the landfill ceases operations and during the legally required post-closure monitoring period. Once the final costs have been estimated, the Company inflates those costs to the expected time of payment and discounts the expected future costs back to present value.

An inflation rate of 2.50% and a discount rate, using a credit-adjusted, risk-free discount rate of 5.94%, was used to determine the present value of the initial future closure and post-closure costs. The discount rate, established upon adoption of Accounting Standards Codification (ASC) Topic 410, Asset Retirement and Environmental Obligations, is based on the risk-free interest rate on obligations of similar maturity, adjusted for VE’s credit rating. Interest accretion on closure and post-closure liabilities is recorded using the effective-interest method and is included in the cost of operations on the condensed consolidated statements of income and retained earnings.

The Company accrues prospectively for a landfill’s estimated total final closure and post-closure costs on a units-of-consumption basis by applying a rate per ton over the permitted capacity of the landfill. The debit corresponding to the increase in the accrual is recorded as an increase to landfill assets. These assets are then fully depreciated in the same period through depreciation expense. Closure and post-closure costs are fully accrued for each landfill once the site discontinues accepting waste. In addition, the Company accrues for landfill retirement costs arising from final capping obligations as discrete events, rather than as a part of closure costs. These capping obligations are also accrued prospectively on a units-of-consumption basis.

The Company does not believe that it is practical to develop a methodology to reliably estimate a market-risk premium and has, therefore, excluded any such market-risk premium from the determination of expected cash flows for landfill asset retirement obligations.

The changes to disposal site closure and long-term care obligation for the nine months ended September 30, 2012 and 2011, are reflected in the table below:

	September 30
	2012	2011
January 1	$191,582	$186,137
Liabilities incurred	7,470	8,086
Liabilities settled	(10,153)	(7,967)
Accretion expense	7,252	7,434

September 30	$196,151	$193,690

Veolia ES Solid Waste, Inc.

Notes to Condensed Consolidated Financial Statements – Unaudited (continued)

(In Thousands)

3. Other Accrued Expenses and Other Long-Term Liabilities

Other accrued expenses consist of the following:

	September 30, 2012	December 31, 2011
Insurance	$9,495	$11,000
Current portion of disposal site closure and long-term care obligation	19,600	18,500
State income taxes payable	3,010	758
Income taxes payable to (receivable from) VENAO (Note 4)	7,632	(692)
Accrued VESNA interest expense (Note 4)	—	573
Accrued Veolia Proprete S.A. royalty expense (Note 4)	2,104	2,048
Accrued taxes (property and environmental)	22,478	24,898
Accrued settlement of litigation and other contingencies (Note 5)	9,931	—
Other	11,659	7,915

	$85,909	$65,000

Other long-term liabilities consist of the following:

	September 30, 2012	December 31, 2011
Insurance	$15,873	$15,028
Post-retirement health insurance	3,682	3,653
Capital lease obligation	3,031	2,991
Other long-term liabilities	5,913	5,060

	$28,499	$26,732

4. Transactions With Affiliates

Amounts due to (from) affiliates are as follows:

	September 30, 2012	December 31, 2011
Income taxes payable to (receivable from) VENAO	$7,632	$(692)
Veolia Proprete S.A.	2,104	2,048
VESNA	331,050	384,585

	$340,786	$385,941

Income taxes payable to (receivable from) VENAO are included in other accrued expenses and represent amounts due under tax-sharing arrangements with affiliates.

Amounts due to Veolia Proprete S.A., an affiliate of VESNA, are included in other accrued expenses on the condensed consolidated balance sheets and represent unpaid brand royalty fees at September 30, 2012, and December 31, 2011.

Amounts due to VESNA represent promissory notes payable and accrued interest expense, as discussed below, and net cash sweeps relating to a cash-pooling arrangement, offset by various expenses, including insurance

Veolia ES Solid Waste, Inc.

Notes to Condensed Consolidated Financial Statements – Unaudited (continued)

(In Thousands)

4. Transactions With Affiliates (continued)

coverage and management fees paid by VESNA on behalf of the Company. At September 30, 2012, and at December 31, 2011, the amount due from VESNA relating to the cash-pooling arrangement was $170,908 and $117,947, respectively, and has been reflected as a reduction in the amounts due to affiliates on the accompanying condensed consolidated balance sheets. The balance due from VESNA relating to the cash-pooling arrangement bears interest at a rate of 1.67% and 2.68% in 2012 and 2011, respectively. Interest income on the principal balance due from VESNA relating to the cash-pooling arrangement is payable monthly and was $2,138 and $2,536 during the nine months ended September 30, 2012 and 2011, respectively.

On October 30, 2006, the Board of Directors of the Company authorized a dividend payment of $180,000 to VESNA. The dividend payment was funded through borrowings from a 10-year promissory note with VESNA in the same amount. The note bears interest at a rate that is reset quarterly equal to the London Interbank Offered Rate (LIBOR) plus 0.90% (average rates of 1.40% and 1.18% for the nine months ended September 30, 2012 and 2011, respectively). Interest accrued on the principal balance is payable quarterly. The principal balance plus any unpaid interest is payable in full on October 30, 2016. Interest expense related to the note payable to VESNA was $1,903 and $1,599 for the nine months ended September 30, 2012 and 2011, respectively.

Debt Payable to VESNA

On August 26, 2009, the Company entered into new debt agreements with VESNA. The first of the new agreements (VESNA Medium-Term Loan) allows for a maximum principal balance of $211,000 and matures on August 26, 2014. The VESNA Medium-Term Loan bears interest at a rate that is reset semiannually equal to LIBOR plus 0.60% (average rates of 1.35% and 1.06% for the nine months ended September 30, 2012 and 2011, respectively). The second debt agreement (VESNA Long-Term Loan) allows for a maximum principal balance of $110,958 and matures on August 26, 2024. The VESNA Long-Term Loan bears interest at a rate that is reset semiannually equal to LIBOR plus 1.60% (average rates of 2.35% and 2.07% for the nine months ended September 30, 2012 and 2011, respectively). At September 30, 2012, outstanding borrowings under the VESNA Medium-Term and Long-Term Loan agreements were $211,000 and $110,958, respectively. Interest expense related to the VESNA Medium-Term and Long-Term Loan agreements totaled $2,148 and $1,969, respectively, for the nine months ended September 30, 2012, and $1,683 and $1,720, respectively, for the nine months ended September 30, 2011.

Interest and fees to (from) affiliates were as follows:

	Nine Months Ended September 30
	2012	2011
Interest expense (included in interest expense, net)	$6,020	$5,002
Interest income (included in interest expense, net)	(2,138)	(2,536)
Veolia Proprete S.A. royalty fee (included in related-party fees)	6,034	6,099
VESNA management fee (included in related-party fees)	10,851	8,958

Interest expense includes interest on borrowings and debt due to VESNA. Interest income includes interest on balances due from VESNA relating to the cash-pooling arrangement. The Veolia Proprete S.A. royalty fee is approximately 1% of third-party revenue. The Company is also charged a fee for various additional management and administrative services provided by VESNA. VESNA provides services in the areas of information technology, purchasing, risk management, processing and payment of vendor invoices, employee benefits administration, marketing and communications, and treasury and tax planning and compliance.

Veolia ES Solid Waste, Inc.

Notes to Condensed Consolidated Financial Statements – Unaudited (continued)

(In Thousands)

4. Transactions With Affiliates (continued)

Insurance

The Company, through arrangements with VESNA, has insurance coverage for workers’ compensation and motor vehicle liabilities in excess of certain occurrence deductibles. Provisions are recorded each period for incidents and claims below the occurrence deductibles and represent management’s best estimate of the ultimate settlement of developed claims, including claims incurred but not reported. Such provisions representing the obligations of the Company are reflected in the accompanying condensed consolidated financial statements. VESNA purchases insurance coverage on behalf of the Company.

The Company also has arrangements through VESNA for insurance coverage for employee medical benefits in excess of certain deductibles. Provisions are recorded on the consolidated financial statements of VESNA each period for claims in excess of employee deductibles and represent management’s best estimate of the ultimate claims liability, including claims incurred but not reported. The provisions representing the obligations of the Company are reflected in the consolidated financial statements of VESNA. The Company maintains a one-month provision for premiums payable to VESNA that are charged one month in arrears.

Veolia Environnment Letter-of-Credit Facility

The Company participates in a $1.25 billion letter-of-credit facility with VE and certain other U.S. affiliates (VE LOC Facility). At September 30, 2012, the Company had open letters of credit totaling approximately $8,472 under the VE LOC Facility. Total expenses related to the VE LOC Facility were $103 and $673 for the nine months ended September 30, 2012 and 2011, respectively.

In addition, VESNA maintains open letters of credit as collateral to secure its obligations under its various insurance policies. The portion of these letters of credit related to the Company’s obligations is approximately $32,887 at September 30, 2012.

5. Commitments and Contingencies

Environmental

The Company engages independent environmental consulting firms as necessary to assist the Company in conducting environmental assessments of existing landfills or other properties in connection with companies acquired from third parties.

The ultimate amounts for environmental liabilities cannot be precisely determined, and estimates of such liabilities made by the Company, after consultation with the Company’s independent environmental engineers and legal counsel, require assumptions about future events due to a number of uncertainties, including the extent of any contamination, the appropriate remedy, the financial viability of other potentially responsible parties, and the final apportionment of responsibility among the potentially responsible parties. Where management has concluded that the Company’s estimated share of potential liabilities is probable, an undiscounted provision has been made in the consolidated financial statements.

The Company is subject to various laws and governmental regulations concerning environmental matters and continually monitors its operations with respect to potential environmental issues, including changes in environmental regulations and remediation technologies. The Company accrues for anticipated environmental monitoring and remediation costs for its landfills in the long-term care accrual (see Note 2).

Veolia ES Solid Waste, Inc.

Notes to Condensed Consolidated Financial Statements – Unaudited (continued)

(In Thousands)

5. Commitments and Contingencies (continued)

The Company or its subsidiaries have been notified that they are potentially responsible parties at certain sites listed on the National Priorities List published by the U.S. Environmental Protection Agency. When the Company concludes that it is probable that a material liability has been incurred with respect to a site, a provision will be made in the Company’s consolidated financial statements reflecting the Company’s best estimate of the liability based on management’s judgment and experience, information available from regulatory agencies, and the number, financial resources, and relative degree of responsibility of other potentially responsible parties who are jointly and severally liable for remediation of the site, as well as the typical allocation of costs among such parties. The Company believes that ultimate resolution of these environmental liabilities will not have a material adverse effect on the Company’s consolidated results of operations or financial condition.

As is the case with all sites, the performance of the elected remedies will be subject to periodic review by regulatory agencies. In the event that the selected remedies do not perform adequately to meet applicable state and federal standards, additional remedial measures beyond those currently anticipated could be required by regulatory agencies. Implementation of any such additional remedial measures may involve substantial additional costs beyond those currently anticipated.

Legal

The Company is subject to extensive and evolving laws and regulations and has implemented its own environmental safeguards to respond to regulatory requirements. In the normal course of conducting its operations, the Company may become involved in certain legal and administrative proceedings. Some of these actions may result in fines, penalties, or judgments against the Company, which may have an impact on earnings for a particular period. The Company accrues for litigation and regulatory compliance contingencies when such costs are probable and can reasonably be estimated. The Company expects that any matters in process at September 30, 2012, which have not been accrued in the condensed consolidated financial statements, will not have a material adverse effect on liquidity, financial position, or results of operations.

In February 2009, the Company and certain subsidiaries were named as defendants in a purported class action suit in Circuit Court, which was subsequently removed to the United States District Court for the Middle District of Alabama. The plaintiffs allege that the Company charged improper fees (including fuel surcharge costs, administrative fees, and environmental fees) that were in breach of the plaintiffs’ contracts with the Company. Similar class action complaints were also brought against the Company and certain of its subsidiaries in the states of Georgia, Alabama, and Illinois. The matter filed in the state of Illinois pertains to a class of individuals and entities in Indiana, Michigan, Illinois, Missouri, Kentucky, Minnesota, and Wisconsin. After several attempts to mediate these issues, the Company and plaintiffs’ counsel agreed in May 2012 to settle this litigation. In exchange for a dismissal, with prejudice, of all cases pending against the Company and its officers, the Company agreed to fund a settlement pool up to a maximum of $15.0 million to pay plaintiffs’ counsel legal fees and related court costs, with the remainder of the settlement pool to be available for a claims-made payout with reversion rights to the Company for any settlement pool funds remaining unclaimed, except for a minimum agreed payout of at least $2.5 million. The Company and plaintiffs’ counsel prepared a settlement document with the agreed-upon terms that received preliminary court approval on November 2, 2012. The Company believes it is probable that the preliminary approved settlement will receive final approval by the court in December of 2012. Accordingly, based on information currently available and with the input of external specialists and legal counsel in these matters, the Company recorded a provision of $8.5 million, included in selling, general, and administrative expenses on the accompanying condensed consolidated statements of income and retained earnings for the nine months ended September 30, 2012, which represents management’s best estimate of the

Veolia ES Solid Waste, Inc.

Notes to Condensed Consolidated Financial Statements – Unaudited (continued)

(In Thousands)

5. Commitments and Contingencies (continued)

payments to be made to plaintiffs’ counsel and participants in the settlement of the class action litigation, as well as costs to administer the settlement. The range of possible loss, excluding administrative costs, related to the settlement of this litigation is $7.5 million to $15.0 million.

The Company’s charter and bylaws require indemnification of its officers and directors if statutory standards of conduct have been met and allow the advancement of expenses to these individuals upon receipt of an undertaking by the individuals to repay all expenses if it is ultimately determined that they did not meet the required standards of conduct. The Company may incur substantial expenses in connection with the fulfillment of its advancement of costs and indemnification obligations in connection with current actions involving former or current officers of the Company or other actions or proceedings that may be brought against its former or current officers and employees.

In the normal course of its business, and as a result of the extensive government regulation of the solid waste industry, the Company periodically may become subject to various judicial and administrative proceedings and investigations involving federal, state, or local agencies. The Company is involved in various environmental matters and governmental proceedings, including original or renewal permit filings in connection with the establishment, operations, expansion, and closure and post-closure activities of certain landfills and other facilities. There can be no assurance that such permits will be granted or that other related proceedings will be resolved in a manner favorable to the Company. From time to time, the Company also may be subjected to actions brought by citizens’ groups in connection with the permitting of landfills and other facilities or alleging violations of the permits pursuant to which the Company operates. The Company is also subject from time to time to general commercial claims and litigation and personal injury or property damage claims and litigation arising out of accidents involving its vehicles. The Company believes that the ultimate resolution of these matters will not have a material adverse effect on its financial condition or results of operations.

Financial Assurance Bonds and Corporate Guarantees

For certain obligations, the Company elects to satisfy its financial assurance obligations through the use of bonds. The Company pays annual premiums to obtain performance bonds underwritten by insurance carriers. These premiums are amortized over the life of the bond when material. At September 30, 2012, and at December 31, 2011, the Company had $215,652 and $216,835, respectively, of coverage under performance bonds for closure and post-closure activities, and coverage of $77,406 and $74,684, respectively, for other activities.

The Company satisfies certain financial assurance obligations to state regulatory agencies for landfill closure and post-closure through corporate guarantees. At September 30, 2012, and at December 31, 2011, the Company provided corporate guarantees totaling $58,939 and $55,842, respectively.

There are no probable and reasonably estimable losses under these corporate guarantees at either September 30, 2012, or December 31, 2011. Accordingly, there are no liabilities recorded on the condensed consolidated balance sheets.

Post-Retirement Health Insurance

The Company and VESNA are obligated to provide health insurance benefits to four former employees and their families under the terms of employment contracts originally entered into between the employees and the Company. Two of these individuals were subsequently employed by VESNA, and the liability was assumed by

Veolia ES Solid Waste, Inc.

Notes to Condensed Consolidated Financial Statements – Unaudited (continued)

(In Thousands)

5. Commitments and Contingencies (continued)

VESNA as part of their amended employment contracts. However, the liability established under these arrangements remains on the books of the Company. The present value of the expected future obligation of $3,682 and $3,653 at September 30, 2012, and December 31, 2011, respectively, is included in other liabilities on the accompanying condensed consolidated balance sheets. At September 30, 2012, the portion of the liability attributable to the former VESNA employees was $1,992, and the portion attributable to the Company’s former employees was $1,690.

Royalties

The Company has various arrangements that require it to pay royalties to former landowners, lessors, or the host communities in which certain operations are located. These obligations are generally based on waste tonnage disposed of at specified landfills or transfer stations. These royalties are payable monthly or quarterly, and amounts incurred, but not paid, are accrued in the accompanying condensed consolidated balance sheets.

Insurance

The Company, through arrangements with VESNA, carries a commercial general liability policy and a property damage policy. The Company maintains an environmental impairment liability policy on its landfills and transfer stations that provides coverage, on a “claims-made” basis, against certain third-party, off-site environmental damage. There can be no assurance that the environmental impairment policy will remain in place or provide sufficient coverage for existing, but not yet known, third-party, off-site environmental liabilities.